Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

Exhibit 10.1

Execution Version

Dated November 7, 2024

Loan Arrangement and Reimbursement Agreement

among

United States Department of Energy

as DOE

Li-Cycle U.S. Inc.

as Borrower

Li-Cycle North America Hub, Inc.

as Subsidiary Guarantor

and

Li-Cycle Inc.

as Subsidiary Guarantor

White & Case LLP

1221 Avenue of the Americas

New York, New York 10020-1095

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

(i)

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

(ii)

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

(iii)

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

ANNEXES, SCHEDULES AND EXHIBITS

Annex 1	—	Definitions

Schedule 1.01A	—	Performance Testing and Reliability Testing

Schedule 1.01B	—	Product Specification

Schedule 1.01C	—	Technical Document Schedule

Schedule 3.03(b)	—	Quarterly Payment Installment Rate

Schedule 5.01(q)	—	Required Approvals (Effective Date)

Schedule 5.02(q)	—	Permitted Construction Claims and Permitted Mechanic’s Liens

(iv)

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

Schedule 5.03(n)	—	Required Approvals (subsequent to Effective Date)

Schedule 6.08	—	Litigation

Schedule 6.11	—	Withholding Taxes

Schedule 6.13	—	Affiliate Transactions

Schedule 6.15	—	Project Site; Covered Spoke Sites; Permitted Liens

Schedule 6.26	—	Employment and Labor Contracts

Schedule 6.27(a)	—	Davis-Bacon Act Covered Contracts

Schedule 6.27(b)	—	Davis-Bacon Act Contract Provisions

Schedule 6.36	—	Pre-First Advance Costs of Improvement

Schedule 6.40	—	Insurance Non-Compliance

Schedule 7.01(f)	—	Performance Security

Schedule 7.03	—	Required Insurance

Schedule 8.02(f)(iii)	—	Effective Date Community Benefits Plan

Schedule 9.01(b)	—	Other Transactions

Schedule 9.04	—	Permitted Affiliate Payments

Schedule 12.04	—	Notices

Exhibit A	—	Form of Master Advance Notice

Exhibit B	—	Form of Drawstop Notice

Exhibit C-1	—	Form of Borrower Entities Officer’s Certificate

Exhibit C-2	—	Form of Sponsor Officer’s Certificate

Exhibit C-3	—	Form of Parent’s Officer’s Certificate

Exhibit D	—	Form of Closing Certificate

Exhibit E	—	Form of Borrower Advance Date Certificate

Exhibit F-1	—	Form of Independent Engineer Report Bring-Down Certificate

Exhibit F-2	—	Form of Independent Engineer Certificate (Advance Approval)

Exhibit F-3	—	Form of Independent Engineer Certificate (Engineering and Design Completion)

Exhibit F-4	—	Form of Independent Engineer Certificate (Mechanical Completion)

Exhibit F-5	—	Form of Independent Engineer Certificate (Commissioning Completion)

(v)

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

Exhibit F-6	—	Form of Independent Engineer Certificate (Substantial Completion Date)

Exhibit F-7	—	Form of Independent Engineer Certificate (Start of Production)

Exhibit F-8	—	Form of Independent Engineer Certificate (Final Completion)

Exhibit F-9	—	Form of Independent Engineer Certificate (Project Completion Date)

Exhibit G	—	[Reserved]

Exhibit H	—	Form of Financial and Market Advisor Reports Bring-Down Certificate

Exhibit I	—	Form of Compliance Certificate

Exhibit J	—	Form of Quarterly Certificate

Exhibit K	—	Form of Monthly Construction Progress Report

Exhibit L	—	Form of Omnibus Report

Exhibit M	—	Form of Construction Budget

Exhibit N	—	Form of Engineering and Design Completion Certificate

Exhibit O	—	Form of Mechanical Completion Certificate

Exhibit P	—	Form of Commissioning Completion Certificate

Exhibit Q	—	Form of Substantial Completion Date Certificate

Exhibit R	—	Form of Start of Production Certificate

Exhibit S	—	Form of Financial Completion Certificate

Exhibit T	—	Form of Final Completion Date Certificate

Exhibit U	—	Form of Legal Completion Certificate

Exhibit V	—	Form of Project Completion Date Certificate

Exhibit W	—	Project Milestones

Exhibit X	—	Form of O&M Budget

Exhibit Y	—	Form of Operating Plan

Exhibit Z	—	Form of Major Maintenance Plan

Exhibit AA	—	Form of Environment, Health and Safety and Social Performance Plan

Exhibit BB	—	Form of Sales and Marketing Plan

Exhibit CC	—	Form of Base Case Financial Model

Exhibit DD	—	Form of Construction Workforce Report

(vi)

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

Exhibit EE	—	Form of Operations and Maintenance Workforce Report

Exhibit FF	—	Form of IP Security Agreement

Exhibit GG	—	Form of Staffing & Training Plan

Exhibit HH	—	Form of Hub Feedstock Supply Plan

Exhibit II	—	Form of Monthly Production Summary

Exhibit JJ	—	Form of Community Benefits Plan and Justice40 Annual Report

Exhibit KK	—	[Reserved]

Exhibit LL	—	Form of Intercompany Subordination Agreement

Exhibit MM	—	Form of Project Execution Plan

Exhibit NN	—	Financial Reporting Bridge Report

(vii)

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

LOAN ARRANGEMENT AND REIMBURSEMENT AGREEMENT, dated November 7, 2024 (this “Agreement”), among the UNITED STATES DEPARTMENT OF ENERGY, an agency of the United States of America (“DOE”), LI-CYCLE U.S. INC., a corporation organized and existing under the laws of the State of Delaware (f/k/a Li-Cycle U.S. Holdings Inc., the “Borrower”), LI-CYCLE NORTH AMERICA HUB, INC., a corporation organized and existing under the laws of the State of Delaware (“HubCo”) and LI-CYCLE INC., a corporation organized and existing under the laws of the State of Delaware (“SpokeCo”).

PRELIMINARY STATEMENTS

(A)

DOE has been authorized to arrange for FFB (as that and other capitalized terms used herein without definition are defined in Annex 1 to this Agreement) to make loans to manufacturers of advanced technology vehicles and components pursuant to the ATVM Program, as set forth in Section 136.

(B)

The Borrower submitted an Application dated October 29, 2021, which was deemed substantially complete on March 22, 2022, for a multi-draw term loan facility to be authorized and approved by DOE under the ATVM Program, subject to the requirements of Section 136 and the Applicable Regulations (the “Application”).

(C)

The Borrower and DOE entered into a Conditional Commitment Letter dated February 27, 2023 (the “Conditional Commitment Letter”), pursuant to which DOE agreed to arrange for FFB to purchase the Notes from the Borrower and to make Advances from time to time thereunder, in each case upon the terms and subject to the conditions of this Agreement and the other Financing Documents.

(D)	Effective as of March 3, 2023, the Borrower changed its name from Li-Cycle U.S. Holdings Inc. to Li-Cycle U.S. Inc.

(E)	Subject to the terms and conditions hereof, DOE will, in connection with arranging financing for the Borrower from FFB, issue and deliver to FFB the Principal Instruments.

(F)

Pursuant to the terms of the Program Financing Agreement, DOE will be obligated to reimburse FFB for any liabilities, losses, costs or expenses incurred by FFB from time to time with respect to the Notes or the related Note Purchase Agreement.

(G)	The Borrower’s obligations to DOE and FFB will be secured by the Liens granted under the Security Documents, to the extent provided therein.

(H)

The parties hereto desire (i) to specify, among other things, the terms and conditions for (x) the delivery by DOE of the Principal Instruments required for FFB to purchase the Notes pursuant to the Note Purchase Agreement, (y) the delivery by DOE of Advance Request Approval Notices and (z) certain indemnity and reimbursement obligations of the Borrower to DOE and (ii) to provide for certain other matters related thereto.

NOW, THEREFORE, in consideration of the promises and other agreements herein contained, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND OTHER RULES OF CONSTRUCTION

Section 1.01 Terms Generally. Capitalized terms used herein, including in the preliminary statements, without definition shall have the respective meanings assigned to such terms in Annex 1 hereto.

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

Section 1.02 Other Rules of Construction. Unless the contrary is expressly stated herein:

(a) words in this Agreement denoting one gender only shall be construed to include the other gender;

(b) when used in this Agreement, the words “including,” “includes” and “include” shall be deemed to be followed in each instance by the words “without limitation”;

(c) when used in this Agreement, the words “herein,” “hereby,” “hereunder,” “hereof,” “hereto,” “hereinbefore,” and “hereinafter,” and words of similar import, unless otherwise specified, shall refer to this Agreement in its entirety and not to any particular section, subsection, paragraph, clause or other subdivision, exhibit, schedule or appendix of this Agreement;

(d) each reference in this Agreement to any article, section, subsection, paragraph, clause or other subdivision, exhibit, schedule or appendix shall mean, unless otherwise specified, the respective article, section, subsection, paragraph, clause or other subdivision, exhibit, schedule or appendix of this Agreement;

(e) terms in this Agreement referring to any Person or party to any Financing Document or to any other agreement, instrument, deed or other document shall refer to such Person or party together with its successors and permitted assigns, and in the case of any Governmental Authority, any Person succeeding to its functions and capacities;

(f) each reference in this Agreement to any Transaction Document or to any other agreement, instrument, deed or other document, shall be deemed to be a reference to such Transaction Document or such other agreement, instrument, deed or document, as the case may be, as the same may be amended, supplemented, novated or otherwise modified from time to time in accordance with the terms hereof and thereof;

(g) each reference in this Agreement to any Applicable Law shall be construed as a reference to such Applicable Law, as applied, amended, modified, extended or re-enacted from time to time, and includes any rules or regulations promulgated thereunder;

(h) each reference in this Agreement to any provision of any other Transaction Document will include reference to any definition or provision incorporated by reference within that provision;

(i) except where expressly provided otherwise, whenever any matter is required to be satisfactory to, or determined, instructed, requested or approved by, DOE, or DOE is required or permitted to exercise any discretion (including any discretion to waive, consent, instruct, select, require, request, deem appropriate, deem necessary, permit, determine or approve any matter), the satisfaction, determination, instruction, request or approval of DOE, or the exercise by DOE of such discretion, shall be in its sole and absolute discretion;

(j) the words “asset” and “property,” unless otherwise defined herein, shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Equity Interests, securities, revenues, accounts, leasehold interests, Intellectual Property and contract rights; and

(k) the word “will” shall be construed as having the same meaning and effect as the word “shall.”

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

Section 1.03 Definitions in Other Written Communications. Unless the contrary intention appears, any capitalized term used without definition in any notice or other written communication given under or pursuant to this Agreement shall have the same meaning in that notice or other written communication as in this Agreement.

Section 1.04 Conflict with Funding Agreements. In the case of any conflict between the terms of this Agreement and the terms of any Funding Agreement (other than the Program Financing Agreement), the terms of such Funding Agreement, as between the Borrower and the Secured Parties party thereto, shall control, unless expressly stated to the contrary herein.

Section 1.05 Accounting Terms. Except as otherwise expressly provided herein, all accounting terms used herein and in the other Financing Documents, and in any certificate or other document made or delivered pursuant hereto or thereto, but not otherwise defined in Annex 1 hereto shall have the respective meanings assigned to them in conformity with GAAP.

ARTICLE II

FUNDING

Section 2.01 Loan.

(a) Purchase of Notes. Subject to the terms and conditions hereof and of the Funding Agreements, on the Effective Date, DOE shall deliver to FFB the Principal Instruments required, in accordance with Section 4.2 of the Note Purchase Agreement, in connection with the offer to FFB to purchase on the Effective Date, (a) the Building Note in an aggregate principal amount not to exceed the Building Note Maximum Principal Amount and an aggregate capitalized interest amount not to exceed the Maximum Capitalized Interest Amount, and (b) the DSRA Note in an aggregate principal amount not to exceed the DSRA Note Maximum Principal Amount.

(b) Advance Request Approval Notice. Subject to the terms and conditions hereof and of the Funding Agreements, DOE shall, no less than three Business Days prior to each Advance Date during the Availability Period, deliver to FFB an Advance Request Approval Notice authorizing FFB to make Advances; provided, that, after giving effect to any Advances, the use of proceeds thereof and the capitalization of interest, the aggregate amount of Advances made to the Borrower and capitalized interest under the Notes (in aggregate) shall not exceed the Maximum Loan Amount.

(c) DOE Termination. If the First Advance Date has not occurred on or prior to the end of the Availability Period, DOE (i) shall not be obligated to approve any Master Advance Notice, and (ii) may terminate this Agreement upon no less than ten Business Days’ prior written notice to the Borrower. Once terminated, this Agreement may not be reinstated.

Section 2.02 Loan Commitment Amount Reductions. The Borrower may, on not less than 30 days’ prior written notice to DOE, permanently reduce the Loan Commitment Amount, in whole or in part, but only if:

(a) the Borrower demonstrates to DOE’s satisfaction that the total funding available to the Project is sufficient to pay all remaining Total Project Costs in accordance with the then-applicable Construction Budget and Project Execution Plan;

(b) DOE is satisfied that the proposed reduction or cancellation would not cause a Default or an Event of Default;

(c) the Borrower shall have delivered to DOE by an Acceptable Delivery Method, a certificate, in form and substance satisfactory to DOE, with respect to the matters set forth in clauses (a) and (b) above; and, if applicable as determined by DOE, amendments to the Notes, Building Loan Agreement (including, without limitation, the Section 22 Affidavit) and the Mortgage encumbering the Project Site, in each case in form and substance acceptable to DOE, to reflect such cancellation or reduction;

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

(d) upon such cancellation or reduction, the Borrower shall pay all expenses and other amounts then due with respect to such cancellation or reduction under this Agreement; and

(e) once reduced or canceled, the Loan Commitment Amount may not be increased.

Section 2.03 Mechanics for Requesting Advances. Subject to the Funding Agreements, from time to time during the Availability Period, the Borrower may request Advances under the Funding Agreements by (i) not less than 18 Business Days prior to any Requested Advance Date and (ii) not more than 20 Business Days prior to any Requested Advance Date, delivering, by an Acceptable Delivery Method, to DOE, an appropriately completed request with respect to such Advance (a “Master Advance Notice”), which shall be in the form attached as Exhibit A (Form of Master Advance Notice) hereto (as such form may be amended, supplemented or modified from time to time by DOE, the “Form of Master Advance Notice”). The Borrower may request Advances no more frequently than once per Fiscal Quarter of the Borrower. The Borrower shall not request an Advance be made under (a) the Building Note for anything other than Costs of Improvement and (b) the DSRA Note unless the aggregate amount of all Advances made under the Building Note is, or simultaneously with the requested Advance under the DSRA Note will be, equal to the Building Loan Maximum Principal Amount.

Section 2.04 Mechanics for Funding Advances.

(a) Advance Funding.

(i) Satisfaction of Conditions. Promptly after receipt of a Master Advance Notice complying with Section 2.03 (Mechanics for Requesting Advances), DOE shall review such Master Advance Notice and the attachments thereto to determine whether all certificates and documentation required to be attached thereto pursuant to Section 2.03 (Mechanics for Requesting Advances) have been delivered to DOE. No later than ten Business Days after receipt of such Master Advance Notice, DOE shall determine whether DOE has received all such certificates and documentation and shall so notify FFB and the Borrower.

(ii) Advance Request Approval Notice. With respect to any Advance under the Funding Agreements, if DOE determines that all conditions precedent set forth in Section 5.03 (Conditions Precedent to each Advance Approval), and, if applicable, Section 5.02 (Conditions Precedent to First Advance Approval), in respect of the requested Advance that may by their terms be satisfied prior to the applicable Requested Advance Date have been satisfied (or waived in writing), then no later than three Business Days prior to the Requested Advance Date, DOE shall issue to FFB an Advance Request Approval Notice.

(iii) Funding. For any requested Advance for which an Advance Request Approval Notice has been issued pursuant to this Section 2.04(a) and for which no Drawstop Notice has been issued pursuant to Section 2.04(b) (Drawstop Notices), FFB shall fund such Advance on the Requested Advance Date in accordance with the Note Purchase Agreement and the applicable Note. Such funds shall be applied as specified in the Funding Agreements and in accordance with Section 2.04(d) (Disbursement of Proceeds) hereof; provided, that, if any Drawstop Notice has been issued and is in effect on the Requested Advance Date with respect to any funds received by the Borrower, such funds shall be returned by the Borrower to FFB pursuant to Section 2.04(b) (Drawstop Notices).

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

(b) Drawstop Notices.

(i) Issuance. Following the issuance of any Advance Request Approval Notice by DOE pursuant to Section 2.04(a) (Advance Funding) for any requested Advance and on or prior to the Requested Advance Date for such Advance, DOE or FFB may, from time to time, issue a notice substantially in the form attached hereto as Exhibit B (Form of Drawstop Notice) (a “Drawstop Notice”) with respect to such Advance to the Borrower and to DOE or FFB, as the case may be, if and only if DOE or FFB, as the case may be, determines that:

(A) any of the conditions set forth in Section 5.02 (Conditions Precedent to First Advance Approval) (in the case of the First Advance), Section 5.03 (Conditions Precedent to Each Advance Approval) or Section 5.04 (Conditions Precedent to FFB Advance), as applicable, with respect to such Advance are not met, or, having been met, are no longer met and have not been waived in writing by DOE; or

(B) to the extent the Advance Request Approval Notice has been issued for any Advance under a Note and the Note Purchase Agreement, the conditions precedent to such Advance contained in such Note and the Note Purchase Agreement are not met, or, having been met, are no longer met and have not been waived in writing by FFB.

(ii) Consequences. If a Drawstop Notice is issued in accordance with paragraph (i) above, FFB shall not be obligated to make the requested Advance set forth on such Drawstop Notice; provided, that, if FFB makes any such Advance to the Borrower following the issuance of a Drawstop Notice, the Borrower shall return the proceeds of such Advance to FFB within two Business Days following receipt thereof; provided, further, that any amount required to be returned by the Borrower pursuant to this Section 2.04(b)(ii) (Drawstop Notices) shall accrue interest at the Late Charge Rate from the date such Advance is made until such Advance is returned. Following the return of such Advance, FFB shall deliver an invoice to the Borrower setting forth the interest and other applicable make-whole amount due and payable with respect to such returned amount. The Borrower hereby agrees promptly, but in no event later than five Business Days following delivery of such invoice, to pay such interest and other applicable make-whole amounts as directed by FFB, and the Borrower shall pay all costs and expenses incurred by DOE, FFB, the Collateral Agent or Depositary Bank as a result of such Drawstop Notice.

(c) No Liability.

(i) The Borrower acknowledges and agrees that DOE shall only be required to use its commercially reasonable efforts to provide FFB with the necessary Advance Request Approval Notices within the time frames specified in Section 2.04(a)(i) (Satisfaction of Conditions), and (ii) (Advance Request Approval Notice), but DOE shall in any event ensure that FFB receives the FFB Advance Requests and Advance Request Approval Notices as soon as commercially practicable following receipt from the Borrower of the applicable Master Advance Notices and necessary certificates and other documentation specified above (subject to the Borrower satisfying all necessary conditions precedent specified in this Agreement, including, without limitation Section 5.02 (Conditions Precedent to First Advance Approval), Section 5.03 (Conditions Precedent to each Advance Approval) and Section 5.04 (Conditions Precedent to FFB Advance), as applicable and, prior to the Effective Date pursuant to Section 5.01 (Conditions Precedent to the Effective Date)).

(ii) Neither DOE nor FFB shall have any liability for any action taken (including the delivery of a Drawstop Notice) or omitted to be taken (including the failure to fund any Advance or Advances following the issuance of a Drawstop Notice) or for any loss or injury resulting from its actions or its performance or lack of performance of any of its other obligations hereunder if DOE or FFB, as the case may be, acted reasonably in exercising or interpreting its statutory authority and applicable

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

regulations in taking any such action, omitting to take any action or performing its obligations hereunder. In no event shall DOE, FFB or any subsequent holder of a Note be liable (A) for acting in accordance with or relying upon any entitlement order, instruction, notice, demand, certificate or document from the Borrower or any Person acting on behalf of the Borrower, (B) for any indirect, consequential, punitive or special damages, regardless of the form of action and whether or not any such damages were foreseeable or contemplated, or (C) in the case of FFB or any subsequent holder of a Note, for acting in accordance with or relying upon any Drawstop Notice issued by DOE.

(iii) Notwithstanding anything contained in this Agreement to the contrary, neither DOE nor FFB shall incur any liability to the Borrower or any Affiliate thereof or to any other Secured Party for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any Lender Force Majeure Event; it being understood that DOE or FFB, as the case may be, shall resume performance hereunder as soon as such Lender Force Majeure Event ceases to prevent such Secured Party from performing hereunder.

(d) Disbursement of Proceeds.

(i) The Borrower shall apply the Loan proceeds solely to (A) in the case of Advances under either Note, (x) to reimburse the Borrower for Eligible Project Costs already incurred and paid by any Borrower Entity or their Affiliates (provided, that such Eligible Project Costs incurred and paid by such Affiliates were paid on behalf of the Borrower Entities, in connection with the Project, to satisfy an obligation of the Borrower Entities or otherwise to procure goods or services for the Project) or (y) to pay for Eligible Project Costs that are, or the Borrower reasonably projects will become, due and payable by any Borrower Entity during the Fiscal Quarter of the Borrower in which the Requested Advance Date occurs; provided that, in each case, Advances under the Building Note shall be made solely for those Eligible Project Costs that are Costs of Improvement as permitted under the terms and conditions of the Building Loan Agreement, or (B) in the case of Advances under the DSRA Note, to fund the Debt Service Reserve Account in accordance with Section 2.13 (Debt Service Reserve Account) of the Accounts Agreement.

(ii) In no event will the proceeds of the Loan be (A) applied towards any portion of Project Costs incurred prior to the Eligibility Cut-Off Date, (B) used to pay, or to reimburse the payment of, (1) interest payments on the Loan (other than as a result of the capitalization of interest up to the Maximum Capitalized Interest Amount as provided in, and subject to the limitations in, the Building Note and Section 3.05(a) (Interest Account and Interest Computations)), or (2) administrative or other fees relating to the Loan or any other amounts due under the Financing Documents (it being understood that the foregoing prohibition in this Section 2.04(d)(ii) shall not apply to administrative or other similar fees incurred in connection with the completion of the Project to the extent such fees constitute Eligible Costs), (C) applied to finance or acquire, or reimburse the Borrower for the cost of, any property unless prior to or concurrently therewith the Collateral Agent obtains a First Priority Lien on such property (it being understood for purposes of this clause (C) that, in the case of any such cost that is part of an Eligible Progress Payment, the property acquired with the proceeds of the Loan used to pay such cost shall consist of all contract rights, claims against the vendor and all other rights of the Borrower (including any rights in the related equipment) that arise in connection with such Eligible Progress Payment, and all such property shall be deemed to be Program Asset for all purposes of the Financing Documents), (D) used to pay or reimburse any portion of the Project Costs that are not Eligible Project Costs, (E) used to pay or reimburse any Project Costs directly related to the Warehouse or (F) used to reimburse Project Costs that have been used to satisfy, or paid with proceeds of, the Borrower Funding Commitment.

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

Section 2.05 Advance Requirements under the Funding Agreements. Notwithstanding anything to the contrary contained in this Article II, the Borrower shall comply with each disbursement requirement set forth in the Funding Agreements. Unless otherwise specified in the Funding Agreements, all determinations to be made with respect to the Funding Agreements shall be made by DOE.

Section 2.06 No Approval of Work. The making of any Advance or Advances under the Financing Documents shall not be deemed an approval or acceptance by any Secured Party of any work, labor, supplies, materials or equipment furnished or supplied with respect to the Project.

Section 2.07 Determination of Advance Amounts. The aggregate amount of Advances made to the Borrower under the Notes (together with all capitalized interest thereon, which shall be determined as provided in, and subject to the limitations in, the Notes and Section 3.05(a) (Interest Account and Interest Computations)) shall not, as of any date of determination, be more than the lesser of (a) 70% of the sum of all Eligible Project Costs incurred and paid (including any Advance proceeds applied to fund the Debt Service Reserve Account) as of such date of determination, and (b) $475,000,000 (such lesser amount, the “Maximum Loan Amount”); it being understood that the maximum aggregate amount of Advances made to pay or reimburse Eligible Project Costs, excluding capitalization of interest on the Loan, will not exceed an amount equal to $475,000,000 minus the Maximum Capitalized Interest Amount.

ARTICLE III

PAYMENTS; PREPAYMENTS

Section 3.01 Place and Manner of Payments.

(a) All payments due under each Note shall be made by the Borrower to FFB pursuant to the terms of the Funding Agreements.

(b) All payments to be made to DOE under this Agreement shall be sent by the Borrower in lawful currency of the United States of America in immediately available funds before 1:00 p.m. (District of Columbia time) on the date when due to such account as DOE shall direct by written notice to the Borrower not less than five Business Days prior to the date when due.

(c) In the event that the date of any payment to DOE or the expiration of any time period hereunder occurs on a day that is not a Business Day, then such payment or expiration of time period shall be made or occur on the next succeeding Business Day, and such extension of time shall in such cases be included in computing interest or fees, if any, in connection with such payment.

Section 3.02 Payment of the Administrative Fee. The Borrower shall pay to DOE, on the Effective Date, the Administrative Fee. Once paid, the Administrative Fee shall not be refundable under any circumstances.

Section 3.03 Maturity and Amortization.

(a) Maturity Date. The Borrower shall repay the outstanding Loan and all accrued and unpaid interest on the Maturity Date.

(b) Quarterly Payments. Each Note shall (i) be stated to mature in accordance with the installments of principal set forth on Schedule 3.03(b) (Quarterly Payment Installment Rate) (each, a “Note Installment”) payable on each Payment Date, commencing on the First Principal Payment Date (or, if not a Business Day, the next Business Day), and (ii) in the case of the Building Note, provide for the capitalization and payment of interest in accordance with Section 3.05 (Interest Provisions Relating to All Advances) and the Funding Agreements.

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

Section 3.04 Evidence of Debt. Except as otherwise provided in any Financing Document, the entries made in the internal records maintained by or on behalf of DOE, respectively, evidencing the amounts from time to time (i) advanced by FFB under the Note Purchase Agreement and each Note, (ii) paid by DOE to FFB pursuant to Section 6.3 (Reimbursement) of the Program Financing Agreement, or (iii) paid by or on behalf of the Borrower from time to time in respect thereof, shall constitute, absent manifest error, evidence of the existence and amount of the Note Obligations of the Borrower as therein recorded.

Section 3.05 Interest Provisions Relating to All Advances.

(a) Interest Account and Interest Computations.

(i) Interest on the outstanding principal amount of each Advance shall accrue from and including the date such Advance is made through the date on which such principal is due, in each case, at a rate per annum as specified in the Funding Agreements. Except as provided in clause (ii) of this sub-paragraph (a), interest accrued on the outstanding principal balance of each Advance shall be due and payable on each Payment Date beginning on the first Payment Date to occur after the date on which such Advance is made, up through and including the Maturity Date.

(ii) With respect to Advances made under the Building Note, the amount of accrued interest that would otherwise be due and payable on each Payment Date occurring during the Availability Period on such Advances made under the Building Note will be capitalized on the respective Payment Date to the Building Note, and interest shall thereafter accrue on the sum of the outstanding principal and such capitalized interest at the rate established for such Advance in accordance with paragraph 6 of the Building Note; provided, that the aggregate amount of accrued interest that may be capitalized under the Building Note shall not exceed the Maximum Capitalized Interest Amount. The amount of interest that will be capitalized on each Advance will be determined on the date on which such Advance is made. For clarity, no interest may be capitalized under the DSRA Note and all interest under the DSRA Note shall be paid in cash on the applicable Payment Date.

(iii) In addition to the foregoing, all Overdue Amounts shall (A) accrue interest at the Late Charge Rate through the date of payment and (B) be payable by the Borrower in accordance with the Funding Agreements.

(iv) The Borrower hereby authorizes FFB to record in an account or accounts maintained by FFB on its books: (A) the interest rates applicable to all Advances, (B) the date and amount of each principal and interest payment on each Advance outstanding, and (C) such other information as FFB may determine is necessary for the computation of interest payable by the Borrower under each Note. The Borrower agrees that all computations of interest by FFB pursuant to each Note shall, in the absence of manifest error, be evidence of the amount thereof. All computations of interest shall be made as set forth in the relevant Funding Agreement.

(b) Interest Payment Dates. Subject to the terms of the Note Purchase Agreement and each Note, the Borrower shall pay accrued interest on the outstanding principal amount of each Advance, (i) on each Payment Date, as and to the extent specified in sub-paragraph (a) above, (ii) on each prepayment date (to the extent required in Section 3.06 (Prepayments)), and (iii) at maturity (whether by acceleration or otherwise).

Section 3.06 Prepayments.

(a) Terms of All Prepayments.

(i) With respect to any prepayment of any Advance, whether such prepayment is voluntary or mandatory, including a prepayment upon acceleration, the Borrower shall comply with all applicable terms and provisions of this Agreement and the Funding Agreements.

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(ii) All prepayments of any Note shall be (A) applied to the Advances (and the capitalized interest thereon) as specified in the relevant Prepayment Election Notice, and (B) due in an amount equal to the Prepayment Price calculated by FFB in accordance with the terms of such Note; provided, that (1) in the event FFB fails to deliver a notice of the applicable Prepayment Price in accordance with the terms of such Note by 12:00 PM (New York City time) on the Business Day immediately preceding the applicable Intended Prepayment Date, the Borrower shall on such Business Day use commercially reasonable efforts to contact FFB to determine the applicable Prepayment Price, or, if the Borrower is unable to determine such Prepayment Price with FFB, then the Borrower shall (x) in good faith calculate the applicable Prepayment Price due in connection with such prepayment and (y) make a payment on such prepayment date to FFB in an amount equal to the amount so calculated, together, in each case, with accrued and unpaid interest on such amount; and (2) if the actual applicable Prepayment Price under such Note calculated by FFB, (x) is greater than the amount paid by the Borrower, the Borrower shall promptly, but in no event later than two Business Days following delivery by FFB to the Borrower of notice of the amount of such applicable Prepayment Price, make a payment to FFB in an amount equal to the difference between such Prepayment Price and the amount actually paid by the Borrower; it being understood that, if the Borrower shall fail to pay any portion of such amount in accordance with the foregoing, the Borrower shall pay FFB a Late Charge on any such unpaid amount from such aforementioned prepayment date to the date on which payment is made, computed in accordance with the provisions of such Note, or (y) is less than the amount paid by the Borrower, the amount equal to the difference between the applicable Prepayment Price and the amount paid by the Borrower shall be (I) credited to the payment due by the Borrower to FFB on the Payment Date immediately following the date of such payment by the Borrower or (II) following any prepayment by the Borrower pursuant to which the full amount of all of the Advances (together with all capitalized interest thereon) outstanding under the Loan has been paid, returned by FFB or its designee to the Borrower within two Business Days following the date on which FFB shall have delivered to the Borrower notice of the amount of the actual Prepayment Price under such Note.

(iii) The Borrower may not reborrow the principal amount of any Advance that is prepaid, nor shall any such prepayment create availability for further borrowings during the Availability Period.

(iv) If the Borrower shall fail to make a prepayment to FFB on any Intended Prepayment Date in accordance with the applicable Note, the Borrower shall pay FFB a Late Charge on any unpaid amount from such Intended Prepayment Date to the date on which payment is made, computed in accordance with the provisions of such Note.

(b) Voluntary Prepayments.

(i) Subject to paragraph (ii) below, the Borrower may at any time and from time to time prepay all or any portion of the outstanding principal amount of any Advance selected by the Borrower and capitalized interest thereon under a Note, or prepay a Note in its entirety, in each case upon prior submission of a Prepayment Election Notice by the Borrower to DOE (with a copy to the Collateral Agent) not less than ten Business Days prior to the Intended Prepayment Date in accordance with the terms hereof and such Note.

(ii) Unless the prepayment of any Advance under paragraph (i) above includes prepayment in full of all outstanding Advances, capitalized interest thereon and all other Note Obligations, any such prepayment may only be made if:

(A) to the extent that such prepayment is made prior to the expiration of the Availability Period, the Borrower has obtained DOE’s prior written consent thereto; or

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(B) to the extent such prepayment is made after the expiration of the Availability Period, the Borrower has demonstrated to the satisfaction of DOE that, immediately following such prepayment:

(1) no Account Shortfall exists with respect to each Project Account having an Account Funding Requirement;

(2) in the event such prepayment is made before the Project Completion Date, the total funding available to the Project is sufficient to pay all remaining Total Project Costs in accordance with the then-applicable Construction Budget or O&M Budget, as the case may be, and the Project Execution Plan;

(3) if the Project Completion Date has not yet occurred, the Project Completion Date is expected to occur on or before the Project Completion Longstop Date; and

(4) in each case, no Default or Event of Default has occurred and is continuing or would arise as a result of such prepayment.

(iii) In the event of any prepayment of the Advances and capitalized interest thereon in whole or in part pursuant to this Section 3.06(b), unless otherwise agreed to by DOE, the remaining Loan Commitment Amount shall be deemed to be reduced to zero and the commitment of FFB to make further Advances under each Note shall terminate.

(c) Mandatory Prepayments. Unless otherwise instructed in writing by DOE, the Borrower shall prepay the Loan Amount upon the occurrence of any of the following events (each, a “Mandatory Prepayment Event”), in the prepayment amounts and at the time set forth below:

(i) Excess Loan Amount. If, on any date, the aggregate Loan Amount exceeds the Maximum Loan Amount (the amount of such excess, the “Excess Loan Amount”), the Borrower shall deliver to DOE and FFB within three Business Days following its Knowledge of such event a Prepayment Election Notice specifying that it elects to prepay the principal amount of one or more Advances (and if applicable capitalized interest thereon) equal to such Excess Loan Amount and shall make such prepayment on the date specified in such Prepayment Election Notice, which shall be no later than five Business Days following delivery of such Prepayment Election Notice.

(ii) Excess Cash Flow.

(A) Unless DOE has agreed otherwise in writing, no later than one Business Day prior to the first Payment Date occurring on or after the ECF Toggle Transfer Date, or if so elected under Section 3.06(f) (Delayed Mandatory Prepayment Election), the date determined in accordance therewith, if the Account Balance in the ECF Prepayment Account is greater than zero, the Borrower shall deliver to DOE a Prepayment Election Notice specifying that it elects to prepay the principal amount of one or more Advances and all accrued interest and other amounts due and payable in connection with such prepayment, in an aggregate amount equal to such Account Balance.

(B) If the Historical Debt Service Coverage Ratio for the twelve month period ending on an ECF Test Date (commencing with the first ECF Test Date after the ECF Toggle Transfer Date) is (x) equal to or greater than [xxx] but lower than [xxx], then the Borrower shall deliver to DOE a Prepayment Election Notice specifying that it elects to prepay the principal amount of one or more Advances and all accrued

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interest and other amounts due and payable in connection with such prepayment, in an aggregate amount equal to [xxx] of the Excess Cash Flow for the quarter ended on such ECF Test Date; or (y) equal to or greater than [xxx], then the Borrower shall deliver to DOE a Prepayment Election Notice specifying that it elects to prepay a principal amount and, if applicable, capitalized interest of one or more Advances and all accrued interest (other than capitalized interest) and other amounts due and payable in connection with such prepayment, in an aggregate amount equal to the sum of (1) [xxx] of the portion of Excess Cash Flow for the quarter ended on such ECF Test Date that would have caused the Historical Debt Service Coverage Ratio to be equal to [xxx] and (2) [xxx] of the remaining portion of Excess Cash Flow for such quarter, and in each case the Borrower shall make such prepayment on the date specified in such Prepayment Election Notice, which shall be no later than one Business Day prior to the immediately following Payment Date or if so elected under Section 3.06(f) (Delayed Mandatory Prepayment Election), the date determined in accordance therewith.

(iii) Performance Damages. Upon receipt by any Borrower Entity of any performance warranty damages (including liquidated damages (if any), but excluding delay damages) paid under any Major Project Document that exceed, in the aggregate, [xxx], the Borrower shall deliver to DOE within five Business Days a Prepayment Election Notice specifying that it elects to apply the Net Amount of such performance damages received to prepay the principal amount under one or more Advances and, if applicable, capitalized interest, and pay all accrued interest (other than capitalized interest) and other amounts due and payable in connection with such prepayment, and shall make such prepayment on the date specified in such Prepayment Election Notice, which shall be no later than five Business Days following delivery of such Prepayment Election Notice or if so elected under Section 3.06(f) (Delayed Mandatory Prepayment Election), the date determined in accordance therewith; provided, that the Borrower shall not be required to use for prepayment the portion of such performance damages that the Borrower and DOE reasonably determine are necessary to repair, replace or modify the Project, any Covered Spoke or any portion of any thereof, to eliminate or mitigate any operational underperformance by the Project or such Covered Spoke, in each case, to which such performance damages directly related, or otherwise, after the end of the Availability Period, for any other Project Costs, or Covered Spokes respectively, in each case, to which such performance damages directly related, to the extent such performance damages are used for such purposes within the twelve months following the receipt thereof. If performance damages that are not applied to prepay Advances or interest or other amounts thereon pursuant to the proviso of the preceding sentence are not used within twelve months after receipt thereof to repair, replace or modify the Project, a Covered Spoke or a part of any thereof, the Borrower shall deliver a Prepayment Election Notice electing to apply such unused performance damages to prepay the Advances and, if applicable, capitalized interest thereon and all accrued interest (other than capitalized interest) and other amounts due and payable in connection with such prepayment in accordance with this paragraph as if they were received on the last day of such twelve month period or if so elected under Section 3.06(f) (Delayed Mandatory Prepayment Election), the date determined in accordance therewith.

(iv) Loss Proceeds. Upon the receipt by any Borrower Entity of Loss Proceeds required to be used to prepay the Loan pursuant to Section 7.04(g) (Event of Loss), promptly after the Borrower has determined or has been notified by DOE that such prepayment is required, the Borrower shall deliver to DOE within three Business Days after such determination or notice a Prepayment Election Notice specifying that it elects to

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apply the Net Amount of such Loss Proceeds to prepay the principal amount and, if applicable, capitalized interest of one or more Advances and pay all accrued interest (other than capitalized interest) and other amounts due and payable in connection with such prepayment and shall make such prepayment on the date specified in such Prepayment Election Notice, which shall be no later than five Business Days following delivery of such Prepayment Election Notice or if so elected under Section 3.06(f) (Delayed Mandatory Prepayment Election), the date determined in accordance therewith.

(v) Project Document Amounts. Upon the receipt by any Borrower Entity of (x) any amount as a result of the termination or repudiation of any Major Project Document that exceeds the reasonable out-of-pocket costs incurred by the Borrower Entities to replace such Major Project Document or (y) any amount as a result of a breach of any Major Project Document (other than termination or repudiation) that exceeds the amount reasonably necessary to remedy the breach (in either case, the amount of such excess being the “Project Document Excess Amount”), the Borrower shall deliver to DOE within three Business Days a Prepayment Election Notice specifying that it elects to apply the Project Document Excess Amount to prepay the principal amount and, if applicable, capitalized interest of one or more Advances and pay all accrued interest (other than capitalized interest) and other amounts due and payable in connection with such prepayment and shall make such prepayment on the date specified in such Prepayment Election Notice, which shall be no later than five Business Days following delivery of such Prepayment Election Notice; provided, that the Borrower shall not be required to use, for prepayment under this paragraph, such portion of the Project Document Excess Amount that:

(A) the Borrower and DOE reasonably determine is necessary (1) to repair, replace or modify the Project, any Covered Spoke or any portion of any thereof, to eliminate or mitigate any operational underperformance by the Project or such Covered Spoke, in each case, to which such Project Document Excess Amount is directly related, or (2) otherwise, after the end of the Availability Period, for any other Project Costs, or Covered Spokes Costs respectively, in each case, to which such Project Document Excess Amount is directly related, and

(B) to the extent such amounts are used for such purposes within the twelve months following the receipt thereof.

If any portion of the Project Document Excess Amounts that is not applied to prepay the principal amount of one or more Advances or interest or other amounts thereon, pursuant to the proviso of the preceding sentence, are not used within twelve months after receipt thereof, then the Borrower shall deliver a Prepayment Election Notice electing to apply such unused portion of the Project Document Excess Amount to prepay the Advances and, if applicable, capitalized interest thereon and all accrued interest (other than capitalized interest) and other amounts due and payable in connection with such prepayment in accordance with this paragraph as if it were received on the last day of such twelve month period or if so elected under Section 3.06(f) (Delayed Mandatory Prepayment Election), the date determined in accordance therewith.

(vi) Disposition of Assets. Upon the sale by any Borrower Entity of any assets no longer used or useful in the operation of the Project, the Facility or any Covered Spoke in a single transaction or a series of related transactions, to the extent that such amount exceeds [xxx] during any Fiscal Year of the Borrower (the amount of such excess, the “Disposal Excess Amount”), the Borrower shall deliver to DOE within

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five Business Days a Prepayment Election Notice specifying that it elects to apply the Disposal Excess Amount to prepay the principal amount and, if applicable, capitalized interest of one or more Advances and pay all accrued interest (other than capitalized interest) and other amounts due and payable in connection with such prepayment, and shall make such prepayment on the date specified in such Prepayment Election Notice, which shall be no later than five Business Days following delivery of such Prepayment Election Notice or if so elected under Section 3.06(f) (Delayed Mandatory Prepayment Election), the date determined in accordance therewith; provided, that the Borrower shall not be required to use for prepayment under this paragraph such portion of the Net Amount of the proceeds of such sale that (A) the Borrower and DOE reasonably determine shall be applied (or reasonably expected to be applied) in the then next twelve months, to pay Project Costs, Covered Spoke Costs or Operating Costs or for the acquisition of replacement assets including, without limitation, (x) the acquisition and costs necessary for the replacement or addition of a Covered Spoke and (y) the acquisition of Black Mass capable of being processed by the Facility or (B) the Borrower determines shall be applied (or reasonably expected to be applied) no later than the earlier of (x) twelve months after the Borrower Entity receives the proceeds of such Disposition or (y) 14 months after such Disposition, to pay for the acquisition of replacement Shredders, in each case, to the extent permitted under Section 9.03(b)(iii) (Merger; Disposition; Transfer or Abandonment), and such amounts are so applied within the twelve months following the receipt thereof.

If any portion of the Disposal Excess Amounts that is not applied to prepay the principal amount of one or more Advances or interest or other amounts thereon, pursuant to the proviso of the preceding sentence, are not used within twelve months after receipt thereof, then the Borrower shall deliver a Prepayment Election Notice electing to apply such unused portion of the Disposal Excess Amount to prepay the Advances and, if applicable, capitalized interest thereon and all accrued interest (other than capitalized interest) and other amounts due and payable in connection with such prepayment in accordance with this paragraph as if it were received on the last day of such twelve month period or if so elected under Section 3.06(f) (Delayed Mandatory Prepayment Election), the date determined in accordance therewith.

(vii) Indebtedness Proceeds. Concurrently with the incurrence or issuance by any Borrower Entity of any Indebtedness (other than Permitted Indebtedness), the Borrower shall deliver to DOE a Prepayment Election Notice specifying that it elects to apply the Net Amount of such Indebtedness to prepay the principal amount and, if applicable, capitalized interest of one or more Advances and pay all accrued interest (other than capitalized interest) and other amounts due and payable in connection with such prepayment, and shall make such prepayment on the date specified in such Prepayment Election Notice, which shall be no later than five Business Days following delivery of such Prepayment Election Notice.

(viii) Replacement and Release of Cash in Debt Service Reserve Account. Simultaneously with delivery of any Transfer/Withdrawal Request requesting the transfer of amounts on deposit in the Debt Service Reserve Account that are credited to the Advance Proceeds DSRA Subaccount pursuant to Section 2.03(e) (Withdrawals From Project Accounts; Draws Under Acceptable Letters of Credit) or Section 2.13(d) (Debt Service Reserve Account) of the Accounts Agreement, the Borrower shall deliver to DOE a Prepayment Election Notice specifying that it elects to prepay the principal amount and, if applicable, capitalized interest of one or more Advances and pay all accrued interest (other than capitalized interest) and other amounts due and payable in connection with such prepayment in an amount equal to the portion of the amount requested to be so transferred from the Debt Service Reserve Account that is credited to the Advance Proceeds DSRA Subaccount, and shall make such prepayment on the date specified in such Prepayment Election Notice, which shall be no later than five Business Days following delivery of such Prepayment Election Notice.

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(ix) Illegality. If DOE determines that any Applicable Law has made it unlawful or impossible for FFB to make Advances or maintain the Loan or any portion thereof, or DOE to reimburse or commit to reimburse FFB the amount of any Advance, or otherwise renders unlawful the performance by DOE or FFB of their respective obligations under the Financing Documents, the Borrower shall, if necessary to avoid such illegality or impossibility, deliver to DOE a Prepayment Election Notice specifying that it elects to prepay all Advances in full and pay all accrued interest (including all capitalized interest) and other amounts due and payable in connection with such prepayment, and shall make such prepayment on the date specified in such Prepayment Election Notice (including all outstanding Note Obligations), which shall be no later than five Business Days following delivery of such Prepayment Election Notice.

(x) Project Completion Prepayment. If the Project Completion Revised Model shows that a portion of the Loan is required to be prepaid in order for the Debt Sizing Parameters to be satisfied immediately upon Project Completion due to failure by the Project to satisfy the Key Performance Indicators or the Project not being operated in accordance with the Project Plans, the Borrower shall deliver to DOE a Prepayment Election Notice specifying that it elects to prepay a principal amount and, if applicable, capitalized interest of one or more Advances and pay all accrued interest (other than capitalized interest) and other amounts due and payable in connection with such prepayment, in the amount necessary to cause the Debt Sizing Parameters to be satisfied, and shall make such prepayment on the date specified in such Prepayment Election Notice, which shall be no later than five Business Days following delivery of such Prepayment Election Notice or if so elected under Section 3.06(f) (Delayed Mandatory Prepayment Election), the date determined in accordance therewith; it being understood that (A) in connection with the prepayment contemplated by this paragraph (x), the Borrower shall elect to prepay those Advances such that the prepayment will achieve the satisfaction of clause (a) of the Debt Sizing Parameters as of each Calculation Date, and (B) in calculating satisfaction of the Debt Sizing Parameters in the Project Completion Revised Model, changes in market conditions from the assumption included in the Effective Date Base Case Financial Model will not be taken into account in determining the amount required to be prepaid pursuant to this paragraph. For purposes of making the prepayment required pursuant to this paragraph, the Borrower shall, first, use any available Project Document Excess Amount or performance damages paid under Major Project Documents not used or committed to be used in accordance with Section 3.06(c)(ii) or (v) above, second, to the extent such proceeds are insufficient to make such prepayment in full, use the Borrower Entities’ available cash and cash equivalents on deposit in the Construction Reserve Account in excess of the amount of Project Costs that are projected to be incurred on or prior to the Project Completion Date, cash or Cash Equivalent available in the Revenue Account after giving effect to any transfer required to be made on the date specified in such Prepayment Election Notice and proceeds from sale of equity securities and third to the extent such proceeds are insufficient to make such prepayment in full, make a demand pursuant to Section 2.02(a)(ii) (Performance Guarantee) of the Sponsor Support Agreement and use the proceeds of the contribution made pursuant thereto.

(xi) Deferred ECF Prepayments.

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(A) No later than on the Business Day following delivery by DOE to the Borrower of an instruction to make a prepayment pursuant to this paragraph (A), the Borrower shall deliver to DOE a Prepayment Election Notice specifying that it elects to prepay the principal amount and, if applicable, capitalized interest of one or more Advances in full and pay all accrued interest (other than capitalized interest) and other amounts due and payable in connection with such prepayment, in the amount instructed by DOE (such amount not to exceed the amount on deposit in the ECF Prepayment Account) and shall make such prepayment on the date specified in such Prepayment Election Notice, which shall be no later than five Business Days following delivery of such Prepayment Election Notice.

(B) If the balance in the ECF Prepayment Account is larger than zero, upon satisfaction of the PSA Release Condition (as determined by DOE and notified by DOE to the Borrower), the Borrower shall deliver to DOE a Prepayment Election Notice specifying that it elects to prepay the principal amount and, if applicable, capitalized interest of one or more Advances in full and pay all accrued interest (other than capitalized interest) and other amounts due and payable in connection with such prepayment, in an amount equal to 100% of the amount on deposit in the ECF Prepayment Account, and shall make such prepayment on the date specified in such Prepayment Election Notice, which shall be no later than five Business Days following delivery of such Prepayment Election Notice.

(xii) Other Extraordinary Amounts. Upon the receipt by any Borrower Entity of any Extraordinary Receipts (other than amounts listed in clauses (i) through (xi) above), the Borrower shall, unless otherwise required or expressly permitted to be used for other purpose pursuant to the Financing Documents, the date determined in accordance therewith, deliver to DOE within five Business Days a Prepayment Election Notice specifying that it elects to apply the Net Amount of such Extraordinary Receipts to prepay the principal amount and, if applicable, capitalized interest of one or more Advances in full and pay all accrued interest (other than capitalized interest) and other amounts due and payable in connection with such prepayment, and shall make such prepayment on the date specified in such Prepayment Election Notice, which shall be no later than five Business Days following the date thereof or if so elected under Section 3.06(f) (Delayed Mandatory Prepayment Election), the date determined in accordance therewith.

(d) Timing of Mandatory Prepayments. Any Mandatory Prepayments of Advances made under a Note shall be made on the Intended Prepayment Date set forth in the relevant Prepayment Election Notice delivered pursuant to this Section 3.06, which Intended Prepayment Dates shall occur within the applicable time frames provided in Section 3.06(e) (Application of Mandatory Prepayments) or, as applicable under Section 3.06(f) (Delayed Mandatory Prepayment Election), on the Delayed Prepayment Date; provided, that the Intended Prepayment Date shall not occur on a Payment Date.

(e) Application of Mandatory Prepayments. Any Mandatory Prepayment of any Advance pursuant to Section 3.06(c) (Mandatory Prepayment) shall be applied in the inverse order of maturity among the outstanding principal amounts of each Advance elected in a Prepayment Election Notice, in accordance with the applicable Note or as otherwise specified by DOE (and agreed by the Borrower).

(f) Delayed Mandatory Prepayment Election. If a Mandatory Prepayment Event has occurred pursuant to Section 3.06(c)(ii), (iii), (iv), (v), (vi), (x) or (xii), so long as no Event of Default has occurred and is continuing, the Borrower may elect, by delivering, no later than two Business Days after the occurrence of such Mandatory Prepayment Event (i) to DOE a Transfer/Withdrawal Request

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directing the Collateral Agent to cause the Depositary Bank to deposit into the Delayed Prepayment Account, the amount required to be used to make such Mandatory Prepayment, which, upon DOE’s approval of such Transfer/Withdrawal Request, DOE shall deliver to the Collateral Agent to implement the transfers contemplated therein and (ii) to DOE a Prepayment Election Notice specifying that it elects to apply the amount so deposited in the Delayed Prepayment Account to prepay one or more Advances and pay all accrued interest and other amounts due and payable in connection with such prepayment on the date specified in such Prepayment Election Notice (such date, the “Delayed Prepayment Date”), which shall be no later than the date that is 90 calendar days after the latest date on which the Borrower would have had to make such Mandatory Prepayment had it not made the election contemplated by this Section 3.06(f); provided, that that if the Prepayment Price payable on the Delayed Prepayment Date would result in the principal amount of the Loan actually prepaid being lower than the principal amount of the Loan that would have been paid on the original latest prepayment date had the Borrower not made the election contemplated in this Section 3.06(f), then the Borrower shall prepay such additional amount (including the applicable Prepayment Price) as may be needed to cause the prepayment of principal amount of the Loan to be at least equal to the amount that would have been prepaid on the latest prepayment date permitted for such Mandatory Prepayment Event under Section 3.06 (Prepayments).

ARTICLE IV

REIMBURSEMENT OBLIGATIONS

Section 4.01 Reimbursement and Other Payment Obligations.

(a) The Borrower agrees to pay to DOE (or, to the extent set forth below, to reimburse DOE), or such other Person as DOE shall direct in writing, as follows:

(i) a sum, in Dollars, equal to the total of all amounts payable by DOE to FFB pursuant to Section 6.3.1 (Secretary’s Agreement to Reimburse) of the Program Financing Agreement which relate to, or arise out of, the Funding Agreements or FFB providing or having provided financing under the Notes (such amounts, “Reimbursement Amounts”);

(ii) whether or not the transactions contemplated by this Agreement or the Financing Documents are consummated, pay or reimburse, without duplication, all out-of-pocket costs and expenses of each Secured Party (including all commissions, charges, costs and expenses for the conversion of currencies and all other costs, charges and expenses, including all fees and Periodic Expenses of the legal counsel, consultants and advisors for any of the foregoing) paid or incurred in connection with preparation and recording of this Agreement, the other Transaction Documents and any other documents and instruments related to this Agreement or thereto (including legal opinions);

(iii) pay or reimburse, without duplication, (A) all documented out-of-pocket costs and expenses of DOE, FFB or any other Secured Party (including all commissions, charges, costs and expenses for the conversion of currencies and all other costs, charges and expenses including all fees and Periodic Expenses of the legal counsel, consultants and advisors for any of the foregoing) paid or incurred in connection with: (w) any amendment or modification to, or the protection or preservation of any right or claim under, or consent or waiver in connection with, this Agreement or any other Transaction Document, any such other document or instrument related to this Agreement or thereto or any Collateral; (x) the administration, preservation in full force and effect and enforcement of this Agreement, the other Transaction Documents and any other documents and instruments referred to herein or therein (including the fees and disbursements of counsel for DOE and travel costs); (y) the fees and expenses of the DOE Consultants from time to time retained

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

pursuant to the Financing Documents; and (z) any foreclosure against, sale or other disposition of any collateral securing the Note Obligations from time to time, or pursuit of any other remedies under any of the Financing Documents, to the extent such costs and expenses are not recovered from such foreclosure, sale or other disposition; and (B) all DOE Extraordinary Expenses;

(iv) interest on any and all amounts described in this Article IV (other than Financing Document Amounts, interest on which shall accrue and be payable only to the extent (including subject to any conditions provided for therein and any defenses of the Borrower thereunder or in respect thereof), at the times, in the manner and in the amounts provided for in the Financing Documents (excluding this Section 4.01)) from the date payable by DOE under the Program Financing Agreement until payment thereof in full by the Borrower, shall bear interest at the Late Charge Rate; and

(v) subject to paragraph (b) below, if an Event of Default has occurred and is continuing, if requested by DOE at its reasonable discretion, the Borrower shall pay to DOE on each Payment Date a fee in an amount equal to two percent per annum of the outstanding principal amount of the Loan (the “DOE Default Charge”), from the date DOE notifies the Borrower of the occurrence of the Event of Default until the date such Event of Default is waived by DOE in writing or is no longer continuing, calculated on the basis of a year of 365 or 366 days, as applicable.

(b) Subject to Section 4.04 (Payment of Financing Document Amounts), to the extent accrued pursuant to clause (a)(v) above, the Borrower shall pay the DOE Default Charge on each Payment Date without any requirement on the part of DOE to seek reimbursement from any other sources of indemnity therefor.

(c) The Borrower shall not use the proceeds of (i) any federal grants, assistance or loans (including the Loan) or (ii) other funds guaranteed by the federal government, in either case to pay any fees or expenses payable under this Section 4.01.

(d) If any amendment or consent to or waiver of this Agreement or any other Transaction Document or any provision hereof or thereof constitutes a “modification” (as defined in Section 502(9) of FCRA) that increases the amount of the Credit Subsidy Cost (as calculated in accordance with FCRA and OMB Circulars A-11 and A-129, and as determined by OMB in its sole discretion), the Borrower shall pay, if requested by DOE, the amount of any such increase to DOE prior to such amendment, consent or waiver pursuant to Section 12.01(d) (Waiver and Amendment).

(e) In addition to, and not in limitation of, other obligations of the Borrower pursuant to this Section 4.01, the Borrower shall pay to DOE any amendment, consent, waiver or similar fees that DOE may assess or charge from time to time in connection with any amendment to, consent under or waiver of any term of this Agreement or any other Financing Document.

(f) All fees payable to DOE hereunder shall be paid on the dates due, in immediately available funds in Dollars to DOE and shall be non-refundable upon payment.

(g) All amounts payable to DOE hereunder shall be paid by wire transfer to the following account, or to such other account as may be specified by DOE from time to time:

[xxx]

[xxx]

[xxx]

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

(h) In furtherance, and not in limitation of the Borrower’s obligations under this Section 4.01, the Borrower shall, upon written request of DOE, enter into fee or payment letters with DOE Consultants to document the Borrower’s obligation to pay the fees and expenses of such DOE Consultants who are retained in connection with the Project, the operation or business of the Borrower Entities or the Transaction Documents.

Section 4.02 Subrogation. In furtherance of and not in limitation of DOE’s right of subrogation, the Borrower acknowledges that, to the extent of any payment made by DOE of Reimbursement Amounts, DOE shall be fully subrogated to the extent of any such payment, and any additional interest due on any late payment, to the rights of FFB under the applicable Note, the Note Purchase Agreement and any other Financing Documents. The Borrower agrees to such subrogation and agrees to execute such instruments and to take such actions as DOE may reasonably request to evidence such subrogation and to perfect the right of DOE to receive any amounts paid or payable thereunder. If and to the extent that DOE shall be fully and indefeasibly reimbursed in cash or immediately available funds by the Borrower pursuant to Section 4.01 (Reimbursement and Other Payment Obligations) in respect of any payment made by DOE of Reimbursement Amounts, such reimbursement shall be deemed to constitute an equal and corresponding payment in respect of the rights upon which DOE has been subrogated hereunder in respect of such payment of Reimbursement Amounts.

Section 4.03 Obligations Absolute.

(a) The obligations of the Borrower under this Article IV shall be absolute and unconditional, and shall be paid or performed strictly in accordance with this Agreement under all circumstances irrespective of:

(i) any lack of validity or enforceability of, or any amendment or other modifications of, or waiver with respect to any Note, this Agreement or any other Financing Document;

(ii) any exchange or release of any other obligations hereunder;

(iii) the existence of any claim, setoff, defense (other than a defense of payment or performance), reduction, abatement or other right that the Borrower may have at any time against DOE or any other Person;

(iv) any document presented in connection with any Financing Document proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v) any payment by DOE pursuant to the terms of the Program Financing Agreement against presentation of a certificate or other document which does not strictly comply with terms of the Program Financing Agreement or any other Financing Document;

(vi) any breach by the Borrower of any representation, warranty or covenant contained in any of the Financing Documents;

(vii) except to the extent prohibited by mandatory provisions of Applicable Law, status as, and any other rights of, a “debtor” under the UCC as in effect from time to time in the State of New York or under the Applicable Law of any other relevant jurisdiction;

(viii) any duty on the part of DOE to disclose any matter, fact or thing relating to the business, operations or financial or other condition of the Borrower now known or hereafter known by DOE;

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

(ix) any disability or other defense (other than a defense of payment or performance) of the Borrower or any other Person;

(x) any act or omission by DOE that directly or indirectly results in or aids the discharge of the Borrower or any other Person, by operation of law or otherwise;

(xi) any change in the time, manner or place of payment of, or in any other term of, all or any of its obligations or liabilities hereunder or any compromise, renewal, extension, acceleration or release (other than a release of such obligations of the Borrower under this Article IV) with respect thereto, any change in the collateral securing its obligations or liabilities hereunder or any other Financing Document or any amendment or waiver of or any consent to departure from any other guarantee for all or any of its obligations or liabilities hereunder or any other Financing Document;

(xii) any change in the corporate structure or existence of the Borrower;

(xiii) any exchange, taking or release of Collateral;

(xiv) any application of Collateral to the Note Obligations (other than to the extent it results in irrevocable and indefeasible payment in full thereof); or

(xv) any other circumstances or conditions, foreseen or unforeseen, now existing or hereafter occurring, which might otherwise constitute a defense available to, or discharge of, the Borrower in respect of any Financing Document (other than a defense of payment or performance).

(b) The Borrower and all others who may become liable for all or part of the obligations of the Borrower under this Agreement agree to be bound by this Article IV and, to the extent permitted by Applicable Law:

(i) waive and renounce any and all redemption and exemption rights and the benefit of all valuation and appraisement privileges against the indebtedness and obligations evidenced by any Financing Documents or by any extension or renewal thereof;

(ii) waive presentment and demand for payment, notices of nonpayment and of dishonor, protest of dishonor and notice of protest, except as expressly provided otherwise in this Agreement;

(iii) waive all notices in connection with the delivery and acceptance hereof and all other notices in connection with the performance, default or enforcement of any payment hereunder except as required hereby or by the other Financing Documents;

(iv) waive all rights of abatement, diminution, postponement or deduction, and any defense (other than a defense of payment or performance), that any party to any Financing Document or any beneficiary thereof may have at any time against DOE or any other Person, or out of any obligation at any time owing to DOE or FFB;

(v) agree that its liabilities hereunder shall be unconditional and without regard to any setoff, counterclaim or the liability of any other Person for the payment hereof;

(vi) agree that any consent, waiver or forbearance hereunder with respect to any event shall operate only for such event and not for any subsequent or other event;

(vii) consent to any and all extensions of time that may be granted by DOE or FFB with respect to any payment hereunder or other provisions hereof and to the release of any security at any time given for any payment hereunder, or any part thereof, with or without substitution, and to the release of any Person or entity liable for any such payment;

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

(viii) waive all defenses and allegations based on or arising out of any contradiction or incompatibility among its obligations or liabilities hereunder and any of its other obligations;

(ix) waive, unless and until its obligations or liabilities hereunder have been performed, paid, satisfied or discharged in full, any right to enforce any remedy that DOE or FFB now has or may in the future have against the Borrower or any other Person;

(x) waive any benefit of, or any right to participate in, any guarantee or insurance whatsoever now or in the future held by DOE or FFB;

(xi) waive the benefit of any statute of limitations affecting its liability hereunder; and

(xii) consent to the addition or release of any and all other makers, endorsers, guarantors and other obligors for any payment hereunder and to the acceptance or release of any and all other security for any payment hereunder, and agree that the addition or release of any such obligors or security shall not affect the liability of the parties hereto for any payment hereunder.

(c) The Borrower shall remain liable for its reimbursement and other payment obligations under this Agreement and the other Financing Documents until such obligations have been irrevocably paid or otherwise satisfied and discharged in full in accordance with this Agreement and the other Financing Documents, and nothing except irrevocable payment, satisfaction or discharge in full thereof in accordance with this Agreement and the other Financing Documents shall release the Borrower from such obligations.

(d) Except as expressly provided herein, the obligations and liabilities of the Borrower under this Agreement or the other Financing Documents shall not be conditioned or contingent upon the pursuit or exercise by DOE, FFB or any other Person at any time of any right or remedy (nor shall such obligations and liabilities be affected, released or modified by any action, failure, delay or omission by DOE, FFB or any other Person in the enforcement or exercise of any right or remedy under Applicable Law) against any Person that may be or become liable in respect of all or any part of the obligations and liabilities of the Borrower under this Agreement or the other Financing Documents.

Section 4.04 Payment of Financing Document Amounts. (a) Anything in this Article IV to the contrary notwithstanding, (i) amounts payable by the Borrower pursuant to Section 4.01 (Reimbursement and Other Payment Obligations) in respect of payments made or required to be made by DOE to FFB on account of Financing Document Amounts shall be payable by the Borrower only to the extent (including subject to any conditions provided for in the Financing Documents and any defenses of the Borrower under the Financing Documents), at the times, in the manner and in the amounts that such Financing Document Amounts would otherwise have been payable by the Borrower under the Financing Documents (including, for the avoidance of doubt, on an accelerated basis following the occurrence of an Event of Default), (ii) amounts payable by the Borrower under Section 4.01 (Reimbursement and Other Payment Obligations) shall be without duplication of any amounts payable by the Borrower pursuant to (v) this Agreement, (w) the Notes, (x) the Note Purchase Agreement, (y) the subrogation rights referred to in Section 4.02 (Subrogation) or (z) the provisions of Section 12.07 (Indemnification), and (iii) no amount shall be payable by the Borrower under Section 4.01 (Reimbursement and Other Payment Obligations) in respect of payments made or required to be made by DOE to FFB in respect of any liability, loss, cost or expense relating to or arising out of any sale, assignment or other transfer of a Note or portion thereof by FFB to DOE, except during the continuance of an Event of Default.

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

(b) If an event permitting the acceleration of any Advance and/or any Note shall at any time have occurred and be continuing, and such acceleration of any Advance and/or any Note shall at such time be prevented by reason of the pendency against the Borrower or any other Person of an Insolvency Proceeding, the Borrower agrees that, for purposes of this Agreement and its obligations hereunder, in respect of any payment made by DOE to FFB, such Advance (together with all capitalized interest thereon) and/or such Note shall be deemed to have been accelerated with the same effect as if such Advance (and capitalized interest thereon) and/or such Note had been accelerated in accordance with the terms of the Funding Agreements.

ARTICLE V

CONDITIONS PRECEDENT

Section 5.01 Conditions Precedent to the Effective Date. The obligation of DOE to deliver to FFB the Principal Instruments in accordance with Section 4.2 of the Note Purchase Agreement required for FFB, on the Effective Date, to purchase the Notes and the obligation of FFB to thereupon deliver an acceptance notice pursuant to Section 5.1 of the Note Purchase Agreement is subject to the prior satisfaction (or waiver in writing), as determined by (x) in all cases, DOE and (y) with respect to any documents or instruments addressed to FFB or to which FFB is party, FFB, in its sole discretion, of each of the following conditions precedent (the “Conditions Precedent to the Effective Date”) as of the Effective Date:

(a) Transaction Documents. DOE shall have received fully executed copies of each Transaction Document, in form and substance satisfactory to DOE, that is contemplated to be in effect or is in effect at such time, and each such document shall be in full force and effect.

(b) Borrower FFB Documents. DOE shall have received each of the documents, including the Borrower Instruments, the Certificate Specifying Authorized Borrower Officials and the Opinion of Borrower’s Counsel re: Borrower Instruments, that is required to be delivered by the Borrower to FFB pursuant to Section 3.2 of the Note Purchase Agreement.

(c) Due Diligence Review.

(i) DOE shall have completed its due diligence review of the Borrower Entities, the Project and all other matters related thereto, and the results thereof shall be satisfactory to DOE; and

(ii) DOE shall have received a due diligence report from White & Case LLP, satisfactory to DOE, with respect to the Project, the Covered Spokes and the Project Documents.

(d) KYC Requirements. (i) DOE, the Collateral Agent and the Depositary Bank shall have received a plan, in form and substance satisfactory to DOE, the Collateral Agent and the Depositary Bank, for the Borrower to implement proper operating and credit policies and procedures (including, inter alia, “know your customer” and anti-money laundering policies) (the “KYC Implementation Plan”) to ensure, inter alia, proper credit, risk and conflicts of interest management; and (ii) DOE, the Collateral Agent and the Depositary Bank shall have received all documentation (including taxpayer identification documents) and other information in respect of any Borrower Entity required by DOE to enable it to be satisfied with the results of all “know your customer” and other requirements (including, inter alia, the Anti-Money Laundering Laws).

(e) SAM Registration. DOE shall have received evidence, in form and substance satisfactory to it, of the active registration by the Borrower in SAM.

(f) Officer Certificates.

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

(i) DOE shall have received true, correct and complete copies of the Organizational Documents of each Borrower Entity, accompanied in each case by an officer’s certificate (substantially in the form attached as Exhibit C-1 (Form of Borrower Entities Officer’s Certificate) hereto and otherwise in form and substance satisfactory to DOE) of such Borrower Entity, certified by a Responsible Officer thereof, attaching true, correct and complete copies of good standing certificates (or the equivalent document in the applicable jurisdiction of formation), a certificate as to each Borrower Entity’s qualification to do business in the State of New York (and in addition, in the case of SpokeCo, certificates of SpokeCo’s qualification to do business in the States of Arizona and Alabama), incumbency certificates, resolutions and any other documents as DOE shall reasonably request, with respect to, inter alia, (A) approval of: (1) each such Borrower Entity’s participation in the Project; (2) the financing therefor (including the Loan and this Agreement) and the granting of Liens to secure the Note Obligations; and (3) the execution, delivery and performance by such Borrower Entity of the Transaction Documents to which it is party; and (B), in the case of the Borrower, (x) the structure chart required pursuant to paragraph (gg) below; and (y) an organizational chart of the Borrower Entities demonstrating the management and governance structure and identifying the Persons acting in the capacity of each Key Management Appointment, in each case in form and substance satisfactory to DOE.

(ii) DOE shall have received true, correct and complete copies of the Organizational Documents of Sponsor, accompanied by an officer’s certificate (substantially in the form attached as Exhibit C-2 (Form of Sponsor Officer’s Certificate) hereto and in form and substance satisfactory to DOE) of the Sponsor, certified by a Responsible Officer thereof, attaching true, correct and complete copies of a good standing certificate (or the equivalent document in its jurisdiction of formation), incumbency certificates, resolutions and any other documents as DOE shall reasonably request, with respect to, inter alia, approval of: (A) the Sponsor’s participation in the Project; (B) the financing therefor (including the Loan and this Agreement) and the granting of Liens to secure the Note Obligations; and (C) the execution, delivery and performance by the Sponsor of the Transaction Documents to which it is party.

(iii) DOE shall have received true, correct and complete copies of the Organizational Documents of the Parent, accompanied by an officer’s certificate (substantially in the form attached as Exhibit C-3 (Form of Parent’s Officer’s Certificate) hereto and in form and substance satisfactory to DOE) of the Parent, certified by a Responsible Officer thereof, attaching true, correct and complete copies of a good standing certificate (or the equivalent document in its jurisdiction of formation), incumbency certificates, resolutions and any other documents as DOE shall reasonably request, with respect to, inter alia, approval of: (A) the Parent’s participation in the Project; (B) the financing therefor (including the Loan and this Agreement) and the granting of Liens to secure the Note Obligations; and (C) the execution, delivery and performance by the Parent of the Transaction Documents to which it is party.

(g) Closing Certificate. DOE shall have received a fully executed original certificate (the “Closing Certificate”) of each Borrower Entity, dated the Effective Date, substantially in the form of Exhibit D (Form of Closing Certificate) and in form and substance satisfactory to DOE.

(h) [Reserved]

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

(i) Repayment of Existing Indebtedness; Release of Existing Liens. All existing Indebtedness (other than Permitted Indebtedness) of the Borrower Entities shall have been repaid in full, and all Liens (other than the Permitted Liens) encumbering the Facility or any other Collateral have been released, and, as necessary or appropriate, such releases shall have been or, on the Effective Date, will be recorded in the relevant jurisdiction and with the relevant Governmental Authority, and DOE has received evidence in form and substance satisfactory to it of the foregoing.

(j) Security Interests. Each of the Security Documents, that is required by DOE to be in effect at such time, shall be in full force and effect and shall have been duly filed and registered or recorded in every jurisdiction and with every Governmental Authority in which such filing and registration or recording is necessary or advisable to make valid, effective and, if applicable, perfected the Liens intended to be created thereby and the rights of the Secured Parties thereunder, and DOE, the Collateral Agent and the Depositary Bank shall have received evidence in form and substance satisfactory to it that such filing and registration or recording has been made (or arrangements satisfactory to DOE have been made so that it will be). Such Liens shall constitute valid, enforceable and, if applicable, perfected First Priority Liens over the Collateral in favor of the Secured Parties, subject only to Permitted Liens. DOE, the Collateral Agent and the Depositary Bank shall have received evidence, in form and substance satisfactory to it, that all fees and duties in connection with such perfection, filing, registration or recording have been paid in full.

(k) [Reserved]

(l) Adequate Project Funding.

(i) DOE shall have received either (A) evidence satisfactory to it that the Sponsor has cash or Cash Equivalents in an amount sufficient to support the outstanding Equity Funding Commitment or (B) an equity funding plan, in form and substance satisfactory to DOE (the “Equity Funding Plan”), and which shall be included in the Financing Plan, outlining specific and actionable steps and proposed indicative terms to obtain equity contributions to, or to sell equity or debt securities of the Sponsor (which in the case of debt securities, shall not be guaranteed by the Borrower Entities or secured by any Equity Interest in any Borrower Entity or the properties of any of the Borrower Entities, unless DOE has expressly consented to such guaranty or grant of security by the Borrower Entities or security interest in the Equity Interest in the Borrower Entities and the Indebtedness and other obligations thereunder and the Liens securing such Indebtedness and obligations are subordinated to the Note Obligations and the Liens created by the Security Documents, in each case on terms satisfactory to DOE) from one or more of specifically identified Permitted Holders, in the amount necessary to make equity contributions to the Borrower in the full amount of the Equity Funding Commitment on or prior to the First Advance Date.

(ii) DOE shall have received evidence satisfactory to it that the Loan together with the Borrower’s cash in hand and the Equity Funding Commitment are, collectively, sufficient to pay all remaining Total Project Costs and deposit into the Debt Service Reserve Account the full amount of the Account Funding Requirement thereof, and DOE shall have received evidence (in form and substance satisfactory to DOE) from each of the Sponsor and the Borrower of the same.

(m) Cargo Preference Act. DOE shall have received a true, correct and complete fully executed copy of the CPA Compliance Agreement.

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

(n) Legal Opinions. The Secured Parties shall have received executed originals of the following legal opinions each dated as of the Effective Date, addressed to the Secured Parties and each in form and substance satisfactory to the Secured Parties:

(i) the legal opinion of Freshfields US LLP, as New York counsel to the Borrower Entities;

(ii) the legal opinion of McCarthy Tetrault LLP, as Canadian counsel to the Canadian Obligors.

(o) Financial Statements. DOE shall have received the Historical Financial Statements of the Sponsor certified by a Responsible Officer of the Sponsor, as fairly presenting, in all material respects, the financial condition of the Sponsor and its Subsidiaries as of the dates indicated and the results of their operations and their cash flows for the periods indicated, in each case, in accordance with the Designated Standard applied on a basis consistent with prior years, subject, in the case of unaudited Financial Statements, to changes resulting from the absence of notes and normal audit and year-end adjustments, as applicable.

(p) Project Execution Plan. DOE shall have received, on or prior to the Effective Date, the execution plan on which the Project is based, which shall contain the following, in a form and substance satisfactory to DOE (unless set forth otherwise below):

(i) the contents described in Exhibit MM (Form of Project Execution Plan) in sufficient detail, as determined by DOE, in consultation with the Independent Engineer;

(ii)

(A) a Primavera P6 Level 3 (or other level of detail as agreed in writing by DOE in consultation with the Independent Engineer) schedule for the development, permitting, detailed engineering design, procurement, and construction of the Project, consisting of a construction time-plan, an equipment availability and integration schedule and payment milestones with regards to development, construction, achieving Engineering and Design Completion, Mechanical Completion and Commissioning Completion of the Project (including delivery dates for various technical documents and procedures as indicated in the Technical Document Schedule until the Project Completion Date and detailed schedule (including projected execution date and applicable contractor) for the execution and delivery of each Construction Contract (other than those existing on the date hereof)),

(B) a list of milestone activities corresponding to each of the milestone dates for Performance Testing, Substantial Completion, Start of Production, Reliability Test, Final Completion and Project Completion, and

(C) other items,

in each case, as set forth in Exhibit W (Project Milestones) (such schedule, list and other items, as may be modified (other than with respect to the Project Completion Longstop Date) from time to time as provided hereunder, the “Project Milestone Schedule”), in scheduled chronological order, that the Borrower will need to satisfy in order to fully complete the Project, together with the anticipated completion dates for each of the Project Milestones and the anticipated costs and expenses that the Borrower expects will be incurred in connection with, and upon the completion of, each of the Project Milestones, in form and substance satisfactory to DOE and the Independent Engineer;

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

(iii) a detailed description of scope, design, specifications and warranties of the work to be performed pursuant to each Construction Contract (other than those existing as of the date hereof);

(iv) a detailed description of the overall financing plan (the “Financing Plan”) for the Project, including all sources and uses of funding associated with the Project (including specific line items for each material component, phase or element of the Project), proposed Advances and the Equity Funding Commitment (including how such amounts are allocated to each specific line item referenced above) and, if applicable, incorporating the Equity Funding Plan;

(v) a detailed estimate of the Project Costs, together with a description of the methodology and assumptions used to produce such estimate; and

(vi) the initial Staffing & Training Plan;

(the items in (i) through (vi) above, as may be updated from time to time in accordance herewith, being referred to herein collectively as the “Project Execution Plan”).

(q) Required Approvals. (i) DOE has received each Required Approvals Schedule, certified as true, correct and complete by the Borrower, in form and substance satisfactory to DOE, and (ii) DOE shall have received fully executed copies of each Required Approval listed on the Effective Date Required Approvals Schedule, together with a certificate of a Responsible Officer of the Borrower, certifying that: (w) the copies submitted are true, correct and complete (including all schedules, exhibits, attachments, supplements and amendments thereto and any related protocols or side letters), (x) no term or condition thereof has been amended from the form thereof delivered pursuant to this Section 5.01(q)(ii), (y) each such Required Approval has been validly issued, is in full force and effect and Non-Appealable, and (z) all conditions precedent to the effectiveness of each such Required Approval has been satisfied.

(r) Accounts. Each Project Account has been established in accordance with the provisions of the Accounts Agreement and, if applicable, funded to the extent of any amounts required to have been deposited prior to the Effective Date in accordance with the Financing Documents, and DOE shall have received evidence, in form and substance satisfactory to it, of the same.

(s) Payment of the Administrative Fee. DOE shall have received the Administrative Fee no later than the Effective Date.

(t) Lobbying Certification. DOE shall have received from each Borrower Entity an executed “Disclosure Form to Report Lobbying” (Standard Form LLL), in form and substance satisfactory to it.

(u) Compliance with NEPA. DOE shall have:

(i) completed its review under NEPA and any other applicable or cooperating Governmental Authority has also completed its review under NEPA for the Project;

(ii) issued an environmental assessment for the Project (“Environmental Assessment”), which environmental assessment shall support a Finding of No Significant Impact (“FONSI”) or mitigated FONSI pursuant to 40 C.F.R. 1501.6 with respect to the Project and the Loan;

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

(iii) received evidence of satisfaction of any mitigations, environmental permits, and environmental consultations required pursuant to the FONSI or mitigated FONSI for the Project and that Borrower has provided DOE and all applicable lead agencies all environmental analyses and other information that DOE notifies the Borrower in writing is needed for the satisfactory completion of all applicable actions pursuant to NEPA for the Project; and

(iv) issued the final agency decision pursuant to NEPA and any lawsuits or appeals with respect thereto have been resolved to DOE’s satisfaction.

(v) Base Case Financial Model. DOE shall have received either:

(i) a certificate from a Financial Officer of the Borrower, in form and substance satisfactory to DOE, to the effect that (A) there are no changes to the Original Base Case Financial Model; and (B) there are no changes to the assumptions therein, in each case that are materially adverse to the interest of the Secured Parties; or

(ii) an updated Base Case Financial Model, certified by a Financial Officer of the Borrower, demonstrating compliance with financial ratios equal to or better than the Original Base Case Financial Model, accompanied by a certificate from a Financial Officer of the Borrower, in form and substance satisfactory to DOE, that includes a written explanation from the Borrower of all variances from the Original Base Case Financial Model.

(w) [Reserved].

(x) Independent Auditor; Authorization to Borrower’s Accountant. DOE shall have received, in form and substance satisfactory to DOE:

(i) Evidence that the Borrower has appointed the Borrower’s Accountant as its independent auditor;

(ii) The Borrower shall have irrevocably instructed the Borrower’s Accountant (A) to communicate directly with DOE, FFB and the United States Comptroller General, in each case, for information purposes only and on a non-reliance basis, regarding the Borrower’s accounts, operations and all other matters set forth in Section 7.12 (Books, Records and Inspections); provided, that DOE shall exercise such right to communicate with the Borrower’s Accountant reasonably and upon reasonable prior notice to the Borrower and providing an opportunity for the Borrower to participate; and (B) upon the occurrence and during the continuation of a Default, an Event of Default, a Material Adverse Effect or an event or circumstance that could reasonably be expected to result in a Material Adverse Effect, to communicate directly with DOE regarding the Borrower’s accounts, operations and all other matters as DOE may request with notice to the Borrower and opportunity for the Borrower to participate; and

(iii) A plan, in form and substance satisfactory to DOE, prepared by the Sponsor outlining the actions that the Borrower Entities will undertake to (A) put in place internal control over financial reporting (as defined in each of Rules 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934 and Canadian Securities Administrators National Instrument 52-109, Certification of Disclosure in Issuers’ Annual and Interim Filings) that are compliant with the Committee of Sponsoring Organizations of the Treadway Commission’s Internal Control – Integrated Framework and adequate to produce Financial Statements that are compliant with the Designated Standard and sufficient for the

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

purposes of the Borrower’s Accountant’s or Sponsor’s Accountant’s review and (B) resolve all material weaknesses in the Sponsor’s and the Borrower Entities’ internal control over financial reporting identified in [xxx] report as independent registered public accounting firm included in the Sponsor’s audited Financial Statements for the Fiscal Year ended on December 31, 2023 (the “ICFR Plan”); it being understood that, to the extent acceptable to DOE, the ICFR Plan delivered to satisfy this condition precedent may include placeholders to be completed in the updated ICFR Plan required to be delivered pursuant to Section 7.12(a)(iv) (Books, Records and Inspections).

(y) Appointment of Process Agent. DOE shall have received evidence, in form and substance satisfactory to it, that each agent for service of process referred to in Section 7.11 (Submission to Jurisdiction, Etc.) of the Sponsor Support Agreement and Section 8.14(f) (Submission to Jurisdiction, Etc.) of the Equity Pledge Agreement has been duly appointed and holds such appointment without reservation until at least six months after the Maturity Date, together with evidence of the prepayment in full of the fees of such agent.

(z) [Reserved]

(aa) Construction Budget. DOE shall have received a construction budget for the Project, substantially in the form attached as Exhibit M (Form of Construction Budget) hereto and in substance satisfactory to DOE and the Independent Engineer (the “Initial Construction Budget”) that:

(i) sets forth, on a monthly basis with the level of detail required by Exhibit M (Form of Construction Budget), all Project Costs necessary for the Project through Project Completion (including the amount of any Project Costs paid through the date of such budget), and

(ii) specifies on a line item and aggregate basis for all Project Costs: (i) the portions of any Project Costs that constitute Eligible Project Costs, and (ii) the amount of any contingencies; it being understood that the schedule for incurring Project Costs will be subject to being updated to be consistent with the updates to the Project Execution Plan.

(bb) O&M Budget; Operating Plan. DOE shall have received (i) the Borrower’s O&M Budget in the form of Exhibit X (Form of O&M Budget) hereto (the “Form of O&M Budget”) and otherwise in form and substance satisfactory to DOE and the Independent Engineer, and (ii) the form of Operating Plan in form and substance acceptable to DOE and the Independent Engineer, in each case, for the stub period from the Effective Date to December 31, 2024 and for the first full fiscal year after the Effective Date occurs.

(cc) Independent Engineer Report. DOE shall have received a report addressed to DOE (in form and substance satisfactory to it and addressing such matters as may be required by DOE) from the Independent Engineer.

(dd) Insurance; Insurance Consultant Report. All Required Insurance required to be in effect on or prior to the Effective Date in accordance with Section 7.03 (Insurance) and Schedule 7.03 (Required Insurance), except as set forth in Schedule 6.40 (Insurance Non-Compliance), is in place and in full force and effect without default and all premiums thereon have been paid in full or are to be paid by other arrangements satisfactory to DOE, and DOE shall have received:

(i) True, correct and complete copies of each policy of such Required Insurance (or binders, certificates of insurance or other forms of evidence of such Required Insurance reasonably acceptable to DOE), each endorsed with the form of Secured Parties’ endorsement and applicable loss payee clause in Schedule 7.03 (Required Insurance) (or any other form acceptable to DOE);

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

(ii) a Broker’s Letter of Undertaking acceptable to DOE in respect of the Required Insurance; and

(iii) a report from the Insurance Consultant in respect of the Project and the Required Insurance addressing the adequacy and consistency of the insurance coverage to be maintained with Prudent Industry Practice and such other insurance related matters as DOE may request, which report shall be in form and substance satisfactory to DOE.

(ee) Financial and Market Advisor Reports. DOE shall have received the Financial and Market Advisor Reports addressed to DOE in form and substance satisfactory to it and addressing such matters as may be required by DOE.

(ff) Fees and Expenses. DOE shall have received (i) payment in full of all fees required to be paid on or prior to the Effective Date and all Periodic Expenses and other fees or expenses (if any) then due and payable in accordance with Section 4.01 (Reimbursement and Other Payment Obligations); and (ii) (A) reimbursement of all fees and Periodic Expenses of any DOE Consultants, incurred and invoiced prior to the Effective Date, or (B) confirmation that such fees and Periodic Expenses have been paid directly, in each case from funds other than the proceeds of the Loan, in each case of (i) and (ii) to the extent invoiced at least five days before the Effective Date.

(gg) Structure Chart. DOE shall have received, as an attachment to the officer’s certificate of the Sponsor referred to in Section 5.01(f) (Officer Certificates) above, true and correct corporate organization and capitalization structure charts of the Sponsor, showing the Borrower Entities, the Parent, and Sponsor and all intermediate holding entities, and their direct equity investors (in the case of the Sponsor, to the extent, to the Knowledge of the Borrower Entities, such equity investor holds at least ten percent (by both vote and value) of the equity interest in the Sponsor), in form and substance satisfactory to DOE.

(hh) Representations and Warranties.

(i) Each of the representations and warranties made (or deemed made) by any Obligor or any Major Project Participant in any Transaction Document are true and correct in all material respects (except to the extent any such representation and warranty itself is qualified by “materiality,” “material adverse effect” or a similar qualifier, in which case it is true and correct in all respects) as of such date, except to the extent such representation or warranty is made only as of a specific date or time (in which event such representation or warranty is true and correct as of such date or time).

(ii) To each Borrower Entity’s Knowledge, no material breach or material default by any Major Project Participant under the Major Project Document to which such Major Project Participant is a party has occurred and is continuing.

(ii) Events of Default; Event of Loss; Force Majeure Event. No (A) Default or Event of Default, (B) Event of Loss with respect to all or a material portion of the Project or (C) Borrower Force Majeure Event that (1) has adversely affected or could reasonably be expected to adversely affect the ability of the Borrower to perform its obligations under the Transaction Documents or (2) has resulted or could reasonably be expected to result in a suspension of the construction of the Project for a period longer than 30 days from the Effective Date shall have occurred and be continuing or would occur upon or immediately after the Effective Date.

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

(jj) Program Requirements. All requirements and conditions of the Program Requirements required to have been satisfied as of the Effective Date shall have been satisfied, and DOE shall have received evidence in form and substance satisfactory to it of the same.

(kk) Action Memoranda. DOE shall have received an action memorandum executed by the Secretary of Energy authorizing: (i) the execution by DOE of the Financing Documents to which it is a party and (ii) any material changes to the terms and conditions set forth in the Term Sheet.

(ll) Community Benefits Plan. DOE shall have received the Community Benefits Plan in form and substance satisfactory to DOE.

(mm) Inter-Agency Consultations and Approvals. DOE shall have engaged in all required consultations, obtained all required approvals, and satisfied all applicable legal requirements in connection with execution and performance by DOE of the Financing Documents.

(nn) Material Adverse Effect. No event (including a change in law) shall have occurred or could reasonably be expected to occur with respect to the Project or any Major Project Participant that could reasonably be expected to have a Material Adverse Effect.

(oo) Intellectual Property; Trade Secret Escrow. DOE shall have received evidence that:

(i) the Borrower Entities exclusively own, or have been granted a non-exclusive, perpetual, irrevocable, sublicensable license in form and substance satisfactory to DOE to use, practice, commercialize and exploit, all Project IP in the manner proposed by the Borrower Entities in accordance with the Project Plans, consistent with the manner in which each Borrower Entity conducts its business on the date hereof and, as of the date hereof, proposes to conduct its business in the future, and otherwise in a manner satisfactory to DOE; and

(ii) the Borrower Entities have, or have caused each licensor of Project IP (including the IP Provider) to, grant to the Secured Parties, effective (A) during the continuance of an Event of Default, (B) upon an enforcement and transfer of ownership in the Borrower Entities, or (C) upon any bankruptcy or insolvency action related to the Borrower Entities, an irrevocable, non-exclusive, transferable, sub-licensable fully paid-up and royalty-free right and license, for no additional consideration, to use the Project IP included in the Collateral and such other rights as are necessary to practice, reproduce, distribute, modify, improve, disclose, compile, execute, make or have made, display, perform and create derivative works of any and all software source code or to access and use the Project IP.

(pp) Black Mass Sourcing; Transportation Route Study. DOE shall have received:

(i) an updated summary of its Hub Feedstock Supply Plan for the five-year period commencing from Mechanical Completion (and covering the commissioning and production ramp-up of the Project), certified by an officer of the Borrower as having been prepared on the basis of reasonable projections and market information, providing in sufficient detail: (A) the sources of such Black Mass; (B) the anticipated amounts of Black Mass to be received from each source during the relevant period; (C) Black Mass content specifications; and (D) the planned dates of production startup of new Spokes in North America to support the Minimum Annual Average Material Recovery Rates; and

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

(ii) a transportation route study, in form and substance satisfactory to DOE, for the delivery of all oversize or overweight cargo to be delivered at the Project Site.

(qq) EHS Plan. DOE shall have received the EHS Plan with respect to construction of the Project and the operation of the Covered Spokes in form and substance satisfactory to DOE, and such plan has been implemented and complied with.

(rr) Technical Document Schedule. DOE shall have received the Technical Document Schedule in form and substance satisfactory to DOE.

(ss) Lien Searches. DOE shall have received results of a recent search of all effective UCC financing statements and fixture filings and all judgment and Tax lien filings that have been made with respect to any personal real or mixed property of the Borrower Entities and the Parent, together with copies of all such filings disclosed by such search and UCC termination statements for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements or fixture filings disclosed in such search (other than any such financing statements or fixture filings in respect of Permitted Liens).

(tt) Cyber-Security Plan. DOE shall have received a cyber-security implementation plan, in form and substance satisfactory to DOE, from the Borrower outlining the actions (including the schedule for such actions) to be taken by the Borrower Entities to (x) start conducting commercially reasonable privacy and security audits and penetration tests (including any third party audits of the IT Systems) at reasonable intervals on all IT Systems that maintain, store or process Sensitive Information and (y) address all material privacy or data security issues identified as “critical”, “high risk” or a similar level of risk rating raised in any such audit or penetration test (the “Cyber-Security Plan”).

(uu) Conditions Precedent in the Funding Agreements. Each condition precedent under the Funding Agreements to the purchase of the Notes by FFB shall have been satisfied in the sole determination of FFB.

(vv) Receipt of the Principal Instruments. FFB shall have received from DOE each of the Principal Instruments.

(ww) Davis-Bacon Act. DOE shall have received a certificate from a Responsible Officer of the Borrower certifying that (A) the clauses set forth in Schedule 6.27(b) (Davis-Bacon Act Contract Provisions) and the appropriate wage determination(s) of the Secretary of Labor have been included in each Davis-Bacon Act Covered Contract existing as of the Effective Date; and (B) the Borrower and each DBA Contract Party under each Davis-Bacon Act Covered Contract existing on or prior to the Effective Date have taken all necessary steps to comply with and are in compliance (including retroactive compliance) with the Davis-Bacon Act Requirements.

Section 5.02 Conditions Precedent to First Advance Approval. The obligation of DOE to deliver the First Advance Request Approval Notice directing FFB to make the First Advance in accordance with the Note Purchase Agreement and the Building Note is subject to the prior satisfaction (or waiver by DOE in writing) as determined by DOE of each of the following conditions precedent as of a date not later than the fifth Business Day prior to the Requested First Advance Date (unless otherwise specified herein) and to their continued satisfaction on the Requested First Advance Date for such First Advance:

(a) Effective Date. The Effective Date has occurred.

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

(b) Consultant Report Bring-Down. If (i) the Requested First Advance Date occurs on or after the date that is six months after the Effective Date or (ii) any event (including any judicial, arbitral or other legal proceeding decision or change in law) shall have occurred and be continuing, or could reasonably be expected to occur with respect to the Project or any Major Project Participant that may have a material effect on the Secured Parties’ interests under or in connection with the Transaction Documents or the Project or any part thereof, then DOE shall, if requested by DOE, have received:

(i) a certificate of the Independent Engineer, dated no earlier than ten Business Days or such other period as agreed by DOE, prior to the Requested First Advance Date, substantially in the form of Exhibit F-1 (Form of Independent Engineer Report Bring-Down Certificate) and addressing such other matters as DOE may request and an updated copy of the report provided pursuant to Section 5.01(cc) (Independent Engineer Report);

(ii) an insurance bring-down report of the Insurance Consultant, dated no earlier than ten Business Days or such other period as agreed by DOE, prior to the Requested First Advance Date, in form and substance satisfactory to DOE and addressing the adequacy of the insurance coverage to be maintained and such other matters as DOE may request;

(iii) a certificate of the Financial and Market Advisor dated no earlier than ten Business Days or such other period as agreed by DOE, prior to the Requested First Advance Date, substantially in the form of Exhibit H (Form of Financial and Market Advisor Reports Bring-Down Certificate) and addressing such other matters as DOE may request and an updated copy of the Financial and Market Advisor Reports provided pursuant to Section 5.01(ee) (Financial and Market Advisor Reports); and

(iv) an updated due diligence report from White & Case LLP, satisfactory to DOE, with respect to the Project, the Covered Spokes and the Project Documents.

(c) Equity Commitments.

(i) The Sponsor has contributed to the Borrower (A) the total amount of the Borrower Funding Commitment, and the Borrower, directly or indirectly, has applied all such funds towards Project Costs or the funding of the Project Accounts contemplated in clause (ii) below, and (B) the total amount of the Account Funding Requirement of the Construction Reserve Account as of the First Advance Date and the Borrower has deposited such amount in the Construction Reserve Account; provided that the Sponsor may, in lieu of contributing cash to the Borrower for the making of such deposit, deliver to the Collateral Agent an Acceptable Letter of Credit to be credited to the Construction Reserve Account with an amount available to be drawn equal to such Account Funding Requirement;

(ii) the Borrower, directly or indirectly, has deposited proceeds from Equity Contributions made by the Sponsor or Parent to satisfy the Borrower Funding Commitment, into (A) the Ramp-up Costs Account, in the amount contemplated in Section 2.01(c)(ii) of the Sponsor Support Agreement, (B) the Spoke Capital Expenditure Account, in the amount contemplated in Section 2.01(c)(iii) of the Sponsor Support Agreement and (C) the Construction Account in the amount of the DBA Retroactive Compliance Amount in accordance with the Accounts Agreement and Section 2.01(d) (Borrower Funding Commitment) of the Sponsor Support Agreement; and

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

(iii) the Sponsor has otherwise satisfied its obligations required to be satisfied prior to the First Advance Date under the Sponsor Support Agreement.

(d) Base Case Financial Model. DOE shall have received an Updated Base Case Financial Model, certified by a Financial Officer of the Borrower, demonstrating compliance with the Debt Sizing Parameters, accompanied by (A) a certificate from a Financial Officer of the Borrower, in form and substance satisfactory to DOE, that includes a written explanation from the Borrower of all variances from the Effective Date Base Case Financial Model; (B) a report from the Financial and Market Advisor confirming (1) the mathematical accuracy of the computations therein; (2) the consistency in all material respects of such Updated Base Case Financial Model with the Project Plans; (3) that the underlying assumptions are reasonable and are consistent in all material respects with the applicable provisions of the Transaction Documents; and (4) that such Updated Base Case Financial Model demonstrates, on a projected basis, compliance with Section 7.10 (Financial Covenant); and (C) an updated Hub Feedstock Supply Plan in form and substance satisfactory to DOE.

(e) Production Capacity. DOE shall have received a certificate from a Responsible Officer of the Borrower, in a form and substance satisfactory to DOE and the Independent Engineer, certifying and attaching supporting evidence (or to the extent delivered separately to DOE, referencing such evidence) that the operating Covered Spokes’ nameplate equivalent input capacity and total Black Mass production capacity range (including ancillary systems throughput) will result in availability of Black Mass in compliance with engineering design specifications and quantities sufficient for continuous operation of the Project at Hub Nominal Throughput Capacity, and satisfying the Core Products recovery projections in the most recently Updated Base Case Financial Model, which shall be no less than the Hub Nominal Throughput Capacity, it being understood that this condition is not intended to limit HubCo’s ability to actually source Black Mass from Affiliates (other than SpokeCo) or third parties instead of fully using Covered Spoke’s capacity, in each case subject to compliance with the covenants hereunder.

(f) Title Continuation. DOE shall have received evidence satisfactory to DOE of the Borrower’s continued unencumbered leasehold, easement and/or other real estate interest on the Project Site (subject only to Permitted Liens), under the relevant laws of the State of New York, as is necessary for the development of the Project.

(g) Original Transaction Documents. FFB shall have received fully executed originals (in sufficient counterparts for each of DOE, FFB and the Collateral Agent) of this Agreement, the Funding Agreements, the Equity Documents, the Security Documents and the Specified First Advance Documents.

(h) Covered Spokes Report. If requested by DOE, DOE shall have received a report from the Independent Engineer and/or the Financial and Market Advisor, addressed, and in form and substance satisfactory, to DOE regarding such matters related to the construction, operation or maintenance of the Covered Spokes as DOE may request, including the incurrence and adequacy of budgeted Covered Spokes Costs that are Operating Costs.

(i) Financial Statements. DOE shall have received (i) at least 20 Business Days prior to the delivery of the Master Advance Notice for the First Advance draft Historical Financial Statements of the Borrower and (ii) simultaneously with the delivery of the Master Advance Notice, the Historical Financial Statements of the Borrower certified by a Responsible Officer of the Borrower to the effect that they fairly present, in all material respects, the financial condition of the Borrower and its Subsidiaries, as of the dates indicated and the results of their operations and their cash flows for the periods indicated, in each case, in accordance with the Designated Standard applied on a basis consistent with prior years, subject, in the case of unaudited Financial Statements, to changes resulting from the absence of notes and normal audit and year-end adjustments, as applicable.

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

(j) CPA Compliance Agreement. DOE shall have received (i) evidence, in form and substance satisfactory to DOE, that as of the First Advance Date (x) the CPA Compliance Agreement remains in full force and effect and (y) the Borrower Entities are in compliance with the terms of the CPA Compliance Agreement and (ii) a report, in form and substance satisfactory to DOE, with respect to progress towards and Borrower’s reasonable projections of schedule to fully satisfy such terms.

(k) KYC Requirements. DOE, the Collateral Agent and the Depositary Bank shall have received (i) evidence that the Borrower has established proper operating and credit policies and procedures (including, inter alia, “know your customer” and anti-money laundering policies) substantially in accordance with the KYC Implementation Plan; and (ii) a report, in form and substance satisfactory to DOE, describing any deviation in such policies and procedures from the KYC Implementation Plan.

(l) Internal Control Over Financial Reporting Requirements. DOE shall have received, in form and substance satisfactory to DOE, either (i) audited Financial Statements of the Sponsor (including the report contemplated in Section 8.01(a)(iii) (Annual Financial Statements)) that do not identify any material weaknesses in their respective internal control over financial reporting or (ii) an updated ICFR Plan, together with a certificate from (A) a Financial Officer of the Sponsor that (1) such plan, if implemented in accordance with its terms, will be sufficient to obtain such audited Financial Statements and (2) all weaknesses and other matters identified in the ICFR Plan as required to be resolved prior to the First Advance have been resolved, together with evidence satisfactory to DOE thereof, and (B) the ICFR Advisor with respect to the performance of testing and validation of adequacy of the Sponsor’s and Borrower’s internal control over financial reporting, and the summary of the methodology used to provide the certifications therein.

(m) Cyber-Security Audit. DOE shall have received evidence, in form and substance satisfactory to DOE, from the Borrower Entities of a commercially reasonable privacy and security audit (including any third party audit of the IT Systems) on all IT Systems that maintain, store or process Sensitive Information, a summary of results from such audit and a report on any progress made addressing any “critical,” “high risk,” or similar level of risk rating that is raised in such audit (including any third party audits of the IT Systems).

(n) Insurance Policies. DOE shall have received true, correct and complete copies of each policy of such Required Insurance, each endorsed with the form of Secured Parties’ endorsement and applicable loss payee in Schedule 7.03 (Required Insurance) (or any other form acceptable to DOE).

(o) Designated Standard Reconciliation Plan. DOE shall have received, in form and substance satisfactory to DOE, a plan together with supporting information outlining the actions that the Borrower Entities will undertake to reconcile the difference between IFRS and GAAP in connection with the production of Financial Statements of the Sponsor and the Borrower for periods occurring after December 31, 2022 and their comparison against the twelve months ending on October 31, 2022 plus the two months stub period ending on December 31, 2022 (the “Reconciliation Plan”).

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

(p) Key Construction Management Personnel. DOE shall have received evidence satisfactory to DOE that all Key Construction Management Personnel have been hired or engaged, and remains employed by a Borrower Entity or the Sponsor in their applicable capacities, and are actively dedicated to the prosecution of the construction of the Project.

(q) Payment of Permitted Claims; Resolution of Existing Disputes. DOE shall have received evidence that all Permitted Construction Claims have been paid or irrevocably and unconditionally discharged, in full, and that all Permitted Mechanic’s Liens and related lis pendens or similar encumbrances on the Collateral have been released in full, in each case, to the satisfaction of DOE, prior to or simultaneously to the making of the First Advance.

(r) Readiness to Proceed. DOE shall have received (x) the most recent invoice paid by the Borrower for each Construction Contract under which work on the Project has commenced or (y) in the case of each other Construction Contract existing as of the First Advance Date that has not yet commenced work on the Project, evidence that the Borrower and the applicable Major Project Participant have confirmed in writing the effectiveness thereof and the readiness of all parties to proceed with performance of the work thereunder that is contemplated to be performed during the then current stage of the Project pursuant to the Project Plans.

(s) Minimum Cash Balance. The Sponsor is in compliance with Section 4.03 (Minimum Cash Balance) of the Sponsor Support Agreement and holds cash or Cash Equivalents in an amount equal to the Minimum Cash Balance, and DOE shall have received evidence in form and substance satisfactory to it of the same.

(t) Additional Contracts. DOE shall have received fully executed copies of the: (i) Specified First Advance Documents, (ii) each Additional Project Document, (iii) each Direct Agreement to be entered on or prior to the First Advance Date, and (iv) each Transaction Document required to be executed on or prior to the First Advance Date that has not previously been delivered to DOE, in each case of (i) to (iv), in form and substance satisfactory to DOE.

(u) Legal Opinions. The Secured Parties shall have received executed originals of the following legal opinions each dated as of the First Advance Date, addressed to the Secured Parties and each in form and substance satisfactory to the Secured Parties:

(i) The legal opinion of Freshfields US LLP, as New York counsel to the Borrower Entities;

(ii) the legal opinion of Barclay Damon, LLP, as New York counsel to the Borrower Entities with respect to real estate matters, to the extent required by DOE;

(iii) the legal opinion of Gibson Knecht PC, as Arizona counsel to the Borrower Entities;

(iv) the legal opinion of McCarthy Tetrault LLP, as Canadian counsel to the Canadian Obligors, to the extent any Canadian Obligor enter into any Transaction Document after the Effective Date and on or prior to the First Advance Date;

(v) the legal opinion of Rumberger, Kirk & Caldwell, PA, as Alabama counsel to the Borrower Entities;

(vi) legal opinions in respect of Traxys, County of Monroe Industrial Development Agency, Ridgeway Properties I, LLC and Pike Conductor Dev 1, LLC, in each case, regarding the due authorization, execution and delivery and valid, binding and enforceable nature of the Major Project Documents and the Direct Agreements to which each such Person is a party; and

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

(vii) legal opinions in respect of each party, other than any Borrower Entities, to (i) the Specified First Advance Documents, (ii) each Additional Project Document, (iii) each Direct Agreement to be entered on or prior to the First Advance Date, and (iv) each Transaction Document required to be executed as of the First Advance Date that has not previously been delivered to DOE, in each case, received pursuant to Section 5.02(t) (Additional Contracts).

(v) [Reserved].

(w) Glencore Amendments. No later than ten Business Days prior to the First Advance Date, DOE shall have received a fully executed copy of the Glencore Amendment.

(x) Post-Closing Covenants. Borrower shall have complied with each of the covenants set forth under Section 7.31 (Post-Closing Covenants).

Section 5.03 Conditions Precedent to Each Advance Approval. The obligation of DOE to deliver an Advance Request Approval Notice directing FFB to make each Advance (including the First Advance Request Approval Notice) in accordance with the Note Purchase Agreement and the Notes is subject to the prior satisfaction (or waiver by DOE in writing) as determined by DOE of each of the following conditions precedent as of a date not later than the third Business Day (or fifth Business Day, if the amount of the requested Advance is larger than $100,000,000) prior to the Requested Advance Date and to their continued satisfaction on the Requested Advance Date for such Advance:

(a) Master Advance Notice. DOE shall have received from the Borrower not less than 18 Business Days prior to any Requested Advance Date with respect to any Advance (but not more than 20 Business Days prior to the applicable Requested Advance Date), a Master Advance Notice.

(b) Representations and Warranties.

(i) Each of the representations and warranties made by any Obligor or Major Project Participant in or pursuant to any Transaction Document shall be true and correct in all material respects (except such representations and warranties that by their terms are qualified by materiality or Material Adverse Effect, in which case it is true and correct in all respects), on and as of such date as if made on and as of such date (or, to the extent such representations and warranties expressly relate to an earlier date, on and as of such earlier date), before and after giving effect to the extensions of credit requested to be made on such date.

(ii) To each Borrower Entity’s Knowledge, no material breach or material default by any Major Project Participant under the Major Project Document to which such Major Project Participant is a party has occurred and is continuing.

(c) No Event of Default; Event of Loss; Force Majeure Event.

(i) No (A) Default, or Event of Default, (B) Event of Loss with respect to all or a material portion of the Project or (C) Borrower Force Majeure Event that (1) has adversely affected or could reasonably be expected to adversely affect the ability of the Borrower to perform its obligations under the Transaction Documents or (2) has resulted or could reasonably be expected to result in a suspension of the construction of the Project for a period longer than 30 days from the Requested Advance Date, has occurred and be continuing, would occur upon or immediately after the Requested Advance Date or would result from the Advance.

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

(ii) No violation of any Applicable Law or regulation (including Davis-Bacon Act Requirements, USA PATRIOT Act, Cargo Preference Act of 1954, Sanctions, Anti-Money Laundering Laws and anti-corruption laws), Transaction Document, Required Approval, or any other agreement or consent to which the Borrower is a party, or any judgment or approval to which the Borrower is subject shall have occurred and be continuing or would result from the Advance.

(d) No Material Adverse Effect. No event (including any judicial, arbitral or other legal proceeding decision or change in law) shall have occurred and be continuing, or could reasonably be expected to occur with respect to the Project or any Major Project Participant, that has had or could reasonably be expected to have, a Material Adverse Effect.

(e) Base Case Financial Model. DOE shall have received either:

(i) a certificate from a Financial Officer of the Borrower, in form and substance satisfactory to DOE, from the Borrower that (A) there are no changes to the Base Case Financial Model most recently approved by DOE; and (B) there are no changes to the assumptions therein, in each case that are materially adverse to the interest of the Secured Parties; or

(ii) an updated Base Case Financial Model approved in writing by DOE (the “Updated Base Case Financial Model”), certified by a Financial Officer of the Borrower, demonstrating compliance with the Debt Sizing Parameters, accompanied by a certificate from a Financial Officer of the Borrower, in form and substance satisfactory to DOE, that (A) includes a written explanation from the Borrower (with such level of detail as DOE may request) of all variances from the Base Case Financial Model most recently approved by DOE, and (B) certifying (1) the mathematical accuracy of the computations therein; (2) the consistency in all material respects of the Updated Base Case Financial Model with the Project Plans; (3) that the underlying assumptions are reasonable and are consistent in all material respects with the applicable provisions of the Transaction Documents and Applicable Law; and (4) that such Updated Base Case Financial Model demonstrates compliance with Section 7.10 (Financial Covenants).

(f) Adequate Project Funding. DOE shall have received a certificate from a Responsible Officer of the Borrower and supporting information, in each case, in form and substance satisfactory to it that the following funds available to the Borrower are sufficient to (i) pay all remaining Project Costs (including reasonably expected Cost Overruns), (ii) make the initial deposit in the Debt Service Reserve Account the full amount of the Account Funding Requirement thereof when required by the Financing Documents and (iii) achieve Project Completion by the Project Completion Longstop Date: (A) the amount of the requested Advance; (B) the undisbursed amount of the Loan after giving effect to the requested Advance; (C) the amount on deposit in the Advance Proceeds Subaccount of the Construction Account; (D) the Equity Funding Commitment secured by cash collateral or an Acceptable Letter of Credit; and (E) additional equity contributions, proceeds from Permitted Subordinated Loans or proceeds from equity sales permitted by the Financing Documents to be funded simultaneously with, or prior to, the Requested Advance Date.

(g) Receipt of Certificates; Legal Opinions; Lien Searches. DOE shall have received:

(i) Borrower Advance Date Certificate. A certificate of a Responsible Officer of the Borrower substantially in the form of Exhibit E (Form of Borrower Advance Date Certificate) and addressing such other matters as DOE may request.

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

(ii) Independent Engineer Certificate. A certificate of the Independent Engineer, dated no earlier than ten Business Days or such other period as agreed by DOE prior to the Requested Advance Date, substantially in the form of Exhibit F-2 (Form of Independent Engineer Certificate (Advance Approval)) and addressing such other matters as DOE may reasonably request.

(iii) Legal Opinions. Such legal opinions, subject to customary qualifications and limitations, as DOE may request in connection with such Advance.

(iv) Lien Searches. In the case of each Advance, a recent search of all effective UCC financing statements and fixture filings and all judgment and Tax lien filings that have been made with respect to any personal real or mixed property of the Borrower Entities and the Parent.

(h) Aggregate Advances. A certificate of a Responsible Officer of the Borrower and supporting information that the aggregate principal amount of all Advances (together with all capitalized interest thereon), after giving effect to the Advances to be made on such Requested Advance Date and application of the proceeds thereof to the payment of Eligible Project Costs contemplated in the Master Advance Notice, does not exceed the Maximum Loan Amount.

(i) Use of Proceeds; Lien Waivers. DOE shall have received, together with the Master Advance Notice, each of the following, in form and substance satisfactory to DOE:

(i) evidence that the proceeds of the requested Advance will be applied towards (A) the payment or reimbursement of Eligible Project Costs that (x) have been incurred and previously paid by the Borrower or one of its Affiliates (but solely to the extent incurred on or following the Eligibility Cut-Off Date) or (y) are reasonably projected by the Borrower, as confirmed by the Independent Engineer, to be incurred during the then current Fiscal Quarter of the Borrower in accordance with the then-current Construction Budget or as otherwise approved by DOE, in each case, other than Eligible Project Costs paid to satisfy the Borrower Funding Commitment or the Contingent Equity Commitment, or (B) depositing into the Debt Service Reserve Account (to be credited to the Advance Proceeds DSRA Subaccount) the amount required to be deposited therein pursuant to Section 2.13 (Debt Service Reserve Account) of the Accounts Agreement;

(ii) evidence that all unpaid balances that are due or unsettled claims with each Construction Contractor, supplier or any of their subcontractors, if any, have been fully paid except for those that are being contested pursuant to Permitted Contest Conditions to the satisfaction of DOE;

(iii) evidence that (A) (x) in the case of the First Advance, each Construction Contractor or subcontractor that holds a Permitted Construction Claim or Permitted Mechanic’s Lien and (y) in the case of each Advance, each Construction Contractor, each subcontractor and each other Person performing labor or furnishing materials for or in connection with the Project with a contract or series of related contracts having a value of [xxx] or more or requesting payment in an amount that equals or exceeds [xxx] to be reimbursed with the proceeds of the requested Advance or other funds of the Borrower, has (1) irrevocably waived and released all Liens, statutory or otherwise, that it may have or acquire on the Collateral or the Project with respect to work completed and for which application for payment was made in the Master Advance Notice immediately prior to the requested Advance or that has been otherwise previously paid since the date of such prior Master Advance Notice, and (2) conditionally waived on terms satisfactory to DOE and the Title Company and released all Liens, statutory or otherwise, that it may have or acquire

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

on the Collateral or the Project with respect to work completed since the prior Master Advance Notice; provided, that, in the case of both clauses (x) and (y), for any subcontractor or other Person performing labor or furnishing materials, in each case, that is not a party to a Construction Contract to which any Borrower Entity or any of its Affiliates is a party, if the Borrower has not been able to obtain such waivers after performing all commercially reasonable efforts, the Borrower may satisfy this condition by delivering evidence of having posted a bond or other security, in each case, acceptable to DOE in accordance with Applicable Law in such manner and amount as to assure DOE that any amounts determined to be due will promptly be paid and the corresponding Lien satisfied and released, and (B) in the case of the First Advance, the aggregate amount of Permitted Construction Claims or Permitted Mechanic’s Liens for which Lien waivers have not been obtained to satisfy clause (A) above (or, in the case of Permitted Construction Claims or Permitted Mechanic’s Liens held by subcontractors, a bond or other security posted pursuant to the proviso of clause (A)), does not exceed [xxx]; and

(iv) evidence satisfactory to DOE, that the proceeds of all prior Advances have been applied to pay or reimburse Eligible Project Costs that have become due and payable on or prior to the Requested Advance Date as set forth in the most recent reports provided in accordance with Section 8.02(d) (Independent Accounting Review) or as otherwise approved by DOE.

(j) Security; Real Property.

(i) All Security Documents shall continue to be in full force and effect, properly perfected, filed and registered or recorded in any jurisdiction and with any Governmental Authority where perfection, filing and registration or recordation is required, as applicable, and all Liens or pledges in favor of the Secured Parties shall continue to be properly registered or recorded in favor of such Secured Parties.

(ii) On or prior to the tenth Business Day prior to the Requested Advance Date, DOE shall have received a title date-down and a pro-forma Date-Down Endorsement with respect to each ALTA Mortgage Loan Policy, which Date-Down Endorsement shall be delivered no later than the fifth Business Day prior to the Requested Advance Date in a title insurance amount of not less than the aggregate Advances made through the Requested Advance Date, in the form and substance satisfactory to DOE, reflecting the applicable Borrower Entity’s continued ownership, easement, leasehold or other real estate interest in all applicable Real Property and insuring that the applicable Mortgage remains a legal, valid and enforceable First Priority Lien on the applicable Borrower Entity’s ownership, easement, leasehold or other real estate interest in the Project Site, the portion of the New York Spoke Site located at 100 Latona Road, Building 350, Rochester, New York and the portion of the Alabama Spoke Site located at 1601 Boone Boulevard, Northport, Alabama, subject only to Permitted Liens.

(k) Environmental Compliance. Each of the Borrower Entities, the Covered Spokes, the Covered Spoke Sites, the Project Site, the Facility, and the Project shall be in compliance with all applicable Environmental Laws and historic preservation Applicable Laws and any Required Approvals thereunder, and shall have and maintain in full force and effect all Required Approvals relating to any and all applicable Environmental Laws and historic preservation Applicable Laws.

(l) Program Requirements. DOE shall have received evidence, in form and substance acceptable to it that the Borrower is in compliance with or shall have satisfied, as applicable, all requirements and approvals pursuant to the Program Requirements.

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

(m) Permits and Approvals. DOE shall have received:

(i) a certificate from a Responsible Officer of the Borrower, together with such other evidence as DOE may reasonably request or as may be required under the Transaction Documents, that (A) all Required Approvals required to be obtained by any Borrower Entity as of the date of such Advance have been obtained, have been validly issued and are in full force and effect, are Non-Appealable and are not subject to other proceeding or unsatisfied conditions that could reasonably be expected to result in a material modification or cancellation thereof and (B) no term or condition of any Required Approval has been amended from the form thereof delivered pursuant to this Section 5.03(m), except for amendments (x) granted in the Ordinary Course of Business, (y) in the form disclosed to DOE prior to the granting of such amendment, and (z) expressly accepted by DOE in writing, in which case such certificate shall fully describe the change and attach a copy of the applicable amendment;

(ii) copies of all such Required Approvals not previously delivered, certified by the Borrower as being true, complete and correct (including all schedules, exhibits, attachments, supplements and amendments thereto and any related protocols or side letters); and

(iii) a certificate from a Responsible Officer of the Borrower to the effect that either (A) the Subsequent Required Approvals Schedule remains accurate or (B) an updated Subsequent Required Approvals Schedule, in form and substance satisfactory to DOE, including any Required Approvals that were not required to be obtained by the Borrower Entities but are or will be now required to be obtained by the Borrower Entities since the immediately preceding Advance, is attached thereto.

(n) Payment of Fees and Expenses. DOE shall have received (i) payment in full of all fees required under the Financing Documents to be paid on or prior to the Requested Advance Date, and all Periodic Expenses and reimbursement of all fees and Periodic Expenses of any DOE Consultants, incurred and invoiced at least ten Business Days prior to the Requested Advance Date, or (ii) confirmation that all such fees and Periodic Expenses have been paid or will be paid on the Requested Advance Date directly to the relevant DOE Consultants.

(o) Conditions Precedent in the Funding Agreements. Each of the conditions precedent (other than delivery of the Advance Request Approval Notice by DOE) to such Advance (including the initial Advance) under the Notes in accordance with the Note Purchase Agreement and the Notes have been satisfied.

(p) Litigation.

(i) Except as set forth in Schedule 6.08 (Litigation), there shall be no pending or, to each Borrower Entity’s Knowledge, threatened (in writing) Adverse Proceeding that relates to (x) the legality, validity, or enforceability of any Financing Document, FFB Document or Major Project Document; (y) any transaction contemplated by any Financing Document, FFB Document or Major Project Document; or (z) the Project or any Borrower Entity.

(ii) Except as set forth in Schedule 6.08 (Litigation), there shall be no pending or, to the Knowledge of any Borrower Entity, threatened (in writing) Adverse Proceeding that relates to the Sponsor, Parent or any of the Controlled Affiliates that has had or could reasonably be expected to have a Material Adverse Effect.

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

(iii) Each of the actions registered on (A) the docket of the Supreme Court of the State of New York, Monroe County, as Nieves v. Johnston, et al., E2023014542 (N.Y. Sup. Ct), (B) the U.S. District Court for the Southern District of New York’s docket as Hubiack v. Li-Cycle Holdings Corp. et al., 1:23-cv-09894 (S.D.N.Y.) and (C) the Ontario Superior Court’s docket as Wyshynski v. Li-Cycle Holdings Corp. et al, Court File No. CV-23-00710373-00CP (collectively, the “Shareholder Actions”) has either been resolved pursuant to a final and unappealable order, finally settled and discontinued in all respects with prejudice or is being diligently defended by the Sponsor, in each case subject to DOE’s satisfaction.

[xxx]

(q) No Account Shortfall. There shall be no Account Shortfall in any Project Account having an Account Funding Requirement.

(r) Davis-Bacon Act. DOE shall have received a certificate from the Borrower certifying that (A) the clauses set forth in Schedule 6.27(b) (Davis-Bacon Act Contract Provisions) and the appropriate wage determination(s) of the Secretary of Labor have been included in each Davis-Bacon Act Covered Contract existing as of such Requested Advance Date; and (B) the Borrower and each DBA Contract Party under each Davis-Bacon Act Covered Contract existing on or prior to such Requested Advance Date have taken all necessary steps to comply with and are in compliance (including retroactive compliance) with the Davis-Bacon Act Requirements.

(s) No Violation. The making of the requested Advance shall not result in a violation of any Applicable Law, Transaction Document, Governmental Approval, or any other agreement or consent to which any Borrower Entity is a party, or any judgment or approval to which any Borrower Entity is subject.

(t) Transaction Documents.

(i) DOE shall have received at least ten Business Days prior to the Requested Advance Date fully executed originals (to the extent required) or copies of all Transaction Documents required to be executed as of the date of such Advance that have not previously been delivered to DOE, in each case in the name of one or more Borrower Entity, Parent or the Sponsor as counterparty thereto, and confirmation that such Transaction Documents remain in full force and effect.

(ii) Without limiting the generality of the foregoing, (A) the Borrower and/or HubCo, as applicable, shall have (1) entered into and delivered each Construction Contract contemplated to be entered into and delivered on or prior to the Requested Advance Date in accordance with the Project Execution Plan, and (2) delivered to DOE, at least ten Business Days prior to the Requested Advance Date, copies of each such Construction Contract, certified by the Borrower to be true, correct and complete, and such Direct Agreements, consents to collateral assignment, legal opinions, certificates, estoppels and other documents and instruments, in each case from the Borrower or the applicable contractor (or their counsels), related to such Construction Contract as DOE may request, and (B) each such Construction Contract, Direct Agreement, collateral assignment, legal opinion, certificate, estoppel and other document and instrument shall be in form and substance satisfactory to DOE.

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

(u) Required Customer Agreements. Each of the Required Customer Agreements projected to be in effect on or prior to the Requested Advance Date shall be in full force and effect and no default or event exists that with the passage of time, the giving of notice or both would constitute a default shall have occurred and be continuing thereunder.

(v) Black Mass Feedstock.

(i) If the Requested Advance Date is prior to Final Completion, DOE shall have received an officer’s certificate from a Responsible Officer of the Borrower (and, if requested by DOE, confirmed by the Independent Engineer) attaching a plan that demonstrates Black Mass feedstock from the combined production by Covered Spokes will be available in the quantities and quality specifications as planned and informed pursuant to Section 5.02(e) (Production Capacity) to satisfy the production requirements of the Project as projected in the most recently Updated Base Case Financial Model, it being understood that this condition is not intended to limit HubCo’s ability to actually source Black Mass from Affiliates (other than SpokeCo) or third parties instead of fully using Covered Spoke’s capacity, in each case subject to compliance with the covenants hereunder.

(ii) If the Requested Advance Date is after Final Completion, DOE shall have received an officer’s certificate from a Responsible Officer of the Borrower (and, if requested by DOE, confirmed by the Independent Engineer) to the effect that Black Mass feedstock from the combined production by Covered Spokes is available in the quantities and quality specifications as planned and informed pursuant to Section 5.02(e) (Production Capacity) to satisfy the production requirements of the Project as projected in the most recently Updated Base Case Financial Model, it being understood that this condition is not intended to limit to HubCo’s ability to actually source Black Mass from its Affiliates (other than SpokeCo) or third parties instead of fully using Covered Spoke’s capacity, in each case subject to compliance with the covenants hereunder.

(w) Updated Project Execution Plan. DOE shall have received, simultaneously with the delivery of the Master Advance Notice, an updated Project Execution Plan, which shall include, in form and substance satisfactory to DOE and the Independent Engineer, the then currently anticipated completion date for each of the Project Milestones and anticipated costs and expenses that the Borrower expects will be incurred in connection with, and upon the completion of, each Project Milestone, and such other updated terms as may be requested by DOE.

(x) Updated ICFR Plan. For each Advance, other than the First Advance, DOE shall have received, simultaneously with the delivery of the Master Advance Notice, either (i) audited Financial Statements of the Sponsor (including the report contemplated in Section 8.01(a)(iii) (Annual Financial Statements)) that do not identify any material weaknesses in their respective internal control over financial reporting or (ii) an updated ICFR Plan, including any new material weakness or other deficiencies in the Sponsor’s or Borrower’s internal control over financial reporting identified by the ICFR Advisor and any changes in the Sponsor’s or its Subsidiaries’ processes or systems that could add to or worsen such weaknesses or deficiencies, and such other matters related to the Sponsor’s or the Borrower’s internal control over financial reporting as DOE may request, together with a certificate from (A) a Financial Officer of the Sponsor that (1) such

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

plan, if implemented in accordance with its terms, will be sufficient to obtain such audited Financial Statements, (2) all weaknesses and other matters identified in the ICFR Plan as required to be resolved prior to the Requested Advance Date have been resolved, together with evidence satisfactory to DOE thereof and (3) all actions contemplated in the ICFR Plan that have been carried out prior to the Requested Advance Date, and (B) the ICFR Advisor with respect to the performance of testing and validation of adequacy of the Sponsor’s and Borrower’s internal control over financial reporting prior to the Requested Advance Date to confirm resolution of material weaknesses or deficiencies, and the summary of the methodology used to provide the certifications therein.

(y) Other Documents and Information. DOE shall have received, in form and substance satisfactory to it, other documentation, legal opinions, certificates and other information relating to the Project, any Borrower Entity, the Parent, the Sponsor, any Major Project Participant, or the matters contemplated by the Transaction Documents, as DOE may have requested in writing not fewer than ten days prior to the Requested Advance Date.

Section 5.04 Conditions Precedent to FFB Advance. The obligation of FFB to make each Advance (including the initial Advance) under the Note Purchase Agreement and the Notes is subject to the prior satisfaction (or waiver in writing) as determined by FFB of each of the following conditions precedent as of the date of the relevant Master Advance Notice and as of the Advance Date:

(a) Receipt of Advance Request Approval Notice. FFB shall have received from DOE an Advance Request Approval Notice.

(b) Absence of Drawstop Notice. No Drawstop Notice shall have been delivered to DOE or FFB.

Section 5.05 Advance Deductions. Unless the Borrower shall have prepaid the applicable Advance (and, if applicable, capitalized interest thereon) in the amount of any excess as provided in Section 3.06(c)(i) (Excess Loan Amount) prior to each Requested Advance Date immediately following (x) delivery of the most recent reports provided in accordance with Section 8.02(d) (Independent Accounting Review) indicating that the proceeds of any Advance were not applied to reimburse Eligible Project Costs for which such funds were drawn, or (y) the parties’ determination of the existence of an Excess Advance Amount (whether pursuant to the Quarterly Certificate or otherwise), the Borrower shall (a) in the relevant Master Advance Notice, deduct from the total amount of the Advance or Advances to be made on such Requested Advance Date an amount equal to the amount that would otherwise have been prepayable by the Borrower pursuant to Section 3.06(c)(i) (Excess Loan Amount), and (b) in the relevant Master Advance Notice, include a certification by a Responsible Officer, substantially in the form set forth in the Form of Master Advance Notice, certifying as to the amount of such deduction; provided, that if the amount of the Advance requested to be made on such Requested Advance Date is less than the total amount to be deducted on such Requested Advance Date, the Borrower shall deduct an amount equal to the total amount of the Advance requested to be made on such date, and the remaining shortfall shall be deducted by the Borrower from Advances requested in future Master Advance Notices made on future Requested Advance Dates until such amount has been deducted in full.

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE BORROWER ENTITIES

To induce DOE to enter into this Agreement and to arrange for FFB to purchase the Notes and offer extensions of credit thereunder, each Borrower Entity hereby represents and warrants to and in favor of DOE and FFB as of (i) the date hereof, (ii) each Advance Date, and (iii) the Project Completion Date that:

Section 6.01 Organization and Existence. Each Borrower Entity (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) is duly qualified to do business in, and in good standing in, the State of New York and each other jurisdiction where the failure to so qualify and be in good standing could reasonably be expected to have a Material Adverse Effect and (c) has all requisite power and authority to (i) own or hold under lease and operate the property it purports to own or hold under lease; (ii) carry on its business as now being conducted and as proposed to be conducted in respect of the Project; (iii) incur Indebtedness and create Liens on all and any of its properties; and (iv) execute, deliver, perform and observe the terms and conditions of each of the Transaction Documents to which it is a party.

Section 6.02 Authorization; No Conflict. Each Borrower Entity has duly authorized, executed and delivered the Transaction Documents to which it is a party, and none of (i) its execution and delivery thereof, (ii) its consummation of the transactions contemplated hereby or thereby nor its compliance with the terms of this Agreement or thereof, and (iii) the issuance of the Notes, the borrowings under the Funding Agreements, the use of the proceeds thereof and Reimbursement Obligations hereunder, in each case, do or will (a) contravene its Organizational Documents or any Applicable Laws, (b) contravene or result in any breach or constitute any default under any Governmental Judgment, (c) contravene or result in any breach or constitute any default under, or result in or require the creation of any Lien upon any of its properties under any agreement or instrument to which it is a party or by which it or any of its properties may be bound, except for any Permitted Liens, or (d) require the consent or approval of any Person other than the Required Approvals and any other consents or approvals that have been obtained and are in full force and effect.

Section 6.03 Capitalization.

(a) All of the Equity Interests of the Borrower Entities have been duly authorized, validly issued, are fully paid and non-assessable, and are directly owned by the Parent or the Borrower, as applicable, free and clear of all Liens other than Liens created under the Equity Pledge Agreement or the Security Agreement. No options or rights for conversion into or acquisition, purchase or transfer of Equity Interests of the Borrower or any agreements or arrangements for the issuance by the Borrower of additional Equity Interests are outstanding.

(b) None of the Borrower Entities has outstanding (i) any securities convertible into or exchangeable for its Equity Interests, or (ii) any rights to subscribe for or to purchase, or any option for the purchase of, or any agreement, arrangement or understanding providing for the issuance (contingent or otherwise) of, or any call, loan commitment or claims of any character relating to, its Equity Interests.

(c) No Person or group of Persons, directly or indirectly owns ten percent or more of the Equity Interests (whether voting or non-voting) in any of the Borrower Entities, other than (i) any Person identified (A) as of the Effective Date, in the structure chart delivered by the Borrower to DOE pursuant to Section 5.01(gg) (Structure Chart), (B) as of each Advance Date, such chart or an updated structure chart, in substantially the same form, delivered by the Borrower to DOE not later than the day on which the Master Advance Notice related to such Advance Date is delivered or (C) as of the Project Completion Date, the most recently delivered chart described above or an updated structure chart, in substantially the same form, delivered by the Borrower to DOE at least ten Business Days prior to the Project Completion Date, (ii) any Qualified Public Company Shareholder holding only an indirect ownership interest in such Borrower Entity by its, direct or indirect, holding of Publicly Traded Securities of the Sponsor or (iii) any Person holding only an indirect ownership interest in such Borrower Entity by its, direct or indirect, holding of an interest in a Qualified Investment Fund.

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

Section 6.04 Solvency.

(a) The value of the assets (at fair value and present fair saleable value or at book value) of each Borrower Entity is, on the date of determination, greater than the amount of liabilities at book value (including contingent and unliquidated liabilities) of such Borrower Entity as of such date. As of the date of determination, each Borrower Entity is able to pay all of its liabilities as such liabilities mature and does not have an unreasonably small capital. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

(b) No Borrower Entity is the subject of any pending or, to any Borrower Entity’s Knowledge, threatened Insolvency Proceedings.

(c) No corporate action, legal proceedings or other procedure or step is being considered or prepared by any Borrower Entity that is intended to or could be reasonably expected to result in the occurrence of any event or circumstance described in Section 10.01(k) (Bankruptcy; Insolvency; Dissolution).

Section 6.05 Eligibility of Borrower; Project. The Borrower has satisfied each of the conditions contained in the Program Requirements (a) to be classified as an Eligible Applicant and (b) to classify the Project-related manufacturing facilities as Eligible Projects.

Section 6.06 Transaction Documents. Each Transaction Document to which each Borrower Entity is, or when executed, will be a party is a legal, valid and binding obligation of such Borrower Entity, enforceable against such Obligor party thereto in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

Section 6.07 Required Approvals.

(a) The Required Approvals Schedules set forth all Required Approvals, other than Governmental Approvals and other consents and approvals that, in each case, are of a routine nature and can be obtained in the Ordinary Course of Business.

(b) The Effective Date Required Approvals Schedule sets forth all of the Required Approvals that are necessary or required to be obtained by the Effective Date under Applicable Law or any agreement applicable to, or binding on, any Borrower Entity or any of its properties or, to any Borrower Entity’s Knowledge, any Major Project Participant or any of its properties. As of the Effective Date, and as of each date thereafter that this representation is to be made, each Required Approval set forth in the Effective Date Required Approvals Schedule has been duly and validly issued, is in full force and effect and is Non-Appealable.

(c) The Subsequent Required Approvals Schedule includes all the Required Approvals that are not required under Applicable Law or any agreement applicable to, or binding on, any Borrower Entity or any of its properties or, to any Borrower Entity’s Knowledge, any Major Project Participant or any of their respective properties to be obtained on or prior to the Effective Date.

(d) Each Required Approval listed on the Subsequent Required Approvals Schedule that is required to be obtained, on or prior to the date on which this representation is made, pursuant to and in accordance with the terms of the Transaction Documents, Applicable Law or any agreement applicable to, or binding on, any Borrower Entity or any of its properties or, to any Borrower Entity’s Knowledge, any Major Project Participant or any of its properties, has been duly and validly issued, is in full force and effect and is Non-Appealable, and the Borrower has no reason to believe that any such Required Approvals already obtained will be revoked.

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

(e) The Borrower does not have any reason to believe that it, any other Borrower Entity or, to any Borrower Entity’s Knowledge, any Major Project Participant will be unable to obtain the Required Approvals set forth in the Subsequent Required Approvals Schedule applicable to it in the Ordinary Course of Business free from conditions or requirements that have not been satisfied and are necessary for such Required Approvals to be in full force and effect and at such time or times as may be necessary to avoid any material delay in, or impairment to the transactions contemplated by, the Transaction Documents.

(f) The Borrower, each other Borrower Entity and, to any Borrower Entity’s Knowledge, each Major Project Participant is in compliance in all material respects with all Required Approvals that have been obtained by, or are otherwise applicable to, such Person.

Section 6.08 Litigation.

(a) Except as set forth in Schedule 6.08 (Litigation), there is no Adverse Proceeding pending or, to the Knowledge of any Borrower Entity, threatened in writing that relate to: (a) the legality, validity or enforceability of any Financing Document or any Major Project Document; (b) the Project or any transaction contemplated by any Financing Document or any Major Project Document; or (c) any Borrower Entity or any Project Document (other than a Major Project Document) that either individually or in the aggregate has, or could reasonably be expected to materially and adversely affect the Project.

(b) Except as set forth in Schedule 6.08 (Litigation), there is no Adverse Proceeding pending or, to the Knowledge of any Borrower Entity, threatened in writing that relates to the Sponsor, Parent or any of the Controlled Affiliates that has had or could reasonably be expected to have a Material Adverse Effect.

Section 6.09 Indebtedness. None of the Borrower Entities has any outstanding Indebtedness other than Permitted Indebtedness.

Section 6.10 Security Interests; Liens(a) . (a) As of the Effective Date and each date thereafter on which this representation is made or deemed repeated: (i) pursuant to the Security Documents, the Collateral Agent has or with respect to property (other than Excluded Assets (as defined in the Security Agreement)) acquired after the Effective Date or such other date as of which this representation is made, will have upon its acquisition, a legal, valid, enforceable and perfected First Priority Lien in the Collateral subject only to Permitted Liens; (ii) such security interest in the Collateral is and, with respect to any after-acquired property (other than Excluded Assets (as defined in the Security Agreement)), when so subsequently acquired (or in the case of a security interest in Collateral that can only be perfected by means other than by filing of a financing statement, when so perfected upon or after its acquisition), will be superior and prior to the rights of all third Persons now existing or hereafter arising, whether by way of deed of trust, mortgage, Lien, security interests, encumbrance, assignment or otherwise, other than Permitted Liens that are not subordinated (or intended to be subordinated) to the Liens of the Collateral Agent pursuant to the Glencore Subordination Agreement, the Intercompany Subordination Agreement or otherwise; (iii) all documents and instruments, including each Mortgage then existing, have been recorded or filed for record in such manner and in such places as are required and all other action as is necessary or desirable have been taken to establish and perfect the Collateral Agent’s Lien in and to the Collateral (for the benefit of the Secured Parties) to the extent contemplated by the Security Documents; (iv) all Taxes (including stamp taxes) and filing fees and Periodic Expenses that are due and payable in connection with the execution, delivery or recordation of the Mortgage or any other Transaction Document, or the mortgaging of the mortgaged property under the Mortgage, have been paid.

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

(b) Except for Permitted Liens, none of the Borrower Entities has created any Lien upon any of the Collateral that remains in effect, is under any obligation to create, or has entered into any transaction or agreement that would result in the imposition of any Lien upon any of the Collateral. There are no Liens on the Equity Interests of the Borrower Entities other than those created under the Equity Pledge Agreement or the Security Agreement and non-consensual Liens contemplated in clause (b) of the definition of Permitted Liens or and the Liens contemplated in clauses (m) and (n) of the definition of Permitted Liens.

Section 6.11 Taxes.

(a) Each Borrower Entity has filed all tax returns required by Applicable Laws to be filed by it and has paid (i) all income Taxes that have become due pursuant to such tax returns, and (ii) all other Taxes and assessments payable by it that have become due (in each case, other than those Taxes that it is contesting in accordance with Permitted Contest Conditions).

(b) Except for those items set forth on Schedule 6.11 (Withholding Taxes), and on the assumption that neither DOE nor FFB has assigned its rights under the Financing Documents to any third party that is not the United States or any governmental agency or instrumentality thereof, no withholding Taxes are payable by any Borrower Entity to any Governmental Authority in connection with any amounts payable by any Borrower Entity under or in respect of the Financing Documents.

Section 6.12 Financial Statements. Each of the Historical Financial Statements and each Financial Statement of the Borrower delivered to DOE pursuant to Section 8.01 (Financial Statements) is complete and correct, has been prepared in accordance with the Designated Standard and presents fairly, in all material respects, the financial condition of the Borrower or Sponsor, as applicable, as of the respective dates of the Financial Statements for the respective periods covered therein. Such Financial Statements reflect all liabilities or obligations of the relevant Obligor of any nature whatsoever for the period to which such Financial Statements relate that are required to be disclosed in accordance with the Designated Standard. As of the Effective Date or the date of delivery of such Financial Statements pursuant to Section 8.01 (Financial Statements), as applicable, or the respective date of such Financial Statements, whichever is earlier, neither the Borrower nor the Sponsor has incurred or assumed any liabilities or obligations that would be required to be disclosed in accordance with the Designated Standard and which are not reflected in such Financial Statements or the notes thereto.

Section 6.13 Business; Other Transactions; Project Execution Plan.

(a) None of the Borrower Entities has conducted any business other than the business contemplated by the Transaction Documents and such other business as may be reasonably related to the Project or the Covered Spokes.

(b) None of the Borrower Entities is a party to, or bound by, any contract other than those contracts permitted under the Financing Documents.

(c) Except as provided in the Financing Documents, none of the Borrower Entities has executed or delivered any powers of attorney or similar documents.

(d) Except as set forth in Schedule 6.13 (Affiliate Transactions), none of the Obligors has paid or become obligated to pay (i) any fee or commission to any broker, finder or intermediary for or on account of arranging the financing of the transactions contemplated by the Transaction Documents, or (ii) any contingency fee (computed as a percentage of any amount of the Loan) to any financial or other professional advisors of any of the Obligors.

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

(e) as of the date hereof, except as set forth in Schedule 6.13 (Affiliate Transactions), none of the Borrower Entities is a party to any contract or agreement with, or has any other loan commitment to, any Affiliate.

(f) Except to the extent previously approved in writing by DOE, none of the Borrower Entities has (i) entered into any transaction or series of related transactions with any Person (including any Affiliate) other than (A) the Project Documents listed in Schedule 6.13 (Affiliate Transactions), (B) transactions or series of related transactions entered into prior to the date hereof in the Ordinary Course of Business and on an arm’s length basis or (C) transactions or series of related transactions entered into on or after the date hereof in compliance with Section 9.01(b) (Other Transactions) and Section 9.07 (Entry into Material Contracts; Amendment of and Notices under Transaction Documents and other Material Documents), or (ii) entered into any transaction whereby any Borrower Entity might pay materially more than the fair market value for products of others.

(g) None of the Borrower Entities has made any Investments other than Permitted Investments or Investments permitted pursuant to Section 9.17(c) (Investments), that have been disclosed to DOE in writing.

(h) Other than the Borrower’s ownership interest in the Subsidiary Guarantors, none of the Borrower Entities legally or beneficially owns any Equity Interests of any other Person.

(i) The Project Execution Plan, as amended or supplemented in accordance with the provisions of this Agreement, (i) is complete and based on reasonable assumptions made in good faith, and (ii) is consistent with the provisions of the Transaction Documents.

(j) As of the Effective Date, other than the Major Offtake Contracts listed in clauses (a) through (i) in the definition thereof, no Borrower Entity has entered into any offtake or customer contract for the sale of Core Products or Byproducts for a value of at least [xxx] (measured as of the date of entry into such contract) each or in the aggregate for a series of related contracts.

Section 6.14 Accounts. None of the Borrower Entities owns or maintains any accounts with a bank or financial institution other than the Permitted Accounts.

Section 6.15 Property.

(a) Title to Collateral. Schedule 6.15 (Project Site; Covered Spoke Sites; Permitted Liens) identifies the Borrower Entities’ real property interests in the Project Site, the Project (including the Facility and the Warehouse) and Covered Spoke Sites. Each Borrower Entity owns or has valid legal and beneficial title to such interests free and clear of any Lien of any kind, except for Permitted Liens, and no contracts or arrangements, conditional or unconditional, exist for the creation by any Borrower Entity of any Lien on any property, other than the Security Documents. All easements, leasehold and other property interests and utility and other services, means of transportation, facilities, other materials and rights that can reasonably be expected to be necessary for the construction, development, completion, maintenance and operation of the Project in accordance with Applicable Laws and the Transaction Documents have been procured under the Project Documents or are commercially available to the Project at the Project Site on terms consistent with the Construction Budget and the Base Case Financial Model and, to the extent appropriate, arrangements have been made on terms consistent with the Construction Budget and the Base Case Financial Model for such easements, leasehold and other real property interests, and utility and other services, means of transportation, facilities, materials and rights to be acquired.

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

(b) Leases. Any Leases material to the Project or the Covered Spokes in existence on the date of this representation and under which any Borrower Entity is a lessee (including, without limitation, all Real Property Documents) are valid and subsisting, such Borrower Entity is not in default in any material respect under any of such Leases, such Borrower Entity enjoys peaceful and undisturbed possession of the property subject to such Leases, and such Borrower Entity has the right to continue to enjoy such possession during the time when such property is necessary for the Project or the operation of the applicable Covered Spoke.

(c) Project Site. The Project Site is sufficient and appropriate in all respects for the development, siting, design, engineering, construction, ownership, operation, maintenance and use of the Project as contemplated by the Project Plans and the Transaction Documents.

Section 6.16 Project Milestone Schedule and Construction Budget; Project Execution Plan and Base Case Financial Model.

(a) The Construction Budget, the Project Execution Plan, the Project Milestone Schedule and the Base Case Financial Model:

(i) are complete and based on reasonable assumptions;

(ii) are consistent with the provisions of the Project Documents;

(iii) have been prepared in good faith and with due care; and

(iv) fairly represent the Borrower’s expectation as to the matters covered thereby as of any date on which this representation is made or deemed made.

(b) The Project Milestone Schedule accurately specifies in summary form the work that each Major Project Participant proposes to complete on or before the deadlines specified therein.

(c) The Construction Budget represents the Borrower’s best estimate of the Project Costs anticipated to be incurred to achieve the Project Completion Date by no later than the Project Completion Longstop Date. The Construction Budget has not been amended or changed in any material respect since the most recent version approved by DOE other than to reflect changes resulting from Approved Construction Changes.

(d) The Borrower’s good faith estimate and belief is that the Project Completion Date will occur no later than the Project Completion Longstop Date.

(e) The Borrower believes that it is technically feasible for the Project to be constructed, completed, operated and maintained so as to fulfill in all material respects the design specifications and requirements contained in the Project Plans and the Major Project Documents.

Section 6.17 Intellectual Property.

(a) Rights to Use; Sufficiency. Each Borrower Entity is either the sole and exclusive owner of, or a licensee of, or otherwise has the legal and valid right to use (and in the case of the Borrower, pursuant to the Tier One IP License to use or right to sublicense to the Subsidiary Guarantors) all Project IP. The security and other interest granted for the benefit of the Secured Parties in the Project IP pursuant to the Security Documents and the Contingent IP License collectively grants to DOE (or the Collateral Agent, on its behalf) valid and sufficient rights to all Project IP at the time of any Event of Default necessary to construct, operate and use the Facility and the Covered Spokes as they were being constructed, operated and used by Borrower Entities immediately prior to such Event of Default.

(b) Tier Two IP Licenses. The Borrower holds and possesses all information and documentation in respect of the rights sub-licensed to the Subsidiary Guarantors necessary to (i) practice the rights sub-licensed under the Tier Two IP Licenses, (ii) complete the Project Execution Plan, and (iii) operate the Facility and the Covered Spokes as described in the Project Execution Plan.

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

(c) Infringement; No Adverse Proceedings. (i) There is no objection to, challenge to the validity of, or any Adverse Proceeding past, present, or pending to which any Borrower Entity, the IP Provider or the Sponsor is a party or, to the Knowledge of any Borrower Entity, threatened, alleging any infringement or violation by any Borrower Entity, the IP Provider or the Sponsor of the Intellectual Property of any other Person with respect to any Borrower Entity’s activities relating to the construction, ownership or use of the Project taken prior to the date of the representation or challenging the rights of any Borrower Entity or the IP Provider in or to any Project IP used in connection with such activities, and (ii) to the Knowledge of each Borrower Entity, there are no facts or circumstances that would be reasonably expected to give rise to any such Adverse Proceeding. The use of the Project IP in connection with the Project or the Covered Spokes does not infringe or otherwise violate any Intellectual Property of any other Person and, to the Knowledge of each Borrower Entity, no Person is infringing or otherwise violating any Project IP owned by any Borrower Entity or the IP Provider.

(d) Liens. Each Borrower Entity’s right, title and interest in and to the Project IP owned by or licensed to such Borrower Entity as of the date of the representation is free and clear of all Liens, except for Permitted Liens.

Section 6.18 No Defaults, Event of Loss or Force Majeure Event. No (A) Default, or Event of Default, (B) Event of Loss with respect to all or a material portion of the Project or (C) Borrower Force Majeure Event that, in the case of the clause (C) only, (1) has adversely affected or could reasonably be expected to adversely affect the ability of the Borrower to perform its obligations under the Transaction Documents or (2) has resulted or could reasonably be expected to result in a suspension of the construction of the Project for a period longer than 30 days from the Effective Date has occurred and be continuing or would occur upon or immediately after the Effective Date.

Section 6.19 No Amendments to Transaction Documents. None of the Financing Documents, FFB Documents or Major Project Documents to which any Borrower Entity is a party has been amended or modified in any material respect or terminated, except in accordance with or as permitted by this Agreement or as disclosed to DOE and consented to in writing by DOE.

Section 6.20 No Material Adverse Effect. Since June 30, 2024, no event (including any judicial, arbitral or other legal proceeding decision or change in law) has occurred or could reasonably be expected to occur with respect to the Project, any Borrower Entity, or the Sponsor that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

Section 6.21 Compliance with Laws; Program Requirements. Each Borrower Entity and the Controlled Affiliates are in compliance with, and have conducted and is conducting its business in compliance with, all Applicable Laws (including all Program Requirements with respect to the Project, all Davis-Bacon Act Requirements, USA PATRIOT Act, Cargo Preference Act of 1954, Sanctions, Anti-Money Laundering Laws and anti-corruption laws and all state and local licensing requirements), all Required Approvals and its Organizational Documents.

Section 6.22 Investment Company Act. None of the Borrower Entities is required to be registered as an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act.

Section 6.23 Margin Stock. No part of the proceeds of any Advance, and no other extensions of credit under the Funding Agreements, will be used, directly or indirectly, to purchase or carry any margin stock within the meaning of Regulation T, U or X of the Board, or any regulations, interpretations or rulings thereunder, or for any purpose that violates any regulation of the Board.

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

Section 6.24 Corrupt Practices Law. Each Borrower Entity and each Controlled Affiliate are in compliance with the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq. (the “FCPA”). None of the Borrower Entities has made, offered or promised to make, provided or paid any unlawful contributions, entertainment or anything of value to any local or foreign official, foreign political party or party official or any candidate for foreign political office, (a) in order to influence any act or decision of any foreign official, foreign political party, party official or candidate for foreign political office in his or her official capacity, including a decision to fail to perform his or her official functions, (b) to secure an improper advantage, or (c) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to any Borrower Entity or any of its Affiliates or to any other Person, in violation of the FCPA or other applicable anti-bribery law.

Section 6.25 Environmental Laws.

(a) All Required Approvals for the Project (including the Facility and the Warehouse), the Project Site, each of the Covered Spokes, and each of the Borrower Entities’ products or operations relating to (i) air emissions, (ii) discharges to surface water or ground water, (iii) noise emissions, (iv) solid or liquid waste disposal, (v) the use, generation, storage, transportation or disposal of toxic or Hazardous Substances or wastes, or (vi) otherwise required under any applicable Environmental Law have been obtained at the time required and are in full force and effect and Non-Appealable and all terms of such Required Approvals are and have been complied with.

(b) None of the Borrower Entities has received notice of, and no Borrower Entity has Knowledge of any facts or circumstances that could reasonably be expected to result in any Environmental Claim or any complaint, order, directive, claim, citation or notice by any Governmental Authority that is, or could reasonably be expected to become, material and that relates to its then-existing obligations with respect to the Required Approvals covered by Section 6.25(a) or any Environmental Law or Hazardous Substance.

(c) There is not and has not been any condition, circumstance, action, activity or event with respect to the Project (including the Facility and the Warehouse), the Project Site, any of the Covered Spokes or any of the Borrower Entities that has formed or could reasonably form the basis of any actual or alleged violation of any Environmental Law or that could reasonably be expected to have a Material Adverse Effect or result in material harm to environmental, health or safety matters.

(d) The Project (including the Facility and the Warehouse), the Project Site, each of the Covered Spokes, and each of the Borrower Entities are and have been in compliance with all applicable Environmental Laws.

(e) None of the Borrower, any Borrower Entity nor, to the Borrower’s Knowledge, any other Person, has used, generated, manufactured, produced, stored, or Released, on, in, under or about the Project (including the Facility and the Warehouse), the Project Site or each of the Covered Spokes or transported thereto or therefrom, any Hazardous Substances in any manner that violates Environmental Law, violates the terms and conditions of a Required Approval, requires any engineering or institutional control under Environmental Law or any other Applicable Law or could reasonably be expected to (i) form the basis of an Environmental Claim, (ii) cause the Project (including the Facility and the Warehouse), the Project Site or each of the Covered Spokes to be subject to any restrictions arising under Environmental Laws, (iii) have a Material Adverse Effect, or (iv) result in material harm to the environment, health or safety and no Borrower Entity is currently conducting or funding or responsible for or is expected or required to conduct, fund or be responsible for any reporting, investigation, removal, response action, remediation, abatement or monitoring of any Hazardous Substance voluntarily or pursuant to Environmental Law, any agreement any Borrower Entity is a party to or otherwise.

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

Section 6.26 Employment and Labor Contracts.

(a) As of the Effective Date (i) with respect to the Project, none of the Borrower Entities is or has been within the past two years (x) a party to or bound by any collective bargaining or similar agreement with any union, labor organization or other bargaining agent, or (y) except as set forth in Schedule 6.26 (Employment and Labor Contracts), subject to any labor disputes, strikes or work stoppages, requests for arbitration, grievance proceedings or union negotiations or organizational efforts, and (ii) to the Knowledge of the Borrower, with respect to the Project, there has not been in the past three years, any organized effort or demand for recognition or certification or attempt to organize employees of the Borrower by any labor organization.

(b) There are no strikes, slowdowns or work stoppages ongoing or threatened in writing by the employees of any of the Borrower Entities or, to any Borrower Entity’s Knowledge, any Major Project Participant that have caused or could reasonably be expected to cause a Material Adverse Effect.

(c) Except as could not reasonably be expected to cause a Material Adverse Effect: (i) there is no unfair labor practice complaint pending against any Obligor (or its Subsidiaries) or, to the knowledge of any Borrower Entity, threatened against any of them, before the National Labor Relations Board, (ii) none of the Obligors (or their respective Subsidiaries) is engaged in any unfair labor practice, and (iii) there are no pending or, to the knowledge of the Obligors, threatened claims, complaints, notices, inquiries or requests for information received by the Obligors (or their Subsidiaries) with respect to any alleged violation of, or potential liability under, any applicable labor or employment law, including any law relating to employee health and safety (including the Occupational Safety and Health Act, 29 U.S.C.A. §§ 651 et seq.).

Section 6.27 Davis-Bacon Act.

(a) The Borrower and each DBA Contract Party under each Davis-Bacon Act Covered Contract have taken all necessary steps to comply with and are in compliance (including retroactive compliance) with the Davis-Bacon Act Requirements.

(b) As of the Effective Date, there are no Davis-Bacon Act Covered Contracts except for those listed in Schedule 6.27(a) (Davis-Bacon Act Covered Contracts).

(c) If and to the extent construction, alteration or repair (within the meaning of 29 C.F.R. §5.5(a)) of the Project began prior to the Effective Date, the Borrower has prior to the Effective Date, retroactively adjusted, and caused each DBA Contract Party to retroactively adjust, the wages of each affected laborer and mechanic employed in the construction, alteration or repair of the Project prior to the Effective Date, and paid or caused to be paid to each such laborer or mechanic such additional wages, if any, as were necessary for such laborers and mechanics to have been paid at rates not less than those prevailing on similar work in the relevant locality during the period such work was performed, as determined by the Secretary of Labor in accordance with the Davis-Bacon Act wage determinations attached to Schedule 6.27(b) (Davis-Bacon Act Contract Provisions).

Section 6.28 ERISA.

(a) Each Borrower Entity and ERISA Affiliate has operated each Employee Benefit Plan in compliance with its terms and with all applicable provisions and requirements of the Code, ERISA and all other Applicable Law and has performed all of its respective obligations under such plans.

(b) Each Qualified Plan has been determined by the Internal Revenue Service to be so qualified or is in the process of being submitted to the Internal Revenue Service for approval or will be so submitted during the applicable remedial amendment period, and, nothing has occurred since the date of such determination that would adversely affect such determination (or, in the case of a Qualified Plan with no determination, nothing has occurred that would materially adversely affect such qualification).

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

(c) There exists no Unfunded Pension Liabilities with respect to Employee Benefit Plans in the aggregate, taking into account only Employee Benefit Plans with positive Unfunded Pension Liabilities.

(d) There are no Adverse Proceedings pending against or involving an Employee Benefit Plan (other than routine claims for benefits) or, to each Borrower Entity’s Knowledge, any Obligor or any ERISA Affiliate, threatened, which would reasonably be expected to be asserted successfully against any Employee Benefit Plan and, if so asserted successfully, would reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

(e) No ERISA Event has occurred or is reasonably expected to occur.

(f) Except to the extent required under Section 4980B of the Code or comparable state law, no Employee Benefit Plan provides, and none of the Borrower Entities (nor any of their respective Subsidiaries) has any contingent liability with respect to health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Obligor or ERISA Affiliate.

(g) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder (or the exercise by DOE of its rights under this Agreement) will not involve any non-exempt transaction that is subject to the prohibitions of Section 406 of ERISA or in connection with which taxes could be imposed pursuant to Section 4975(c)(1)(A)-(D) of the Code.

(h) (i) The assets of each Borrower Entity do not and will not constitute (A) “plan assets” within the meaning of Section 3(42) of ERISA and DOL Regulations set forth in 29 C.F.R. 2510.3-101, or (B) the assets of any governmental plan (as defined in Section 3(32) of ERISA), church plan (as defined in Section 3(33) of ERISA), non-U.S. plan (as described in Section 4(b)(4) of ERISA) or other plan, that is subject to any U.S. federal, state, local or non-U.S. law or regulation that contains one or more provisions that are similar to the fiduciary responsibility and prohibited transaction provisions of Title I of ERISA or Section 4975 of the Code (“Similar Law Plan”) and (ii) transactions by or with each Borrower Entity are not and will not be subject to state statutes applicable to such Borrower Entity regulating investments of fiduciaries with respect to any Similar Law Plan.

(i) Neither any Obligor nor any ERISA Affiliate has ceased operations at a facility so as to become subject to the provisions of Section 4068(a) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or ceased making contributions to any Employee Benefit Plan subject to Section 4064(a) of ERISA to which it made contributions.

(j) Neither any Obligor nor any ERISA Affiliate has incurred or reasonably expects to incur any liability to PBGC save for any liability for premiums due in the ordinary course or other liability which would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 6.29 OFAC and Anti-Money Laundering.

(a) None of the Borrower Entities, the Sponsor or any of their Controlled Affiliates is a Prohibited Person, and the Borrower Entities are in compliance with all applicable published Sanctions orders, rules and regulations, including those published by OFAC.

(b) None of the Borrower Entities’ or the Sponsor’s respective members, directors, or officers is a Prohibited Person.

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

(c) None of the Collateral is traded or used, directly or, to any Borrower Entity’s Knowledge, indirectly by a Prohibited Person or is located or organized in a Prohibited Jurisdiction.

(d) The Borrower Entities and the Controlled Affiliates are in compliance with all applicable requirements of anti-money laundering laws in the United States and any other jurisdiction applicable to it, including as required under the Anti-Money Laundering Laws.

Section 6.30 Cargo Preference Act. From and after the First Advance Date, the Borrower Entities (a) either (i) are in compliance with the Cargo Preference Act of 1954, as amended, and all related implementing regulations with respect to the Project (the “CPA Requirements”), or (ii) have entered into the CPA Compliance Agreement and are in compliance with such agreement and (b) have not received from MARAD a notification to the effect that any Borrower Entity has failed to comply with the CPA Requirements or the CPA Compliance Agreement, which has not been withdrawn. From and after the date that is 24 months after the First Advance Date, the Borrower has received a notification of compliance with the CPA Requirements from MARAD.

Section 6.31 Lobbying Restriction. The Borrower Entities and the Controlled Affiliates are in compliance with all requirements of 31 U.S.C. § 1352, as amended, including, without limitation, the requirement that no proceeds of the Advances be expended by the Borrower Entities or any of their respective Affiliates to pay any Person for influencing or attempting to influence an officer or employee of any federal agency, a member of the U.S. Congress, an officer or employee of the U.S. Congress, or an employee of a member of Congress in connection with the making of the Loan or any other action described in 31 U.S.C. § 1352(a)(2).

Section 6.32 Federal Funding. No application has been delivered by any Borrower Entity to, and no application is pending review or approval by, any Governmental Authority for allocation of Federal Funding to the Project, other than (i) any supplemental funding from states or other non-federal government entities in the United States in connection with any part of the Project that is permitted by the Program Requirements, and (ii) any Section 45X Refund or Section 48C Refund the proceeds of which will not be used to pay Eligible Project Costs or any Note Obligations.

Section 6.33 No Federal Debt Delinquency. None of the Borrower Entities or any Controlled Affiliate has (i) any judgment Lien against any of its property for a debt owed to the United States or any other creditor, and (ii) any Indebtedness (other than a debt under the Code) owed to the United States or any Governmental Authority thereof that is in delinquent status, as the term “delinquent status” is defined in 31 C.F.R. 285.13(d), including any Tax liabilities, except to the extent such delinquency has been resolved with the appropriate Governmental Authority in accordance with Applicable Law.

Section 6.34 No Tax-Exempt Indebtedness. Neither the Loan nor the Reimbursement Obligations finance, either directly or indirectly, tax-exempt debt obligations, consistent with the requirements of Section 149(b) of the Code.

Section 6.35 Sufficient Funds. As of the First Advance, the remaining Loan Commitment Amount, the remaining amount of cash on deposit in, or the amount available to be drawn of Acceptable Letters of Credit credited to, the Construction Reserve Account, and, with respect to any date on which this representation is made which is an Advance Date, the amount of the requested Advance are, collectively, sufficient to pay all remaining Project Costs and make the initial deposit in the Debt Service Reserve Account of the full amount of its Account Funding Requirement when required by the Financing Documents.

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

Section 6.36 Use of Proceeds. The Borrower has used the proceeds of each Advance in accordance with Section 2.04(d) (Disbursement of Proceeds) and the other terms and conditions of all applicable Financing Documents. Pursuant to the last sentence of paragraph 5 of Section 2 of the New York Lien Law, Schedule 6.36 (Pre-First Advance Costs of Improvement) itemizes all payments made by the Borrower Entities for Costs of Improvement prior to the date of the First Advance from the Building Note and for which the Borrower Entities will seek reimbursement from the proceeds of any Advance and all such reimbursed payments have been made subsequent to the commencement of the applicable improvement.

Section 6.37 No Immunity. No Borrower Entity nor any of its assets is entitled to immunity in any jurisdiction in which judicial proceedings may at any time be commenced with respect to this Agreement or any other Transaction Document.

Section 6.38 No Fraudulent Intent. Neither the execution and delivery of this Agreement or any of the other Transaction Documents nor the performance of any actions required hereunder or thereunder is being undertaken by the Borrower Entities with or as a result of any actual intent by any Borrower Entity to hinder, delay or defraud any entity to which any Borrower Entity is now or will hereafter become indebted.

Section 6.39 Disclosure.

(a) The statements and information contained in the Financing Documents, taken together with all documents, reports or other written information pertaining to the Project that have been furnished by or on behalf of the Borrower or any other Borrower Entity to DOE or any DOE Consultant from time to time (other than information relating to the general condition of the industry or the economy that is identified as having been obtained from third parties or created with information from third parties), are, when taken as a whole, true and correct in all material respects and do not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not materially misleading at the time they were made; provided, that, with respect to any pro forma or projected financial information, each Borrower Entity represents only that such information (A) was prepared in good faith based upon assumptions believed to be reasonable at the time, it being understood that such projections are not to be viewed as facts and that actual results during the period or periods covered by such projections may differ from the projected results set forth therein by a material amount, and (B) is consistent with the provisions of the Project Documents in all material respects.

(b) There is no fact of which any Borrower Entity has Knowledge that has not been disclosed to DOE in writing that could reasonably be expected to be material to DOE’s decision to enter into this Agreement or the transactions contemplated hereby or authorize any Advance or that could otherwise be reasonably expected to have a Material Adverse Effect.

(c) The Borrower Entities have no Knowledge of documents or agreements that have not been furnished or disclosed to DOE in writing that are material in the context of the Transaction Documents, that have the effect of varying any of the Major Project Documents or Financing Documents or that otherwise could reasonably be expected to materially and adversely alter or affect the Project.

Section 6.40 Insurance. To the extent required to be in effect in accordance with Section 7.03 (Insurance) on or prior to the date on which this representation is made, all Required Insurance to be obtained and maintained pursuant to Section 7.03 (Insurance) is in full force and effect in accordance with such terms except, only as of the Effective Date, as set forth in Schedule 6.40 (Insurance Non-Compliance).

Section 6.41 Information Technology and Cyber-Security.

(a) The information technology used in the business of each Borrower Entity (“IT Systems”) operates and performs in all material respects as required to permit the Borrower Entities to conduct their respective businesses as presently conducted.

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

(b) Each Borrower Entity and each Controlled Affiliate have implemented and maintains a commercially reasonable enterprise-wide privacy and information security program with plans, policies and procedures for privacy, physical and cyber security, disaster recover, business continuity and incident response (including reasonable and appropriate administrative, technical and physical safeguards) designed to protect: (i) Sensitive Information from any unauthorized, accidental, or unlawful access, acquisition, use, control, disclosure, transmission, storage, retention, processing, loss, destruction, or modification; (ii) each IT System from any unauthorized or unlawful access, acquisition, use, control, disruption, destruction, or modification; and (iii) the integrity and availability of the Sensitive Information and IT Systems.

(c) None of the Borrower Entities or any of the Controlled Affiliates has, nor any Borrower Entity or any Controlled Affiliate has received notice from any vendor (including any service provider or contractor) that maintains or otherwise processes Sensitive Information on behalf of any Borrower Entity or any Controlled Affiliates that such vendor has, suffered any data breaches or other incidents that have resulted in (i) any unauthorized access to, or acquisition, use, disclosure, processing, destruction or modification of, any Sensitive Information or (ii) any unauthorized access to or acquisition, use, control or disruption of any of the IT Systems.

(d) Each Borrower Entity and each Controlled Affiliates is in material compliance with (i) all applicable Data Protection Laws, (ii) their respective contractual non-disclosure obligations related to the use and disclosure of Sensitive Information, and (iii) their respective published privacy notices and policies.

(e) In the past five years: (i) none of the Borrower Entities or any Controlled Affiliates has received any third party claims, in writing, related to, any loss, theft, unauthorized access to, or unauthorized acquisition, modification, disclosure, retention, processing, corruption, destruction, or other misuse of any information subject to Data Protection Laws (including any ransomware incident) that any Borrower Entity creates, receives, processes, maintains or transmits; and (ii) none of the Borrower Entities or any Controlled Affiliates has received any written notice of any claims, investigations (including investigations by any Governmental Authority), or alleged violations relating to any information that is subject to Data Protection Laws and created, received, maintained or transmitted by the Borrower Entities or the Controlled Affiliates.

(f) From and after December 31, 2024, each Borrower Entity and each Controlled Affiliate has conducted commercially reasonable privacy and security audits and penetration tests at reasonable intervals on all IT Systems that maintain, store, or process Sensitive Information. Each Borrower Entity and each Controlled Affiliate has addressed all material privacy or data security issues identified as “critical,” “high risk,” or similar level of risk rating that are raised in any such audits or penetration tests (including any third party audits of the IT Systems).

Section 6.42 Remediation Plans.

(a) The ICFR Plan is sufficient to enable the Sponsor to (i) achieve each of the milestones contemplated therein by the dates set forth in the ICFR Plan; and (ii) receive, on or prior to March 31, 2027, audited Financial Statements (including the report contemplated in Section 8.01(a)(iii) (Annual Financial Statements)) that do not identify any material weaknesses in its or the Borrower Entities’ internal control over financial reporting.

(b) The Borrower’s KYC Implementation Plan is sufficient to enable the Borrower to implement adequate “know your customer” policies and procedures on or prior to the First Advance Date.

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

(c) The Borrower’s Cyber-Security Plan is sufficient to enable the Borrower to implement a program of adequate periodic privacy and security audits and penetration tests and address the deficiencies identified thereby on or prior to April 30, 2025.

(d) The Borrower’s Reconciliation Plan is sufficient to enable the Obligors to prepare Financial Statements of the Obligors that reconciles IFRS to GAAP for an adequate comparison to prior Fiscal Years or Fiscal Quarters.

Section 6.43 [Reserved].

Section 6.44 No Determination of Compliance with Tax Law.

(a) Each Borrower Entity acknowledges and agrees that DOE’s execution and delivery of this Agreement, including but not limited to the determination by DOE as to whether Project Costs are Eligible Project Costs, does not constitute a determination regarding, and is unrelated to whether such Borrower Entity or the Project has complied or will comply with Federal tax law. Each Borrower Entity agrees that it will not use DOE’s execution and delivery of this Agreement, or documents generated by the DOE during its consideration of the loan application, to demonstrate or prove it complied with the requirements to claim a tax credit or other amount under the Code in an administrative or judicial proceeding.

(b) Each Borrower Entity hereby acknowledges and agrees that none of (i) DOE’s execution and delivery of this Agreement, delivery of the Principal Instruments or approval of FFB Advance Requests pursuant to this Agreement, (ii) FFB’s purchase of the Notes or making of any Advance thereunder, and (iii) any determination by DOE as to whether Project Costs are Eligible Project Costs shall prejudice or otherwise have any binding effect with regard to any determination by the Internal Revenue Service, the U.S. Department of Treasury or any court of law as to the tax basis of the Project or any part thereof under the Code.

Section 6.45 Updates to Disclosure Schedules. To the extent that any schedule referred to in this Article VI shall need to be updated in order to permit any representation to be true and correct when made or deemed to be made, the Borrower Entities may provide DOE with such updated schedule in writing prior to the date such representation is deemed made and request that this Agreement be amended in accordance with Section 12.01 (Waiver and Amendment). Unless this Agreement is so amended to reflect the changes in any such schedule, no change shall be deemed to have been made.

ARTICLE VII

AFFIRMATIVE COVENANTS

Each Borrower Entity hereby agrees that, until the Release Date, it shall, and shall cause each of its Subsidiaries to, comply with each of the following covenants:

Section 7.01 Maintenance of Existence, Property, etc.

(a) Each Borrower Entity shall preserve and maintain (i) its legal existence and (ii) all of its licenses, rights, privileges and franchises material to the conduct of its business and the Project and the Covered Spokes.

(b) Each Borrower Entity shall keep (or cause to be kept) all its properties in good repair, working order and condition (subject to ordinary wear and tear), and from time to time will make or cause to be made all appropriate repairs, renewals and replacement thereof, to the extent necessary to ensure that its business can be conducted in accordance with Prudent Industry Practice and the Project Plans, and at all times, in compliance with all Applicable Laws, Required Approvals, its Organizational Documents, provisions of all Project Documents to which it is a party or under which it occupies property.

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

(c) Except as otherwise permitted hereunder, the Borrower shall preserve and maintain good and marketable title to or valid leasehold, easement or other interest in or rights to all of its property, including its Collateral.

(d) Except as otherwise permitted hereunder, HubCo shall preserve and maintain good and marketable title to or valid leasehold, easement or other interest in or rights to its Collateral and such rights to use the Project Site as are necessary to construct, operate and maintain the Project in accordance with the requirements of the Transaction Documents and the Project Execution Plan and shall, at its own expense, take all actions to ensure that (i) it has sufficient rights to the Project Site as is necessary for the development, construction, maintenance and operation of the Project as contemplated by the Transaction Documents, (ii) the ALTA Survey with respect to the Project Site is obtained, and (iii) the applicable ALTA Mortgage Loan Policy at all times has been issued by the Title Company and is in full force and effect insuring that the Mortgage creates a legal, valid and enforceable First Priority Lien on HubCo’s right, title and interest in the Project Site subject only to Permitted Liens.

(e) Except as otherwise permitted hereunder, SpokeCo shall preserve and maintain good and marketable title to or valid leasehold, easement or other interest in or rights to its Collateral and such rights to use the Covered Spoke Sites as are necessary to construct, operate and maintain the Covered Spokes in accordance with the requirements of the Transaction Documents and the Project Execution Plan and shall, at its own expense, take all actions to ensure that (i) it has sufficient rights to the Covered Spoke Sites as necessary for the maintenance and operation of the applicable Covered Spoke, (ii) the ALTA Survey with respect to the applicable Covered Spoke Site is obtained, and (iii) the ALTA Mortgage Loan Policy at all times has been issued by the Title Company and is in full force and effect insuring that the applicable Mortgage creates a legal, valid and enforceable First Priority Lien on SpokeCo’s right, title and interest in the applicable Covered Spoke Site, subject only to Permitted Liens.

(f) Except as provided in Schedule 7.01(f) (Performance Security), all payment of performance security granted in favor of a Borrower Entity under any Project Document that is part of the Collateral and is in the form of a letter of credit or bond obtained by any Borrower Entity shall be issued and drawable in the United States of America and governed by the laws of a state, territory or other subdivision of the United States of America.

Section 7.02 Intellectual Property.

(a) Acquisition and Maintenance of Project IP. The Borrower Entities shall acquire and at all times preserve and maintain ownership rights for, or obtain and maintain rights, including without limitation under the Tier One IP License and Tier Two IP Licenses, to use, all Project IP that is used in or necessary to construct, own and operate the Project and the Covered Spokes.

(b) Protection of Project IP. The Borrower shall take all necessary steps to protect, enforce, preserve and maintain its interests in and to the Project IP, including without limitation, under the Tier One IP License and the Tier Two IP Licenses, including (i) taking commercially reasonable steps to maintain and pursue any application, registration or issuance for such Project IP owned by any Borrower Entity, (ii) maintaining commercially reasonable and appropriate business practices relating to the protection of the secrecy, confidentiality, and value of, and documentation of the existence of, all trade secrets and confidential information included in such Project IP, and (iii) maintaining and complying with all material terms and conditions of the Tier One IP License, the Tier Two IP License and any other agreement granting a license to Project IP. If (A) any Project IP owned by, or licensed under the Tier One IP License to, the Borrower becomes, as applicable (x) abandoned or dedicated to the public or placed in the public domain, (y) invalid or unenforceable, or (z) subject to any adverse action or proceeding in any

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

intellectual property office or registrar other than in the usual prosecution process in the ordinary course, and (B) the foregoing, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, then, after any Borrower Entity obtains Knowledge thereof, the Borrower shall notify DOE thereof in accordance with Section 8.03(a)(viii) (Notices).

(c) Continued Security Interest in Project IP. The Borrower Entities shall execute and deliver to DOE any document and take all related actions necessary to acknowledge, confirm, register, record or perfect DOE’s security interest in any part of the Borrower Entity’s interest in the Project IP (including the filing of IP Security Agreements with the United States Patent and Trademark Office, or the United States Copyright Office, or the corresponding entities in any applicable jurisdictions), whether such interest is now owned or hereafter acquired (whether by application, registration, purchase or otherwise) by any Borrower Entity.

(d) Protection Against Infringement. In the event that any Borrower Entity has Knowledge that any Project IP owned by any Borrower Entity or the IP Provider is infringed or misappropriated by any Person and such infringement or misappropriation could reasonably be expected to have a Material Adverse Effect, the Borrower Entities shall (i) take or omit such actions as is, in the Borrower’s reasonable judgment, appropriate under the circumstances (taking into account Applicable Law with respect to such infringement or misappropriation), and protect its rights in such Project IP, and (ii) after any Borrower Entity obtains Knowledge of such infringement or misappropriation, notify DOE in accordance with Section 8.03(a)(viii) (Notices).

(e) Notice of Borrower’s Alleged Infringement. In the event that any Borrower Entity has Knowledge of any Adverse Proceeding in which it is alleged that the Project IP or the construction, ownership or operation of the Project by the Borrower Entities, is infringing, misappropriating or otherwise violating any Intellectual Property owned or controlled by any Person, and such Adverse Proceeding could reasonably be expected to result in a Material Adverse Effect, the Borrower Entities shall (i) take or omit such actions as is, in the Borrower’s view, reasonable or appropriate under the circumstances to avoid or avert a Material Adverse Effect, and (ii) report such notice or communication relating thereto to DOE in accordance with Section 8.03(a)(xiv) (Notices).

(f) Maintenance of IP Escrow Materials with IP Escrow Agent. The Borrower Entities shall, not less than once each Fiscal Year of the Borrower, promptly take all actions necessary to maintain and update copies of the IP Escrow Materials deposited with the IP Escrow Agent, satisfying the requirements set forth in Section 5.01(oo)(iii) (Intellectual Property), to ensure that all deposited IP Escrow Materials are in good form (including intelligible) and remain current and accurate following each acquisition, upgrade, modification, enhancement or similar action thereto. The IP Escrow Materials shall at all times be maintained to the satisfaction of DOE and in accordance with the IP Escrow Agreement. The Borrower shall, and shall cause the IP Provider to, allow DOE or, at DOE’s election, the Independent Engineer to verify the content of the IP Escrow Materials prior to their deposit with the IP Escrow Agent. The Borrower Entities shall pay all costs and expenses related to the IP Escrow Agreement in compliance with the terms thereunder.

Section 7.03 Insurance.

(a) The Borrower Entities shall keep their respective present and future properties insured, and shall require Construction Contractors under the Construction Contracts and each Major Project Participant to obtain the applicable insurance, as required by and in accordance with the terms and provisions described on Schedule 7.03 (Required Insurance), provided that, until December 6, 2024, the Borrower Entities will not be in breach of this covenant by the failure to maintain such required insurance as described in Schedule 6.40 (Insurance Non-Compliance). The Borrower Entities shall obtain, maintain and comply with (or cause to be obtained, maintained and complied with) the Required Insurance at all

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

times and in all respects in accordance with the requirements of Schedule 7.03 (Required Insurance), provided that, until December 6, 2024, the Borrower Entities will not be in breach of this covenant by the failure to maintain such required insurance as described in Schedule 6.40 (Insurance Non-Compliance). The Borrower Entities shall pursue any contractual remedies to cause other Persons required to provide Required Insurance, including any Major Project Participant, to obtain and maintain such Required Insurance and as otherwise required in the respective Major Project Documents.

(b) In the event that any Borrower Entity fails to procure or maintain (or cause to be procured and maintained) the Required Insurance, DOE may (but shall not be obligated to) procure the Required Insurance and pay the premiums in connection therewith. The reimbursement of all amounts so paid by DOE shall become an additional Note Obligation owed by the Borrower to DOE, and the Borrower shall forthwith pay any such amounts to DOE, together with interest on such amounts at the Late Charge Rate from the date so paid.

(c) Each Borrower Entity hereby waives any claim it may now have or hereafter acquires, and agrees that it shall not make (and shall cause each Controlled Affiliates not to make) any claim, whether in contract, tort or otherwise, against any Secured Party to recover any losses or damages that are covered by any Borrower Entity’s (or such Controlled Affiliate’s) insurance.

Section 7.04 Event of Loss.

(a) If any Event of Loss shall occur with respect to the Project, the Covered Spokes or any part thereof, the Borrower Entities shall promptly deliver notice thereof to DOE and, (a) diligently pursue all of their respective rights to compensation against all relevant insurers, reinsurers and Governmental Authorities, as applicable, in respect of such event, (b) compromise or settle any claim with respect to any Event of Loss involving an amount in excess of [xxx] (such Event of Loss, a “Threshold Event of Loss”) per claim or series of claims only upon prior written consent of DOE, and (c) pay or apply the Net Amount of all Loss Proceeds stemming from such event in accordance with this Section 7.04 including, to the extent required in this Section 7.04, for prepayments in accordance with Section 3.06(c)(iv) (Loss Proceeds).

(b) Upon the occurrence of any Event of Loss, Loss Proceeds related thereto shall be promptly deposited into, or credited to the Loss Proceeds Account. The applicable Borrower Entity shall, in advance, direct the relevant insurers, reinsurers and Governmental Authorities, as applicable, to pay Loss Proceeds directly to the Collateral Agent as loss payee, for deposit into the Loss Proceeds Account and subject to the use of such proceeds by the Borrower in accordance with this Section 7.04. If Loss Proceeds are paid to any Borrower Entity, all such Loss Proceeds shall be received in trust, for the benefit of the Collateral Agent, shall be segregated from other funds of the Borrower Entities, and shall be forthwith paid over to the Collateral Agent in the same form as received (with any necessary endorsement) for deposit to the Loss Proceeds Account.

(c) Upon the occurrence of any Event of Loss, the related Loss Proceeds of which must be applied for repair or replacement of any part of the Project or the Covered Spokes in accordance with paragraph (d), (e) or (f) of this Section 7.04, the Borrower shall promptly repair or remediate such loss and cause the Net Amounts of any Loss Proceeds associated with the loss to be applied to the payment of the costs of repair or restoration of the portion of the Project or Covered Spokes lost or damaged or otherwise, in each case, in accordance with paragraphs (d), (e) or (f) of this Section 7.04; provided, that, in each case, DOE shall have received from the Borrower a summary of the relevant Event of Loss and the basis for the Borrower’s decision to repair or remediate and a remediation plan including estimated cost and schedule for implementation.

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

(d) With respect to the Net Amount of any Loss Proceeds not from a Threshold Event of Loss, the Borrower shall apply such amounts within twelve months toward the repair or replacement of the affected assets; provided, that if the failure to use all or a portion of such proceeds toward repair or replacement would not reasonably be expected, in any material respect, to (i) reduce the annualized production capacity of the Project, (ii) reduce net revenues from HubCo’s sales, or (iii) increase the Operating Costs with respect to the Project, and DOE receives evidence, in form and substance satisfactory to it, of each of the foregoing, at the request of the Borrower, made in accordance with the Accounts Agreement, such Net Amount may be transferred to the Revenue Account on the next Payment Date for application in accordance with the Accounts Agreement.

(e) With respect to the Net Amount of any Loss Proceeds from a Threshold Event of Loss related to the Project, the Borrower shall undertake the relevant repairs and restoration, and apply the Net Amount thereof to pay the costs of the relevant repairs and restoration of the affected assets if, and only if, DOE reasonably determines, within 30 Business Days after the date of the occurrence of any Event of Loss and receipt of the Borrower’s proposed repair and restoration plan that includes estimated cost and schedule for implementation thereof, in consultation with the Independent Engineer, that:

(i) such repair or replacement is technically and economically feasible; and

(ii) the Borrower is in compliance with such other conditions and requirements as DOE shall consider appropriate in the circumstances.

(f) With respect to any Event of Loss, the Loss Proceeds of which are required or permitted to be applied to repair or restore the Project or the Covered Spokes, as to which the Borrower shall repair or restore in accordance with clauses (d) or (e) above, the Borrower shall, on the tenth Business Day of each month until such restoration and repair has been completed and the contractors performing such restoration or repair work have been paid in full, deliver to the Collateral Agent and DOE the following:

(i) a detailed summary of the work performed in connection with any such restoration or repair during the preceding month and the itemized expenses that are then due and payable, together with copies of all invoices, conditional (upon payment only) lien waivers from the contractors, subcontractors and each other Person performing labor or furnishing materials in connection with such restoration or repair work and other information and documents reasonably requested by DOE with respect to such restoration or repair work; and

(ii) proposed Transfer/Withdrawal Request directing the Collateral Agent to cause the Depositary Bank to disburse to the contractors performing such restoration or repair work amounts constituting Loss Proceeds on deposit in the Loss Proceeds Account in the respective amounts then due and payable to such contractors.

(g) If any Loss Proceeds greater than [xxx] remain unused after the completion of such restoration and repair work, or if restoration and repair work is not undertaken pursuant to this Section 7.04, and, if applicable, the twelve month period contemplated in paragraph (d) above has expired, the Borrower shall deliver to DOE a Prepayment Election Notice in accordance with Section 3.06(c)(iv) (Loss Proceeds) and prepay such amounts as set out thereunder. If the Borrower fails to timely deliver a Prepayment Election Notice in accordance with Section 3.06(c)(iv) (Loss Proceeds), then DOE shall be entitled to instruct the Collateral Agent to apply such amounts constituting Loss Proceeds on deposit in the Loss Proceeds Account with respect to the applicable Event of Loss to the prepayment of the Advances (and, if applicable, capitalized interest thereon) on the second Business Day following receipt of such instructions, in accordance with Section 3.06(c)(iv) (Loss Proceeds); provided, that any remaining amounts equal to or less than [xxx] shall be transferred to the Revenue Account on the next Payment Date in accordance with Section 2.18(b) (Loss Proceeds Account) of the Accounts Agreement.

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

(h) The Net Amount of any Loss Proceeds from a Threshold Event of Loss not applied to restoration or repairs may be applied by the Borrower to pay (x) for Project Costs, (y) Covered Spoke Costs or (z) costs between the Substantial Completion Date and Project Completion Date that would be Project Costs if they had been expended prior to the Substantial Completion Date, in each case, due and payable within the twelve months following the date on which such Loss Proceeds were deposited into, or credited to the Loss Proceeds Account; provided, that, the use of any such Loss Proceeds shall not constitute or be counted as satisfaction of the Equity Funding Commitment.

Section 7.05 Further Assurances.

(a) The Borrower Entities shall execute and deliver, from time to time, as reasonably requested by DOE or the Collateral Agent at the Borrower’s expense, such other documents as shall be necessary or advisable or that DOE and the Collateral Agent may reasonably request in connection with the rights and remedies of DOE and the Collateral Agent granted or provided for by the Transaction Documents and to consummate the transactions contemplated therein.

(b) The Borrower Entities shall, at their own expense, take all actions that (x) have been or shall be requested by DOE or the Collateral Agent or (y) the Borrower knows are necessary or advisable to establish, maintain, protect and, if applicable, perfect and continue the perfection of the First Priority (subject to Permitted Liens) Liens and security interest of the Secured Parties created by the Security Documents in all Collateral and shall furnish timely notice of the necessity of any such action, together with such instruments, in execution form, and such other information and documents (including filings, recordings or registrations required to be filed in respect of any Security Document or assignment thereto, in each case, in form and substance satisfactory to DOE and the Collateral Agent) as may be required or reasonably requested to enable any appropriate Secured Party to effect any such action. Without limiting the generality of the foregoing, the Borrower Entities shall at their own expense, (i) execute or cause to be executed and shall file or cause to be filed or register or cause to be registered, such financing statements, continuation statements, fixture filings and mortgages or deeds of trust in all places necessary or advisable (in the reasonable opinion of counsel for DOE or the Collateral Agent) to establish, maintain and, if applicable, perfect such Liens and security interests and in all other places that DOE or the Collateral Agent shall reasonably request, (ii) discharge all other Liens (other than Permitted Liens) or other claims adversely affecting the rights of the Secured Parties in the Collateral and (iii) deliver or publish all notices to third parties that may be required to establish or maintain the validity, priority and, if applicable, perfection of any Lien and security interest created pursuant to the Security Documents.

(c) The Borrower Entities shall do everything necessary or advisable in the reasonable judgment of DOE or the Collateral Agent, as directed by DOE (including filing, registering and recording all necessary documents and paying all fees, Taxes and Periodic Expenses in connection therewith) to (i) create security arrangements, including, if applicable, the establishment of a pledge or the perfection of any Lien or, as applicable, the enforceability of a Lien as against such Borrower Entity and any subsequent lienor (including a judgment lienor), holder of a charge, or transferee for or not for value, in bulk, by operation of law, or otherwise, in each case granted, with respect to future assets in accordance with the requirements of all Applicable Laws, or the law of any other applicable jurisdiction, as applicable, (ii) maintain the security and pledges created by the Security Documents in full force and effect at all times (including, as applicable, the required priority thereof, but subject only to non-consensual Permitted Liens thereon) and (iii) preserve and protect the Collateral and the Secured Parties’ rights in the Collateral, and protect and enforce the Borrower Entities’ rights and title, and the rights and title of the Secured Parties, to the security created by the Security Documents. In furtherance of the foregoing, each Borrower Entity hereby authorizes (without obligation) each of DOE and the Collateral Agent to file or cause to be filed or register or cause to be registered any such financing statements, grants of security interest, continuation statements, fixture filings, mortgages or deeds of trust and other Liens on its behalf and Borrower’s cost and expense. Furthermore, the Borrower Entities shall cause to be delivered to DOE such opinions of counsel and other related documents as may be reasonably requested by DOE or the Collateral Agent to assure compliance with this Section 7.05(c).

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

(d) If any Borrower Entity shall at any time acquire any interest in property not covered by the Security Documents or enter into any Additional Project Document, such Borrower Entity shall promptly satisfy the following requirements and take any other actions as requested by DOE or the Collateral Agent, acting on the direction of DOE (collectively, the “Additional Collateral Requirements”): (i) as applicable: (A) execute, deliver and record a supplement to the Security Documents or a new Security Document, as applicable, in each case satisfactory in form and substance to DOE, (B) in the case of Real Property, including, without limitation any new Covered Spoke Site, cause to be delivered to DOE an ALTA Mortgage Loan Policy or modification endorsement to any existing ALTA Mortgage Loan Policy insuring the Secured Parties’ secured interest in such Real Property, an ALTA Survey, such opinions of counsel and other documents as may be reasonably requested by DOE or the Collateral Agent, in each case, in form and substance satisfactory to DOE, (C) in the case of Major Project Documents, enter into a Direct Agreement with the Collateral Agent and the applicable Major Project Participant, in form and substance satisfactory to DOE and the Collateral Agent and (D) in the case of each other Project Document, either (1) enter into a consent to assignment of or creation of a security interest on the applicable Borrower Entity’s rights and obligations pursuant to the Financing Documents or the exercise of remedies (including foreclosure) thereunder or (2) include in such Project Document the Borrower Entity’s right to assign or create a security interest on its rights and obligations thereunder and to the exercise of remedies (including foreclosure) thereunder, in each case, in form and substance satisfactory to DOE, and (ii) ensure that such security interest shall be valid, effective and perfected.

Section 7.06 Diligent Construction of Project; Approved Construction Changes

(a) The Borrower Entities shall use their best efforts to cause the Project Completion Date to occur on or prior to the Project Completion Longstop Date, in each case, within the Construction Budget.

(b) The Borrower and HubCo shall construct and complete, or cause to be constructed and completed, the Project diligently (i) in accordance with the Major Project Documents and the other Transaction Documents, all Required Approvals, the Project Execution Plan, and the Construction Budget, and (ii) substantially in accordance with the Project Milestones such that the Commissioning Completion Date will occur on or prior to the Commissioning Completion Longstop Date and the Project Completion Date will occur on or prior to the Project Completion Longstop Date. In furtherance of the foregoing, the Borrower and/or HubCo, as applicable, shall enter into and deliver each of the Construction Contracts contemplated by the Project Execution Plan on or prior to the date set forth therein, with contractors and in form and substance satisfactory to DOE.

(c) The Borrower shall cause all Approved Construction Changes to be described in the Construction Progress Report delivered on or immediately after the date of approval and, where applicable, reflected in revised versions of the Project Execution Plan, Financing Plan, Construction Budget and/or Project Milestone Schedule, as applicable, and delivered to DOE in accordance with the terms hereof.

(d) The Borrower shall maintain Key Construction Management Personnel employed at all times prior to the Project Completion Date, dedicated solely to the management of construction activities related to the Project, and make such personnel available to meet and discuss all activities related to the engineering, design, procurement and construction of the Project with DOE or the DOE Consultants or other advisors, upon reasonably advance request from DOE.

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

Section 7.07 Contractual Remedies. Each Borrower Entity shall diligently pursue all contractual remedies available to it to cause each Construction Contractor and any other Person that performs the operation of the Project, the Covered Spokes or any portion thereof for the Borrower Entities (if applicable) to (a) comply with all Applicable Laws that are applicable to the activities that such Person carries out under the Project Documents to which it is a party, and (b) procure, maintain and comply in all material respects with all Required Approvals that are required for such Person to perform its obligations under the Project Documents to which it is a party.

Section 7.08 Taxes, Duties, Expenses and Liabilities.

(a) The Borrower Entities shall pay or cause to be paid on or before the date payment is due: (i) all Taxes (including stamp taxes), duties, fees, Periodic Expenses, or other charges payable on or in connection with the execution, issue, delivery, registration, or notarization, or for the legality, validity, or enforceability, of the Transaction Documents (other than those Taxes that are being contested in accordance with Permitted Contest Conditions); provided, that the Borrower Entities shall promptly pay any valid, final judgment rendered upon the conclusion of any relevant Adverse Proceeding enforcing any Tax and cause it to be satisfied of record, and (ii) all claims, levies or liabilities (including claims for labor, services, materials and supplies) for sums that have become due and payable and that have or, if unpaid, might become a Lien (other than a Permitted Lien) upon the property of the Borrower (or any part thereof) (other than those claims, levies or liabilities that are being contested in accordance with Permitted Contest Conditions).

(b) Each Borrower Entity shall file all tax returns required by Applicable Laws to be filed by it and shall pay or cause to be paid on or before the date payment is due (i) all income Taxes required to be paid by it, and (ii) all other material Taxes and assessments required to be paid by it, in each case, other than those Taxes that are being contested in accordance with Permitted Contest Conditions.

(c) Each Borrower Entity shall duly and punctually pay and discharge its obligations in respect of any Permitted Indebtedness when due, subject to the terms and conditions of this Agreement and the other Financing Documents.

Section 7.09 Performance of Obligations. Each Borrower Entity shall (a) perform and observe all of its covenants and obligations contained in any Financing Document, Major Project Document or Required Approval, (b) take all reasonable and necessary action to prevent the termination, suspension or cancellation of any Financing Document, Major Project Document or Required Approval (except for (i) the expiration of any Financing Document, Major Project Document or Required Approval in accordance with its terms and not as a result of a breach or default thereunder by any Borrower Entity or the failure to exercise any option to renew or extend such document or approval, and (ii) the termination or cancellation of a Major Project Document that the Borrower Entities replace as permitted herein), and (c) enforce against the relevant Major Project Participant in accordance with its terms each material covenant or obligation under each Major Project Document to which such Major Project Participant is a party and pursue all of its rights and remedies thereunder. With respect to Project Documents that are not Major Project Documents, each Borrower Entity shall do all such things except to the extent that the failure to do so could not reasonably be expected to materially and adversely affect the Borrower Entities, the Project or the Project Site (or any portion thereof).

Section 7.10 Financial Covenant. From and after March 31, 2028, the Borrower shall maintain a Historical Debt Service Coverage Ratio (tested on each Calculation Date for the period of four consecutive fiscal quarters ending on such Calculation Date, up to (and including) the Calculation Date immediately prior to the Maturity Date) of at least [xxx].

Section 7.11 Use of Proceeds. The Borrower Entities shall use the proceeds of each Advance in accordance with Section 2.04(d) (Disbursement of Proceeds) and Article II (Project Accounts; Distributions) of the Accounts Agreement, and the other terms and conditions of all applicable Financing Documents, and not in contravention of any Applicable Law, Transaction Document or Governmental Approval, and, with respect to Advances of the Building Note, solely to reimburse the Borrower for or pay Costs of Improvement. Neither DOE nor FFB shall have any responsibility as to the use of any proceeds of any Advance.

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

Section 7.12 Books, Records and Inspections.

(a) The Borrower Entities shall:

(i) keep proper records and books of account in which full, true and correct entries in accordance with the Designated Standard and all Applicable Laws are made in respect of all dealing and transactions relating to the business and activities of the Borrower Entities;

(ii) (x) prior to March 31, 2027, comply with the ICFR Plan and (y) on and after March 31, 2027, maintain adequate internal controls, reporting systems and cost control systems including the ERP and other software systems and records used for project schedule control and cost control that are designed to ensure that the Borrower Entities satisfy their obligations under the Financing Documents and:

(A) for overseeing the financial operations of the Borrower Entities, including its cash management, accounting and financial reporting;

(B) for overseeing the Borrower Entities’ relationship with DOE and the Borrower’s Accountant;

(C) for promptly identifying any cost overruns;

(D) for maintaining such records as are necessary to facilitate an effective and accurate audit and performance evaluation of the Project as required by the Program Requirements; and

(E) for compliance with securities, corporate and other Applicable Law regarding adoption of a code of ethics and auditor independence; and

(iii) record, store, maintain, and operate its records, systems, controls, data and information using means (including any electronic, mechanical or photographic process, whether computerized or not) that are under their exclusive ownership and direct control (including all means of access thereto and therefrom);

(iv) deliver to DOE, no later than 60 days after the Effective Date, an updated ICFR Plan, in form and substance satisfactory to DOE, that fully addresses, and outlines all actions to be taken for, the resolution of all material weaknesses in the Sponsor’s and the Borrower Entities’ internal control over financial reporting identified in [xxx] report as independent registered public accounting firm included in the Sponsor’s audited Financial Statements for the Fiscal Year ended on December 31, 2023, including completing all placeholders in the ICFR Plan delivered as Condition Precedent to the Effective Date to the satisfaction of DOE, and a detailed description of the testing and validation to be carried out by the ICFR Advisor to determine adequacy of the Sponsor’s and Borrower’s internal control over financial reporting and a summary of the methodology used to design the ICFR Plan;

(v) promptly after the end of each Fiscal Quarter of the Borrower, but in any event no later than simultaneously with the Quarterly Financial Certificate, deliver to DOE an updated ICFR Plan, in form and substance satisfactory to DOE, including any new material weakness or other deficiencies in the Sponsor’s or Borrower’s internal control over financial reporting identified by the ICFR Advisor and any changes in the Sponsor’s or its Subsidiaries’ processes or systems that could add to or worsen such weaknesses or deficiencies, and such other matters related to the Sponsor’s or the Borrower’s

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

internal control over financial reporting as DOE may request, together with a certificate from (A) a Financial Officer of the Sponsor that (1) such plan, if implemented in accordance with its terms, will be sufficient to obtain such audited Financial Statements (2) all weakness and other matters identified in the ICFR Plan as required to be resolved prior to the last day of the most recently ended Fiscal Quarter of the Borrower have been resolved, together with evidence satisfactory to DOE thereof and (3) all actions contemplated in the ICFR Plan that have been carried out prior to the last day of the most recently ended Fiscal Quarter, and (B) the ICFR Advisor with respect to the performance of testing and validation of adequacy of the Sponsor’s and Borrower’s internal control over financial reporting prior to the last day of the most recently ended Fiscal Quarter of the Borrower, to confirm resolution of material weaknesses or deficiencies, and the summary of the methodology used to provide the certifications therein; provided that delivery of the updated ICFR Plan contemplated in Section 5.03(x) (Updated ICFR Plan) will satisfy the obligation contemplated in this paragraph with respect to the delivery of an updated ICFR Plan during the Fiscal Quarter in which the applicable Requested Advance Date occurs; and

(vi) Until the later of (x) the end of the Availability Period and (y) the date on which the Borrower has delivered to DOE audited Financial Statements of the Sponsor and the Borrower (including the report contemplated in Section 8.01(a)(iii) (Annual Financial Statements)) that do not identify any material weaknesses in its or the Borrower Entities’ internal control over financial reporting and all other milestones in the ICFR Plan have been achieved, the Borrower shall (A) maintain engaged, at all times, an adequately qualified advisor, with a scope of work, in each case satisfactory to DOE (the “ICFR Advisor”), for the implementation and, if necessary, updating of the ICFR Plan and (B) make such advisor available to meet with DOE and its advisors upon reasonable prior request by DOE to review and discuss the then current or any proposed modification to the ICFR Plan.

(b) The Borrower Entities shall:

(i) consult and cooperate with the Secured Parties and the DOE Consultants regarding the Project upon DOE’s request;

(ii) permit officers and designated representatives of the Secured Parties, any agent of any of the foregoing, and the DOE Consultants to visit and inspect the Project and any other facilities and properties of the Borrower Entities subject to the Borrower Entities’ health, safety and security procedures and, so long as no Default or Event of Default has occurred and is continuing, during customary business hours and upon not less than ten days’ prior notice;

(iii) provide to officers and designated representatives of the Secured Parties, any agent of any of the foregoing, the United States Comptroller General and the DOE Consultants (A) access to any pertinent books, documents, papers and records of the Borrower for the purpose of audit, examination, inspection and monitoring, and (B) such access rights as required by the Program Requirements, including access to the Project Site and ancillary facilities (and allowing the officers and designated representatives of the Secured Parties and the United States Comptroller General to discuss the Borrower’s and its Subsidiaries’ affairs, finances and accounts with the Borrower’s officers) for the purpose of monitoring the performance of the Project and verifying completion of relevant Project Milestones;

(iv) afford proper facilities for such inspections, and shall make copies (at the Borrower’s expense) of any records that are subject to such inspection;

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

(v) subject to the Borrower Entities’ protections for confidential information described in Section 7.02(b) (Protection of Project IP) hereof to protect, enforce, preserve and maintain the Borrower Entities’ interests in and to the Project IP, make available to DOE upon the request of DOE, all information related to the Project, including all Project IP and other Intellectual Property used in the construction, startup or operation of the Project, as may be reasonably necessary for the purpose of allowing DOE to determine the technical progress, soundness of financial condition, management stability, compliance with Environmental Laws, adequacy of health and safety conditions and all other matters with respect to the Project; and

(vi) keep all records relating to the Project, the business and activities of the Borrower Entities or true, complete and correct copies (whether in electronic form or otherwise) of such records at the Project Site at all times.

(c) The Borrower Entities shall:

(i) authorize the Borrower’s Accountant (A) to communicate directly with DOE, FFB and the United States Comptroller General, in each case, for information purposes only, regarding the Borrower’s accounts, operations and all other matters set forth in Section 7.12 (Books, Records and Inspections); provided, that DOE shall exercise such right to communicate with the Borrower’s Accountant reasonably and upon reasonable prior notice to the Borrower and opportunity for the Borrower to participate, and (B) upon the occurrence of a Material Adverse Effect, an event or circumstance that could reasonably be expected to result in a Material Adverse Effect, a Default or an Event of Default, to communicate directly with DOE regarding the Borrower’s accounts, operations and all other matters as DOE may request with notice to the Borrower and opportunity for the Borrower to participate;

(ii) provide notice to the Borrower’s Accountant promptly upon the occurrence of any event that entitles DOE to communicate with the Borrower’s Accountant pursuant to the instruction contemplated by clause (B) of paragraph (i) above or Section 5.01(x)(ii)(B) (Independent Auditor; Authorization to Borrower’s Accountant);

(iii) authorize the Borrower’s Accountant to communicate directly with the Secured Parties and the United States Comptroller General at any time regarding any review performed and reports contemplated by Section 8.02(d) (Independent Accounting Review) and the Borrower’s accounts and operations; provided, that DOE shall exercise such right to communicate with the Borrower’s Accountant reasonably and upon reasonable prior notice to the Borrower and opportunity for the Borrower to participate;

(iv) (A) promptly after receipt thereof, submit to the Borrower’s Accountant all questions and information requests, for information purposes only, regarding the Borrower’s accounts, operations and all other matters set forth in Section 7.12 (Books, Records and Inspections) that DOE, FFB and the United States Comptroller General, in each case, may ask the Borrower Entities and (B) promptly forward the Borrower’s Accountant’s response to DOE; and

(v) in the event that the Borrower’s Accountant should cease to be the accountants of the Borrower Entities for any reason, promptly, but in any event no later than five Business Days after the occurrence thereof, notify DOE of such change in the Borrower’s Accountant and the reason therefor, and the Borrower Entities shall appoint and maintain another firm of independent public accountants that satisfy the conditions set forth herein to qualify as the Borrower’s Accountant.

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

(d) The Borrower Entities shall disclose in writing to their outside auditors and audit committee and shall promptly provide copies to DOE of:

(i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect its ability to record, process, summarize and report financial information; and

(ii) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal control over financial reporting.

(e) The Borrower Entities shall promptly provide copies to DOE of any management letter or other material communication sent by the Borrower’s Accountant (or any other accountants retained by the Borrower) to any Borrower Entity, including in relation to any Borrower Entity’s financial, accounting or management information or other systems, policies, management or accounts.

(f) The Borrower Entities shall retain all records relating to expenditures with respect to which Advances were made for at least five years after the Advance Date thereof.

Section 7.13 Compliance with Applicable Law and the EHS Plan. With respect to the Project (including the Facility and the Warehouse), the Project Site and the Covered Spokes, the Borrower Entities shall:

(a) comply with, and conduct its business, operations, assets, equipment, property, leaseholds, and other facilities in compliance with all Environmental Laws and all other Applicable Laws (including Davis-Bacon Act Requirements, USA PATRIOT Act, lobbying requirements, Cargo Preference Act of 1954, ERISA; Sanctions, Anti-Money Laundering Laws and anti-corruption laws and all state and local licensing requirements);

(b) procure all Required Approvals at or prior to such time as they are required or necessary, and maintain and comply with all Required Approvals;

(c) ensure that each of the Project (including the Facility and the Warehouse), the Project Site, each Borrower Entity and each Covered Spoke is in compliance at all times with all applicable Environmental Laws and that the Project is not operated in any manner that poses or would reasonably be expected to pose a hazard to public health or safety or to the environment; and

(d) ensure that each of the Project (including the Facility and the Warehouse), the Project Site, the Covered Spokes, the Covered Spoke Sites and all Project Participants complies with the EHS Plan.

Section 7.14 Compliance with Program Requirements. In addition to the Borrower Entities’ obligations hereunder, the Borrower Entities shall comply with all Program Requirements in connection with the Project.

Section 7.15 Accounts; Cash Deposits. The Borrower Entities shall maintain, or cause to be maintained, in full force and effect each of the Permitted Accounts and amounts on deposit therein in accordance with the terms of the Accounts Agreement and relevant Financing Documents. The Borrower Entities shall instruct each Person remitting cash to or for the account of such Borrower Entity to deposit such cash in accordance with the terms of the Accounts Agreement. Each Borrower Entity shall remit any amounts received by it or received by third parties on its behalf to the Collateral Agent and the Depositary Bank for deposit in accordance with the terms of the Accounts Agreement.

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

Section 7.16 Offtake Contracts.

(a) With respect to each Fiscal Year, the Borrower Entities shall ensure that HubCo has in place arrangements for offtake of no less than 100% of the volume of the Core Products projected in the applicable Base Case Financial Model to be sold during such Fiscal Year, in the aggregate, and otherwise in form and substance satisfactory to DOE, unless otherwise agreed in writing by DOE.

(b) In furtherance of the foregoing, not later than six months prior to the expiration of any Accepted Core Product Offtake Contract, the Borrower shall either (i) renew such Accepted Core Product Offtake Contract on terms substantially similar to (or more favorable to the Borrower than) the terms of such Accepted Core Product Offtake Contract, (ii) deliver evidence to DOE that it has entered into one or more Additional Core Product Offtake Contracts that have been designated by DOE in writing as Accepted Core Product Offtake Contracts pursuant to this Section 7.16, and/or (iii) provide DOE with a plan to replace the Accepted Core Product Offtake Contract, which plan shall be acceptable in form and substance to DOE and thereafter comply with the terms of such plan; provided, that, if requested by the Borrower prior to the beginning of such six month period, the Borrower and DOE shall engage in good faith discussions regarding the requirements of the covenant in the foregoing clause (a) and the required terms of any contract proposed to be designated as an Accepted Core Product Offtake Contract (including with respect to the price, volume, tenor and other economic terms thereunder) taking into consideration the actual performance of the Facility and market conditions at such time. Upon written request from the Borrower, DOE may, by written notice to the Borrower, designate an Additional Core Product Offtake Contract (or proposed Additional Core Product Offtake Contract) as an Accepted Core Product Offtake Contract.

(c) Additional Offtake Contracts.

(i) Core Products. From time to time the Borrower Entities may, at their discretion, enter into additional contracts for the sale of Core Products (including such additional contracts contemplated in and entered pursuant to or in accordance with an Initial Offtake Contract) (“Additional Core Product Offtake Contracts”) with DOE’s prior written consent (which consent shall not be unreasonably withheld); provided, that DOE’s consent shall not be required so long as (A) the aggregate projected volume of Core Products to be sold pursuant to such Additional Core Product Offtake Contract during the term thereof does not exceed (x) five percent of the volume of such Core Product and (y) ten percent of the volume of the Core Products, in aggregate, in each case, projected to be sold during the same period in the applicable Base Case Financial Model, and (B) such Additional Core Product Offtake Contract does not interfere in any material respect with the Borrower’s performance of its obligations under any Accepted Core Product Offtake Contract.

(ii) Byproducts. From time to time the Borrower Entities may, at their discretion, enter into additional contracts for the sale of Byproducts (“Additional Byproduct Offtake Contracts”) with DOE’s prior written consent (which consent shall not be unreasonably withheld); provided, that DOE’s consent shall not be required so long as (A) the aggregate projected volume of such Byproduct to be sold pursuant to such Additional Byproduct Offtake Contract does not exceed 30% of the volume of such Byproduct projected to be sold during the same period in the applicable Base Case Financial Model and (B) such Additional Byproduct Offtake Contract does not interfere in any material respect with the Borrower’s performance of its obligations under any Accepted Core Product Offtake Contract.

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

(iii) If DOE’s consent to the applicable Borrower Entity’s entering into a proposed Additional Offtake Contract is required, then DOE shall be entitled to either grant or withhold its consent to such proposed Additional Offtake Contract or request additional information. If DOE fails to respond within ten Business Days of receipt in writing of a Borrower Entity’s request for consent to enter into an Additional Offtake Contract, then DOE shall be deemed to have objected to the proposed Additional Offtake Contract. DOE’s consent pursuant to this clause (iii) shall not be construed as a designation by DOE of such Additional Offtake Contract as an Accepted Core Product Offtake Contract. Any designation of an Additional Offtake Contract as an Accepted Core Product Offtake Contract shall be done separately at DOE’s discretion.

(iv) Promptly, but in any event no later than on the Quarterly Reporting Date immediately following any Borrower Entity’s entry into an Additional Offtake Contract, the Borrower shall provide true and correct copies to DOE of such Additional Offtake Contracts.

(v) The Borrower shall ensure that all Additional Offtake Contracts, whether required to be consented to by DOE or not (and whether actually consented to by DOE or not), shall contain provisions (x) notifying the relevant purchasers that such contracts, and the receivables under them, are subject to the Liens created under the Security Documents, and (y) directing the purchasers to deposit all payments under such contracts into the Revenue Account.

Section 7.17 Know Your Customer Information.

(a) The Borrower shall provide DOE, the Collateral Agent and the Depositary Bank any information reasonably requested by DOE under or in connection with International Compliance Directives and Anti-Money Laundering Laws.

(b) Promptly after any Borrower Entity has Knowledge or should have Knowledge that any Person or group of Persons has acquired or entered into a binding agreement to acquire a ten percent or larger, direct or indirect, Equity Interest in any Borrower Entity (other than (x) any Qualified Public Company Shareholder holding (and proposing to hold) only an indirect ownership interest in such Borrower Entity by its, direct or indirect, holding of Publicly Traded Securities of the Sponsor, (y) a Person holding (and proposing to hold) only a direct or indirect ownership interest in the Sponsor through a Qualified Investment Fund or (z) a Person who has acquired or proposes to acquire such indirect ownership of Equity Interest by acquisition, in bona fide secondary market transactions, of only a direct or indirect interest in Publicly Traded Securities of the Sponsor), but in any event within ten Business Days thereafter, the Borrower shall deliver to DOE, the Collateral Agent and the Depositary Bank (i) a certification that (A) the Borrower has satisfactorily completed its review of such Person or group of Persons in accordance with the Borrower’s “know your customer”, anti-money laundering policies and other polices implemented in accordance with the Borrower’s KYC Implementation Plan and (B) based on such review, such Person, or each Person part of such group is not a Prohibited Person and (ii) if requested by DOE, the Collateral Agent or the Depositary Bank, all documentation (including taxpayer identification documents) and other information in respect of each Person acquiring such direct or indirect Equity Interest as may be required by DOE, the Collateral Agent or the Depositary Bank to enable it to be satisfied with the results of its “know your customer” and other requirements (including, inter alia, the Anti-Money Laundering Laws) with respect to such Person.

Section 7.18 Davis-Bacon Act.

(a) The Borrower Entities shall comply (and shall ensure that each DBA Contract Party complies) with the Davis-Bacon Act Requirements.

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

(b) The Borrower Entities shall maintain an Electronic Certified Payroll System accessible to DOE and the Borrower shall systematically review the certified weekly payroll records that the Borrower Entities maintain for their own laborers and mechanics and those that it receives for the laborers and mechanics of any Borrower Entity and DBA Contract Party.

(c) The Borrower shall designate and identify to DOE a point of contact who will be responsible for ensuring compliance with the Davis-Bacon Act Requirements. This person will provide to DOE any information reasonably requested in support of DOE’s Davis-Bacon Act compliance monitoring efforts. The Borrower shall notify DOE in writing regarding a change to this contact person.

(d) The Borrower shall promptly notify DOE in writing when it receives any complaint related to non-compliance with the Davis-Bacon Act, or discovers in the course of its systematic review of the certified payroll records an incident that the Borrower reasonably believes to be a case of such non-compliance and which, in each case, the Borrower cannot resolve on its own, and shall forward to DOE (i) the complaint or a written summary of the non-compliant incident; (ii) a summary of the Borrower’s investigation into such complaint or such incident; and (iii) the relevant certified payroll records.

(e) Certified payroll records maintained by the Borrower Entities shall be preserved for three years after completion of work. The Borrower shall make such records available to DOE and DOL when necessary, and upon request, for purposes of an investigation or audit of compliance with prevailing wage requirements. Certified payroll records maintained by the Borrower Entities shall be considered federal government records for the purposes of the Freedom of Information Act, 5 U.S.C. § 552. The Borrower Entities shall provide such records to DOE within five Business Days of receipt of any request for such records from DOE.

(f) The Borrower Entities shall use commercially reasonable efforts to cause each DBA Compliance Matter Contractor to cure each applicable DBA Compliance Matter. Such efforts may be suspended while a DBA Compliance Matter Contractor is, in good faith, appealing a DOL determination of non-compliance.

(g) Within ten (10) Business Days after the end of each month prior to the resolution of any DBA Compliance Matter that has been fully cured to the satisfaction of DOL or otherwise finally resolved favorably to the Borrower or DBA Contract Party, the Borrower shall either:

(i) notify DOE of the specific details of each DBA Compliance Matter that has not been so cured or finally resolved, and describe the commercially reasonable efforts that it and the applicable DBA Compliance Matter Contractor have taken to cause the DBA Compliance Matter Contractor to comply with the Davis-Bacon Act Requirements that are the subject of such dispute; or

(ii) notify DOE that the applicable DBA Compliance Matter Contractor has appealed, and is diligently prosecuting such appeal, in good faith DOL’s determination that the DBA Compliance Matter Contractor has failed to comply with the Davis-Bacon Act Requirements giving rise to such DBA Compliance Matter.

(h) The following actions by the Sponsor and the Borrower shall satisfy “retroactive compliance”, “retroactively adjustment” and other similar constructions with respect to compliance with the Davis-Bacon Act in the Financing Documents for work performed prior to the Effective Date:

(i) The deposit of the DBA Retroactive Compliance Amount in the Construction Account, in accordance with the Accounts Agreement and Section 2.01(d) (Borrower Funding Commitment) of the Sponsor Support Agreement; and

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

(ii) Borrower’s use of good faith efforts to distribute the DBA Retroactive Compliance Amount to all DBA Contract Parties for further distribution to laborers and mechanics who were paid less than the applicable prevailing wage rates as outlined in the Davis-Bacon Act Requirements for the work performed prior to the Effective Date, in accordance with the Accounts Agreement.

Section 7.19 Lobbying Restriction. The Borrower shall comply with all requirements of 31 U.S.C. § 1352, as amended, including without limitation the requirement that no proceeds of any Advance be expended by any Borrower Entity or any of its Affiliates to pay any Person for influencing or attempting to influence an officer or employee of any federal agency, a member of the U.S. Congress, an officer or employee of the U.S. Congress, or an employee of a member of Congress in connection with the making of the Loan or any other action described in 31 U.S.C. § 1352(a)(2).

Section 7.20 Cargo Preference Act(a) . Each Borrower Entity shall comply, and shall cause each of its contractors and their subcontractors to comply, with either (a) the CPA Requirements with respect to all CPA Goods and the Project or (b) the CPA Compliance Agreement or such contractor’s agreement with MARAD or with the Borrower for the purposes of complying with the CPA Requirements or the CPA Compliance Agreement. Promptly, and in any event within five Business Days, upon written request from DOE delivered to the Borrower, the Borrower Entities shall deliver to DOE copies of all reports and other documentation as DOE may request and that the Borrower Entities are required to deliver to MARAD pursuant to the Cargo Preference Act of 1954 or the CPA Compliance Agreement (including information related to any Borrower Entity’s compliance with the CPA Requirements).

Section 7.21 SAM Registration. The Borrower shall maintain its SAM database registration active at all times.

Section 7.22 ERISA. Each Borrower Entity shall (and shall cause its ERISA Affiliates to): (i) maintain all Employee Benefit Plans that are presently in existence or may, from time to time, come into existence, in compliance with terms of any such Employee Benefit Plan, ERISA, the Code and all other Applicable Laws, and (ii) make or cause to be made contributions to all Employee Benefit Plans in a timely manner and, with respect to Pension Plans and Multiemployer Plans, in a sufficient amount to comply with the requirements of Sections 302 and 303 of ERISA and Sections 412 and 430 of the Code.

Section 7.23 Public Announcements. The Borrower shall coordinate with DOE with respect to (i) any subsequent public announcements by any Borrower Entity or any its Affiliates in connection with material developments in respect of the Project (including, without limitation, the groundbreaking ceremony, the Project going into operation, etc.) or the Loan, and (ii) the public announcement of satisfaction of any Project Milestones; provided, that this covenant shall not apply to advertisements and shall not restrict announcements by Borrower regarding the Project, electric vehicles or the component parts thereof that (w) do not involve the financing thereof by DOE, (x) are not materially inconsistent with previous public announcements regarding the Project, (y) are required by Applicable Law or national stock exchange rules, or (z) are routinely made to Governmental Authorities.

Section 7.24 Corporate Separateness. Each Borrower Entity shall ensure that it and each other Borrower Entity does all things necessary to maintain its corporate existence separate and apart from any other Person other than the Borrower.

Section 7.25 Prohibited Persons.

(a) If any Principal Person of any Borrower Entity becomes (whether through a transfer or otherwise) a Prohibited Person, the Borrower shall remove, solely to the extent permitted by applicable Sanctions or otherwise authorized by OFAC, or replace such Principal Person with a Person or entity that is not a Prohibited Person within 30 days from the date that the Borrower knew or should have known that such Principal Person became a Prohibited Person.

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

(b) If any Obligor (other than a Borrower Entity) or any Major Project Participant or any of their respective Principal Persons becomes (whether through a transfer or otherwise) a Prohibited Person, within 30 days of any Borrower Entity obtaining actual knowledge that such Person has become a Prohibited Person, the Borrower shall engage and continue to engage in good faith discussions with DOE regarding the removal, replacement or termination of such Person or, if such removal, replacement or termination is not reasonably feasible, the implementation of other mitigation measures.

(c) The internal management and accounting practices and controls of the Borrower Entities shall at all times be adequate to promote and achieve the Borrower Entities’ and, with respect to their activities related to the Borrower Entities, each Principal Person’s compliance with applicable International Compliance Directives.

Section 7.26 International Compliance Directives.

(a) The Borrower Entities shall comply with all International Compliance Directives.

(b) If any Principal Person of any Borrower Entity fails to comply with any International Compliance Directive, the Borrower Entities shall remove or replace such Principal Person with a Person or entity reasonably acceptable to DOE within 30 days from the date that any Borrower Entity knew or should have known of such violation; provided, that, in the case where a Principal Person fails to comply with any International Compliance Directive, such removal or replacement by the Borrower Entities pursuant to this Section 7.26(b) shall only occur to the extent permitted by applicable Sanctions or otherwise authorized by OFAC.

(c) If any Obligor (other than a Borrower Entity) or any Major Project Participant or any of their respective Principal Persons fails to comply with any applicable International Compliance Directive, the Borrower Entities shall, within 30 days of the Borrower obtaining actual knowledge that such Person has so failed to comply, engage and continue to engage in good faith discussions with DOE regarding the removal or replacement of such Person or, if such removal or replacement is not reasonably feasible, the implementation of other mitigation measures.

(d) No later than on the fifth Business Day of each calendar month, the Borrower shall perform a cross-check of each Major Project Participant against each list of Persons subject to Sanctions.

Section 7.27 Operating Plan; Operations. (a) The Borrower and HubCo shall cause the Project, or such portions of the Project that have begun commercial operations, to operate in all material respects pursuant to the Operating Plan then in effect. The Borrower and HubCo shall conduct the operations of the Project in accordance, in all material respects, with the Financing Documents and the Major Project Documents, the Operating Plan, the Major Maintenance Plan, the O&M Budget, Applicable Law, any applicable Required Approvals, and Prudent Industry Practice.

(b) The Borrower Entities shall own or lease, operate, maintain, repair and replace (or cause to be owned, maintained, repaired and replaced) all equipment, spare parts, and inventory reasonably necessary for the operation and maintenance of the Project and the Covered Spokes in all material respects in accordance with the Financing Documents and the Major Project Documents, the Operating Plan, the Major Maintenance Plan, Applicable Law, any other applicable Required Approvals and Prudent Industry Practice.

(c) The Borrower and HubCo shall maintain, or cause to be maintained, at the Project Site a complete set of plans and specifications for the Project.

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

Section 7.28 O&M Budget.

(a) Submission and Approval of O&M Budget.

(i) (A) No later than 60 days prior to the beginning of each Fiscal Year (following the first Fiscal Year after the Effective Date), the Borrower shall prepare and submit for approval to DOE, with a copy to the Independent Engineer for consultation, the O&M Budget (including the Covered Spoke O&M Budget), for such succeeding Fiscal Year. Each such O&M Budget shall be consistent with the Base Case Financial Model being submitted concurrently to DOE for approval in accordance with Section 8.02(e) (Omnibus Report; Updated Project Plans) and shall be accompanied by a certification of a Responsible Officer of the Borrower that, to the best of such Responsible Officer’s Knowledge, the O&M Budget is a reasonable estimate for the period covered thereby and is in compliance with the requirements of this Section 7.28. DOE shall approve or disapprove in writing all or any portions of such O&M Budget. If DOE does not approve all or portions of an O&M Budget, DOE shall advise the Borrower of the items that are disapproved and the reason or reasons therefor.

(ii) Each O&M Budget approved by DOE (other than the Initial O&M Budget) shall become effective on the later of (i) the first day of the relevant Fiscal Year, and (ii) the date DOE advises the Borrower that DOE has approved such O&M Budget.

(iii) If any part of an O&M Budget is disapproved, the Borrower Entities shall comply with all approved items of such O&M Budget. With respect to those items of any O&M Budget that are not approved, the Borrower and DOE shall continue to consult regarding such items in good faith, during which time the O&M Budget for the preceding Fiscal Year related to such items and for such comparable month shall be applicable and shall for all purposes of this Agreement be deemed to be part of the approved O&M Budget for the then-current Fiscal Year until such time as such items for the then-current Fiscal Year have been approved in writing by DOE.

(iv) Each proposed O&M Budget submitted pursuant to this Section 7.28 shall:

(A) be prepared in good faith on the basis of all facts and circumstances then existing and known to the Borrower, and assumptions that the Borrower believes to be reasonable as to all factual and legal matters material to such estimates (which shall be set forth in reasonable detail in the O&M Budget), and reflect the Borrower’s best estimate of the future revenues and expenditures to be received or incurred by the Borrower;

(B) be based on the same format and maintained substantially on the same basis as, and provide sufficient detail to permit a meaningful comparison to, the O&M Budgets for the previous Fiscal Years; and

(C) include the following:

(1) fair and good faith reasonable estimates of planned production, Operating Revenues, Operating Costs (on an individual line-item basis), Debt Service and Capital Expenditures for each period covered by such O&M Budget;

(2) a summary of the Project’s Major Maintenance schedule to the end of the then current long-term Major Maintenance cycle (and related scheduled outages), and the Borrower’s fair and good faith reasonable estimates of any maintenance Capital Expenditures during such maintenance cycle, or that are otherwise expected to be incurred in the succeeding five years, and the envisioned effect of any contemplated Major Maintenance activities or maintenance Capital Expenditures on the Project’s operations, which shall be consistent with the Base Case Financial Model being submitted concurrently to DOE for approval in accordance with Section 8.02(e) (Omnibus Report; Updated Project Plans); and

(3) such other information as may be reasonably requested by DOE.

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

(b) Operating Costs. The Borrower Entities shall not incur or pay any Operating Costs during any Fiscal Year of the Borrower that are not contemplated either in a line item or category contained in the O&M Budget for such Fiscal Year, unless, with the prior written consent of DOE, such Operating Costs have been reallocated from either a line item or a category for which they are no longer needed, or, Operating Costs for such Fiscal Year in the aggregate do not exceed [xxx] of the aggregate amount of Operating Costs forecasted in the O&M Budget for such Fiscal Year to be incurred and paid on or before incurring or paying the Operating Costs that are not so contemplated. The Borrower shall promptly (and in any event within five Business Days) provide notice to DOE of any expenditure for any line item or category in the O&M Budget in excess of such line item or category and of any reallocation from one line item or category to another in the O&M Budget.

(c) Amendments to O&M Budget. If at any time during any Fiscal Year, Operating Costs to be paid during the balance of such Fiscal Year exceed or could reasonably be expected to exceed the limitations set forth in Section 7.28(b) (Operating Costs), the Borrower shall deliver a proposed amendment to the then-current O&M Budget to DOE and the Independent Engineer describing the purpose of such amendment and certifying that such amendment is reasonably necessary or advisable for the operation and maintenance of the Project or the Covered Spokes. Such proposed amendment shall become effective on the date approved by DOE and, until such proposed amendment is approved, the Borrower shall comply with the approved O&M Budget (subject to the allowance provisions of this Section 7.28) until the proposed amendment is approved by DOE.

Section 7.29 Occupational Safety and Health Act. Not less frequently than once each Fiscal Year, the Borrower Entities shall conduct a safety audit of the Project and the Covered Spokes in accordance with the applicable regulations issued by the Occupational Safety and Health Administration and in a manner satisfactory to DOE. Each such safety audit shall result in the preparation of a Safety Report with respect thereto which shall be delivered to DOE in accordance with Section 8.02(e)(i) (Omnibus Report; Updated Project Plans). The Borrower Entities shall promptly correct any deficiencies identified in the Safety Report and implement any recommendations for the operation and maintenance of the Project and the Covered Spokes set forth therein.

Section 7.30 Investment Earnings. The Borrower shall remit, or cause to be remitted, to FFB all interest or other investment yield earned on any investment of proceeds of Advances in the Construction Account and any applicable Reserve Account in excess of the interest accrued on such proceeds of Advances pursuant to the FFB Documents.

Section 7.31 Post-Closing Covenants.

(a) Intellectual Property. No later than the date that is the earlier of: (x) December 6, 2024 or such later date that DOE may agree in its sole discretion, and (y) the First Advance Date, the Borrower shall provide to DOE, each in form and substance satisfactory to DOE:

(i) evidence that the IP Provider has deposited with the IP Escrow Agent all the Project IP consisting of a complete, reproducible copy of the following documents: (A) a true, correct and complete list of all Intellectual Property that constitutes Project IP, (B) a detailed description of the trade secrets that constitute Project IP, and (C) other documentation or materials as are reasonably required to exercise the rights granted under the Tier One IP License, the Tier Two IP License or the Contingent IP License (collectively, referred to as “IP Escrow Materials”), in each case, to the extent existing on the Effective Date; and

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

(ii) evidence that all costs and expenses related to the IP Escrow Agreement will be borne by the Borrower or any Borrower Entity, and the fees of the IP Escrow Agent have been paid in advance for a period ending not earlier than six months after the Maturity Date.

(b) Real Estate. No later than the date that is the earlier of: (x) January 31, 2025 or such later date that DOE may agree in its sole discretion, and (y) the First Advance Date, the Borrower shall provide to DOE, each in form and substance satisfactory to DOE:

(i) fully executed copies of each Mortgage;

(ii) true and correct copies of any related material documents requested by DOE;

(iii) fully executed copies of the SpokeCo Assignment of Rights including, without limitation, a collateral assignment and access rights agreement, in form and substance satisfactory to DOE, with respect to the lease of the Black Mass Warehouse, located at Building 2, 7035 E. Pecos Road, Suite 1020, Mesa, Arizona, to support the operation of the Arizona Spoke;

(iv) fully executed copies of the COMIDA SNDA, Ridgeway SNDA, Eastman Estoppel and Alabama SNDA;

(v) an ALTA Survey covering (A) the parcel(s) of land on which the Project is located and (B) the Alabama Spoke Site;

(vi) an ALTA Mortgage Loan Policy has been issued by the Title Company, insuring that each Mortgage creates a legal, valid and enforceable First Priority Lien on the applicable Borrower Entity’s right, title and interest in the Project Site, the portion of the New York Spoke Site located at 100 Latona Road, Building 350, Rochester, New York, and the Alabama Spoke Site located at 1601 Boone Boulevard, Northport Alabama, subject only to the Permitted Liens (excluding all Permitted Mechanic’s Liens);

(vii) UCC financing statements and fixture filings for the Project and each Covered Spoke Site;

(viii) each Site Lease (and a recorded memorandum thereof for the Ground Lease, the Warehouse Lease, the New York Spoke and the Covered Spoke Site Lease for the Real Property located at 1601 Boone Boulevard, Northport, Alabama, or to the extent not recorded, a memorandum in recordable form executed by the applicable landlord and Borrower Entity), and evidence that the Borrower has entered into all other documents evidencing the Borrower Entities’ title or irrevocable right to use land and improvements thereon that are necessary for the Project and each Covered Spoke, including evidence of title to or leasehold interest in any Real Property or fixture interests (including easements) constituting part of the Collateral;

(ix) evidence that all easements, rights-of-way, and other land rights necessary for the Project or the Covered Spokes shall have been obtained, including all easements, rights-of-way, and other land rights required to be obtained by any Major Project Participant (including landlords and sub-landlords) pursuant to any Transaction Document to which such Major Project Participant is a party or that is necessary for the performance of its obligations thereunder, including landlord’s title to property leased to the Borrower Entities;

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

(x) evidence of zoning compliance, including, without limitation, zoning reports for the Facility, the Warehouse, each of the Covered Spoke Sites and the real property located at 7035 E. Pecos Road, Mesa, Arizona;

(xi) (A) a fully executed copy of the Building Loan Agreement, (B) true, correct and complete affidavit pursuant to Section 22 of the Lien Law of The State Of New York executed and delivered by a Responsible Officer of each Borrower Entity in connection with the Loan in the form required by and complies in all respects with the requirements set forth in Section 22 of the Lien Law of the State of New York (the “Section 22 Affidavit”) and (C) an updated Initial Construction Budget in a form approved by DOE;

(xii) true and correct copies of any other related material documents requested by DOE;

(xiii) the legal opinion of Barclay Damon, LLP, as New York counsel to the Borrower Entities with respect to real estate matters; and

(xiv) evidence that all filings and recordation with all applicable Governmental Authorities with respect to the Building Loan Agreement, Section 22 Affidavit, each Mortgage and any other related material documents have been made.

(c) Amendments to the Notes. Together with the deliverables under clause (b) (Real Estate) above, if requested by DOE solely for the purpose of conforming the amount of the Building Note to the amount to be specified as “Loan” under the Building Loan Agreement, Borrower shall deliver amendments to any Financing Document in form and substance satisfactory to DOE.

ARTICLE VIII

INFORMATION COVENANTS

Each Borrower Entity hereby agrees that, until the Release Date, it shall, and shall cause each of its Subsidiaries to, comply with each of the following covenants:

Section 8.01 Financial Statements. At its own expense, the Borrower shall furnish or cause to be furnished to DOE by an Acceptable Delivery Method (unless otherwise noted), and if requested by FFB or DOE on behalf of FFB, to FFB, with a reproduction of the signatures where required, the following items:

(a) Annual Financial Statements. With respect to each of the Borrower and the Sponsor, as soon as available, but in any event (x) in the case of the Borrower’s audited Financial Statements for the year ended on December 31, 2024 (together with unaudited Financial Statements for comparative historical periods), within 150 days following the Borrower’s Fiscal Year end, and (y) each other case, within 90 days following such Obligor’s Fiscal Year end:

(i) audited Financial Statements of such Obligor for such Fiscal Year, on a consolidated basis;

(ii) the Compliance Certificate required by Section 8.01(c) (Compliance Certificates); and

(iii) a report on such Financial Statements of the Borrower’s Accountant or the Sponsor’s Accountant, as applicable, which report shall (A) be unqualified as to going concern and scope of audit, (B) subject to changes in professional auditing standards from time to time, contain a statement to the effect that such Financial Statements fairly present,

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

in all material respects, the consolidated financial condition of such Obligor and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the period indicated in conformity with the Designated Standard applied on a basis consistent with prior years (except as otherwise disclosed in such Financial Statements), (C) state that the examination by the Borrower’s Accountant or the Sponsor’s Accountant, as applicable, in connection with such Financial Statements has been made in accordance with generally accepted auditing standards and, in the case of the Sponsor’s Financial Statements, includes an audit of the Sponsor’s and the Borrower Entities’ internal control over financial reporting, and (D) in the case of the Sponsor’s Financial Statements, includes the Sponsor’s Accountant’s opinion as to whether the Sponsor and the Borrower Entities have maintained effective internal control over financial reporting.

(b) Borrower Quarterly Financial Statements. With respect to each of the Borrower and the Sponsor, as soon as available, but in any event within 60 days following the end of each fiscal quarter of the Fiscal Year of such Obligor:

(i) unaudited Financial Statements of such Obligor for such fiscal quarter;

(ii) from the First Advance Date, true and correct copies of bank statements of the Sponsor and such other evidence as may be required by DOE to demonstrate the Sponsor’s compliance with Section 4.03 (Minimum Cash Balance) of the Sponsor Support Agreement; and

(iii) the Compliance Certificate required by Section 8.01(c) (Compliance Certificates), in form and substance satisfactory to DOE.

(c) Compliance Certificates. Concurrently with any delivery of Financial Statements or other information pursuant to any of Section 8.01(a) (Annual Financial Statements) through (b) (Borrower Quarterly Financial Statements), a certificate (a “Compliance Certificate”) of a Financial Officer substantially in the form of the document attached as Exhibit I (Form of Compliance Certificate) hereto, which certificate shall:

(i) certify that no Default or Event of Default has occurred, or, if such certification cannot be made, the nature and period of existence of such Default or Event of Default and what corrective action such Obligor has taken or proposes to take with respect thereto;

(ii) set forth computations in reasonable detail satisfactory to DOE demonstrating whether or not (A) in the case of the Borrower, is in compliance with Section 7.10 (Financial Covenant), and (B) on and following the First Advance Date, in the case of the Sponsor, is in compliance with Section 4.03 (Minimum Cash Balance) of the Sponsor Support Agreement; and

(iii) in the case of each Compliance Certificate delivered concurrently with annual Financial Statements pursuant to Section 8.01(a) (Annual Financial Statements):

(A) certify that such Financial Statements fairly present, in all material respects, the financial condition of such Obligor as at the dates indicated and the results of their operations and their cash flows for the periods indicated, in each case in conformity with the Designated Standard applied on a basis consistent with prior years;

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

(B) either confirm that there has been no material change in the information set forth in the Schedules attached hereto since the date thereof or the date of the most recent certificate delivered pursuant to this Section 8.01 or, if such confirmation cannot be made, identify such changes; and

(C) contain a written statement stating any material changes, if any, within the Designated Standard used to prepare the applicable Financial Statements or in the application thereof since the date of the previous certification and describing the effect of any such changes on such Financial Statements accompanying such certificate.

(d) Monthly Equity Raise, Cash Flow and Claims Payment Reporting. No later than the fifth Business Day after the end of each calendar month after the Effective Date, the Borrower shall deliver to DOE a report outlining the following:

(i) Until the First Advance Date, the specific actions performed during such calendar month, updated proposed indicative terms to obtain equity contributions to or sell equity or debt securities of the Sponsor, the names of the Permitted Holders that have been approached and the results from such approach, and the scope and type of commitments obtained to the date of the report;

(ii) a summary comparison of cash flows of the Borrower Entities during such calendar month against the projections in the most recent Updated Base Case Financial Model, in form and substance satisfactory to DOE; and

(iii) payments, extensions, modifications to the Permitted Construction Claims and satisfaction or waivers of Permitted Mechanic’s Liens and any other material development relating to any of the foregoing, which shall be substantially in the form of Schedule 5.02(q) (Permitted Construction Claims and Permitted Mechanic’s Liens) including redlining showing changes to the immediately prior version delivered to DOE.

Section 8.02 Reports. At its own expense, the Borrower shall furnish or cause to be furnished to DOE by an Acceptable Delivery Method, and, if requested by FFB or DOE on behalf of FFB, to FFB, with a reproduction of the signatures where required, the following items, in each case, in form and substance satisfactory to DOE:

(a) Quarterly Certificates.

(i) Quarterly Operating Certificate. With respect to each Fiscal Quarter of the Borrower, no later than the date falling 30 days after the end of such Fiscal Quarter (such date, a “Quarterly Reporting Date”), a quarterly certificate (each, a “Quarterly Operating Certificate”) of a Responsible Officer of the Borrower, substantially in the form attached as Exhibit J (Form of Quarterly Certificate) hereto and in form and substance satisfactory to DOE, setting forth the following:

(A) certification that the operating Covered Spokes support the Minimum Annual Average Material Recovery Rates;

(B) preliminary quantification of the average per metric tons cost of lithium-ion battery feed individually for each Covered Spoke and collectively for the Borrower Entities;

(C) preliminary certification that the operating performance and maintenance of the Project complies with the Key Performance Indicators, Applicable Law (including all Environmental Laws) and Required Approvals;

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

(D) preliminary information relating to the volume of the Product produced by the HubCo at the Facility for the immediately preceding fiscal quarter;

(E) notice of any feedstock arrangements entered into in connection with the operation of any Covered Spoke;

(F) with respect to any Quarterly Operating Certificate required to be delivered in respect of any Fiscal Quarter beginning prior to the Project Completion Date:

(1) certification of the achievement of any Project Milestones with respect to the Project during the immediately preceding Fiscal Quarter, together with evidence, satisfactory to DOE, that such Project Milestones have been achieved; it being understood that, in the event that the Borrower anticipates, for whatever reason, the failure to achieve any projected Project Milestones, a description of the reasons for such anticipated failure shall also be disclosed;

(2) certification that the proceeds of the Advances for such calendar quarter were used to reimburse the Borrower Entities or its Affiliates for Eligible Project Costs incurred and paid prior to the relevant Advance Date; and

(3) certification of (x) the current percentage of cargoes subject to the CPA Requirements (as specified at 46 C.F.R. 381.2(b)) or the CPA Compliance Agreement, as applicable shipped on U.S. flagged vessels as of the end of the Fiscal Quarter to which such Quarterly Operating Certificate relates, and (y) the Borrower’s expected percentage of cargoes subject to the CPA Requirements (as specified at 46 C.F.R. 381.2(b)) or the CPA Compliance Agreement, as applicable shipped on U.S. flagged vessels as of the Project Completion Date based on scheduled shipments, in each case as such compliance relates to bulk and charter / liner cargos, broken down by container and out of gauge shipments;

(G) the amount already distributed to DBA Contract Parties from the DBA Retroactive Compliance Amount and the amount remaining to be distributed to DBA Contract Parties from the DBA Retroactive Compliance Amount; and

(H) such other information as DOE may request.

(ii) Quarterly Financial Certificate. With respect to each Fiscal Quarter of the Borrower, no later than the date falling 60 days after the Quarterly Reporting Date, a quarterly certificate (each, a “Quarterly Financial Certificate”) of a Responsible Officer of the Borrower, substantially in the form attached as Exhibit J (Form of Quarterly Certificate) hereto and in form and substance satisfactory to DOE, setting forth the following:

(A) definitive quantification of the average per metric tons cost of lithium-ion battery feed individually for each Covered Spoke and collectively for the Borrower Entities;

(B) definitive certification that the operating performance and maintenance of the Project complies with the Key Performance Indicators, Applicable Law (including all Environmental Laws) and Required Approvals;

(C) definitive information relating to the volume of the Product produced by the HubCo at the Facility for the immediately preceding fiscal quarter;

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

(D) the financial performance of the Borrower, SpokeCo, HubCo and the Project for the three-month period most recently ended and for the year to date, together with a comparison of:

(1) for any Quarterly Financial Certificate in respect of any fiscal quarter beginning prior to the Mechanical Completion Date, Project Costs, Covered Spoke Costs and, if any, Operating Costs of the Borrower actually incurred during such fiscal quarter against the amounts set forth for such period in the then-applicable Construction Budget and, with respected to Covered Spokes Costs and Operating Costs of the Borrower only, the O&M Budget and an analysis of the construction cost variances, if any, relating to the Project and the Covered Spokes and the Borrower’s suggested approach and solution to manage any Cost Overruns; and

(2) for any Quarterly Financial Certificate in respect of any fiscal quarter beginning on or following the Mechanical Completion Date, Operating Costs actually incurred during such fiscal quarter against the amounts set forth for such period in the then-applicable O&M Budget, the Sales and Marketing Plan and the Staffing & Training Plan delivered under the Omnibus Report and an analysis of cost variances, if any, compared to the then-applicable O&M Budget relating to the Project and the Borrower’s suggested approach and solution to manage any cost overruns;;

(E) a brief explanation for any divergence from the information provided in the most recent Quarterly Operating Certificate;

(F) either (1) confirmation that the structure chart delivered by the Borrower to DOE pursuant to Section 5.01(gg) (Structure Chart) or the most recent updated chart delivered pursuant to Section 5.03(b) (Representations and Warranties) or this clause, remains accurate or (2) an updated structure chart, in substantially the same form, and in each case, the same scope of disclosure contemplated by Section 6.03 (Capitalization);

(G) a description of any currently accruing WCF Interest incurred including the total amount of such currently accruing WCF Interest incurred, the date each instance of currently accruing WCF Interest was incurred for a provisional payment, the expected date on which each such currently accruing WCF Interest is expected to end, the Products paid for by the provisional payment and attaching the corresponding notices provided by the Borrower to Traxys or Glencore electing for the provisional payment which incurred such currently accruing WCF Interest;

(H) certification that the amounts transferred to the Local Accounts and the Operating Account during such Fiscal Quarter were used by the Borrower Entities to pay only for Operating Costs included in the Operating Expenditure Certificate delivered with the Transfer/Withdrawal Request whereby such amounts were transferred to such accounts or otherwise approved by DOE, and attaching thereto evidence, satisfactory to DOE, of each such payment; and

(I) such other information about or related to any Borrower Entity, the Project or any Covered Spoke, their condition, business or operations as DOE may request with sufficient prior notice.

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

(iii) Internal Controls Reporting Bridge. Until the Borrower has delivered to DOE audited Financial Statements of the Sponsor and the Borrower (including the report contemplated in Section 8.01(a)(iii) (Annual Financial Statements)) that do not identify any material weaknesses in its or the Borrower Entities’ internal control over financial reporting and all other milestones in the ICFR Plan have been achieved, no later than 15 days after the earlier of (x) the Sponsor’s filing each Form 10-K or Form 10-Q (or other equivalent annual or quarterly report) with the Securities and Exchange Commission (or other equivalent Governmental Authority) and (y) the Borrower’s delivery to DOE of each set of Financial Statements required to be delivered pursuant to Section 8.01 (Financial Statements), a bridge report substantially in the form of Exhibit NN (Financial Reporting Bridge Report) reconciling the Sponsor’s Financial Statements and the Borrower’s Financial Statements.

(b) Monthly Construction Progress Report. Within 15 Business Days after the end of each month prior to the Substantial Completion Date, a Construction Progress Report, accompanied by an officer’s certificate of the Borrower substantially in the form of Exhibit K (Form of Monthly Construction Progress Report) and addressing such other matters as DOE may request.

(c) Environmental Reports.

(i) Prior to the Project Completion Date, within 20 Business Days after each of March 31, June 30, September 30 and December 31 of each Fiscal Year, and (ii) from and after the Project Completion Date, within 20 Business Days after each of June 30 and December 31 of each Fiscal Year, the Borrower shall deliver to DOE the Environmental Report for the quarterly or semi-annual period, respectively, ended on such date. The Environmental Report for the reporting period ending on December 31 of each Fiscal Year shall include a section specific to annual reporting period, which shall include an annual summary of all the Environmental Reports completed for the Fiscal Year.

(ii) Promptly (A) but in any event within five Business Days after receipt thereof, each Environmental Site Assessment prepared for the Sponsor, any Borrower Entity or any of their Controlled Affiliates and relating to all or any portion of the Project Site, and (B) but in any event within ten Business Days after acquiring knowledge thereof, each Environmental Site Assessment prepared for any other Person relating to all or any portion of the Project Site, so long as the Borrower has the right to obtain such Environmental Site Assessment from such Person, in each case (but in the case of an Environmental Site Assessment only to the extent the Borrower is entitled to request one) accompanied by a reliance letter in favor of DOE that is in form and substance acceptable to DOE.

(d) Independent Accountant Review. Within 60 days after the First Advance Date and, thereafter, on or prior to each Quarterly Reporting Date, the Borrower (at its own expense) shall obtain the review by the Borrower’s Accountant or other independent accounting firm or similar firm, satisfactory to DOE, to confirm whether the proceeds of the various Advances disbursed to the Borrower, as applicable, on the First Advance Date or during the most recently ended Fiscal Quarter of the Borrower were, in each case, used to pay for (or reimburse the Borrower for the payment of) Eligible Project Costs previously incurred and paid for by the Borrower after the Eligibility Cut-Off Date but prior to the relevant Advance Date in accordance with the terms of the Construction Budget, the Financing Documents and the Program Requirements, and, if required by DOE, together with such review, a report, in form and substance satisfactory to DOE, describing in reasonable detail the results of such review.

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

(e) Omnibus Report; Updated Project Plans.

(i) Not later than 90 days after the end of each Fiscal Year of the Borrower, the Borrower shall deliver to DOE an omnibus annual report (the “Omnibus Report”) that includes (i) the Safety Report with respect to the safety audit for such Fiscal Year and (ii) a sales and marketing report, each of which shall be substantially in the form attached hereto as Exhibit L (Form of Omnibus Report), the contents of the Omnibus Report shall be marked to reflect changes as compared to the contents of the Omnibus Report, O&M Budget, the Major Maintenance Plan, the Updated Base Case Financial Model and other reports and plans delivered to DOE for the immediately preceding Fiscal Year of the Borrower and each Omnibus Report shall include all the calculations used to generate the contents of such report.

(ii) The Borrower shall deliver to DOE 60 days prior to the beginning of each Fiscal Year that begins after the Mechanical Completion Date (A) the proposed O&M Budget, as applicable, in accordance with Section 7.28(a) (Submission and Approval of O&M Budget), (B) the proposed Operating Plan, (C) Major Maintenance Plan, (D) EHS Plan, (E) Sales and Marketing Plan, (F) Staffing & Training Plan, (G) Hub Feedstock Supply Plan for the following Fiscal Year and (H) an Updated Base Case Financial Model, each of which shall be substantially in the form of Exhibit X (Form of O&M Budget), Exhibit Y (Form of Operating Plan), Exhibit Z (Form of Major Maintenance Plan), Exhibit AA (Form of Environment, Health and Safety and Social Performance Plan), Exhibit BB (Form of Sales and Marketing Plan), Exhibit GG (Form of Staffing & Training Plan), Exhibit HH (Form of Hub Feedstock Supply Plan), and Exhibit CC (Form of Base Case Financial Model), respectively and otherwise acceptable to DOE, and the contents of such Project Plans shall be marked to reflect changes as compared to the contents of the corresponding Project Plans delivered to DOE, pursuant this Section 8.02(e)(ii), for the immediately preceding year and each Project Plan shall include all material assumptions and calculations used to generate the contents of such report.

(iii) The Updated Base Case Financial Model provided pursuant to Section 8.02(e)(ii) shall be certified by a Financial Officer of the Borrower and be accompanied by a certificate from a Financial Officer of the Borrower, in form and substance satisfactory to DOE, that (A) includes a written explanation from the Borrower of all variances from the Base Case Financial Model most recently approved by DOE, and (B) certifies (1) the mathematical accuracy of the computations therein; (2) the consistency in all material respects of such Updated Base Case Financial Model with the Project Plans and subject to DOE’s approval; and (3) that the underlying assumptions are reasonable and are consistent in all material respects with the applicable provisions of the Transaction Documents and Applicable Law.

(f) Labor Reporting and Justice40 Initiative Reporting Requirements. The Borrower shall deliver to DOE:

(i) no later than on each Quarterly Reporting Date occurring on or prior to the Project Completion Date and on the Project Completion Date, a construction workforce report in the form of Exhibit DD (Form of Construction Workforce Report);

(ii) no later than (A) on or prior to the Start of Production Date, on each of (1) the Substantial Completion Date, (2) each Quarterly Reporting Date occurring on or after the Substantial Completion Date and on or prior to the Start of Production Date and (3) the Start of Production Date, and (y) after the Start of Production Date, not later 90 days after the end of each Fiscal Quarter of the Borrower, an operations and maintenance workforce report in the form of Exhibit EE (Form of Operations and Maintenance Workforce Report); and

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

(iii) no later than 90 days after the end of each Fiscal Year of the Borrower, a Community Benefits Plan and Justice40 Annual Report in the form of Exhibit JJ (Form of Community Benefits Plan and Justice40 Annual Report) (each, a “Community Benefits Plan and Justice40 Annual Report”); for purposes of the Community Benefits Plan and Justice40 Annual Report required to be submitted pursuant to this clause (iii), the initial Community Benefits Plan is attached hereto as Schedule 8.02(f)(iii) (Effective Date Community Benefits Plan).

(g) Monthly Production Summary. Within 15 Business Days after the end of each month beginning on the Initial Performance Testing Date and until the Maturity Date, a Monthly Production Summary, accompanied by an officer’s certificate of the Borrower substantially in the form of Exhibit II (Form of Monthly Production Summary) and addressing such other matters as DOE may request.

(h) Last Advance Use of Proceeds. Within 30 days following the Borrower’s receipt of the proceeds from the final Advance, evidence satisfactory to DOE, that the proceeds of all Advances have been applied to pay or reimburse Eligible Project Costs, as set forth in the review performed and reports provided in accordance with Section 8.02(d) (Independent Accounting Review) delivered with respect to such final Advance simultaneously with such evidence, or as otherwise approved by DOE.

Section 8.03 Notices.

(a) Promptly, but in any event within five Business Days, after any Borrower Entity or the Sponsor obtains Knowledge thereof or information pertaining thereto, the Borrower shall furnish or cause to be furnished to DOE, at the Borrower’s expense, by an Acceptable Delivery Method, and if requested by FFB or DOE on behalf of FFB, to FFB, with a reproduction of the signatures where required, written notice of the following items:

(i) any event that constitutes a Default or Event of Default, specifying the nature thereof, together with a certificate of a Responsible Officer of the Borrower indicating the steps the Borrower has taken or proposes to take to remedy the same; it being understood that such notice shall also be simultaneously delivered to the Collateral Agent;

(ii) any acquisition by a Person or group of Persons of an interest in any Borrower Entity representing a ten percent or larger, direct or indirect, Equity Interest in such Borrower Entity (other than (x) any Qualified Public Company Shareholder holding (and proposing to hold) only an indirect ownership interest in such Borrower Entity by its, direct or indirect, holding of Publicly Traded Securities of the Sponsor, (y) a Person holding (and proposing to hold) only a direct or indirect ownership interest in the Sponsor through a Qualified Investment Fund or (z) a Person who has acquired or proposes to acquire such indirect ownership of Equity Interest by acquisition, in bona fide secondary market transactions, of only a direct or indirect interest in Publicly Traded Securities of the Sponsor);

(iii) the occurrence of any Mandatory Prepayment Event;

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

(iv) any management letter or other material communications received by the Borrower from the Borrower’s Accountant in relation to its financial, accounting and other systems, management or accounts or the Project;

(v) any matter that has resulted or could be reasonably expected to result in a Material Adverse Effect, including (A) breach or non-performance of, or any default under, a Contractual Obligation of any Borrower Entity, (B) any dispute, litigation, investigation, proceeding or suspension between a Borrower Entity and any Governmental Authority, (C) the commencement of, or any material development in, any Environmental Claim or any litigation or proceeding affecting any Borrower Entity, including pursuant to any applicable Environmental Laws, or (D) any actual or proposed termination, rescission, discharge (otherwise than by performance), amendment, supplement, modification, waiver or indulgence or breach of any Project Document, Governmental Approval or Required Approval that could reasonably be expected to have a Material Adverse Effect;

(vi) the occurrence of any ERISA Event, (A) the institution of any steps by any Person to terminate any Pension Plan, (B) the failure to make a required contribution to any Pension Plan if such failure is sufficient to give rise to a Lien under Section 430(k) of the Code or Section 303(k) of ERISA, (C) the taking of any action with respect to a Pension Plan which is reasonably expected to result in the requirement that any Obligor (or any of its Subsidiaries) furnish a bond or other security to the PBGC or such Pension Plan, or (D) the occurrence of any event with respect to any Pension Plan which could result in the incurrence by any Obligor (or any of its Subsidiaries) of any material liability, fine or penalty, notice thereof and copies of all documentation relating thereto;

(vii) any accident related to the Project having a material and adverse impact on the environment or on human health (including any such accident resulting in serious injury or the loss of life);

(viii) any Adverse Proceeding pending or threatened in writing against or affecting any Borrower Entity, any of their respective property or any other third party involved with the construction of the Project:

(A) that could be expected to have a Material Adverse Effect;

(B) that seeks damages in excess of [xxx];

(C) that seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by any of the Financing Documents;

(D) that arises in respect of any Indebtedness that, in each case, has an aggregate principal amount of at least [xxx] (in the case of any Borrower Entity) or, for so long as the Sponsor has any obligations under the Financing Documents, [xxx] (in the case of the Sponsor or any of its Subsidiaries other than any Borrower Entity, to the extent that, in the case of such Subsidiaries, such Adverse Proceedings has had or could reasonably be expected to have a Material Adverse Effect with respect to the Sponsor’s business, operations, financial condition or ability to perform its outstanding obligations, if any, under the Sponsor Support Agreement);

(E) where any Governmental Authority alleges substantial criminal misconduct by any Borrower Entity, the Sponsor or any Controlled Affiliate;

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

(F) if related to the Project, where any Governmental Authority alleges any criminal misconduct by any of them, and any material developments with respect to any of the foregoing; or

(G) [xxx]

and any material developments with respect to any of the foregoing;

(ix) any material Adverse Proceeding pending or threatened in writing that relate to the Sponsor, Parent or any of their Affiliates that has had or could reasonably be expected to have a Material Adverse Effect, and any material development with respect thereto, including any material development with respect to the Shareholder Actions;

(x) any actual or proposed termination (other than expiration in accordance with its terms), rescission, discharge (otherwise than by performance), amendment, supplement, modification, waiver or breach (x) of any Major Project Document or Required Approval, or (y) of any other Project Document or other Governmental Approval if such action in respect of such other Project Document or other Governmental Approval could reasonably be expected to materially and adversely affect the Borrower or the Project;

(xi) any rejected shipment of or warranty claims individually or collectively for the current calendar quarter that exceeds two percent of quarterly gross revenues projected for that same calendar quarter in the O&M Budget most recently approved by DOE;

(xii) any vacancy in or changes in the individuals acting as Key Management Appointments of any Borrower Entity or as Key Construction Management Personnel, indicating potential impacts and the proposed plan and actions taken to mitigate any disruption in the Project;

(xiii) any information that representations made with respect to Debarment Regulations were erroneous when made or have become erroneous by reason of changed circumstances;

(xiv) any claim in writing that alleges an infringement of any Intellectual Property;

(xv) any amendment, modification, termination, supplement or waiver of the CPA Compliance Agreement;

(xvi) any delay in obtaining any Required Approvals not yet obtained and listed on Schedule 5.03(n) (Required Approvals (subsequent to Effective Date));

(xvii) the occurrence of any other event that could cause the assumptions and projections included in the then current Base Case Financial Model to be incorrect in any material respect or otherwise cease to be reasonable assumptions or projections; or

(xviii) (A) any breach or default by any Person under the Glencore Note Documents, (B) the exercise by any Person of (or notice of any Person’s intent to exercise) any remedy, acceleration or enforcement action under the Glencore Note Documents, (C) any assignment by any Person of any of its rights or obligations under, title to or interest in the Glencore Note Documents, or (D) any modification to, consent to departure from or waiver of any term under the Glencore Note Documents.

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

(b) Each Borrower Entity shall promptly inform DOE and the Collateral Agent of its acquisition of any Collateral for which any action is required by Section 4.01(w) (Additional Equity Interests) of the Security Agreement. Upon each Borrower Entity obtaining Knowledge thereof, it shall promptly notify DOE and the Collateral Agent in writing of any event that would reasonably be expected to have a material adverse effect on the value of a material portion of the Collateral or the rights and remedies of the Collateral Agent in relation thereto, including, without limitation, the levy of any legal process against a material portion of the Collateral.

Section 8.04 Other Information. At its own expense, the Borrower shall furnish or cause to be furnished to DOE by an Acceptable Delivery Method, and, if requested by FFB or DOE on behalf of FFB, to FFB, with a reproduction of the signatures where required, the following items:

(a) Project Documents. As soon as available, but in no event later than ten Business Days after the execution thereof, the Borrower shall furnish copies of any Project Document obtained or entered into by any Borrower Entity after the Effective Date, and with respect to any such Project Document that is a Major Project Document, unless otherwise instructed by DOE, the Borrower shall deliver to DOE, concurrently with delivery of such copy, (x) a customary legal opinion (addressed to the Secured Parties) from counsel qualified in the jurisdiction of organization of each counterparty thereto, and, if different, in the jurisdiction whose law governs such Major Project Document, which opinion shall be from counsel and in form and substance satisfactory to DOE and (y) to the extent required by Section 7.05(d) (Further Assurances), a Direct Agreement or consent to assignment with respect to such Project Document.

(b) Additional Audit Reports. As soon as available, but, in any event, within ten Business Days after the receipt thereof by any Borrower Entity, copies of all other material annual or interim reports submitted to any Borrower Entity by the Borrower’s Accountant.

(c) Other Reports and Filings. Promptly upon transmission thereof, copies of all financial information, statutory audits, proxy materials and other information and reports, if any, that either of any Borrower Entity or the Sponsor has delivered to the U.S. Securities and Exchange Commission or any successor regulatory authority or, in the case of the Parent, the New York Stock Exchange or any successor exchange.

(d) Information Pertaining to Banks Providing Reserve Letters of Credit. As soon as available, but, in any event, no later than ten Business Days after the Borrower obtains Knowledge of any adverse change in the credit rating of any bank issuing any letter of credit delivered pursuant to any Financing Document.

(e) Information Regarding Legal Proceedings. As soon as available, with appropriate restrictions to protect the Borrower Entities and the Sponsor from waiving any relevant privileges, including any attorney-client privileged, controlled by any Borrower Entity, drafts of any submissions that the any Borrower Entity or the Sponsor has prepared for filing in any court, arbitrator, arbitration panel or with any regulatory body in connection with the Shareholder Actions, [xxx] and each other proceedings to which any Borrower Entity is or is seeking to become a party.

(f) Other Information. Promptly upon request, such other information or documents as DOE reasonably requests.

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

ARTICLE IX

NEGATIVE COVENANTS

Each Borrower Entity hereby agrees that, until the Release Date, it shall, and shall cause each of its Subsidiaries to, comply with each of the following covenants:

Section 9.01 Restrictions on Operations.

(a) Ordinary Course of Conduct; No Other Business. The Borrower Entities shall not:

(i) engage in any business other than (A) the acquisition, ownership, design, engineering, development, construction, financing, implementation, completion, operation, repair, restoration, marketing and maintenance of (x) in the case of HubCo, the Project, (y) in the case of SpokeCo, the Covered Spokes, (B) in the case of the Borrower, holding the Equity Interests in the Subsidiary Guarantors, (C) the sourcing of materials capable of being processed by the Facility and the Covered Spokes, (D) the sale and offtake of Products and, through the Subsidiary Guarantors, the activities contemplated in clauses (A), (C) and (D), and (E) other activities reasonably related or ancillary to the foregoing, in each case, in accordance with and as contemplated by the Transaction Documents;

(ii) undertake any action that could reasonably be expected to lead to a material alteration of the nature of its business or the nature or scope of the Project (including any expansion thereof); provided, that this restriction shall not be construed to prevent employees of the Borrower from cooperating with the Sponsor’s preliminary work in respect of new products and services or opportunities for the improvement or wider use of existing products and services, including providing access to the Project Site for feasibility studies and other similar activities solely to the extent that the foregoing does not interfere in any material respect with operation of the Project or impose cost to the Borrower Entities beyond that contemplated in the then-applicable Construction Budget or O&M Budget;

(iii) change its name or take any other action that might adversely affect the Liens created by the Security Documents; or

(iv) fail to maintain its existence and its right to carry on its business.

(b) Other Transactions. Except for the Project Documents and other transactions, in each case, listed in Schedule 9.01(b) (Other Transactions), no Borrower Entity shall, directly or indirectly:

(i) enter into (A) any Major Project Document, (B) any contract, agreement or other transaction with any of its Affiliates (other than another Borrower Entity), Glencore or any Affiliate of Glencore, or (C) any other contract, agreement or other transaction (or series of related contracts, agreements or other transactions) under which (x) the Borrower is reasonably expected to have aggregate obligations or liabilities in excess of (1) [xxx] (as such amount shall be adjusted by inflation) in any calendar year or (2) [xxx] in the aggregate or (y) the breach, nonperformance, cancellation or early termination of which could reasonably be expected to have a Material Adverse Effect, in each case, other than:

(1) Acceptable Replacement Project Documents,

(2) Additional Offtake Contracts permitted pursuant to Section 7.16 (Offtake Contracts) or

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

(3) Construction Contracts contemplated in the Project Execution Plan with contractors and in form and substance satisfactory to DOE;

(ii) enter into any transaction or series of related transactions with any Person other than in the Ordinary Course of Business and on an arm’s-length basis; or

(iii) establish any sole and exclusive purchasing or sales agency, or enter into any transaction, whereby any Borrower Entity might pay more than the fair market value for products or services of others.

(c) Commissions. The Borrower Entities shall not pay (i) any commission or fee to any Obligor or its Affiliates for furnishing guarantees, counter-guarantees or other credit support for any Contractual Obligations undertaken by any Borrower Entity in connection with the Project, or (ii) any fee to any Obligor or its Affiliates with respect to or in connection with the development, construction, financing or operation of the Project, including salaries, bonuses, commissions, management fees, consulting fees, and technical assistance fees; provided, that this provision shall not preclude the Borrower Entities from paying salaries and bonuses to their employees consistent with the Project Execution Plan and then-applicable Construction Budget or O&M Budget, as the case may be, or payment of the Permitted Affiliate Payments consistent with the Construction Budget and the Financing Plan and in compliance with the Financing Documents.

(d) Compromise or Settlement of Disputes. The Borrower Entities shall not agree or otherwise consent to settle or compromise (i) any single Adverse Proceeding in excess of [xxx], or (ii) any dispute under any Project Document that would be material to the operations or financial results of any Borrower Entity, in each case without the prior written consent of DOE.

(e) Accounts. At all times on and following the Effective Date, the Borrower Entities shall not establish or maintain any bank accounts other than the Permitted Accounts.

(f) Assignment. Other than the assignment of the Project Documents and Governmental Approvals to (i) the Collateral Agent as security for the benefit of the Secured Parties and (ii) solely for so long as the Indebtedness incurred under the Glencore Note Documents constitutes Permitted Indebtedness, the Glencore Agent as security (subordinated to the Liens of the Collateral Agent) for the benefit of the holders of Indebtedness under the Glencore Note Documents (as in effect on the date hereof), the Borrower Entities shall not assign or otherwise transfer its rights under any of the Transaction Documents or Required Approvals to any Person.

(g) Restrictive Covenants. The Borrower Entities shall not agree to include any limitation in any Project Document or other material contracts (other than the Glencore Note Documents (as in effect on the date hereof), but solely for so long as the Indebtedness thereunder constitutes Permitted Indebtedness) (A) on any Borrower Entity’s right to assign their rights and obligations under such Project Document or material contract, or (B) causing or giving the counterparty the right to cause such Project Document or material contract to be terminated or materially impaired as a result, directly or indirectly, of any Default, Event of Default or other breach of or exercise of remedies under the Financing Documents.

(h) Powers of Attorney. The Borrower Entities shall not grant any power of attorney or similar power to any Person, except, (i) to its officers, directors or employees in the Ordinary Course of Business, or (ii) in connection with Permitted Liens granted to the Secured Parties.

Section 9.02 Liens. The Borrower Entities shall not, and shall not agree to, create, assume or otherwise permit to exist any Lien upon any of the Collateral or any of its other property, whether now owned or hereafter acquired, or in any proceeds or income therefrom, other than Permitted Liens.

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

Section 9.03 Merger; Disposition; Transfer or Abandonment. The Borrower Entities shall not, and shall not agree to:

(a) enter into any transaction of merger or consolidation;

(b) carry out any Disposition of all or any part of their respective ownership interests in the Subsidiary Guarantors, the Project, the Covered Spokes or any other part of its business or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible (including Project IP), whether now or hereafter acquired other than:

(i) transactions permitted under the Transaction Documents, including Dispositions of the Product under the Initial Offtake Contracts, Additional Offtake Contracts and Permitted Byproduct Dispositions;

(ii) Disposition by SpokeCo of any Spoke (whether in whole or in part, and including any equipment and other property used exclusively in the operation of such Spoke) that is not a Covered Spoke;

(iii) Dispositions of (A) equipment or property (including Technical Data and Intellectual Property) of any Borrower Entity that is: (1) obsolete, (2) defective, (3) no longer used or useful in the operation of the Project or the Covered Spokes, or (4) replaced by other equipment of equal value and utility, or (B) Shredders that are replaced with other Shredders of equal or superior utility, equivalent functionality and use, and in all cases for which the applicable Borrower Entity has received consideration in cash or in kind at least equal to the value that would have been obtained in an arm’s-length transaction with an unaffiliated third party (unless such assets only have scrap value or all such assets sold in a given year have an aggregate value of less than [xxx]) and the cash proceeds thereof, if any, are applied in accordance with Section 3.06(c)(vi) (Disposition of Assets);

(iv) Dispositions of Permitted Investments in accordance with Section 2.20 (Permitted Investments) of the Accounts Agreement and, if applicable, the Account Control Agreement;

(v) Dispositions that are Restricted Payments permitted to be made pursuant to Section 9.04 (Restricted Payments);

(vi) The sale, discount or other disposition of accounts receivable that remain delinquent for more than 180 days after their due date (other than accounts receivable under Major Project Documents), so long as the applicable Borrower Entity has performed all commercially reasonable efforts to collect such accounts receivables and the amount of such account receivables do not exceed [xxx] individually or [xxx] in the aggregate during any Fiscal Year in connection with the collection, settlement or compromise thereof;

(vii) The granting of Permitted Liens;

(viii) The termination or unwinding of Hedging Agreements so long as such termination or unwinding does not require payment by any Borrower Entity of any amount thereunder; and

(ix) Dispositions between or among Borrower Entities.

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

(c) acquire by purchase or otherwise the business, property or fixed assets of any Person, other than purchases or other acquisitions of inventory or materials or spare parts or Capital Expenditures, each in the Ordinary Course of Business in accordance with the applicable Construction Budget or O&M Budget;

(d) transfer or release (other than as permitted by sub-clause (b) above) the Collateral, or other similar actions;

(e) liquidate, wind up, dissolve or share their assets (other than sharing of assets with any other Borrower Entity);

(f) abandon, or suspend for a period longer than 30 or more consecutive days (or 45 days in aggregate during any calendar year), agree (directly or indirectly) to abandon, or suspend for a period longer than 30 or more consecutive days (or 45 days in aggregate during any calendar year), or make any public statements regarding its intention to abandon, or suspend for a period longer than 30 days or an undetermined period of time, the development, construction or operation of the Project, or take any action that could be deemed an “abandonment,” or “suspension,” or transfer of the Project to any Person or notify any Major Project Participant of its intent to terminate, or agree (directly or indirectly) to the termination of, any Major Project Document (other than expiration on the scheduled termination date thereof in accordance with its terms unless the applicable Borrower Entity has entered or simultaneously with such termination is entering into an Acceptable Replacement Project Document with respect to such Major Project Document) or the construction or operation of the Project; or

(g) grant any exclusive or royalty-free license or sublicense on any Project IP or other Intellectual Property owned or used by such Borrower Entity, other than royalty-free licenses granted to the IP Provider or the Secured Parties under the Tier One IP License, the Tier Two IP License, the Security Documents or the Construction Contracts.

Section 9.04 Restricted Payments. No Borrower Entity shall, or shall agree to, directly or indirectly, (i) reduce its capital, (ii) declare or make or authorize any dividend or any other payment or distribution of cash or property to any direct or indirect equity holder or Affiliate that is not a Borrower Entity, (iii) make any payment with respect to principal or interest on or purchase, redeem, retire or defease any Permitted Subordinated Loans, (iv) make any other payment to any Affiliate of any Borrower Entity or the Sponsor (other than a Borrower Entity), except for Permitted Affiliate Payments, (v) make any payment, directly or indirectly, under or in respect of any Indebtedness or other obligation of any Person under any of the Glencore Note Documents, or (vi) set aside any funds for any of the foregoing (collectively, the “Restricted Payments”), unless each of the following conditions (“Restricted Payment Conditions”) have been satisfied not less than ten Business Days prior to a request to make a Restricted Payment, each of which to the satisfaction of DOE (the date of satisfaction and payment, the “Restricted Payment Date”):

(a) the Project Completion Date has occurred;

(b) DOE shall have received written notice of the proposed Restricted Payment not less than 10 Business Days prior to the making thereof;

(c) the Restricted Payment is made not more than 30 days after a Payment Date and not more than once during any Fiscal Quarter of the Borrower;

(d) no Default or Event of Default or other event that has resulted in or could reasonably be expected to result in a Material Adverse Effect shall have occurred and be continuing as of the date on which the Restricted Payment is made or would exist immediately after giving effect to any such Restricted Payment;

(e) no Account Shortfall shall exist in any Project Account that has an Account Funding Requirement, both before and immediately after giving effect to such Restricted Payment;

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

(f) (i) the Historical Debt Service Coverage Ratio for the twelve-month period ending on (and including) the most recent Calculation Date and (ii) the Projected Debt Service Coverage Ratio for the twelve-month period commencing on (but excluding) the most recent Calculation Date, shall in each case be at least [xxx]; provided, that for purposes of calculating the Projected Debt Service Coverage Ratio for a period that included the Maturity Date, the principal amount due on the Maturity Date shall be disregarded;

(g) the Restricted Payment is made solely with funds on deposit in the Distribution Account in accordance with Section 2.16 (Distribution Account) of the Accounts Agreement;

(h) DOE shall have received an officer’s certificate from a Financial Officer of the Borrower certifying compliance with, and the accuracy of, the most recent Updated Base Case Financial Model, in form and substance satisfactory to DOE, at least ten days prior to the date of the Restricted Payment but no more than 30 days prior thereto;

(i) DOE shall have received an officer’s certificate from a Responsible Officer of the Borrower (confirmed by the Independent Engineer, if requested by DOE) certifying that the Black Mass inventory at the Facility is sufficient to support not less than two months of operation at the Project’s Hub Nominal Throughput Capacity; and

(j) DOE shall have received an officer’s certificate from a Responsible Officer of the Borrower at least five Business Days prior to the making of any Restricted Payment (but no more than ten Business Days prior thereto) (i) certifying satisfaction of the foregoing conditions and (ii) setting out in reasonable detail (and certifying the accuracy of) the calculations for computing the Historical Debt Service Coverage Ratio and the Projected Debt Service Coverage Ratio and stating that such calculations were made in good faith and were based on assumptions believed to be reasonable.

Notwithstanding the foregoing, the term Restricted Payment does not include transfers made pursuant to, and in compliance with, Section 2.03(d) (Withdrawals From Project Accounts; Draws Under Acceptable Letters of Credit), Section 2.10(e) (Construction Reserve Account), Section 2.17(c) (Ramp-up Costs Account) or Section 2.20(c) (SpokeCo Capital Expenditures Account) of the Accounts Agreement.

Section 9.05 Use of Proceeds. The Borrower Entities shall not use the proceeds of any Advance for any purpose other than as specified in Section 6.36 (Use of Proceeds).

Section 9.06 Organizational Documents; Fiscal Year; Account Policies; Reporting Practices. No Borrower Entity shall, except with the prior written consent of DOE, amend or modify (a) its Organizational Documents other than to correct manifest errors or carry out ministerial updates that would not have any adverse effect on the rights of the Secured Parties, (b) its Fiscal Year, (c) accounting policies or reporting practices other than as required by the Designated Standard, or (d) its legal form or its capital structure (including to provide for the issuance of any options, warrants or other rights with respect thereto).

Section 9.07 Entry into Material Contracts; Amendment of and Notices under Transaction Documents and Other Material Documents. The Borrower Entities shall not, except with the prior written consent of DOE:

(a) agree, directly or indirectly, to any amendment, modification, termination, supplement, consent or waiver, or waive any right to consent to any amendment, modification, termination, supplement or waiver of any right with respect to, or assign any of the respective duties or obligations under:

(i) any Major Project Document, except for, (A) in the case of any Construction Contract, any change orders or other modifications that reflect or implement Approved Construction Changes or (B) a termination of such Major Project Document effected in connection with a replacement thereof in accordance with Section 10.01 (Events of Default), so long as the Borrower has entered into the applicable Acceptable Replacement Project Document within the period specified in Section 10.01 (Events of Default);

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

(ii) any Project Document (other than any Major Project Document) unless such amendment, modification, termination, supplement or waiver is an Approved Construction Change or such amendment, modification, termination, supplement or waiver could not reasonably be expected to (A) delay the occurrence of the Start of Production Date beyond the Scheduled Start of Production Date, (B) delay the occurrence of the Project Completion Date beyond the Project Completion Longstop Date, or (C) otherwise have a material and adverse effect on the Borrower or the Project;

(iii) any Governmental Approval or other Required Approval, the effect of which could reasonably be expected to have a Material Adverse Effect; or

(iv) any Financing Document;

(b) certify, consent to or otherwise permit through a Change Order or otherwise, “final completion” (as defined in the Construction Contracts), or any equivalent term, to occur under the Construction Contracts;

(c) enter into any agreement other than any Financing Document that would restrict its ability to amend or otherwise modify any of the Transaction Documents;

(d) enter into any material contracts (including material customer agreements) in respect of the Project, except for any Acceptable Replacement Project Documents, new supply contracts, Additional Offtake Contracts permitted to be entered into pursuant to Section 7.16 (Offtake Contracts), and Construction Contracts contemplated in the Project Execution Plan with contractors and in form and substance satisfactory to DOE;

(e) give or withhold any material consent or approval, or exercise any option or take or decline to take any other material action under the provisions of the Major Project Documents other than actions permitted under this Section 9.07, actions that are reasonably required to carry out the Project in accordance with the Project Execution Plan, and actions reasonably required to comply with the Borrower Entities’ affirmative obligations under this Agreement, including under Section 7.06 (Diligent Construction of Project; Approved Construction Changes), Section 7.07 (Contractual Remedies), Section 7.09 (Performance of Obligations), Section 7.14 (Compliance with Program Requirements), Section 7.15 (Accounts; Cash Deposits), Section 7.16 (Offtake Contracts), Section 7.17 (Know Your Customer Information), Section 7.18 (Davis-Bacon Act), or Section 7.27 (Operating Plan; Operations);

(f) enter into any offtake or customer contracts for the sale of Black Mass, unless the Black Mass supply requirements for the Facility to operate at Hub Nominal Throughput Capacity while yielding recovery rates in accordance with the Base Case Financial Model are fully satisfied during the term of such offtake or customer contracts; provided, that this clause shall not prohibit the sale of Black Mass that does not satisfy the quality and composition specifications set forth in Table 1 of Schedule 1.01A (Performance Testing and Reliability Testing), so long as such off-spec Black Mass is the result of defective (and not intentional) production; or

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

(g) (i) consent to any amendment or other modification of the terms of the Glencore Note Documents (other than solely to reduce the amount payable thereunder on any payment date, delay the amortization thereof or the payment of interest thereunder or extend the maturity thereof), (ii) incur any Indebtedness thereunder other than the Indebtedness existing on the date hereof and interest accrued thereon (including paid-in-kind interest) in accordance with the terms of the Glencore Noted Documents as in effect on the date hereof or (iii) grant (or agree to grant) any security interest or create any other Lien on any property to secure the obligations of any Person under the Glencore Note Documents, other than the Liens created thereunder that exist on the date hereof.

Section 9.08 Approved Construction Changes; Project Execution Plan; Budgets. The Borrower Entities shall not:

(a) except with the prior written consent of DOE or as otherwise required or permitted hereunder, change, reallocate, amend, modify, or supplement or permit or consent, directly or indirectly, to any changes, reallocations, amendments, modifications, or supplements (each a “Construction Change”) of any provisions of the Project Execution Plan, the Financing Plan, the Operating Plan, the Construction Budget, the Major Maintenance Plan, the Project Milestone Schedule or the Base Case Financial Model, in each case that is then applicable;

(b) except as permitted under clause (a) of this Section 9.08, make any material modifications to the then-applicable Project Execution Plan or substance of the then-applicable Project Milestones, except (i) as expressly contemplated herein or (ii) otherwise with the prior written consent of DOE; or

(c) except as expressly contemplated herein and permitted in accordance with the terms hereof (including under clause (a) of this Section 9.08), make any modification without the prior written consent of DOE to the then-applicable (i) Construction Budget, (ii) Major Maintenance Plan, (iii) O&M Budget or (iv) Base Case Financial Model.

Section 9.09 Hedging Agreements. No Borrower Entity shall (and each Borrower Entity shall cause its Subsidiaries not to) enter into any, Hedging Agreement without the prior written consent of DOE.

Section 9.10 Margin Regulations. The Borrower Entities shall not directly or indirectly apply any part of the proceeds of any Advance or other revenues to the purchasing or carrying of any margin stock within the meaning of Regulation T, U or X of the Board, or any regulations, interpretations or rulings thereunder, or for any purpose that violates any regulation of the Board.

Section 9.11 Environmental Laws. The Borrower Entities shall not undertake any action or omission or Release any Hazardous Substance in violation of any Environmental Law and shall not permit to exist any act, omission, fact or circumstance relating to any of the Borrower Entities or the Covered Spokes, the Project (including the Facility and the Warehouse) or the Project Site that has resulted in or could result in a violation of any Environmental Law. The Borrower Entities shall not cause or permit any Release of any Hazardous Substances relating to any of the Borrower Entities or the Covered Spokes or at, in, on, under or migrating to or from or relating to operations at the Project (including the Facility and the Warehouse) or the Project Site in violation of any Environmental Law.

Section 9.12 ERISA.

(a) The Borrower Entities shall not, and shall use commercially reasonable efforts to cause their respective ERISA Affiliates not to take any action that would result in the occurrence of an ERISA Event to the extent that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, the occurrence of such ERISA Event could reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect;

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

(b) allow, or permit any of its ERISA Affiliates to allow, the aggregate amount of Unfunded Pension Liabilities among all Employee Benefit Plans (taking into account only Employee Benefit Plans with positive Unfunded Pension Liabilities) at any time to exist where such Unfunded Pension Liabilities could have a Material Adverse Effect; or

(c) fail, or permit any of its ERISA Affiliates to fail, to comply with ERISA or the related provisions of the Code, if any such non-compliance, singly or in the aggregate, would be reasonably likely to have a Material Adverse Effect.

Section 9.13 Investment Company Act. The Borrower Entities shall not take any action that would result in any Borrower Entity being required to register as an “investment company” under the Investment Company Act or that would result in it being controlled by any Person that is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 9.14 OFAC. No Borrower Entity shall:

(a) (i) become a Person whose property or interests in property are blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49079(2001)), (ii) engage in any dealings or transactions prohibited by Section 2 of such executive order, or be otherwise associated with any such Person in any manner violative of Section 2, or (iii) otherwise become the subject or target of any Sanctions administered or enforced by OFAC; or

(b) directly or indirectly use the proceeds of any Advance, or lend, contribute or otherwise make available such proceeds to any Person (i) to fund any activities or business of or with any Prohibited Person or in any Prohibited Jurisdiction, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loan).

Section 9.15 Debarment Regulations.

(a) Unless authorized by DOE, no Borrower Entity will knowingly enter into any transactions in connection with the construction, operation or maintenance of the Project with any Person who is debarred, suspended, declared ineligible or voluntarily excluded from participation in procurement or non-procurement transactions with any United States federal government department or agency pursuant to any of the Debarment Regulations.

(b) No Borrower Entity will fail to comply with any and all Debarment Regulations in a manner which results in it being debarred, suspended, declared ineligible or voluntarily excluded from participation in procurement or non-procurement transactions with any United States federal government department or agency pursuant to any of such Debarment Regulations.

Section 9.16 Prohibited Person. The Borrower Entities and Major Project Participants shall not become (whether through a transfer or otherwise) a Prohibited Person.

Section 9.17 Restrictions on Indebtedness and Certain Capital Transactions.

(a) Indebtedness. The Borrower Entities shall not and shall not agree to, directly or indirectly, incur, create, guarantee, assume, permit to exist or otherwise become liable for any Indebtedness, except for:

(i) Indebtedness incurred under the Financing Documents;

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

(ii) Indebtedness in respect of amounts due to trade creditors and accrued expenses (other than Permitted Construction Claims), in each case arising in the Ordinary Course of Business, to the extent such amounts and expenses are not unpaid more than 90 days past the due date therefor;

(iii) Indebtedness comprised of purchase money obligations or leases for discrete items of property and equipment not comprising an integral part of the Project the amount of which together with Indebtedness permitted pursuant to clause (v) does not exceed the cost of the equipment so financed in an aggregate amount not to exceed [xxx];

(iv) Permitted Subordinated Loans;

(v) Capital Lease Obligations for discrete items of property and equipment not comprising an integral part of the Project the amount of which does not exceed, together with Indebtedness permitted under clause (iii) above, [xxx];

(vi) Indebtedness incurred between Borrower Entities;

(vii) Indebtedness under Site Leases, to the extent such Site Leases constitute Capital Lease Obligations, but not Indebtedness for Borrowed Money thereunder; and

(viii) (A) prior to the First Advance Date, Indebtedness incurred under the Glencore Note Documents (as in effect on the date hereof); and (B) on and after the First Advance Date, Indebtedness incurred under the Glencore Note Documents (as in effect on the date hereof) but only to the extent such Indebtedness and the Liens securing such Indebtedness are effectively subordinated to the Note Obligations and the Liens of the Secured Parties, pursuant to the Glencore Subordination Agreement; provided that (y) the principal amount secured thereby does not exceed the original principal amount thereunder plus any interest paid in kind in accordance with the Glencore Note Documents (as in effect on the date hereof) and (z) the holders of the Indebtedness under the Glencore Note Documents have not breached any of their obligations or agreements under the Glencore Subordination Agreement or repudiated or disavowed or taken any action to challenge the validity or enforceability of such obligations or agreements;

(ix) prior to the First Advance Date, to the extent constituting Indebtedness, each Permitted Construction Claim set forth in Schedule 5.02(q) (Permitted Construction Claims and Permitted Mechanic’s Liens), each in an amount not to exceed the amount set forth therein;

(x) Indebtedness under Permitted Commodity Hedging Agreements (collectively, “Permitted Indebtedness”).

(b) Capital Expenditures. The Borrower Entities shall not make any Capital Expenditure in any year except for:

(i) expenditures contemplated by the Construction Budget or the then approved O&M Budget for such year;

(ii) expenditures made with funds on deposit in the Loss Proceeds Account in accordance with Section 7.04 (Event of Loss);

(iii) Capital Expenditures from amounts that are available in the Distribution Account; and

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

(iv) other Capital Expenditures so long as the costs thereof, in the aggregate, when added to all other Operating Costs for such year do not exceed [xxx] of the aggregate Operating Costs reflected in the O&M Budget for such year.

(c) Investments. The Borrower Entities shall not make any Investments except for:

(i) Permitted Investments on deposit or held in the Project Accounts or in a Local Account;

(ii) loans and advances to employees of the Borrower Entities in the Ordinary Course of Business for travel, entertainment and relocation expenses in an aggregate amount not to exceed [xxx] at any one time outstanding;

(iii) Investments in another Borrower Entity;

(iv) Investments in Hedging Agreements permitted under Section 9.09 (Hedging Agreements);

(v) Investments in the nature of lease (to the extent the applicable lease is permitted by Section 9.17(d) (Leases)), utility, governmental, performance or other deposits in the Ordinary Course of Business;

(vi) Investments received in satisfaction or partial satisfaction of accounts from financially troubled account debtors (whether in connection with a foreclosure, bankruptcy, workout or otherwise) in respect of obligations in favor of such Borrower Entity arising in the Ordinary Course of Business to the extent reasonably necessary to prevent or limit loss; provided, that no new consideration is paid by such Borrower Entity or any of its Subsidiaries in connection therewith;

(vii) Investments consisting of prepaid royalties under licensing arrangements or prepaid expenses for the purchase of goods and services, in each case made in the Ordinary Course of Business for time periods consistent with Prudent Industry Practices;

(viii) Guarantees in the Ordinary Course of Business of obligations of the Borrower Entities to landlords, suppliers, customers, franchisees and licensees not constituting Indebtedness;

(ix) Guarantee of Indebtedness incurred under the Glencore Note Documents (as in effect on the date hereof) pursuant to the Glencore Note Guarantee (as in effect on the date hereof), to the extent such guaranteed Indebtedness constitutes Permitted Indebtedness.

(d) Leases. The Borrower Entities shall not enter into any Lease of any property or equipment of any kind, except for:

(i) Site Leases; and

(ii) other Permitted Leases in an amount not in excess of the amount budgeted therefor in the Construction Budget or the O&M Budget, as applicable.

(e) Redemption or Issuance of Stock. The Borrower Entities shall not (i) redeem, retire, purchase or otherwise acquire, directly or indirectly, any of its outstanding Equity Interests (or any options or warrants issued by any of the Borrower Entities with respect to its Equity Interests) or set aside any funds for any of the foregoing; or (ii) issue any Equity Interests to any other Person.

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

(f) Subsidiaries. The Borrower Entities shall not: (i) form or have any Subsidiaries (other than, in the case of the Borrower, HubCo and SpokeCo), (ii) enter into any partnership or a joint venture, (iii) acquire any Equity Interests in or make any capital contribution to any other Person, (iv) enter into any partnership, profit-sharing or royalty agreement or other similar arrangement (other than the Tier One IP License, the Tier Two IP Licenses or the Management Services Agreements) whereby the Borrower’s income or profits are, or might be, shared with any other Person, or (v) enter into any management contract or similar arrangement whereby its business or operations are managed by any other Person, other than the EPCM Agreement or the Management Services Agreements.

Section 9.18 No Other Federal Funding. The Borrower Entities shall not use any other Federal Funding to pay any Eligible Project Costs, other than any supplemental funding from states or other non-federal government entities in the United States in connection with any part of the Project that is permitted by the Program Requirements.

ARTICLE X

EVENTS OF DEFAULT AND REMEDIES

Section 10.01 Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” hereunder:

(a) Failure to Make Payment Under Financing Documents.

(i) Borrower Failure to Make Payment Under Financing Documents. Any Borrower Entity shall fail to pay, in accordance with the terms of this Agreement, the FFB Documents or any other Financing Documents (whether at scheduled maturity, as a required prepayment, by acceleration or otherwise), (i) any principal amount of the Advances or any interest (including any capitalized interest) due and payable in respect of the Loan or any Reimbursement Obligation on or before the date such amount is due or (ii) any fee, charge or other amount due under any Financing Document on or before the date such amount is due and, in the case of any amounts contemplated by clause (ii) other than any amount due and payable in respect of the Loan at scheduled maturity, such failure to pay shall continue unremedied for a period of five Business Days after the date on which such amount was due.

(ii) Sponsor Failure to Make Payment Under the Sponsor Support Agreement. The Sponsor shall fail to pay, in accordance with the terms of the Sponsor Support Agreement or any other Financing Documents (whether when scheduled, by acceleration or otherwise), any contribution or other payment obligation under the Sponsor Support Agreement on or before the date such amount is due.

(b) Debt Service Coverage Ratio. The Borrower fails, as of any relevant date of determination, to comply with the obligation set forth in Section 7.10 (Financial Covenant), except that:

(i) subject to sub-paragraph (iii) below, the Borrower may prevent or cure such Event of Default by procuring an Equity Contribution, in excess of the Equity Funding Commitment, to be made by or on behalf of the Parent to the Borrower (the amount of such additional Equity Contribution, the “Cure Amount”) by way of cash proceeds in accordance with the terms of the Sponsor Support Agreement (the “Equity Cure”); and

(ii) upon the receipt of the Cure Amount by the Borrower:

(A) the Historical Debt Service Coverage Ratio shall be calculated or recalculated solely for purposes of Section 7.10 (Financial Covenant) and this paragraph (b) as if additional revenue had been earned by the Borrower during the relevant period in an amount equal to the Cure Amount as of the last day of the applicable period of four consecutive quarters; and

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

(B) if the Historical Debt Service Coverage Ratio as of such date of determination (as calculated or recalculated in accordance with sub-paragraph (A) above) is at least equal to the Historical Debt Service Coverage Ratio required in accordance with Section 7.10 (Financial Covenant), any Default or Event of Default under this paragraph (b) shall be deemed to have been cured, except for the purpose of determining the satisfaction of the Restricted Payment Conditions as of such date of determination or as of any date falling during the 90 calendar day period thereafter.

(iii) An Equity Cure may only be used, if each of the following conditions is satisfied:

(A) the Borrower notifies DOE, with a copy to the Collateral Agent, of its intention to procure an Equity Cure on or prior to the third Business Day after the relevant Historical Debt Service Coverage Ratio calculation date;

(B) the Borrower receives the Cure Amount within 30 days after the applicable Historical Debt Service Coverage Ratio calculation date;

(C) if the Cure Amount is greater than the amount necessary to cause the Historical Debt Service Coverage Ratio to be [xxx], the excess proceeds shall be deposited into the Revenue Account for application in accordance with the Accounts Agreement; provided that such excess proceeds shall not (1) be considered in the calculation of any financial ratio or the determination of satisfaction of any other obligation of the Borrower or the Sponsor or (2) used to make Restricted Payments; and

(D) the Borrower has not used an Equity Cure during the same Fiscal Year.

(c) Sponsor Breach of Minimum Cash Balance. At any time after the First Advance Date, the Sponsor shall fail to hold cash or Cash Equivalents in an amount not less than (i) prior to the Project Completion Date, $20,000,000; and (ii) thereafter, $10,000,000 (the “Minimum Cash Balance”).

(d) Misstatements; Omissions. Any representation or warranty confirmed or made in any Financing Document by or on behalf of any Obligor, any other Major Project Participant, or confirmed or made in any certificate, Financial Statement or other document provided by or on behalf of any such Person to DOE, FFB, the Collateral Agent or the Depositary Bank in connection with the transactions contemplated by the Financing Documents shall be found to have been incorrect, false or misleading in any material respect when confirmed, made or deemed to have been made.

(e) Other Breaches without Cure Period. Any Obligor shall fail to perform or observe (i) any covenant or any other term, agreement or obligation under Section 7.03 (Insurance), Section 7.31 (Post-Closing Covenants), Section 8.03(a)(i) (Notices) or Article IX (Negative Covenants) of this Agreement, or (ii) any other negative covenant contained in any Financing Document to which it is a party.

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

(f) Other Breaches with Cure Period. Any Obligor or any other Major Project Participant shall fail to perform or observe any covenant or any other term or obligation under this Agreement, the Funding Agreements or any other Financing Document (other than those described in clauses (a) through (e) above or any other covenant expressly referred to in another paragraph of this Section 10.01), in each case, where such failure to perform or observe any covenant has not been remedied within the relevant cure periods, if any, specified for such term, covenant or agreement (as applicable) in such Financing Document, or if no cure period is specified, within 30 days following such failure, or with respect to a breach under any Direct Agreement, the Borrower Entities are diligently proceeding in good faith to replace the applicable Major Project Document with an Acceptable Replacement Project Document and such Major Project Document is replaced with an Acceptable Replacement Project Document within 60 days of such failure.

(g) Breach or Default Under Project Documents. (i) Any Obligor or other Major Project Participant shall breach or default under any of its material agreements, conditions, terms or covenants contained in any Major Project Document to which it is a party, and such breach or default shall continue unremedied beyond any applicable cure period set forth therein; or (ii) any Project Participant (other than a Major Project Participant or the Borrower) shall breach or default under any of its material agreements, conditions, terms or covenants contained in any Project Document (other than any Major Project Document) to which it is a party (or such Project Document becomes invalid, illegal, void or unenforceable or is repudiated by such counterparty) and, such breach, default or invalidity continues unremedied beyond any applicable cure period, or if no cure period is specified, within 30 days following such failure; provided that, in each case, such event or circumstance shall not constitute an Event of Default if (x) the Borrower Entities are diligently proceeding in good faith to replace the applicable Project Document with an Acceptable Replacement Project Document, such replacement is reasonably expected to cure in all material respects the adverse effect of such event and such Project Document is replaced with an Acceptable Replacement Project Document and all adverse effects have been cured in all material respects within 60 days of the expiry of the relevant cure period or (y) in the case of a Project Document other than a Major Project Document, in the absence of the relevant Project Document, the applicable Borrower Entity continues, and only for so long as it continues, to have readily available access to the goods, services, rights or other benefits furnished under the relevant Project Document at a cost that is within the then-applicable Construction Budget or O&M Budget, as applicable.

(h) Obligor Default Under Other Indebtedness.

(i) The Sponsor or any of its Subsidiaries shall default in the payment of any principal, interest or other amount due under the Glencore Note Documents or any other “Default ”, “Event of Default” or equivalent event shall occur thereunder for a period beyond any applicable grace period, or any other default by the Sponsor or any of its Subsidiaries occurs under the Glencore Documents if the effect of such default is to accelerate, or to permit the acceleration of, the maturity of the Indebtedness incurred thereunder; or

(ii) Any Obligor or prior to the Sponsor Termination Date, any other Subsidiary of the Sponsor shall default in the payment of any principal, interest or other amount due under any other agreement or instrument evidencing, or under which such Obligor has outstanding at any time, any Indebtedness for Borrowed Money (other than, in the case of the Borrower Entities, the Loans) in an amount in excess of (A) [xxx], in the case of any Borrower Entity, or (B) [xxx], in the case of the Sponsor, or any of its Subsidiaries (other than the Borrower Entities) and, in each case, for a period beyond any applicable grace period, or any other default by any Obligor or, prior to the Sponsor Termination Date, any other Subsidiary of the Sponsor occurs under any such agreement or instrument, if the effect of such default is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness for Borrowed Money in an amount in excess of (x) in the case of any Borrower Entity, [xxx] (other than the Loan), or (y) in the case of the Sponsor or any of its Subsidiaries (other than the Borrower Entities), [xxx]; provided, that, in each case of the Subsidiaries of the Sponsor other than Obligors, an Event of Default under this clause (h) will occur only if such defaults can reasonably be expected to have a Material Adverse Effect with respect to the Sponsor.

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

(i) Unenforceability, Termination, Repudiation or Transfer of Transaction Documents. Any of the Transaction Documents at any time and for any reason: (i) is or becomes invalid, illegal, void or unenforceable or any party thereto (other than any of the Secured Parties) has repudiated or disavowed or taken any action to challenge the validity or enforceability of such agreement, (ii) except as otherwise expressly permitted hereunder, ceases to be in full force and effect except at the stated termination date thereof, or shall be assigned or otherwise transferred or terminated by any party thereto prior to the repayment in full of all Note Obligations (other than with the prior written consent of DOE), (iii) is suspended, revoked or terminated (other than upon expiration in accordance with its terms when fully performed), or (iv) shall cease to give the Collateral Agent, FFB or DOE in any material respect the Liens, rights, titles, remedies, powers or privileges purported to be created thereby or hereby; unless (x) in the case of any Project Document (other than a Major Project Document) such event has not resulted and could not be reasonably expected to result in a Material Adverse Effect, and (y) in the case of any Major Project Document, the Borrower Entities are diligently proceeding in good faith to replace such Major Project Document with an Acceptable Replacement Project Document and such Major Project Document is replaced within 60 days of the expiry of the applicable event that would result in an Event of Default under this paragraph.

(j) Governmental Approvals and Required Approvals. The Borrower, any other Borrower Entity or any Major Project Participant shall fail to obtain, renew, maintain or comply in all material respects with any Required Approval or any such Required Approval shall be rescinded, terminated, suspended, modified, withdrawn or withheld or shall be determined to be invalid or shall cease to be in full force and effect; or any proceedings shall be commenced by or before any Governmental Authority for the purpose of rescinding, terminating, suspending, modifying, withdrawing or withholding any such Required Approval (unless, in the case of any such failure by a Major Project Participant, the Borrower Entities are diligently proceeding in good faith to replace the Major Project Document to which such Major Project Participant is a party and such Major Project Document is replaced with an Acceptable Replacement Project Document and the applicable Required Approvals have been obtained within 60 days of such failure).

(k) Bankruptcy; Insolvency; Dissolution.

(i) Involuntary Bankruptcy, Etc. The commencement of an Insolvency Proceeding against any Obligor or any Major Project Participant and such proceeding continues undismissed for at least 30 days, unless, in the case of any Major Project Participant, the Borrower Entities are diligently proceeding in good faith to replace the Major Project Document to which such Major Project Participant is a party and such Major Project Document is replaced with an Acceptable Replacement Project Document within 60 days of such event.

(ii) Voluntary Bankruptcy, Etc. The institution by any Obligor or any Major Project Participants of any Insolvency Proceeding, or the admission by it in writing of its inability to pay its Indebtedness generally as it becomes due or its general failure to pay its Indebtedness as it becomes due, or any other event has occurred that under any Applicable Law would have an effect analogous to any of those events listed above, or any action is taken by any such Person for the purpose of effecting any of the foregoing, unless, in the case of any Major Project Participant, the Borrower Entities are diligently proceeding in good faith to replace the Major Project Document to which such Major Project Participant is a party and such Major Project Document is replaced with an Acceptable Replacement Project Document within 60 days of such event.

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

(iii) Dissolution. The dissolution of any Obligor or any Major Project Participant, unless, in the case of any Major Project Participant, the Borrower Entities are diligently proceeding in good faith to replace the Major Project Document to which such Major Project Participant is a party and such Major Project Document is replaced with an Acceptable Replacement Project Document within 60 days of such dissolution.

(l) Impairment of Collateral. An attachment or analogous process is levied or enforced upon or issued against any of the assets of any Borrower Entity which (i) is in excess of [xxx] or (ii) has or could reasonably be expected to have a Material Adverse Effect.

(m) Judgments. (i) One or more Governmental Judgments shall be entered against any Obligor or, prior to the Sponsor Termination Date, any other Subsidiary of the Sponsor and such Governmental Judgments have not been vacated, discharged or stayed or bonded pending appeal for, in each case, any period of 30 days, and the aggregate amount of all such Governmental Judgments outstanding at any time (except to the extent any applicable insurer(s) have acknowledged liability therefor) exceeds: (A) in the case of any Borrower Entity, [xxx], or (B) in the case of the Sponsor or any of its Subsidiaries (other than a Borrower Entity), [xxx] (provided, that, in the case of Governmental Judgments against Subsidiaries of the Sponsor other than the Obligors, such Governmental Judgments can be reasonably expected to have a material adverse effect on the Sponsor’s business operations, financial condition or ability to perform its outstanding obligations, if any, under the Sponsor Support Agreement), or (ii) any Governmental Judgment shall be entered in the form of an injunction or similar form of relief that is not satisfied or discharged requiring suspension or abandonment of operation of the Project.

(n) Project Completion. Any of the following occurs:

(i) the Commissioning Completion Date shall not have occurred on or before the date that is four months prior to the Commissioning Completion Longstop Date; provided, that an Event of Default under this clause (i) shall not occur prior to the Commissioning Completion Longstop Date so long as, at least 30 days prior to such date that is four months prior to the Commissioning Completion Longstop Date and monthly thereafter until the earlier of the Commissioning Completion Date has occurred and the Commissioning Completion Longstop Date, (x) the Borrower provides evidence satisfactory to DOE that the Borrower has sufficient cash and Cash Equivalents to pay all Project Costs and Note Obligations projected to become due and payable during the following six months and (y) the Independent Engineer certifies to DOE that Commissioning Completion is reasonably expected to occur on or before the Commissioning Completion Longstop Date;

(ii) the Project Completion Date shall not have occurred by the Project Completion Longstop Date;

(iii) at any time prior to the Project Completion Date, DOE (in consultation with the Independent Engineer) determines that the remaining Total Project Costs exceed the funding available to the Borrower under the Financing Documents and the amount on deposited or credited to the Construction Reserve Account, and the Borrower fails within 60 days after receiving written notice thereof from DOE to arrange for the provision of the requisite funds (through additional equity contributions or Permitted Subordinated Loans) on terms and conditions and from parties reasonably acceptable to DOE; or

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

(iv) the Borrower and HubCo shall (A) cease to have the right to possess or use the Project; (B) cease to have the right to possess or use any portion of the Project Site or any rights granted to it under any of the Project Documents (unless, with respect to the loss of rights under any Project Document other than any Site Lease, (1) the Borrower or HubCo are diligently proceeding in good faith to replace the applicable Project Document with an Acceptable Replacement Project Document, such replacement is reasonably expected to cure in all material respects the adverse effect of such event and such Project Document is replaced with an Acceptable Replacement Project Document and all such adverse effects have been cured in all material respects in each case within 60 days after such event, or (2) in the case of a Project Document other than a Major Project Document, (x) the Borrower or HubCo, as applicable, otherwise continues, and only for so long as it continues, to have readily available access to the goods, services, rights or other benefits, in the same amounts and at a cost that is within the then applicable Construction Budget or O&M Budget, or (y) such loss cannot be reasonably expected to have a Material Adverse Effect); or (C) lose a material right of way, easement or other right of use or access to land or utilities necessary for the Project.

(o) Environmental Matters. (i) Any Adverse Proceeding alleging violation of any Environmental Law or any Environmental Claim is instituted, or (ii) any Governmental Judgment imposing a penalty, monetary damages, remediation requirements or any restrictions of any construction or operations of the Project (including the Facility and the Warehouse) or the Project Site is issued in writing relating to any actual or alleged violation of Environmental Law or the terms or conditions of any Required Approval issued or required under any Environmental Law or restricting the use of Project (including the Facility and the Warehouse) or the Project Site or any Required Approval in any material respect, and such Adverse Proceeding, Environmental Claim or Governmental Judgment is not:

(x) dismissed within 60 days of institution, including as a result of satisfaction of any judgment or settlement of any claim that does not otherwise result in an Event of Default hereunder; or

(y) diligently contested or appealed by the applicable Borrower Entity in accordance with Permitted Contest Conditions;

provided, that, to benefit from the cure periods described above, in either case, the Borrower shall have timely notified DOE, with a copy to the Collateral Agent, of the Adverse Proceeding or Governmental Judgment, promptly after discovery or receipt of notice thereof, and consulted in good faith with DOE with respect to its intended response.

(p) Event of Loss. All or substantially all of the Facility is destroyed or becomes permanently inoperative as a result of a material Event of Loss, and is not covered by insurance, or not repaired or restored with Loss Proceeds within any time periods required under Section 7.04 (Event of Loss).

(q) Force Majeure. A Borrower Force Majeure Event shall occur and continue for a period of at least 180 consecutive days that prevents the continuing construction or operation of the Project substantially in accordance with the Project Plans, unless no later than the expiration of such 180 day period, the Borrower has delivered a remediation plan in form and substance satisfactory to DOE and approved in writing by DOE and the Borrower is diligently performing the actions contemplated by such plan.

(r) Changes in Ownership. Any Change of Control occurs.

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

(s) ERISA Events. An ERISA Event shall have occurred that, when aggregated with any other then existing ERISA Event, results in or could reasonably be expected to result in liability to any Obligor or ERISA Affiliate in excess of [xxx].

(t) Certain Governmental Actions. Any Governmental Authority shall (i) lawfully condemn or assume custody of all of the property or assets (or a material part thereof) of any Borrower Entity; or (ii) take lawful action to displace the management of any Borrower Entity.

(u) Abandonment or Suspension of Project.

(i) Any Borrower Entity or the Sponsor shall abandon, agree in writing to abandon or make any public statements regarding its intention to abandon the Project, or take any action that could be deemed an “abandonment”;

(ii) Any Borrower Entity or the Sponsor shall agree in writing to suspend or make any public statements regarding its intention to suspend for a period in excess of 30 or more consecutive days (or 45 days in aggregate during any calendar year) or an undetermined period of time, the Project, or take any action that could be deemed such a “suspension”, unless the purpose of such public statement is to announce a Borrower Force Majeure Event that causes such suspension;

(iii) At any time after the date hereof and prior to the Project Completion Date, construction of the Project shall be suspended in its entirety for a period of 30 or more consecutive days (or 45 days in aggregate) without such suspension being caused solely by a Borrower Force Majeure Event; provided that if, before the expiry of such 30 day period, DOE shall have received and agreed in writing to a remediation plan signed by a Responsible Officer of the Borrower confirming the Borrower’s intent to resume construction and the Borrower’s good faith belief that Project Completion can be achieved by the Project Completion Longstop Date, then such cessation of construction shall not be deemed an Event of Default unless work is not resumed within the period agreed in the remediation plan; or

(iv) from and after the Project Completion Date, all operations of the Project shall cease for a period of 30 consecutive days (or 60 days in aggregate) without such suspension being caused solely by a Borrower Force Majeure Event; provided, further, that if, before the expiry of such 30 day period, DOE shall have received and agreed in writing to a remediation plan signed by a Responsible Officer of the Borrower confirming the Borrower’s intent to resume operations, then such cessation shall not be deemed an Event of Default unless operations are not resumed within the period agreed in the remediation plan.

(v) Compliance with Laws; Sanctions. (i) The making of any Advances or the use of the proceeds thereof shall violate Sanctions, Anti-Money Laundering Laws, FCPA, anti-corruption laws, or other anti-bribery laws; and (ii) failure by any Borrower Entity or any Major Project Participant to comply with Sanctions, FCPA, Anti-Money Laundering Laws and other corporate governance, anti-bribery and anti-corruption laws.

(w) Material Adverse Effect. Any event or condition that has had or could be reasonably expected to have a Material Adverse Effect shall occur and be continuing.

(x) Construction Reserve Account Shortfall. As of any date, any Account Shortfall shall exist in the Construction Reserve Account and such Account Shortfall is not eliminated within five Business Days after the occurrence thereof.

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

For the avoidance of doubt, each clause of this Section 10.01 shall operate independently, and the occurrence of any such event shall constitute an Event of Default.

Section 10.02 Remedies; Waivers. (a) Upon the occurrence of and during the continuance of an Event of Default, DOE or the Collateral Agent may exercise any one or more of the rights and remedies set forth below:

(i) declare all or any portion of the indebtedness and obligations of every type or description owed by the Borrower to DOE and FFB under this Agreement and each other Financing Document to be immediately due and payable, and the same shall thereupon be immediately due and payable;

(ii) exercise any rights and remedies available under the Financing Documents, including, without limitation, DOE’s right to prevent access to or prevent the operation by the Borrower of the Facility or any of the Collateral;

(iii) exercise any rights and remedies required under the Program Requirements to allow DOE to complete, maintain, operate, lease or otherwise dispose of the Project and any Collateral and otherwise protect the interests of the United States or the public interest;

(iv) take whatever action at law or in equity as may appear necessary or desirable in its judgment to collect the amounts then due and thereafter to become due under the Financing Documents or to enforce performance of any obligation of the Borrower under the Financing Documents;

(v) (A) refuse, and the Secured Parties shall not be obligated, to make any further Advances, and (B) reduce the Loan Commitment Amount to zero;

(vi) take those actions necessary to perfect and maintain the Liens of the Security Documents pursuant to which assets have been pledged as collateral for the repayment under the Financing Documents;

(vii) set off and apply such amounts to the satisfaction of the Note Obligations under all of the Financing Documents, including any moneys of the Borrower on deposit with any Secured Party; and/or

(viii) without limiting or being limited by any of the foregoing, draw upon any Acceptable Letter of Credit issued pursuant to any Financing Document in accordance with its terms, and apply such funds to pay down the Note Obligations.

(b) Upon the occurrence of an Event of Default referred to in Section 10.01(k) (Bankruptcy; Insolvency; Dissolution), (i) all Loan Commitment Amount shall automatically be reduced to zero, and (ii) each Advance made under each Note, together with interest accrued thereon (including all capitalized interest) and all other amounts due under each Note, this Agreement and the other Financing Documents, shall immediately mature and become due and payable, without any other presentment, demand, diligence, protest, notice of acceleration, or other notice of any kind, all of which the Borrower hereby expressly waives.

(c) Unless otherwise expressly provided, no remedy herein conferred upon or reserved is intended to be exclusive of any other available remedy, but each remedy shall be cumulative and shall be in addition to other remedies given under the Financing Documents or existing at law or in equity. No delay or failure to exercise any right or power accruing under any Financing Document upon the occurrence and during the continuance of any Event of Default or otherwise shall impair any such right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient.

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

(d) In order to entitle DOE to exercise any remedy reserved to DOE in this Agreement, it shall not be necessary to give any notice, other than such notice as may be required in this Agreement or any other Financing Document or under Applicable Law.

(e) If any proceeding has been commenced to enforce any right or remedy under this Agreement, and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to DOE or FFB, then and in every such case, subject, in each case, to any determination in such proceeding and to the extent not contrary to such determination, (i) the parties hereto shall be restored to their respective former positions hereunder, and (ii) thereafter, all other rights and remedies of DOE or FFB, as the case may be, shall continue as though no such proceeding had been instituted.

(f) DOE shall have the right, to be exercised (or not) in its complete discretion, to waive any covenant, Default or Event of Default by a writing setting forth the terms, conditions and extent of such waiver signed by DOE and delivered to the other parties hereto. Any such waiver may only be effected in writing duly executed by DOE, and no other course of conduct shall constitute a waiver of any provision hereof. Unless such writing expressly provides to the contrary, any waiver so granted shall extend only to the specific event or occurrence so waived and not to any other similar event or occurrence that occurs subsequent to the date of such waiver.

Section 10.03 Accelerated Advances. Upon the delivery of a notice of acceleration, the accelerated amount due and payable under each Note shall be the Prepayment Price (as defined in and determined pursuant to such Note) under such Note.

ARTICLE XI

GUARANTY

Section 11.01 Guaranty.

(a) Each Subsidiary Guarantor, jointly and severally, hereby absolutely, unconditionally and irrevocably guarantees, as primary obligor and not as surety, to the Secured Parties the full and prompt payment and performance of all Note Obligations (whether at stated maturity, upon acceleration or otherwise) now or hereafter existing.

(b) Any and all payments by any Subsidiary Guarantor hereunder shall be made free and clear of, and without withholding or deduction for, any and all Taxes and all liabilities with respect thereto, except to the extent required by Applicable Law. If any Subsidiary Guarantor shall be required by Applicable Law to withhold or deduct any Taxes from or in respect of any sum payable hereunder, (i) the sum payable shall be increased as may be necessary so that after making all such required withholdings or deductions (including withholdings or deductions applicable to additional sums payable under this Section 11.01), the recipient receives an amount equal to the sum it would have received had no such withholdings or deductions been made, (ii) such Subsidiary Guarantor shall make such withholdings or deductions and (iii) Subsidiary Guarantors shall pay the full amount withheld or deducted to the relevant taxation authority or other authority on a timely basis and in accordance with all Applicable Laws.

(c) If the obligations of any Subsidiary Guarantor under this Article XI would otherwise be rendered to be subject to avoidance or subordination under Debtor Relief Laws or any comparable provisions of any Applicable Law on account of the amount of its liability under this Section 11.01 (including amounts owed under this Agreement and the other Financing Documents) then,

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

notwithstanding any other provision to the contrary, the amount of such liability of such Subsidiary Guarantor shall, without any further action by such Subsidiary Guarantor, any Secured Party or any other Person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 11.06 (Contribution)) for which such Subsidiary Guarantor can be liable without rendering this guarantee subject to avoidance or subordination under the Debtor Relief Laws or any comparable provisions of any Applicable Law.

Section 11.02 Nature of Guaranty. This Subsidiary Guarantors’ obligations under this Article XI constitutes a guaranty of payment and performance when due and not of collection, and each Subsidiary Guarantor specifically agrees that it shall not be necessary or required that the Secured Parties exercise any right, assert any claim or enforce any remedy whatsoever against the Borrower either before or as a condition to the obligations of the Subsidiary Guarantors hereunder; provided, that the Subsidiary Guarantors shall have the benefit of and the right to assert any defenses against the claims of the Secured Parties which are available to the Borrower, and which would have also been available to the Subsidiary Guarantor if Subsidiary Guarantor had been in the same contractual position as the Borrower, other than (i) defenses arising from the insolvency, reorganization or bankruptcy of any other Subsidiary Guarantor or the Borrower, (ii) defenses expressly waived herein, (iii) defenses arising by reason of (A) Borrower’s direct or indirect ownership interests, as applicable, in any Subsidiary Guarantor, or (B) Applicable Laws that prevent the payment by the Borrower of obligations that constitute Note Obligations, and (iv) defenses previously asserted by the Borrower against such claims to the extent such defenses have been finally resolved in favor of any Secured Party by a court order, arbitral tribunal or settlement that is, in each case, no longer subject to appeal.

Section 11.03 Unconditional Obligations.

(a) The Note Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guaranty by the Subsidiary Guarantors. All dealings between any of the Borrower Entities and the Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this Article XI.

(b) The obligations of each Subsidiary Guarantor under this Article XI are independent of any obligations of the Borrower and any other Subsidiary Guarantor under the Financing Documents, and an action may be brought and prosecuted against each Subsidiary Guarantor to enforce its obligations hereunder, irrespective of whether any action is brought against the Borrower or any other Subsidiary Guarantor or whether the Borrower or any other Subsidiary Guarantor are joined in any such action or actions. The liability of each Subsidiary Guarantor hereunder shall be irrevocable, absolute and unconditional irrespective of, and each Subsidiary Guarantor hereby irrevocably waives, any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than satisfaction in full of the Note Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Subsidiary Guarantor agrees to waive defenses it may now or hereafter have in any way relating to, any or all of the following:

(i) any lack of validity or enforceability of the Note Obligations, any Financing Document or any agreement or instrument relating thereto;

(ii) any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, any Financing Document, or any of the Note Obligations, without notice or demand;

(iii) any manner of application of collateral, or proceeds thereof, to all or any of the Note Obligations, or any manner of sale or other disposition of any collateral for all or any of the Note Obligations;

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

(iv) any change or corporate restructuring of any Subsidiary Guarantor, the Borrower or any of its Subsidiaries;

(v) any change in the time, manner or place of payment of, or in any other term of, all or any of the Note Obligations or any amendment, release, discharge, substitution or waiver of any Financing Document or any of the Note Obligations;

(vi) the acceptance of any other guaranties or security for any of the Note Obligations;

(vii) the payment by any other Person of a portion, but not all, of the Note Obligations; or

(viii) any duty on the part of any Secured Party to disclose any matter, fact or thing relating to the business, operations or financial or other condition of the Borrower or any other Subsidiary Guarantor now known or hereafter known by such Person;

(ix) any disability or other defense of the Borrower or any other Subsidiary Guarantor, any other co-obligor, guarantor, insurer or any other Person (other than resulting from the full, irrevocable and indefeasible performance or payment of the relevant obligations in accordance with their terms); and

(x) any action or failure to act in any manner referred to herein which may deprive such Subsidiary Guarantor of its rights to subrogation against the Borrower to recover full indemnity for any payments or performances made pursuant hereto or of its right to contribution against any other Person.

(c) Each Subsidiary Guarantor further irrevocably waives, and agrees not to assert in any suit, action or other legal proceeding relating hereto, to the fullest extent permitted by Applicable Law: (i) all defenses and allegations based on or arising out of any contradiction or incompatibility among the Note Obligations and any other obligation of the Borrower, (ii) unless and until the Note Obligations have been performed, paid, satisfied or discharged in full in accordance with the terms hereof, any right to enforce any remedy which any Secured Party now has or may in the future have against the Borrower, any other Subsidiary Guarantor, any other co-obligor, guarantor or insurer or any other Person, (iii) any benefit of, or any right to participate in, any other guarantee or insurance whatsoever now or in the future held by any Secured Party and (iv) the benefit of any statute of limitations affecting such Subsidiary Guarantor’s liability hereunder. Each Subsidiary Guarantor further agrees that any payment of any Note Obligation to any Secured Party or other act which shall toll any statute of limitations applicable to the Note Obligations shall also operate to toll such statute of limitations applicable to such Subsidiary Guarantor’s liability hereunder.

(d) This obligations of the Subsidiary Guarantors shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Note Obligations is rescinded or must otherwise be returned by the Secured Parties or any other Person upon the insolvency, bankruptcy or reorganization of any of the Borrower or otherwise, all as though such payment had not been made and, in such event, the Subsidiary Guarantors will promptly pay to the Secured Parties or such other Person an amount equal to any such payment that has been rescinded or returned. The provisions of this Section 11.03 will survive any release or termination of the Subsidiary Guarantor’s obligations under this Article XI. If and to the extent that any Subsidiary Guarantor makes any payment to the Secured Parties or to any other Person pursuant to or in respect of this Article XI, any claim which such Subsidiary Guarantor may have against the Borrower by reason thereof shall be subject and subordinate to the prior payment in full, in cash, of the Note Obligations that require the payment of money.

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

Section 11.04 Waiver; Demand of Payment. Each Subsidiary Guarantor hereby unconditionally waives (i) promptness, presentment, demand of payment, protest for nonpayment or dishonor, diligence, notice of acceptance and any other notice with respect to any of the Note Obligations by the Secured Parties, (ii) any requirement that the Secured Parties protect, secure, perfect or insure any security interest or lien on any property subject thereto and (iii) any requirement that the Secured Parties bring or prosecute a separate action, or proceed or make another demand, or enforce or exhaust any right or remedy or mitigate any damages or take any action against the Borrower or any other Person or entity or any collateral.

Section 11.05 Subrogation. Notwithstanding anything herein to the contrary, and in addition to any other rights of the Secured Parties to which the Subsidiary Guarantors or any of its designees may be subrogated, to the extent any Subsidiary Guarantor shall make or cause to be made any payment pursuant hereto, such Subsidiary Guarantor shall be subrogated to all rights the Secured Parties may have under the Financing Documents in respect thereof; provided, that such Subsidiary Guarantor shall be entitled to enforce such right of subrogation only after all of the Note Obligations shall have been fully and finally satisfied. Any amount paid on account of the subrogation rights herein that is contrary to the provisions hereof shall forthwith be paid to the Collateral Agent to be credited and applied to the payment of matured Note Obligations in accordance with the terms of the Financing Documents.

Section 11.06 Contribution.

(a) To the extent that any Subsidiary Guarantor shall make a payment under this Article XI of all or any of the Note Obligations (a “Guarantor Payment”) which, taking into account all other Guarantor Payments then previously or concurrently made by any other Borrower Entity, exceeds the amount which such Subsidiary Guarantor would otherwise have paid if each Borrower Entity had paid the aggregate Note Obligations satisfied by such Guarantor Payment in the same proportion that such Subsidiary Guarantor’s Allocable Amount (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Borrower Entities as determined immediately prior to the making of such Guarantor Payment, then, following the payment in full of the Note Obligations (other than inchoate or contingent or reimbursable obligations for which no claim has been asserted), such Subsidiary Guarantor shall be entitled to receive contribution and indemnification payment from, and be reimbursed by, each other Borrower Entity for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(b) As of any date of determination, the “Allocable Amount” of any Borrower Entity shall be equal to the maximum amount of the claim which could then be recovered from such Borrower Entity under this Article XI without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law in any applicable jurisdiction.

(c) This Section 11.06 is intended only to define the relative rights of Borrower Entities and nothing set forth in this Section 11.06 is intended to or shall impair the obligations of Borrower Entities, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement, including Section 11.01 (Guaranty). Nothing contained in this Section 11.06 shall limit the liability of the Borrower to pay the Advances and accrued interest (including capitalized interest), fees and expenses with respect thereto.

(d) The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Borrower Entities to which such contribution and indemnification is owing.

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

(e) The rights of the indemnifying Borrower Entities against other Borrower Entities under this Section 11.06 shall be exercisable only upon and after the payment in full of the Note Obligations.

ARTICLE XII

MISCELLANEOUS

Section 12.01 Waiver and Amendment. (a) No failure or delay by DOE or the other Secured Parties in exercising any right, power or remedy shall operate as a waiver thereof or otherwise impair any rights, powers or remedies of the Secured Parties. No single or partial exercise of any such right, power or remedy shall preclude any other or further exercise thereof or the exercise of any other legal right, power or remedy.

(b) The rights, powers or remedies provided for herein are cumulative and are not exclusive of any other rights, powers or remedies provided by law or in any other Transaction Document. The assertion or employment of any right, power or remedy hereunder, or otherwise, shall not prevent the concurrent assertion of any other right, power or remedy.

(c) Except as otherwise provided herein, neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing and executed by each Borrower Entity and DOE.

(d) Any amendment to or waiver of this Agreement or any other Transaction Document or any provision hereof or thereof that constitutes a “modification” (as defined in Section 502(9) of FCRA) that increases the amount of the Credit Subsidy Cost (as calculated in accordance with FCRA and OMB Circulars A-11 and A-129) shall, at DOE’s discretion, be conditioned upon (i) payment of any increase to the Credit Subsidy Cost by the Borrower or (ii) the availability to DOE of funds appropriated by the U.S. Congress to meet any such increase. No amendment, waiver or modification to this Agreement, which affects the Collateral Agent’s or the Depositary Bank’s rights, duties, indemnities, immunities or obligations, shall be valid without the Collateral Agent’s or the Depositary Bank’s written consent.

Section 12.02 Right of Set-Off. In addition to any rights now or hereafter granted under Applicable Law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, each Secured Party is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Borrower Entity or to any other Person, any such notice being hereby expressly waived, to set-off and to appropriate and apply any and all deposits (general or special, time or demand, provisional or final) and any other Indebtedness at any time held or owing by such Secured Party (including by any branches and agencies of such Secured Party wherever located) to or for the credit or the account of any Borrower Entity against and on account of the Note Obligations and liabilities of such Borrower Entity to such Secured Party under this Agreement or any other Financing Document. Each of DOE, FFB and each subsequent holder of a Note or any portion of a Note agrees promptly to notify Borrower after any such set-off and application made by it; provided that the failure to give such notice shall not affect the validity of such set-off and application.

Section 12.03 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Financing Documents and in any document, certificate or statement delivered pursuant hereto or thereto or in connection herewith or therewith (including, without limitation, any Master Advance Notice) shall survive the execution and delivery of this Agreement and the making of the Advances under the Funding Agreements.

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

Section 12.04 Notices. Except to the extent otherwise expressly provided herein or as required by Applicable Law, any communications, including any notices, between or among the parties to the Financing Documents shall be provided using the addresses listed in Schedule 12.04 (Notices), and shall be in writing and shall be considered as properly given: (a) if delivered in person, (b) if sent by overnight delivery service for domestic delivery or international courier for international delivery, (c) in the event overnight delivery service or international courier service is not readily available, if mailed by first class mail (or airmail for international delivery), postage prepaid, registered or certified with return receipt requested, or (d) if transmitted by electronic mail, to the electronic mail address set forth in Schedule 12.04 (Notices). Notice so given shall be effective upon delivery to the addressee, except that communication or other direct written electronic means shall be deemed to have been validly and effectively given on the day (if a Business Day and, if not, on the following Business Day) on which it is validly transmitted if transmitted before 5:00 p.m., recipient’s time, and if transmitted after that time, on the next following Business Day. Any party has the right to change its address for notice under any of the Financing Documents to any other location by giving prior written notice to each of the other parties in the manner set forth hereinabove.

Section 12.05 Severability. In case any one or more of the provisions contained in any Financing Document should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and the parties hereto shall engage the parties to the Financing Documents to enter into good faith negotiations to replace the invalid, illegal or unenforceable provision.

Section 12.06 Judgment Currency. Each Borrower Entity agrees, to the fullest extent permitted under Applicable Law, to indemnify DOE and FFB against any loss incurred by DOE or FFB, as the case may be, as a result of any judgment or order being given or made for any amount due DOE or FFB hereunder or under any other Financing Document and such judgment or order being expressed and to be paid in a currency (the “Judgment Currency”) other than Dollars (the “Currency of Denomination”) and as a result of any variation between (i) the rate of exchange at which amounts in the Currency of Denomination are converted into Judgment Currency for the purpose of such judgment or order, and (ii) the rate of exchange at which DOE or FFB would have been able to purchase the Currency of Denomination with the amount of the Judgment Currency actually received by DOE or FFB, as the case may be, had DOE or FFB, as the case may be, utilized the amount of Judgment Currency so received to purchase the Currency of Denomination as promptly as practicable upon receipt thereof. The foregoing indemnity shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of, or conversion into, the relevant Currency of Denomination that are documented and reasonable in light of market conditions at the time of such conversion.

Section 12.07 Indemnification.

(a) In addition to any and all rights of reimbursement, indemnification, subrogation or any other rights pursuant to this Agreement or under law or in equity, the Borrower shall pay, and shall protect, indemnify and hold harmless DOE, FFB, each other governmental agency and instrumentality of the United States, each other holder of a Note or any portion thereof, each Secured Party, and each of their respective officers, directors, employees, representatives, attorneys and agents (each, an “Indemnified Party”), on an after-tax basis, from and against (and shall reimburse each Indemnified Party as the same are incurred) any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements incurred by any of them (each, an “Indemnified Liability”), to which such Indemnified Party may become subject arising out of or relating to any or all of the following: (i) the execution or delivery of this Agreement, the Conditional Commitment Letter, any Transaction Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) the enforcement or preservation of any rights under this Agreement, any Transaction Document or any agreement or instrument prepared in connection herewith or therewith, (iii) any Loan or the use or proposed use of the proceeds thereof, (iv) any Environmental Claim relating to

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any Borrower Entity or any of their Subsidiaries, Affiliates or predecessors, any of the Covered Spokes, the Project (including the Facility and the Warehouse) or the Project Site or any actual or alleged presence or Release of any Hazardous Substance, at, on, in, under, migrating to or from or originating from any property owned, leased, occupied or operated by any Borrower Entity or any of their Subsidiaries, Affiliates or predecessors, including any at, in, on, under, migrating to or from, originating from or relating to any operations at the Project (including the Facility and the Warehouse) or the Project Site or any environmental liability related in any way to any Borrower Entity or any of their Subsidiaries, Affiliates or predecessors or any of their operations, products or properties, including any arising out of or relating to any Covered Spoke, the Project (including the Facility and the Warehouse) or the Project Site or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by any third party or by any Borrower Entity or any of its Affiliates or otherwise, and regardless of whether any Indemnified Party is a party thereto, such items (i) through (v) including, to the extent permitted by Applicable Law, the fees, disbursements and other charges of counsel experts and consultants to such Indemnified Party incurred in connection with any investigation, litigation or other proceeding or in connection with enforcing the provisions of this Section 12.07; provided, that the Borrower shall not have any obligation under this Section 12.07 to any Indemnified Party with respect to Indemnified Liabilities to the extent they arise directly from gross negligence or willful misconduct of such Indemnified Party (as determined pursuant to a final, Non-Appealable judgment by a court of competent jurisdiction). Any claims under this Section 12.07 in respect of any Indemnified Liabilities are referred to herein, collectively, as “Indemnity Claims”.

(b) All sums paid and costs and expenses (including, without limitation, attorneys’ fees and expenses) incurred by any Indemnified Party with respect to any matter indemnified hereunder shall (i) be added to the Note Obligations, (ii) be secured by the Security Documents, and (iii) shall be immediately due and payable on demand. Each such Indemnified Party shall use commercially reasonable efforts to promptly notify the Borrower in a timely manner of any such amounts payable by the Borrower hereunder; provided, that any failure to provide such notice shall not affect the Borrower’s obligations under this Section 12.07.

(c) Each Indemnified Party within ten days after the receipt by it of notice of the commencement of any action for which indemnity may be sought by it, or by any Person controlling it, from the Borrower on account of the agreements contained in this Section 12.07, shall notify the Borrower in writing of the commencement thereof, but the failure of such Indemnified Party to so notify the Borrower of any such action shall not release the Borrower from any liability that it may have to such Indemnified Party.

(d) To the extent that the undertaking in the preceding clauses of this Section 12.07 may be unenforceable because it is violative of any law or public policy, and to provide for just and equitable contribution in the event of any such unenforceability (other than due to application of this Section 12.07), the Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under Applicable Law to the payment and satisfaction of such undertakings.

(e) The provisions of this Section 12.07 shall survive the Release Date, the foreclosure under the Security Documents and satisfaction or discharge of the Note Obligations and shall be in addition to any other rights and remedies of any Indemnified Party.

(f) Any amounts payable by the Borrower pursuant to this Section 12.07 shall be payable within the later to occur of (i) ten Business Days after the Borrower receives an invoice for such amounts from any applicable Indemnified Party, and (ii) five Business Days prior to the date on which such Indemnified Party expects to pay such costs on account of which the Borrower’s indemnity hereunder is payable, and if not paid by such applicable date shall bear interest at the Late Charge Rate from and after such applicable date until paid in full.

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(g) The Borrower shall be entitled, at its expense, to participate in the defense of any Indemnity Claim; provided that such Indemnified Party shall have the right to retain its own counsel, at the Borrower’s expense, and such participation by the Borrower in the defense thereof shall not release the Borrower of any liability that it may have to the applicable Indemnified Party. Any Indemnified Party against whom any Indemnity Claim is made shall be entitled, after consultation with the Borrower and upon consultation with legal counsel wherein such Indemnified Party is advised that such Indemnity Claim is meritorious, to compromise or settle any such Indemnity Claim. Any such compromise or settlement shall be binding upon the Borrower for purposes of this Section 12.07.

(h) Upon payment of any Indemnity Claim by the Borrower pursuant to this Section 12.07, the Borrower, without any further action, shall be subrogated to any and all claims that the applicable Indemnified Party may have relating thereto, and such Indemnified Party shall at the request and expense of the Borrower cooperate with the Borrower and give at the request and expense of the Borrower such further assurances as are necessary or advisable to enable the Borrower vigorously to pursue such claims.

(i) Notwithstanding any other provision of this Section 12.07, the Borrower Entities shall not be entitled to (i) notice, (ii) participation in the defense of, (iii) consent rights with respect to any compromise or settlement or (iv) subrogation rights, in each case except as otherwise provided for pursuant to this Section 12.07 with respect to any action, suit or proceeding against any Borrower Entity or the Sponsor.

(j) No Indemnified Party shall be obliged to pursue first any recovery under any other indemnity or reimbursement obligation before seeking recovery under the indemnification and reimbursement obligations of the Borrower under this Agreement.

Section 12.08 Limitation on Liability. No claim shall be made by any Borrower Entity or any of their Affiliates against any Secured Party or any of their Affiliates, directors, employees, attorneys or agents, including the DOE Consultants, for any special, indirect, incidental, consequential or punitive damages (whether or not the claim therefor is based on contract, tort or duty imposed by law), in connection with, arising out of or in any way related to the transactions contemplated by this Agreement or the other Financing Documents or any act or omission or event occurring in connection therewith; and each Borrower Entity hereby waives, releases and agrees not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 12.09 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(b) No Borrower Entity may assign or otherwise transfer (whether by operation of law or otherwise) any of its rights or obligations under this Agreement or under any other Financing Document without the prior written consent of DOE and/or FFB, as the case may be.

(c) FFB may assign any or all of its rights, benefits and obligations under the Financing Documents and with respect to the Collateral in accordance with the provisions of the Funding Agreements; provided, that (i) upon any such assignment of rights, benefits or obligations to any third party that is not the United States or any governmental agency or instrumentality thereof, FFB shall provide the Borrower with notice of such assignment; (ii) such assignee, by accepting the benefits of this Agreement and the Transaction Documents, (x) hereby irrevocably designates and appoints DOE to act as its agent hereunder and under the Transaction Documents, (y) hereby irrevocably authorizes DOE to take such action on its behalf under the provisions of this Agreement and the other Transaction Documents and to exercise such powers and perform such duties as are necessary or appropriate, as determined by DOE, under the Transaction Documents and (z) hereby authorizes DOE to enter into all such amendments or modifications of any Transaction Document on behalf of such assignee and or grant all waivers as are necessary or appropriate, as determined by DOE, under the Transaction Documents (other than amendments to a Note,

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which amendments shall also require the consent of such assignee); (iii) neither DOE nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (A) liable to any assignee for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Transaction Document or (B) responsible in any manner to any assignee for any recitals, statements, representations or warranties made by any Borrower Entity, the Parent or any of their respective officers contained in this Agreement or any other Transaction Document or in any certificate, report, statement or other document referred to or provided for in, or received by DOE under or in connection with, this Agreement or any other Financing Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Transaction Document or for any failure of any Borrower Entity or the Parent, to the extent it is a party hereto or thereto, to perform its obligations hereunder or thereunder and (iv) DOE may conclusively rely upon information supplied by FFB or such assignee in taking any action, or exercising any rights, in accordance with the terms of this Section 12.09.

(d) DOE may assign any or all of its rights, benefits or obligations under the Financing Documents without the consent of the Borrower Entities.

Section 12.10 Participations. FFB may from time to time sell or otherwise grant participations in any or all of its rights and obligations under the Financing Documents and with respect to the Collateral without the consent of any Borrower Entity or any Collateral Agent; provided, however, that, notwithstanding the foregoing, following the grant of any participation, FFB shall continue to remain fully liable for its duties and obligations hereunder and under each Note and the Borrower Entities and the Secured Parties shall continue to deal solely and directly with FFB in connection with FFB’s rights and obligations under this Agreement and the other Transaction Documents.

Section 12.11 Further Assurances and Corrective Instruments. (a) To the extent permitted by Applicable Law, each Borrower Entity shall, upon the written request of DOE, from time to time, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, within a reasonable period of such request, such amendments or supplements hereto, and such further instruments, and take such further actions, as may be necessary in DOE’s reasonable judgment to effectuate the intention, performance and provisions hereof and perfect and maintain the priority of the Secured Parties’ security interest in all Collateral.

(b) Borrower may submit to DOE written requests for the parties to enter into, execute, acknowledge and deliver amendments or supplements hereto; it being understood that DOE shall be permitted to approve or reject all such requests.

Section 12.12 Reinstatement. Where any discharge is made in whole or in part, or any arrangement is made on the faith of, any payment, security or other disposition which is avoided or must be repaid, whether upon the insolvency, bankruptcy, liquidation or other similar proceeding or otherwise pursuant to any Applicable Law, this Agreement shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of any Borrower Entity’s obligations hereunder, or any part thereof, is, pursuant to Applicable Laws, rescinded or reduced in amount, or must otherwise be restored or returned by any Secured Party. In the event that any payment or any part thereof is so rescinded, reduced, restored or returned, such obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

Section 12.13 Governing Law; Waiver of Jury Trial. (a) THIS AGREEMENT, AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE FEDERAL LAW OF THE UNITED STATES. TO THE EXTENT THAT FEDERAL LAW DOES NOT SPECIFY THE APPROPRIATE RULE OF DECISION FOR A PARTICULAR MATTER AT ISSUE, IT IS THE INTENTION AND AGREEMENT OF THE PARTIES TO THIS AGREEMENT THAT THE LAWS OF THE STATE OF NEW YORK (WITHOUT EFFECT TO ITS CONFLICT OF LAWS PRINCIPLES (EXCEPT SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW)) SHALL BE ADOPTED AS THE GOVERNING FEDERAL RULE OF DECISION.

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(b) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY DISPUTE BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF ANY BORROWER ENTITY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH PARTY TO ENTER INTO THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS.

Section 12.14 Submission to Jurisdiction, Etc. By execution and delivery of this Agreement, each Borrower Entity irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding against it arising out of or in connection with this Agreement or any other Financing Document, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of (i) the courts of the United States for the District of Columbia; (ii) the courts of the United States in and for the Southern District of New York; (iii) any other federal court of competent jurisdiction in any other jurisdiction where it or any of its property may be found; and (iv) appellate courts from any of the foregoing;

(b) consents that any such action or proceeding may be brought in or removed to such courts, and waives any objection, or right to stay or dismiss any action or proceeding, that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) [reserved];

(d) agrees that nothing herein shall (i) affect the right of any Secured Party to effect service of process in any other manner permitted by law, or (ii) limit the right of any Secured Party to commence proceedings against or otherwise sue the Borrower Entities or any other Person in any other court of competent jurisdiction nor shall the commencement of proceedings in any one or more jurisdictions preclude the commencement of proceedings in any other jurisdiction (whether concurrently or not) if, and to the extent, permitted by the Applicable Laws; and

(e) agrees that judgment against it in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction within or outside the U.S. by suit on the judgment or otherwise as provided by law, a certified or exemplified copy of which judgment shall be conclusive evidence of the fact and amount of the Borrower Entity’s obligation.

Section 12.15 Entire Agreement. This Agreement and the other Financing Documents, including any agreement, document or instrument attached hereto or thereto or referred to herein or therein, integrates all the terms and conditions mentioned herein or incidental to this Agreement and the other Financing Documents and supersedes all prior oral negotiations, agreements and understandings of the parties to this Agreement and the other Financing Documents in respect to the subject matter of this Agreement and the other Financing Documents made prior to the date hereof.

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

Section 12.16 Benefits of Agreement. Except as provided in this Section 12.16, nothing in this Agreement or any other Financing Document, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors and permitted assigns hereunder or thereunder, any benefit or any legal or equitable right or remedy under this Agreement. FFB is an intended third party beneficiary of, with enforceable rights and remedies under this Agreement, in respect of those provisions in Article III (Payments; Prepayments), Article IV (Reimbursement Obligations), Section 10.02 (Remedies; Waivers) and Section 12.12 (Reinstatement) that refer to rights of or payments to FFB; provided, that in the event of any conflict between any provision of this Agreement and the Notes or the Note Purchase Agreement, as between FFB and the Borrower, the terms of the Notes and the Note Purchase Agreement shall govern.

Section 12.17 Headings. Paragraph headings have been inserted in the Financing Documents as a matter of convenience for reference only and it is agreed that such paragraph headings are not a part of the Financing Documents and shall not be used in the interpretation of any provision of the Financing Documents.

Section 12.18 Counterparts; Electronic Signatures.

(a) This Agreement may be executed in counterparts of the parties hereof, and each such counterpart shall be considered an original and all such counterparts shall constitute one and the same instrument.

(b) Delivery of an executed signature page of this Agreement by electronic transmission shall be effective as delivery of a manually executed counterpart hereof. Except to the extent applicable law would prohibit the same, make the same unenforceable or affirmatively requires a manually executed counterpart signature, (i) the delivery of an executed counterpart of a signature page of this Agreement by emailed .pdf or any other electronic means approved by DOE in writing (which may be via email) that reproduces an image of the actual executed signature page shall be as effective as the delivery of a manually executed counterpart of this Agreement, and (ii) if agreed by DOE in writing (which may be via email) with respect to this Agreement, the delivery of an executed counterpart of a signature page of this Agreement by electronic means that types in the signatory to a document as a “conformed signature” from an email address approved by DOE in writing (which may be via email) shall be as effective as the delivery of a manually executed counterpart of this Agreement. In furtherance of the foregoing, the words “execution”, “signed”, “signature”, “delivery” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby or thereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. As used herein, “Electronic Signature” has the meaning given to it by 15 USC §7006, as it may be amended from time to time.

Section 12.19 No Partnership; Etc. The Secured Parties and the Borrower Entities intend that the relationship between them shall be solely that of creditor and debtor. Nothing contained in this Agreement or in any other Financing Document shall be deemed or construed to create a partnership, tenancy-in-common, joint tenancy, joint venture or co-ownership by, between or among the Secured Parties and the Borrower Entities or any other Person. The Secured Parties shall not be in any way responsible or liable for the indebtedness, losses, obligations or duties of any Borrower Entity or any other Person with respect to the Project or otherwise. All obligations to pay real property or other taxes, assessments, insurance premiums, and all other fees and expenses in connection with or arising from the ownership, operation or occupancy of the Project or any other assets and to perform all obligations under the agreements and contracts relating to the Project or any other assets shall be the sole responsibility of the applicable Borrower Entity.

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

Section 12.20 Independence of Covenants. All covenants hereunder and under the other Financing Documents shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 12.21 Marshaling. Neither DOE nor FFB nor any other Secured Party shall be under any obligation to marshal any assets in favor of any Borrower Entity or any other Person or against or in payment of any or all of the Note Obligations.

Section 12.22 Concerning the Collateral Agent and the Depositary Bank. Each of the Collateral Agent and the Depositary Bank, in acting under this Agreement, shall be entitled to all of the rights, privileges, protections, indemnities and immunities accorded to each of the Collateral Agent and the Depositary Bank under the Accounts Agreement, as if the same were fully and specifically set forth herein, mutatis mutandis.

[NO FURTHER TEXT ON THIS PAGE; SIGNATURES FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement, all as of the day and year first above mentioned.

UNITED STATES DEPARTMENT OF ENERGY

By: /s/ Hernan T. Cortes
Name: Hernan T. Cortes
Title: Director Loan Origination Division Loan Programs Office

Li-Cycle

Signature Page to Loan Arrangement and Reimbursement Agreement

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

LI-CYCLE U.S. INC.

By: /s/ Ajay Kochhar
Name: Ajay Kochhar
Title: President & CEO and Director

Li-Cycle

Signature Page to Loan Arrangement and Reimbursement Agreement

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

LI-CYCLE NORTH AMERICA HUB, INC.

By: /s/ Ajay Kochhar
Name: Ajay Kochhar
Title: President & CEO

Li-Cycle

Signature Page to Loan Arrangement and Reimbursement Agreement

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

LI-CYCLE INC.

By: /s/ Ajay Kochhar
Name: Ajay Kochhar
Title: President & CEO

Li-Cycle

Signature Page to Loan Arrangement and Reimbursement Agreement

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

Annex 1

DEFINITIONS

“Acceptable Delivery Method” means, with respect to any certificate, document or other item required to be delivered by an Acceptable Delivery Method hereunder, (a) transmission, by an Authorized Transmitter, of such certificate, document or other item in Electronic Format, together with the Transmission Code, (b) delivery of a manually executed original of such certificate, document or other item, or (c) such other delivery method as the Borrower and DOE shall mutually agree.

“Acceptable Letter of Credit” means an unconditional, irrevocable standby letter of credit, in form and substance satisfactory to the Collateral Agent (acting on the instructions of DOE) issued by an Approved Letter of Credit Provider and meeting the following requirements:

(a) the initial expiration date thereof shall be at least twelve months beyond the date of issuance, and shall automatically renew upon its expiration (which renewal period shall be at least twelve months) unless, at least 60 days prior to any such expiration, the issuer shall provide the Collateral Agent and DOE with a notice of non-renewal of such letter of credit;

(b) upon receipt of any non-renewal notice, or ten Business Days after the issuer ceases to be an Approved Letter of Credit Provider, the Collateral Agent shall be entitled to draw the entire face amount of such letter of credit (unless the Collateral Agent shall have received a replacement Acceptable Letter of Credit in accordance with the terms of the relevant Financing Document(s));

(c) the Collateral Agent shall be named sole beneficiary under such letter of credit and entitled to draw amounts thereunder pursuant to its terms;

(d) with respect to any Acceptable Letter of Credit delivered in connection with any Project Account, such letter of credit shall be drawable in all cases in which the Accounts Agreement provides for a transfer of funds from such Project Account;

(e) there shall be no conditions to any drawing thereunder other than the submission of a drawing request substantially in the form attached to such letter of credit;

(f) no Borrower Entity shall have a reimbursement or other obligation to the issuer of such letter of credit, and the issuer shall irrevocably waive any claim or other rights against any Borrower Entity or any part of the Collateral, that may arise from the issuance, existence or performance of its obligations under such letter of credit, including any and all rights of subrogation, whether or not such claim, remedy or right arises in equity or under contract, statute or common law;

(g) the beneficiary shall be allowed to make drawings under such letter of credit by, at the beneficiary’s election, delivery of physical notice to the issuer’s branch or office in New York, New York or electronic notice; and

(h) such letter of credit shall be subject to International Standby Practices 1998, International Chamber of Commerce Publication No. 590, as amended, modified or supplemented and in effect from time to time and as to any matter not governed by thereby, governed by and construed in accordance with the laws of the State of New York and drawable in the United States of America.

Annex 1-1

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

“Acceptable Replacement Project Document” means with respect to (i) any Initial Offtake Contract, or Additional Offtake Contract, one or a series of Additional Offtake Contracts permitted to be entered into pursuant to Section 7.16 (Offtake Contracts), entered into by the applicable Borrower Entity party thereto in replacement thereof, on terms no less favorable to such Borrower Entity for offtake of at least the same product or products with at least the same quality and composition and in amounts not less than those under the contract being replaced (other than offtake amounts that have been fully satisfied prior to the replacement date) entered into with DOE’s consent, and (ii) in the case of any other Project Document, an agreement, contract or other instrument entered into by the applicable Borrower Entity party thereto with a Person reasonably satisfactory to DOE in replacement thereof, on terms no less favorable to such Borrower Entity for the same purpose as the Project Document being replaced (except for obligations that have been fully satisfied prior to the replacement date), and in each case of clauses (i) and (ii), in compliance with the terms of this Agreement.

“Accepted Core Product Offtake Contracts” means, collectively, (a) each Initial Offtake Contract for the sale of Core Products throughout its term (unless replaced by an Acceptable Replacement Project Document) and, thereafter each renewed Initial Offtake Contract for the sale of Core Products, (b) each other Additional Core Products Offtake Contract that is designated by DOE in writing as an Accepted Core Product Offtake Contract pursuant to Section 7.16 (Offtake Contracts) and (c) each Acceptable Replacement Project Document entered into in lieu of any of the foregoing.

“Account Balance” means, as of any date of determination with respect to any Project Account, an amount equal to the sum of (i) the cash balance in such Project Account on such date, after giving effect to any withdrawal or transfer from such Project Account on such date in accordance with the Accounts Agreement, plus (ii) the cash value of any Permitted Investments in such Project Account, plus (iii) with respect to each Project Account (other than the Ramp-up Costs Account), the aggregate available but undrawn amounts under any Acceptable Letter of Credit credited to such Project Account as of such date, if any, after giving effect to any draws under such Acceptable Letter of Credit on such date.

“Account Control Agreement” means each account control agreement in respect of any Local Account in form and substance satisfactory to DOE.

“Account Funding Requirement” has the meaning given to such term in Section 1.01(c) (Definitions) of the Accounts Agreement.

“Account Shortfall” means, as of any date of determination with respect to any Project Account for which there is an Account Funding Requirement, an amount equal to the excess, if positive, of (i) the Account Funding Requirement for such Project Account as of such date, over (ii) the Account Balance for such Project Account as of such date.

“Account Surplus” has the meaning given to such term in Section 1.01(c) (Definitions) of the Accounts Agreement.

“Accounts Agreement” means the Collateral Agency and Accounts Agreement entered into, or to be entered into, between the Borrower Entities, Sponsor, DOE, the Collateral Agent and the Depositary Bank.

“Additional Byproduct Offtake Contracts” has the meaning given to such term in Section 7.16(c)(ii) (Byproducts).

“Additional Collateral Requirements” has the meaning given to such term in Section 7.05(d) (Further Assurances).

“Additional Construction Contracts” has the meaning given to such term in the definition of “Construction Contracts”.

Annex 1-2

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

“Additional Core Product Offtake Contracts” has the meaning given to such term in Section 7.16(c)(i) (Core Products).

“Additional Offtake Contract” means any Additional Core Product Offtake Contract or Additional Byproduct Offtake Contract that is permitted under Section 7.16(c) (Additional Offtake Contracts).

“Additional Project Document” means any Major Offtake Contract, any Major Supply Contract, any Construction Contract and any other contract entered into by any Borrower Entity, in each case, subsequent to the date hereof that is necessary for or material to the construction or operation of the Project.

“Additional Sponsor Contributions Account” has the meaning given to such term in Section 1.01(c) (Definitions) of the Accounts Agreement.

“Administrative Fee” means an administrative fee equal to $445,060.46, to be paid by the Borrower to DOE on the Effective Date.

“Advance” means an advance of funds by FFB to the Borrower under a Note as may be requested by the Borrower from time to time during the Availability Period.

“Advance Date” means the date on which FFB makes any Advance to the Borrower.

“Advance Proceeds Construction Subaccount” has the meaning given to such term in Section 1.01(c) (Definitions) of the Accounts Agreement.

“Advance Proceeds DSRA Subaccount” has the meaning given to such term in Section 1.01(c) (Definitions) of the Accounts Agreement.

“Advance Request Approval Notice” means the written notice from DOE located at the end of an FFB Advance Request advising FFB that such FFB Advance Request has been approved by or on behalf of DOE.

“Adverse Proceeding” means any action, claim, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration at law or in equity, or before or by any Governmental Authority, domestic or foreign or other regulatory body or any arbitrator (including any condemnation or eminent domain proceeding affecting any Real Property).

“Affiliate” means, as applied to any Person, (a) any other Person directly or indirectly controlling, controlled by, or under common control with, that Person and (b) in addition, in the case of any Person that is an individual, each member of such Person’s immediate family, any trusts or other entities established for the benefit of such Person or any member of such Person’s immediate family and any other Person controlled by any of the foregoing. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote ten percent or more of the securities having ordinary voting power for the election of directors of such Person, or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Affiliate Transaction Agreements” means, collectively or individually, the following agreements, as amended, restated, amended and restated, modified and/or supplemented:

(a) each Management Services Agreement;

(b) the Tier One IP License

(c) each Tier Two IP License;

Annex 1-3

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

(d) each Processing Agreement;

(e) the Incentive Award Recharge Agreement;

(f) any agreement listed on Schedule 6.13 (Affiliate Transactions), entered into by any of the Parent or the Sponsor, on one hand, and any Borrower Entity, on the other hand; and

(g) any other agreement entered into by any of the Sponsor, the Parent or any other Affiliate of the Borrower, on one hand, and any Borrower Entity, on the other hand.

“Agent Fee Letter” means the fee letter agreement, dated July 19, 2024, between the Borrower and Citibank, N.A. (including any of its successors), as the same may be amended from time to time.

“Agents” means the Collateral Agent, the Depositary Bank, the Insurance Advisor and any other agency agent duties and functions Citibank, N.A. (including its successors) are required to provide pursuant to the Agent Fee Letter.

“Agreement” has the meaning given to such term in the preamble hereto.

[xxx]

“Alabama Spoke” means the Spoke located at 1601 Boone Blvd., Northport, Alabama and each Black Mass Warehouse used in connection with the operation of such Spoke.

“Allocable Amount” has the meaning given to such term in Section 11.06(b) (Contribution).

“ALTA” means the American Land Title Association headquartered in Washington D.C.

“ALTA Mortgage Loan Policy” means each ALTA extended coverage loan policy with full up-front mechanic’s lien coverage to be issued by the Title Company, with such endorsements and in form and substance satisfactory to DOE, with such coinsurers or reinsurers as may be reasonably acceptable to DOE, in the aggregate amount of not less than $498,525,000 insuring, commencing no later than the First Advance Date, that each Mortgage creates a first and prior Lien on the applicable Borrower Entity’s right, title and interest in the Project Site and each Covered Spoke Site (as applicable), subject only to Permitted Liens.

“ALTA Survey” means each ALTA survey prepared by a licensed surveyor acceptable to DOE, with respect to the Project Site and each Covered Spoke Site.

“Anti-Money Laundering Laws” means the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), the USA PATRIOT Act, the Anti-Money Laundering Act of 2020, the Money Laundering Control Act, the rules and regulations thereunder and any similar rules, regulations or guidelines issued, administered or enforced by any United States of America governmental agency.

“Applicable Law” means, with respect to any Person, any constitution, statute, law, rule, regulation, code, ordinance, treaty, judgment, order or any published directive, guideline, requirement or other governmental rule or restriction which has the force of law, by or from a court, arbitrator or other Governmental Authority having jurisdiction over such Person or any of its properties, whether in effect as of the date of this Agreement or as of any date hereafter.

Annex 1-4

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

“Applicable Regulations” means the final regulations located at 10 C.F.R. Part 611 and any other applicable regulations from time to time promulgated by DOE under Section 136.

“Application” has the meaning given to such term in the preliminary statements.

“Approved Construction Change” means:

(a) any Construction Change that (i) has been submitted in writing by the Borrower to DOE (including an explanation in reasonable detail of the scope of work, estimated costs, impact on the Project’s schedule and critical path (if any), and the reasons for such Construction Change) and (ii) has received a written approval from DOE, which will be deemed to have been received if DOE fails to respond within five Business Days of receipt in writing of such Construction Change submission; and

(b) any allocation of the Budgeted Contingency to Project Costs set forth in the Construction Budget that is made in the Ordinary Course of Business and does not exceed [xxx] individually, and [xxx] in the aggregate during any six-month period.

“Approved Letter of Credit Provider” means a bank with a branch or representative office in New York, New York and that is organized under or licensed as a branch or agency under the laws of the United States or any state thereof that has outstanding unguaranteed and unsecured long-term Indebtedness that is rated “A” or better by S&P and/or “A2” or better by Moody’s (and if the applicable rating is “A” by S&P or “A2” by Moody’s, such rating is not on negative watch).

[xxx]

“Arizona Spoke” means the Spoke located at 4461 East Nunneley Road, Gilbert Arizona and each Black Mass Warehouse used in connection with the operation of such Spoke.

“ATVM Program” means the Advanced Technology Vehicles Manufacturing Incentive Program authorized by Section 136 and administered by DOE.

“Authorized Transmitter” means, with respect to delivery of documentation (a) by any Obligor to DOE, the list of individuals designated as Authorized Transmitters set forth in the relevant certificate delivered pursuant to Section 5.01(g) (Closing Certificate) delivered by such Obligor to DOE prior to the Effective Date, as updated or modified from time to time by written notice to DOE and (b) to FFB, each of the individuals listed on the Certificate Specifying Authorized Borrower Officials.

“Availability Period” means the period from the First Advance Date to, and including, the earliest of (a) the date the Loan Amount is fully disbursed; (b) March 31, 2027; (c) the Commissioning Completion Date; (d) the date of termination of obligations to make Advances following the occurrence of an Event of Default; and (e) if the First Advance Date does not occur prior to the First Advance Cut-Off Date, the First Advance Cut-Off Date.

“Bankruptcy Code” means the United States Bankruptcy Code of 1978, 11 U.S.C. § 101 et seq.

“Bankruptcy Law” means the Bankruptcy Code and any other insolvency, reorganization, moratorium or similar law for the general relief of debtors in any relevant jurisdiction.

Annex 1-5

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

“Base Case Financial Model” means a mechanically sound financial model prepared by the Borrower in good faith, showing financial projections and underlying assumptions believed by the Borrower to be reasonable, in Excel form and otherwise in accordance with the Transaction Documents, that are set forth on a monthly basis, for the period from April 2022 to a date falling no sooner than one year after the Maturity Date, which projections: (a) are consistent with the Construction Budget, the O&M Budget, and Project Milestone Schedule; and (b) designed to demonstrate, among other things, compliance with the Projected Debt Service Coverage Ratio required pursuant to the Debt Sizing Parameters starting with the first consecutive month period ending on the last day of the first fiscal quarter after the first Payment Date and all other financial covenants from the first day of the first full Fiscal Quarter immediately preceding the First Principal Payment Date, in each case, until the Maturity Date. References to “Base Case Financial Model” refer to the Original Base Case Financial Model, the Effective Date Base Case Financial Model or any Updated Base Case Financial Model approved by DOE.

“Base Equity Contribution Amount” has the meaning given to such term in Section 1.01(c) (Definitions) the Sponsor Support Agreement.

“Black Mass” means the material formed from dismantled and shredded lithium-ion batteries processed at a battery recycling or similar facility that is capable to be used as feedstock for the Facility in accordance with the design specifications set forth in Table 1 of Schedule 1.01A (Performance Testing and Reliability Testing) including cathode active materials, graphite, lithium and any other cathode or anode materials recovered from battery or battery-related input scrap feeds.

“Black Mass Warehouse” means any warehouse used to store Black Mass or feedstock procured or used by a Covered Spoke that is owned or leased by a Borrower Entity.

“Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower” has the meaning given to such term in the preamble hereto.

“Borrower’s Accountant” means Marcum LLP or such other firm of independent certified public accountants of nationally recognized standing as may be appointed by the Borrower from time to time with the prior written approval of DOE.

“Borrower Entity” means, collectively or individually, as the context requires, Borrower, HubCo and SpokeCo.

“Borrower Force Majeure Event” means an event or circumstance beyond the reasonable control of, and not the result of the fault or negligence of, the Borrower, and that could not have been prevented by the exercise of reasonable diligence by the Borrower. Examples of a “Borrower Force Majeure Event” include any act of God, fire, flood, severe weather, epidemic, equipment failure, failure or delay in issuance of Governmental Approvals (but which Governmental Approval, the Borrower must be using commercially reasonably efforts to obtain) or other acts or inaction of Governmental Authorities (but which act or inaction the Borrower must be using commercially reasonably efforts to contest or reverse), change in Applicable Law, default by suppliers or contractors, quarantine restriction, explosion, sabotage, strike or other material labor disruption, act of war, act or threat of terrorism or riot or civil commotion, in each case when such event satisfies the definition of “Borrower Force Majeure Event”.

“Borrower Funding Commitment” means the obligation of the Sponsor to provide equity contributions to the Borrower pursuant to Section 2.01 (Borrower Funding Commitment) of the Sponsor Support Agreement.

“Borrower Funds DSRA Subaccount” has the meaning given to such term in Section 1.01(c) (Definitions) of the Accounts Agreement.

Annex 1-6

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

“Borrower Instruments” has the meaning given to such term in Section 3.2 of the Note Purchase Agreement.

“Borrower Operating Account” has the meaning given to such term in Section 1.01(c) (Definitions) of the Accounts Agreement.

“Borrower Revenue Account” has the meaning given to such term in Section 1.01(c) (Definitions) of the Accounts Agreement.

“Broker’s Letter of Undertaking” means each letter delivered or to be delivered by the Borrower’s insurance broker to DOE, substantially in the form set out in Annex A (Form of Broker’s Letter of Undertaking) to Schedule 7.03 (Required Insurance) or any other form acceptable to DOE.

“Budgeted Contingency” means the line item for “Phase 2 Contingency” included in the Financing Plan.

“Building Loan Agreement” means the Building Loan Agreement executed by and among Borrower, HubCo, Collateral Agent and DOE, as such agreement may be amended, supplemented, substituted and restated from time to time in accordance with its terms.

“Building Loan Commitment Amount” has the meaning given to “Maximum Principal Amount” in the Building Note, as such amount may be adjusted from time to time in accordance with this Agreement.

“Building Note” means the Future Advance Promissory Note No. 1 in a maximum principal amount equal to the Building Note Maximum Principal Amount to be issued by the Borrower Entities in favor of FFB in accordance with other Funding Agreements to induce FFB to advance funds thereunder to the Borrower, as such note may be amended, supplemented, substituted and restated from time to time in accordance with its terms.

“Building Note Maximum Principal Amount” means $410,188,654.25.

“Business Day” means any day on which FFB and the Federal Reserve Bank of New York are both open for business.

“Byproducts” means any byproduct or ancillary material produced in the course of producing the Core Products at the Facility, including (without limitation) the graphite concentrate, copper sulfide, gypsum, manganese carbonate and anhydrous sodium sulphate to be produced at the Facility.

“Calculation Date” means each March 31, June 30, September 30, December 31 and the Maturity Date, or, in each case, if such day is not a Business Day, the next Business Day.

“Canadian Obligors” means the Sponsor, the IP Provider and the Parent.

“Capital Expenditures” means all expenditures that should be capitalized in accordance with the Designated Standard or are required by the Designated Standard to be included as capital expenditures on the consolidated statement of cash flows of the Borrower Entities and their Subsidiaries.

“Capital Lease” means, for any Person, any lease of (or other agreement conveying the right to use) any property of such Person that would be required, in accordance with GAAP, to be capitalized and accounted for as a capital lease on a balance sheet of such Person.

“Capital Lease Obligations” means, with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under the Designated Standard, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with the Designated Standard.

Annex 1-7

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

“Cash Equivalents” means, as at any date of determination, (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (ii) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having a rating of at least A-1 from S&P or at least P-1 from Moody’s; (c) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (i) is at least “adequately capitalized” (as defined in the regulations of its primary applicable U.S. federal banking regulator); (ii) has Tier 1 capital (as defined in the regulations of its primary applicable U.S. federal banking regulator) of not less than $5,000,000,000; and (iii) short term debt has a rating of at least A-1 from S&P or P-1 from Moody’s, in each case, with a stable outlook; and (d) shares of any money market mutual fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clauses (a) to (c) above, (ii) has net assets of not less than $50,000,000,000, and (iii) has the highest rating obtainable from either S&P or Moody’s.

“Cash Flow Available for Debt Service” means for any period, an amount equal to (a) Operating Revenue received during such period and deposited into the Borrower Revenue Account, minus (b) the amounts required to be transferred or withdrawn, during such period, from the Borrower Revenue Account pursuant to Section 2.06(c)(i) to (iii) (Transfers from the Revenue Accounts) of the Accounts Agreement.

“Cash Flow Waterfall” means the flow of funds with respect to amounts on deposit in the Revenue Accounts and other Project Accounts as set forth in Article II (Project Accounts; Distributions) of the Accounts Agreement.

“Certificate Specifying Authorized Borrower Officials” has the meaning given to such term in the Note Purchase Agreement.

“Change of Control” means:

(a) any failure (i) by the Sponsor or Parent to own and control, directly or indirectly, 100% (by both vote and value) of the equity interest in any Borrower Entity or (ii) by Parent to own and control, directly, 100% (by both vote and value) of the equity interest in the Borrower;

(b) as of the date a Person (other than solely by reason of (x) its direct or indirect holding of Publicly Traded Securities of the Sponsor or (y) its holding any direct or indirect ownership interest in the Sponsor through a Qualified Investment Fund) first acquires direct or indirect ownership of ten percent or more of the voting or economic interests in any Borrower Entity, such Person is a Prohibited Person;

(c) any member of the board of directors or officer of any Borrower Entity being nominated or appointed by any Person other than the Sponsor or Parent, any Sponsor’s wholly owned Subsidiaries or board members nominated by the Sponsor, the Parent or any Sponsor’s wholly owned Subsidiaries;

Annex 1-8

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

(d) prior to the Project Completion Date, any Person (other than a Permitted Holder) or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934) (other than one or more Permitted Holder) achieving:

(i) the ability or power (whether pursuant to direct or indirect acquisition of the voting interest in outstanding equity interests of the Sponsor, special authority, contract, agency or in any other manner) to:

(A) exercise voting control over more than 33%, on a fully diluted basis, of the voting interests in outstanding equity interests of the Sponsor, that can be exercised at the general meeting of equity holders of the Sponsor;

(B) appoint or remove all or more than 33% of the members of the management body of the Sponsor;

(C) control any operating or financial policies of the Sponsor which are binding upon the directors or equivalent personnel of the Sponsor;

(D) direct the management or policies of the Sponsor; or

(ii) the ownership of more than 33% of that part of the issued capital of the Sponsor corresponding to ordinary shares or other equity interests having voting rights;

(e) after the Project Completion Date, any Person (other than one or more Permitted Holder) or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934) (other than one or more Permitted Holder) achieving:

(i) the ability and power (whether pursuant to direct or indirect acquisition of the voting interest in outstanding equity interests of the Sponsor, special authority, contract, agency or in any other manner) to:

(A) exercise voting control over more than 50%, on a fully diluted basis, of the voting interests in outstanding capital stock or other equity interest of the Sponsor, that can be exercised at the general meeting of equity holders of the Sponsor;

(B) appoint or remove all or more than 50% of the members of the management body of the Sponsor;

(C) control any operating or financial policies of the Sponsor which are binding upon the directors or equivalent personnel of the Sponsor;

(D) direct the management or policies of the Sponsor; or

(ii) the ownership of more than 50% of that part of the issued capital of the Sponsor corresponding to ordinary shares or of other equity interests having voting rights; or

(f) a “change in control” (or term of similar import), as defined in any document governing Indebtedness of the Sponsor, the Parent, any Borrower Entity or any other Subsidiary of the Sponsor that, directly or indirectly, holds an Equity Interest in any Borrower Entity, shall have occurred, which event gives the holders of such Indebtedness the right to accelerate or otherwise require payment or purchase of such Indebtedness prior to the maturity date thereof.

“Change Order” means any change order or variation order, amendment, supplement or modification in respect of any Construction Contract.

“Closing Certificate” has the meaning given to such term in Section 5.01(g) (Closing Certificate).

Annex 1-9

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Collateral” means all real or personal property which is subject, from time to time, to any Lien granted, or purported or intended to have been granted, pursuant to any Security Document, including all Program Assets.

“Collateral Agent” means Citibank, N.A., a national banking association, acting through its Agency and Trust Division, in its capacity as collateral agent for the benefit of the Secured Parties, or any successor collateral agent appointed from time to time pursuant to the Accounts Agreement.

“Commissioning Agreement” means that certain EPCM Services Agreement, dated May 15, 2023, between HubCo and Hatch Associates Consultants, Inc.

“Commissioning Completion” means that each of the following conditions has been satisfied, as determined by DOE (in consultation with the Independent Engineer) and confirmed by DOE in writing:

(a) DOE has received an officer’s certificate of the Independent Engineer in substantially the form of Exhibit F-5 (Form of Independent Engineer Certificate (Commissioning Completion)) certifying that the Project has achieved Mechanical Completion and addressing the satisfaction of each of the below requirements and such additional matters as DOE shall reasonably request:

(i) the Project has achieved Mechanical Completion as certified by the Independent Engineer;

(ii) the Borrower has developed a commissioning plan with sufficient detail to allow the Independent Engineer to evaluate the Borrower’s progress toward ensuring the individual equipment, control systems, and the Project is functional and can produce the end products;

(iii) the commissioning plan, including a detailed performance testing procedure compliant with the guidelines set forth in Schedule 1.01A (Performance Testing and Reliability Testing), has been submitted to the Independent Engineer at least 60 days prior to the start of commissioning activities;

(iv) the commissioning plan is satisfactory to the Independent Engineer; and

(v) all equipment has been commissioned and is operational (using water or air) to the extent required to support Performance Testing; and

(b) the Borrower has certified that staging and build-up of two months of Black Mass inventory at the Project Site has been achieved and confirmed by the Independent Engineer; and

(c) DOE has received an officer’s certificate of the Borrower in the form attached hereto as Exhibit P (Form of Commissioning Completion Certificate) certifying that the Project has achieved Mechanical Completion and addressing such additional matters as DOE shall reasonably request in respect of the satisfaction of the conditions.

“Commissioning Completion Date” means the date on which DOE has confirmed in writing to the Borrower that Commissioning Completion has occurred.

“Commissioning Completion Longstop Date” has the meaning given to such term as set forth in Exhibit W (Project Milestones).

Annex 1-10

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

“Commodity Hedge Agreements” means any agreement (including each confirmation entered into pursuant to any Master Agreement) providing for swaps, caps, collars, puts, calls, floors, futures, options, spots, forwards, capacity and/or ancillary services purchase, tolling or sale agreements, netting agreements, commercial or trading agreements, each with respect to, or involving the purchase, transmission, distribution, sale, lease or hedge of, any raw materials related commodity or service, price or price indices for any such commodities or services or any other similar derivative agreements, and any other similar agreements, entered into in the Ordinary Course of Business (and not for speculative purposes) in order to manage fluctuations in the price or availability of any commodity, but excluding all such agreements or transactions (including any confirmation entered into pursuant to any Master Agreement) that are daily sales or spot market arrangements.

“Community Benefits Plan” means a plan prepared by the Borrower for the construction, maintenance and operation of the Project, in form and substance satisfactory to DOE, that considers each of the elements set forth in Section (V)(B) of the Community Benefits Plan and Justice40 Initiative Guidance and contemplates a stakeholder engagement process satisfying the terms described in Section (VI) of the Community Benefits Plan and Justice40 Initiative Guidance.

“Community Benefits Plan and Justice40 Annual Report” has the meaning given to such term in Section 8.02(f)(iii) (Labor Reporting and Justice40 Initiative Reporting Requirements).

“Community Benefits Plan and Justice40 Initiative Guidance” means the General Guidance for DOE Community Benefits Plans, including the General Guidance for Justice40 Implementation by the Department of Energy to the Justice40 Initiative established pursuant to Executive Order 14008, Tackling the Climate Crisis at Home and Abroad, issued on January 27, 2021, as amended, modified or supplemented from time to time, and such other requirements for Community Benefits Plan, as defined in such guidance, as may be published by DOE, or notified in writing by DOE to the Borrower, from time to time.

“Compliance Certificate” has the meaning given to such term in Section 8.01(c) (Compliance Certificates).

“Conditional Commitment Letter” has the meaning given to such term in the Preliminary Statements.

“Conditions Precedent to the Effective Date” means the conditions precedent set forth in Section 5.01 (Conditions Precedent to the Effective Date).

“Construction Account” has the meaning given to such term in Section 1.01(c) (Definitions) of the Accounts Agreement.

“Construction Reserve Account” has the meaning given to such term in Section 1.01(c) (Definitions) of the Accounts Agreement.

“Construction Budget” means the Initial Construction Budget, as amended or supplemented from time to time in accordance with Section 9.08(a) (Approved Construction Changes; Project Execution Plan; Budgets) pursuant to Approved Construction Changes.

“Construction Change” has the meaning given to such term in Section 9.08(a) (Approved Construction Changes; Project Execution Plan; Budgets).

“Construction Contractor” means any party to any Construction Contract, excluding the Borrower.

Annex 1-11

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

“Construction Contracts” means, collectively (in each case, unless such agreement has been replaced by an Acceptable Replacement Project Document):

(a) the EPCM Agreement;

(b) the Commissioning Agreement;

(c) the MasTec Construction Agreement;

(d) the UDN Construction Agreement;

(e) the Purchase Order, dated March 23, 2022, between HubCo and UDN, Inc.;

(f) the Purchase Order, dated January 14, 2022, between HubCo and JordProxa Pty Ltd;

(g) the Purchase Order, dated February 8, 2022, between HubCo and JordProxa Pty Ltd;

(h) the Purchase Order, dated November 22, 2021, between HubCo and Metso Outotec Finland Oy;

(i) the Purchase Order, dated December 13, 2021, between HubCo and Veolia Water Technologies, Inc.;

(j) the Professional Services Agreement, dated February 10, 2022, between HubCo and GHD Consulting Services Inc.; and

(k) each other material contract, agreement, instrument or other document required for engineering, construction, procurement, installation, and improvement of land, buildings, equipment, and manufacturing facilities for the Project entered into after the date hereof (the “Additional Construction Contracts”); and

(l) any other document designated as a Construction Contract by the Borrower and DOE.

“Construction Progress Report” means a monthly summary construction report, which shall be in the form attached as Exhibit K (Form of Monthly Construction Progress Report) certified by the Borrower and the Independent Engineer as correct and not misleading in any material respect, which shall include:

(a) a detailed assessment of the Project’s performance in comparison with the Project Execution Plan, the Construction Budget and Project Milestone Schedule, in each case, then in effect for such period, including:

(i) basic data relating to construction of the Project;

(ii) a description and explanation of any Event of Loss, Adverse Proceedings or other material disputes between any Borrower Entity and any Person, relating to construction of the Project or any Covered Spoke; and

(iii) any material non-compliance with any Required Approval then in effect; and

(iv) any change or modification to the Project Site beyond what is covered by the Environmental Assessment or FONSI for the Project;

Annex 1-12

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

(b) an updated Project Milestone Schedule, an updated Technical Document Schedule and an updated Construction Budget, reflecting any Approved Construction Changes (or certification that no changes or updates are then required);

(c) a statement that the Project is on schedule to achieve (i) the Start of Production Date by the Scheduled Start of Production Date and (ii) the Project Completion Date by the Scheduled Project Completion Date;

(d) after the Mechanical Completion Date, a statement that the aggregate amount expended for each Punch List Item does not exceed the aggregate amount budgeted for such cost in the Construction Budget, except for Approved Construction Changes;

(e) any updated exhibits to the MasTec Construction Agreement; and

(f) any update with respect to the Borrower Entities compliance with the Cargo Preference Act of 1954 or obligations under the CPA Compliance Agreement.

“Contest Claim” means any Tax or any Lien or other claim or payment of any nature.

“Contingent Equity Commitment” means the obligation of the Sponsor to provide equity contributions to the Borrower pursuant to Section 2.02 (Contingent Equity Commitment) of the Sponsor Support Agreement.

“Contingent IP License” means the Contingent Intellectual Property License Agreement, dated as of the date hereof, by and among the IP Provider and the Collateral Agent.

“Contingent Obligations” means as to any Person, any obligation of such Person with respect to any Indebtedness of any other Person in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, as a guarantee or otherwise:

(a) for the purchase, payment or discharge of any such primary obligation;

(b) to purchase, repurchase or otherwise acquire such primary obligations or any property constituting direct or indirect security therefor, including the obligation to make take or pay or similar payments;

(c) to advance or supply funds;

(d) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor;

(e) to purchase property, securities or services primarily for the purpose of assuring the holder of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; or

(f) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof, including with respect to letter of credit obligations, swap agreements, foreign exchange contracts and other similar agreements (including agreements relating to derivative instruments);

provided, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the Ordinary Course of Business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

Annex 1-13

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the power, directly or indirectly, to direct or cause the direction of the management or business or policies of a Person (whether through the ownership of voting securities or partnership or other ownership interests, by contract, or otherwise); and the words “Controlling,” “Controlled,” and similar constructions shall have corresponding meanings.

“Controlled Affiliates” means the Sponsor, the Parent and each other Affiliate of any Borrower Entity that is Controlled by the Sponsor, the Parent or any Borrower Entity.

“Copyrights” means (a) all copyright rights in any work subject to copyright laws of the United States or any other country, whether as author, assignee, transferee or otherwise, including Mask Works (as defined under 17 U.S.C. § 901 of the U.S. Copyright Act) and designs, and (b) all registrations and applications for registration of any such copyrights, including registrations, recordings, supplemental registrations and pending applications for registration in the United States Copyright Office or any foreign equivalent office.

“Core Products” means cobalt sulfate heptahydrate, nickel sulfate hexahydrate, lithium carbonate and MHP.

“Cost Overruns” means, collectively, all Project Costs in excess of the amounts (including contingencies) set forth in the Construction Budget delivered as of the Effective Date, including: (a) any liquidated damages payable by the Borrower under any Project Document; (b) all additional debt service and other costs and expenses under the Financing Documents; and (c) all other costs, expenses and liabilities incurred as a result of any delay in achieving Project Completion.

“Costs of Improvement” has the meaning given to such term in Section 2 of the New York State Lien Law.

“Covered Spoke” means each of the New York Spoke, the Alabama Spoke, the Arizona Spoke, each other Spoke and any Black Mass Warehouse used in connection with such Spoke located in the United States and owned by SpokeCo, for the collection of raw materials and production of Black Mass and designated as a Covered Spoke pursuant to a written notice from the Borrower to DOE, which notice shall include a description of the site where such Covered Spoke is intended to be located, the associated Real Property and the nameplate capacity of such Spoke; provided, that any such Spoke shall cease to be a Covered Spoke if (a) the Borrower has delivered written notice to DOE of the Borrower’s election to cease treating such Spoke as a Covered Spoke, (b) such Spoke has been replaced with another Spoke or Spokes, and (c) DOE has provided its prior written consent to such replacement, which consent may not be unreasonably withheld or delayed if each of the following conditions has been satisfied:

(i) demonstration of (1) SpokeCo’s ownership of such Spoke or Spokes with at least equivalent value, (2) similar or better costs of production and (3) similar composition of assets with respect to the Covered Spoke to be replaced on the date of Disposition based upon on an appraisal in form and substance, and by an appraiser, reasonably satisfactory to DOE; and

(ii) demonstration of availability of feedstock supply arrangements for the Covered Spokes with equal to or higher committed quantities than those quantities that would be provided by the Covered Spokes which are proposed to be replaced;

Annex 1-14

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

“Covered Spoke Costs” means costs that have been incurred or are expected to be incurred in connection with the engineering, design, procurement, installation of equipment, construction, commissioning, start-up, operation and maintenance of the Covered Spokes.

“Covered Spoke O&M Budget” means, for any Fiscal Year or portion thereof, the annual budget, with detail on a monthly basis, of Covered Spoke Costs that constitute Operating Costs, in effect for such period in respect of each Covered Spoke delivered by the Borrower pursuant to Section 7.28(a) (Submission and Approval of O&M Budget), substantially in the form of the Form of O&M Budget and, otherwise, in form and substance satisfactory to DOE in consultation with the Independent Engineer.

“Covered Spoke Site” means

(a) with respect to the New York Spoke, the Real Property on which the New York Spoke is or is intended to be situated (the “New York Spoke Site”), as further described in Part A of Schedule 6.15 (Project Site; Covered Spoke Sites; Permitted Liens);

(b) with respect to the Alabama Spoke, the Real Property on which the Alabama Spoke is or is intended to be situated (the “Alabama Spoke Site”), as further described in Part B of Schedule 6.15 (Project Site; Covered Spoke Sites; Permitted Liens);

(c) with respect to the Arizona Spoke, the Real Property on which the Arizona Spoke is or is intended to be situated, as further described in Part C of Schedule 6.15 (Project Site; Covered Spoke Sites; Permitted Liens); and

(d) with respect to each additional Spoke designated as a Covered Spoke in accordance with the definition of Covered Spokes (that has not ceased to be a Covered Spoke in accordance with the definition thereof), the Real Property on which such Spoke is intended to be situated, as described in the applicable notice of designation.

“Covered Spoke Site Leases” means the Leases in respect of each of the Covered Spoke Sites, including:

(a) with respect to the New York Spoke, the Leases listed in Part A of Schedule 6.15 (Project Site; Covered Spoke Sites; Permitted Liens);

(b) with respect to the Alabama Spoke, the Leases listed in Part B of Schedule 6.15 (Project Site; Covered Spoke Sites; Permitted Liens);

(c) with respect to the Arizona Spoke, the Leases listed in Part C of Schedule 6.15 (Project Site; Covered Spoke Sites; Permitted Liens); and

(d) the Leases for any other Covered Spoke Site from time to time described in the notice designating the applicable Spoke as a Covered Spoke.

“CPA Compliance Agreement” means the letter agreement, dated as of July 14, 2023, between MARAD and the Borrower Entities.

“CPA Goods” means any equipment, materials or commodities procured, contracted or obtained for the Project, the cost of which has been or is projected to be paid or reimbursed with proceeds of any Advance, and that may be transported by ocean vessel.

“CPA Requirements” has the meaning given to such term in Section 6.30 (Cargo Preference Act).

“Credit Subsidy Cost” means the “cost of a direct loan,” as set forth in Section 502(5)(B) of the FCRA.

Annex 1-15

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

“Cure Amount” has the meaning given to such term in Section 10.01(b)(i) (Debt Service Coverage Ratio).

“Currency of Denomination” has the meaning given to such term in Section 12.06 (Judgment Currency).

“Cyber-Security Plan” has the meaning given to such term in Section 5.01(tt) (Cyber-Security Plan).

“Data Protection Laws” means any and all applicable foreign or domestic (including U.S. federal, state and local), statutes, ordinances, orders, rules, regulations, judgments, Required Approvals, or any other requirements of Governmental Authorities relating to the privacy, security, notification of breaches or confidentiality of personal data (including individually identifiable information) and other sensitive information, in each case, in any manner applicable to any Borrower Entity or any of its Subsidiaries, including, to the extent applicable, HIPAA, Section 5 of the Federal Trade Commission Act (15 U.S.C. § 45) and other consumer protection laws, GDPR, CCPA, CPRA, PIPEDA, and genetic testing laws.

“Date-Down Endorsement” means endorsement(s) to each ALTA Mortgage Loan Policy (dated to the earliest search-through date of all Mortgaged Property covered by such Date-Down Endorsement) in the form promulgated under the title insurance regulations in the applicable state, (a) indicating that since the effective date of the ALTA Mortgage Loan Policy (or the date of the last preceding Date-Down Endorsement(s) to the ALTA Mortgage Loan Policy, if later), there has been no change in the state of the title to the applicable Mortgaged Property (other than matters constituting Permitted Liens or matters otherwise approved by DOE), (b) increasing the policy coverage to an aggregate amount equal to the sum of all Advances made on or before the effective date thereof, and stating the amount of coverage then-existing under the ALTA Mortgage Loan Policy, (c) updating the date of the ALTA Mortgage Loan Policy and endorsements thereto to the extent permitted by applicable title insurance regulations in the applicable state, (d) otherwise complying with the pending disbursement provisions set forth in Schedule B to the ALTA Mortgage Loan Policy (it being understood that (i) each Date-Down Endorsement shall be issued free and clear of all recorded or unrecorded (to the extent permitted by the then-current title insurance regulations in the applicable state) mechanics’, materialmen’s or other similar liens, and (ii) Borrower shall deliver all lien waivers reasonably requested by the Title Company in order for the Title Company to issue each Date-Down Endorsement without any exceptions for recorded or unrecorded (to the extent permitted by the then-current title insurance regulations in the applicable state) mechanics’ liens as of the date thereof), and (e) as to the final Date-Down Endorsement issued upon Project Completion, removing any exceptions for unfiled mechanics’ liens and the pending disbursement provisions, in each case, in Schedule B to the ALTA Mortgage Loan Policy.

“Davis-Bacon Act” or “DBA” means Subchapter IV of Chapter 31 of Part A of Subtitle II of Title 40 of the United States Code, including and as implemented by the regulations set forth in Parts 1, 3 and 5 of title 29 of the Code of Federal Regulations.

“Davis-Bacon Act Covered Contract” means any contract, agreement or other arrangement for the construction, alteration or repair (within the meaning of Section 276a of the Davis-Bacon Act and 29 C.F.R. 5.2) of all or any portion of the Project.

“Davis-Bacon Act Requirements” means the requirement that all laborers and mechanics employed by contractors or subcontractors during construction, alteration, or repair that is financed, in whole or in part, by the Loan shall be paid wages at rates not less than those prevailing on similar construction in the locality, as determined by the Secretary of Labor in accordance with the Davis-Bacon Act, and all regulations related thereto, including those set forth in 29 CFR 5.5, and all notice, reporting and other obligations related thereto as required by DOE, including the obligations under Section 7.18 (Davis-Bacon Act) and the inclusion of the provisions in Schedule 6.27(b) (Davis-Bacon Act Contract Provisions) and the appropriate wage determination(s) of the Secretary of Labor in each Davis-Bacon Act Covered Contract.

Annex 1-16

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

“DBA Compliance Matter” means any deviation from compliance with the applicable Davis-Bacon Act Requirements.

“DBA Compliance Matter Contractor” means the DBA Contract Party that is party to the Davis-Bacon Act Covered Contract giving rise to the DBA Compliance Matter.

“DBA Contract Party” means any contractor, subcontractor (including any lower tier subcontractor) or other Person (other than any Borrower Entity) that is party to a Davis-Bacon Act Covered Contract.

“DBA Holdback Account” has the meaning given to such term in Section 1.01(c) (Definitions) of the Accounts Agreement.

“DBA Holdback Amount” has the meaning given to such term in Section 1.01(c) (Definitions) of the Accounts Agreement.

“DBA Retroactive Compliance Amount” means the sum of the aggregate back wages and fringe benefits owed to all DBA Contract Parties as of the First Advance Date, determined by HubCo, based on work performed prior to the Effective Date.

“Debarment Regulations” means all of the following (a) Subpart 9.4 (Debarment, Suspension, and Ineligibility) of the Federal Acquisition Regulations, 48 C.F.R. 9.400 – 9.409, and (b) the Government-wide Debarment and Suspension (Non-procurement) regulations (Common Rule), 2 C.F.R. 200.214 implementing Executive Orders 12549 and 12689, and 2 C.F.R. Part 180, as supplemented by 2 C.F.R. Part 901.

“Debt Service” means, with respect to any period, the sum of (a) principal, interest, fees and other amounts paid or to be paid under the Financing Documents and (b) all other payments with respect to other Indebtedness for Borrowed Money of the Borrower.

“Debt Service Coverage Ratio” means the Historical Debt Service Coverage Ratio or the Projected Debt Service Coverage Ratio, as applicable.

“Debt Service Payment Account” has the meaning given to such term in Section 1.01(c) (Definitions) of the Accounts Agreement.

“Debt Service Reserve Account” has the meaning given to such term in Section 1.01(c) (Definitions) of the Accounts Agreement.

“Debt Sizing Parameters” means, collectively, (a) the Projected Debt Service Coverage Ratio will not be less than [xxx]; (b) the Loan Amount shall not exceed $475,000,000 and (c) at no time shall the Loan Amount be more than 70% of the total Eligible Project Costs anticipated to be incurred and paid on or prior to the date of each Advance.

“Debtor Relief Law” means any Bankruptcy Laws and all other liquidation, bankruptcy, assignment for the benefit of creditors, conservatorship, moratorium, receivership, insolvency, rearrangement, reorganization or similar debtor relief laws of the United States, any state or other subdivision thereof or other applicable jurisdictions in effect from time to time.

“Default” means any event or circumstance that with the giving of notice, the lapse of time, or both would become an Event of Default.

Annex 1-17

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

“Delayed Prepayment Account” has the meaning given to such term in Section 1.01(c) (Definitions) of the Accounts Agreement.

“Delayed Prepayment Date” has the meaning given to such term in Section 3.06(f) (Delayed Mandatory Prepayment Election).

“Depositary Bank” means Citibank, N.A., in its capacity as depositary bank, or any successor depositary bank appointed from to time to time pursuant to the Accounts Agreement.

“Designated Standard” means:

(a) with respect to each Borrower Entity, GAAP or IFRS; provided, any Financial Statements prepared in accordance with IFRS shall include a reconciliation to GAAP, certified by the Borrower’s Accountant; and

(b) with respect to any Person other than the Borrower Entities, any of GAAP, IFRS or other applicable and appropriate generally accepted accounting principles to which such Person is subject and that may be applicable thereto from time to time.

“Direct Agreements” means, collectively,

(a) the Direct Agreement, to be dated on or prior to the First Advance Date, among the Collateral Agent, the Borrower, HubCo and Traxys (the “Traxys DA”);

(b) the Direct Agreement, to be dated on or prior to the First Advance Date, among the Collateral Agent, the Borrower, HubCo, SpokeCo, Glencore, Glencore plc., Norfalco LLC and Norfalco Sales, a division of Glencore Canada Corporation (the “Glencore DA”);

[xxx]

[xxx]

(e) the Consent to Collateral Assignment, dated as of the date hereof, among the Collateral Agent, HubCo and Red-Rochester, LLC;

(f) the Consent to Collateral Assignment, dated as of the date hereof, among the Collateral Agent, HubCo and JordProxa Pty Ltd;

(g) the Consent to Collateral Assignment, to be dated on or prior to the First Advance, among the Collateral Agent, HubCo and Metso Outotec Finland Oy (the “Metso DA”);

(h) the Leasehold Financing and Non-Disturbance Agreement and Estoppel, to be dated on or prior to the earlier of (x) January 31, 2025 or such later date that DOE may agree in its sole discretion and (y) the First Advance Date, among the Collateral Agent, Pike Conductor Dev 1, LLC, County of Monroe Industrial Development Agency, HubCo and the Sponsor (the “COMIDA SNDA”);

(i) the Leasehold Financing and Non-Disturbance Agreement and Estoppel, to be dated on or prior to the earlier of (x) January 31, 2025 or such later date that DOE may agree in its sole discretion and (y) the First Advance Date, among the Collateral Agent, Ridgeway Properties I, LLC, HubCo and the Sponsor (the “Ridgeway SNDA”);

Annex 1-18

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

(j) the Leasehold Financing and Non-Disturbance Agreement and Estoppel, to be dated on or prior to the earlier of (x) January 31, 2025 or such later date that DOE may agree in its sole discretion, and (y) the First Advance Date, among the Collateral Agent, Beeker & Associates, LLC, SpokeCo and the Sponsor (the “Alabama SNDA”);

(k) the Leasehold Financing Agreement and Estoppel, to be dated on or prior to the earlier of (x) January 31, 2025 or such later date that DOE may agree in its sole discretion, and (y) the First Advance Date, among the Collateral Agent, SpokeCo, Eastman Kodak Company and the Sponsor (the “Eastman Estoppel”);

[xxx]

[xxx]

[xxx]

(o) each other direct agreement or consent to collateral assignment to be entered by the Collateral Agent, any Borrower Entity and any applicable contractor with respect to any Additional Construction Contracts;

(p) the Leasehold Financing Agreement and Estoppel, to be dated on or prior to the First Advance Date, among the Collateral Agent, BPG Boone, LLC, Southpoint Bank and SpokeCo (the “BPG Estoppel”);

(q) Collateral Assignment of Rights Under Lease, to be dated on or prior to the earlier of (x) January 31, 2025 or such later date that DOE may agree in its sole discretion and (y) the First Advance Date, by SpokeCo for the benefit of the Collateral Agent, with respect to Arizona Spoke and each Black Mass Warehouse used in connection with New York Spoke and Alabama Spoke (the “SpokeCo Assignment of Rights”); and

(r) each other direct agreement (including in the case of any Site Lease, any subordination, attornment, non-disturbance and/or estoppel agreements) or consent to a collateral assignment (including in the case of any Site Lease, any collateral assignment and access rights agreement entered in connection therewith), in each case, in a form acceptable to DOE entered into by a Major Project Participant and the Collateral Agent in respect of the applicable Major Project Document.

“Disposal Excess Amount” has the meaning given to such term in (Disposition of Assets).

“Disposition” means, with respect to any property or assets, any single or series of related sales, transfers, conveyances, leases, licenses or other dispositions thereof, and the terms “Dispose” and “Disposed of” shall have correlative meanings; provided, that the term “Disposition” shall not include the creation or existence of any Permitted Lien, so long as no ownership is transferred to any party pursuant thereto.

“Distribution Account” has the meaning given to such term in Section 1.01(c) (Definitions) of the Accounts Agreement.

“DOE” has the meaning given to such term in the preamble hereto.

Annex 1-19

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

“DOE Consultants” means, collectively, the Independent Engineer, the Insurance Consultant, the Financial and Market Advisor, White & Case LLP, as legal counsel to DOE, and any other advisor, legal counsel or consultant retained by DOE from time to time in connection with the Loan, the Project or the Transaction Documents.

“DOE Default Charge” has the meaning given to such term in Section 4.01(a)(v) (Reimbursement and Other Payment Obligations).

“DOE Extraordinary Expenses” means, in connection with any technical, financial, legal or other difficulty experienced by the Project (e.g., engineering failure or financial workouts) that requires DOE to incur time or expenses (including third party expenses) beyond standard monitoring and administration of the Financing Documents, the amounts that DOE determines are required to: (a) reimburse DOE’s additional internal administrative costs; and (b) any related fees and expenses of the DOE Consultants to the extent not paid directly by on or behalf of the Borrower.

“DOL” means the United States Department of Labor.

“Dollars” or “USD” or “$” means the lawful currency of the United States.

“Drawstop Notice” has the meaning given to such term in Section 2.04(b)(i) (Issuance).

“DSRA Loan Commitment Amount” has the meaning given to “Maximum Principal Amount” in the DSRA Note, as such amount may be adjusted from time to time in accordance with this Agreement.

“DSRA Note” means the Future Advance Promissory Note No. 2 in a maximum principal amount equal to the DSRA Note Maximum Principal Amount to be issued by the Borrower Entities in favor of FFB in accordance with other Funding Agreements to induce FFB to advance funds thereunder to the Borrower, as such note may be amended, supplemented, substituted and restated from time to time in accordance with its terms.

“DSRA Note Maximum Principal Amount” means $34,871,803.73

“ECF Prepayment Account” has the meaning given to such term in Section 1.01(c) (Definitions) of the Accounts Agreement.

“ECF Test Date” means each Calculation Date after March 31, 2027.

“ECF Toggle Transfer Date” means the Monthly Transfer Date immediately prior to the fourth Payment Date after the First Principal Payment Date.

“Effective Date” means the date on which the Conditions Precedent to the Effective Date shall have been satisfied or waived by DOE and FFB, in each case as set forth in Section 5.01 (Conditions Precedent to the Effective Date), and DOE delivers the Principal Instruments to FFB.

“Effective Date Base Case Financial Model” means (a) the Base Case Financial Model delivered by the Borrower to DOE pursuant to Section 5.01(v)(ii) (Base Case Financial Model), or (b) if the Borrower delivers to DOE the certificate contemplated in Section 5.01(v)(i) (Base Case Financial Model), the Original Base Case Financial Model.

“Effective Date Required Approvals Schedule” means the schedule attached hereto as Schedule 5.01(q) (Required Approvals (Effective Date)), as updated or otherwise supplemented pursuant to Section 5.01(q)(i) (Required Approvals).

Annex 1-20

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

“EHS Plan” means a written plan produced by the Borrower for the development, completion, construction, operation, ownership, closure, restoration, reclamation, and decommissioning of the Facility, substantially in the form of Exhibit AA (Form of Environment, Health and Safety and Social Performance Plan), and otherwise in form and substance satisfactory of DOE, that sets forth (i) the procedures for implementing compliance with Environmental Laws, including NEPA, applicable to the Project (including the Facility and the Warehouse), the Project Site and each Covered Spoke and all Required Approvals required under Environmental Laws for the foregoing and the plan for compliance therewith, (ii) the procedures for a safe workplace at the Project (including the Facility and the Warehouse), the Project Site and each Covered Spoke and the plan for compliance therewith, (iii) the procedures for implementing compliance with the requirements of any Governmental Authority relating to any requirement of Environmental Law or other Applicable Law related to health or safety matters and the plan for compliance therewith, (iv) all reporting requirements required under Environmental Laws and Required Approvals required under Environmental Laws and the plan for compliance therewith, and (v) all other environmental or health and safety requirements of any Governmental Authority, including all applicable Environmental Laws.

“Electronic Certified Payroll System” means any electronic certified payroll reporting software that is compliant with the certified payroll requirements outlined in 29 CFR 5.5(a)(3)(ii).

“Electronic Format” means an unalterable electronic format (including Portable Document Format (.pdf)) with a reproduction of signatures where required or such other format as shall be mutually agreed between the Borrower and DOE.

“Eligibility Cut-Off Date” means March 22, 2022.

“Eligible Applicant” has the meaning given to such term in the Applicable Regulations.

“Eligible Costs” has the meaning given to such term in the Applicable Regulations, as further described in the Project Execution Plan; it being understood that such further description in the Project Execution Plan shall at all times remain subject to the terms of the Applicable Regulations.

“Eligible Progress Payment” means, with respect to any purchase of equipment by the Borrower the purchase price of which is eligible for funding as an Eligible Project Cost, any customary progress payments that the vendor of such equipment requires the Borrower to make in the Ordinary Course of Business prior to the time that title to such equipment passes to the Borrower.

“Eligible Project” has the meaning given to such term in the Applicable Regulations.

“Eligible Project Costs” means those portions of the Project Costs which:

(a) are eligible for funding as Eligible Costs;

(b) have not been paid and are not expected to be paid any time after the First Advance Date with (i) proceeds from any federal grants, assistance, or loans (other than the Loan) or (ii) other funds guaranteed by the federal government;

(c) are identified in the Construction Budget (or to the extent constituting Payroll Costs, in the applicable O&M Budget);

(d) do not constitute Cost Overruns; and

(e) were incurred after the Eligibility Cut-Off Date.

“Emergency Response Plan” means the plan, included in the Technical Document Schedule, which based on the Borrower’s risk assessment, identifies potential emergency scenarios and determines the resource requirements and action plans to mitigate such risks, respond to such emergency scenarios and protect employees, visitors, contractors and anyone else at the Facility.

Annex 1-21

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

“Employee Benefit Plan” means, collectively, (i) all “employee benefit plans” (as defined in Section 3(3) of ERISA) including any Multiemployer Plans which are or at any time have been maintained or sponsored by any Obligor or ERISA Affiliate or to which any Obligor or ERISA Affiliate has ever made, or been obligated to make, contributions or with respect to which any Obligor or ERISA Affiliate has incurred or is likely to incur any liability or obligation, (ii) all Pension Plans, and (iii) all Qualified Plans.

“Engineering and Design Completion” means that DOE has received:

(a) a certificate of a Responsible Officer of the Borrower in substantially the form of Exhibit N (Engineering and Design Completion Certificate), in form and substance satisfactory to DOE, certifying that the Project has achieved Engineering and Design Completion after all engineering and design milestones, except for final issuance of as-built drawings, as indicated in Section 1 of the Technical Document Schedule, have been completed and such additional matters as DOE shall reasonably request, together with such back-up documentation as the Independent Engineer may request; and

(b) a certificate of the Independent Engineer in substantially the form of Exhibit F-3 (Form of Independent Engineer Certificate (Engineering and Design Completion)), in form and substance satisfactory to DOE, certifying that the Project has achieved Engineering and Design Completion after all engineering and design milestones, except for final issuance of as-built drawings, as indicated in Schedule 1.01C (Technical Document Schedule), have been completed and such additional matters as DOE shall reasonably request.

“Environmental Assessment” has the meaning given to such term in Section 5.01(u)(ii) (Compliance with NEPA).

“Environmental Site Assessment” means any Phase I or II Environmental Site Assessment covering all or any portion of the Project Site and performed pursuant to the Standards for Phase I and II Environmental Site Assessments published by the American Society for Testing and Materials (ASTM) to include: (i) ASTM E1527-21, Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process; and (ii) ASTM E1903-19, Standard Practice for Environmental Site Assessments: Phase II Environmental Site Assessment Process or any replacement or supplemental standard thereof.

“Environmental Claim” means any and all obligations, liabilities, losses, abatements, administrative, regulatory or judicial actions, orders, decisions, directives, determinations, suits, demands, decrees, claims, liens, judgments, notices, including notices of noncompliance or violation, challenges, opposition, investigations, enforcement, proceedings, investigation, clean-up, corrective, removal, monitoring or remedial requirements, actions or orders, or damages (foreseeable and unforeseeable, including consequential and punitive damages), fines or penalties relating in any way to any Hazardous Substance, Environmental Law or any Governmental Approval or Required Approval issued or required under any Environmental Law, including (a) any and all of the foregoing relating to or issued by any Governmental Authority, including for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all of the foregoing relating to or brought by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from any actual or alleged Hazardous Substances, the violation or alleged violation of any Environmental Law or the violation or alleged violation of any Governmental Approval issued thereunder, or arising from alleged injury or threat of injury to human health, safety or the environment.

Annex 1-22

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

“Environmental Laws” means any and all foreign, Federal, state, provincial, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Applicable Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning (i) protection of human health or safety (as it relates to exposure to Hazardous Substances), (ii) the labelling, registration, warning, testing, import or export of any chemical or product, (iii) the environment, (iv) pollution, and (v) flora or fauna or natural resources, as previously, now, or as may at any time hereafter, be in effect or as in effect on the date on which a fact or circumstance referred in a representation, warranty or certification or an action or omission of any Borrower Entity occurred, if such fact, circumstance, action or omission completely occurred only prior to the date hereof.

“Environmental Report” means, for any Fiscal Year, a report on the Project’s compliance with all applicable Environmental Laws and the EHS Plan during such Fiscal Year in form and substance satisfactory to DOE, which report shall: (A) with respect to the Project, the Facility, each of the Borrower Entities, each of the Covered Spokes, and the Project Site, summarize (v) compliance with applicable Environmental Laws, the EHS Plan and the environmental requirements set forth in this Agreement during such Fiscal Year (including, for the avoidance of doubt, a document that lists all Required Approvals required under applicable Environmental Laws, identifies any changes to such Required Approvals, and tracks all associated reporting requirements under applicable Environmental Laws and Required Approvals pursuant to or relating to Environmental Laws, for construction and operation of the Project), (w) any change to the status of the information confirmed by the Borrower pursuant to the representations set forth in Section 6.25 (Environmental Laws) or changes to the Project that are beyond the scope of the Environmental Assessment and FONSI, and (x) any Environmental Claims, (y) any actual or alleged violations of any Environmental Laws identified in writing by any Governmental Authority or other third party and any remedial or other action taken with respect thereto, and (z) notices delivered to DOE pursuant to Section 8.03 (Notices) or any notices that relate to compliance with Environmental Laws or the environmental requirements set forth in this Agreement during the reporting period; and (B) contain, or be supplemented with, any information reasonably requested by DOE.

“EPCM Agreement” means that certain EPCM Services Agreement, dated December 17, 2021, between HubCo and Hatch Associates Consultants, Inc.

“Equipment” shall have the meaning given to the term “Equipment” in the Security Agreement.

“Equity Contribution” has the meaning given to such term in the Sponsor Support Agreement.

“Equity Cure” has the meaning given to such term in Section 10.01(b)(i) (Debt Service Coverage Ratio).

“Equity Documents” means, collectively, the Sponsor Support Agreement, and all other agreements (if any) between the Sponsor and DOE regarding the Borrower or the Project.

“Equity Funding Commitment” means, collectively, the Borrower Funding Commitment and the Contingent Equity Commitment.

“Equity Funding Plan” has the meaning given to such term in Section 5.01(l)(i) (Adequate Project Funding).

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests, including partnership interests, limited liability interests and trust beneficial interests, in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Equity Pledge Agreement” means the Equity Pledge Agreement entered into, or to be entered into, between the Parent and the Collateral Agent in respect of the Parent’s Equity Interests in the Borrower.

“Equivalent Facilities” has the meaning given to such term in the definition of “Permitted Holder”.

Annex 1-23

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that would be deemed at any relevant time to be: (a) a single employer with an Obligor under Section 414(b), (c), (m) or (o) of the Code or (b) under common control with an Obligor under Section 4001 of ERISA.

“ERISA Event” means:

(a) a reportable event as defined in Section 4043 of ERISA with respect to a Pension Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event. Notwithstanding the foregoing, the existence of a failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA with respect to any Pension Plan shall be a reportable event for the purposes of this clause (a) regardless of the issuance of any waiver;

(b) a withdrawal by any Obligor or ERISA Affiliate from a Pension Plan or the termination of any Pension Plan resulting in liability under Sections 4063 or 4064 of ERISA;

(c) the withdrawal of any Obligor or ERISA Affiliate in a complete or partial withdrawal (within the meaning of Sections 4201, 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any liability with respect to such withdrawal, or the receipt by any Obligor or ERISA Affiliate of notice from any Multiemployer Plan that it is insolvent within the meaning of Section 4245 of ERISA;

(d) the filing of a notice of intent to terminate any Pension Plan or the termination of any Pension Plan, or the treatment of a plan amendment as a termination, under Section 4041 or 4042 of ERISA, or the termination of any Multiemployer Plan under Section 4041A of ERISA; or the commencement of proceedings by the PBGC to terminate, or to appoint a trustee to administer, a Pension Plan or Multiemployer Plan;

(e) the present value of all non-forfeitable accrued benefits under any Pension Plan (using the actuarial assumptions utilized by the PBGC upon termination of an employee pension benefit plan subject to Title IV of ERISA) (in the opinion of DOE) materially exceeding the fair market value of the Pension Plan’s assets allocable to such benefits, all determined as of the most recent valuation date for each such Pension Plan;

(f) the imposition of liability on any Obligor or ERISA Affiliate pursuant to Sections 4062(c) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA;

(g) the failure by any Borrower Entity or an ERISA Affiliate to make any required contribution under Section 412 or 430 of the Code to an Employee Benefit Plan, the failure to meet the minimum funding standard of Section 302 of ERISA or Section 412 of the Code with respect to any Pension Plan (whether or not waived), the failure to make by its due date a required installment under Section 303(j) of ERISA or Section 430(j) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan under Section 304 of ERISA or Section 431 of the Code;

(h) an event or condition that would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan;

Annex 1-24

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

(i) the imposition of any liability under Title I or Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Obligor or ERISA Affiliate;

(j) an application for a funding waiver under Section 302(c) of ERISA or Section 412(c) of the Code with respect to any Pension Plan;

(k) the imposition of any Lien on any of the rights, properties or assets of any Obligor or ERISA Affiliate, or the posting of a bond or other security by of such entities, in either case pursuant to Title I or IV of ERISA or to Section 412, 430, or 436 of the Code;

(l) the making of any amendment to any Pension Plan that could directly result in the imposition of a Lien or the posting of a bond or other security;

(m) the occurrence of a non-exempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA);

(n) the determination that a Qualified Plan’s qualification or tax-exempt status under Section 401(a) of the Code has been or could be revoked;

(o) a determination that any Employee Benefit Plan is, or is expected to be, in “at risk” status (within the meaning of Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code);

(p) the receipt by any Obligor or ERISA Affiliate of any notice of the imposition of withdrawal liability or of a determination that a Multiemployer Plan is, or is expected to be, in “endangered” or “critical” status within the meaning of Section 305 of ERISA or Section 432 of the Code; or

(q) the occurrence of any Foreign Plan Event.

“Event of Default” has the meaning given to such term in Section 10.01 (Events of Default).

“Event of Loss” means any condemnation or taking (including by any Governmental Authority) of any portion of the Project or Collateral, or any other event that causes any portion of the Project or the Collateral to be damaged, destroyed or rendered unfit for normal use for any reason whatsoever, including without limitation through a failure of title (or defect therein) or any damage, destruction or loss of such property.

“Excess Advance Amount” means, on any date of determination with respect to any Advance under a Note, an amount equal to the total proceeds of such Advance that were applied by the Borrower to reimburse itself for applicable Project Costs incurred and paid but which did not constitute Eligible Project Costs relating to the Note for which such Advance was sought as set forth in the most recent review performed and reports provided in accordance with Section 8.02(d) (Independent Accounting Review).

“Excess Cash Flow” means, with respect to any period, an amount equal to Cash Flow Available for Debt Service for such period minus the Debt Service (including overdue Debt Service) paid or payable during such period.

“Excess Loan Amount” has the meaning given to such term in Section 3.06(c)(i) (Excess Loan Amount).

“Excluded Assets” has the meaning given to such term in the Security Agreement.

“Extraordinary Operating Costs Account” has the meaning given to such term in Section 1.01(a) of the Accounts Agreement.

Annex 1-25

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

“Extraordinary Operating Costs” means Operating Costs that (a) individually exceed [xxx] during any Monthly Period (as defined in the Accounts Agreement), or (b) constitute Capital Expenditures.

“Extraordinary Receipts” means any cash or other amounts or receipts received by, on behalf of or on account of any Borrower Entity, not in the Ordinary Course of Business, including (a) indemnification payments; (b) releases of escrowed amounts under any acquisition documentation or related documentation not contractually required to be otherwise applied; (c) any cash or other receipts in the nature of indemnification payments under or in respect of any acquisition documentation or any related documentation; (d) any pension plan reversions or purchase price adjustment (excluding any working capital adjustment) received pursuant to any acquisition documentation or related documentation; (e) foreign, United States, state or local tax refunds (other than (i) amounts automatically applied to future tax payments, (ii) representing overpayments of estimated taxes for the current or immediately preceding tax year or (iii) any Section 48C Refund or Section 45X Refund); and (f) any judgment or settlement proceeds, or other consideration of any kind received in connection with any cause of action or proceeding.

“Facility” means the Borrower’s hydrometallurgical refinery facility in the Town of Greece, Monroe County, New York, located on the Project Site.

“FCPA” has the meaning given to such term in Section 6.24 (Corrupt Practices Law).

“FCRA” means the Federal Credit Reform Act of 1990, P.L. 101-508, 104 Stat. 1388-609 (1990), as amended by P.L. 105-33, 111 Stat. 692 (1997).

“Federal Funding” means any funds obtained from the United States or any agency or instrumentality thereof, including any loans or equity investments or other funding under any grant or loan program.

“FFB” means the Federal Financing Bank, an instrumentality of the United States government created by the Federal Financing Bank Act of 1973 that is under the general supervision of the Secretary of Treasury.

“FFB Advance Request” means the request for Advances required to be delivered pursuant to the terms of each Note, which shall be substantially in the form of Exhibit A to the Note Purchase Agreement (the “Form of FFB Advance Request”).

“FFB Documents” means, collectively, (a) the Program Financing Agreement; (b) the Note Purchase Agreement; (c) each Note; (d) the Secretary’s Affirmation; and (e) any other documents, certificates, and instruments required in connection with the foregoing.

“Final Completion” means that each of the following conditions has been satisfied, as determined by DOE (in consultation with the Independent Engineer) and confirmed by DOE in writing:

(a) DOE has received the Final Completion Date Certificate from the Borrower;

(b) the Independent Engineer has issued a Reliability Test Completion Certificate confirming the Reliability Test Completion Criteria described in Section C.4.1 of Schedule 1.01A (Performance Testing and Reliability Testing) have been satisfied;

(c) the Punch List Items have been addressed to the satisfaction of the Independent Engineer;

(d) the Borrower has delivered a Reliability Test Procedure in accordance with guidelines included in Schedule 1.01A (Performance Testing and Reliability Testing) at least 60 days prior to the start of any Reliability Test;

Annex 1-26

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

(e) the Reliability Test Procedure describes the testing methods and measurements in sufficient detail for the Independent Engineer to certify that the test results demonstrate that the Project can achieve the reliability, as well as the consumption of reagents and utility usage, in the Base Case Financial Model;

(f) the Borrower has issued a test report detailing the results of the Reliability Test;

(g) the Independent Engineer has verified that the test results of the Reliability Test demonstrate the Project can achieve the reliability that is in the Base Case Financial Model, to the satisfaction of the Independent Engineer;

(h) the Independent Engineer has verified the overall utility and chemical consumption requirements of the Facility during the Reliability Test were in accordance with the O&M Budget and Operating Plan provisions; and

(i) DOE has received an officer’s certificate of the Independent Engineer in the form attached hereto as Exhibit F-8 (Form of Independent Engineer Certificate (Final Completion Date)) certifying that the Project has achieved Start of Production and addressing the satisfaction of each of the requirements set forth in clauses (b) through (h) above as of the date of such certificate and addressing such additional matters as DOE shall reasonably request in respect of the satisfaction of the conditions set forth above.

“Final Completion Date” means the date on which DOE has confirmed in writing to the Borrower that Final Completion has occurred.

“Final Completion Date Certificate” means a certificate executed by a Responsible Officer of the Borrower, substantially in the form attached as Exhibit T (Form of Final Completion Date Certificate) hereto and otherwise in form and substance satisfactory to DOE.

“Financial and Market Advisor” means FTI Consulting, Inc.

“Financial and Market Advisor Reports” means the Financial and Market Advisor Report issued in August 2024 by the Financial and Market Advisor and each other report issued by the Financial and Market Advisor.

“Financial Completion” means that each of the following conditions has been satisfied, as determined by DOE (in consultation with the Independent Engineer) and confirmed by DOE in writing:

(a) the Project has operated during twelve consecutive months;

(b) the Borrower is in compliance with its obligations under Section 7.10 (Financial Covenant) and the Projected Debt Service Coverage Ratio has been satisfied as of the most recent four Calculation Dates;

(c) the Borrower has made at least four principal payments under the Loan;

(d) the Borrower has received payments pursuant to the customer agreements that are Major Project Documents in an amount at least equal to 90% of all payments from such customer agreements for the latest three months occurring during the period described in clause (a) and as projected in the applicable Base Case Financial Model to be made during such three-month period; and

(e) the Borrower has delivered to DOE a Financial Completion Certificate.

Annex 1-27

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

“Financial Completion Certificate” means a certificate executed by a Responsible Officer of the Borrower, substantially in the form attached as Exhibit S (Form of Financial Completion Certificate) hereto, certifying that the conditions of Financial Completion have been satisfied as of the applicable date and otherwise in form and substance satisfactory to DOE.

“Financial Completion Date” means the date on which Financial Completion occurs.

“Financial Officer” means, with respect to any Person, the chief financial officer, the controller, the treasurer or any assistant treasurer, any vice president-finance or any assistant vice president-finance or any other vice president or assistant vice president with significant responsibility for the financial affairs of such Person.

“Financial Statements” means, with respect to any Person, for any period, the balance sheet of such Person as at the end of such period and the related statements of income, stockholders’ equity and cash flows for such period and for the period from the beginning of the then current Fiscal Year to the end of such period, together with all notes thereto and except in the case of the Borrower’s Historical Financial Statements, with comparable figures for the corresponding period of the previous Fiscal Year, each prepared (except where otherwise noted herein) in accordance with the Designated Standard.

“Financing Document Amounts” means any amounts payable or allegedly payable by the Borrower to FFB under any provision of any Financing Document, other than Section 4.01 (Reimbursement and Other Payment Obligations).

“Financing Documents” means, collectively:

(a) this Agreement;

(b) the FFB Documents;

(c) the Equity Documents;

(d) the Security Documents;

(e) the Intercompany Subordination Agreement;

(f) the Glencore Subordination Agreement;

(g) any fee letter, sponsor payment letter or similar agreement for the payment of fees or expenses to any Secured Party, entered into, from time to time, by any Borrower Entity, the Sponsor or any of the Controlled Affiliates, on the one hand, and any Secured Party, on the other hand (including the Agent Fee Letter);

(h) each Acceptable Letter of Credit, if any, delivered pursuant to any Financing Document; and

(i) all other certificates, documents, instruments or agreements executed and delivered by any Borrower Entity or Parent for the benefit of any Secured Party in connection with any of the foregoing.

“Financing Plan” has the meaning given to such term in Section 5.01(p)(iv) (Project Execution Plan).

“Finding of No Significant Impact” or “FONSI” has the meaning given to such term in Section 5.01(u)(ii) (Compliance with NEPA).

“First Advance” means the first Advance occurring on the First Advance Date.

Annex 1-28

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

“First Advance Cut-Off Date” means the date that is twelve months after the Effective Date.

“First Advance Date” means the date on which all of the conditions precedent set forth in Section 5.02 (Conditions Precedent to First Advance Approval) shall have been satisfied or waived for the purpose of the First Advance.

“Specified First Advance Documents” means each of the following documents:

(a) the Glencore Subordination Agreement;

(b) the Intercompany Subordination Agreement;

(c) the Glencore Guaranty;

(d) the Traxys DA (as defined in the definition of Direct Agreement);

(e) the Glencore DA (as defined in the definition of Direct Agreement);

[xxx]

[xxx]

[xxx]

(i) the Metso DA (as defined in the definition of Direct Agreement);

[xxx]

[xxx]

[xxx]

(m) the COMIDA SNDA (as defined in the definition of Direct Agreement);

(n) the Ridgeway SNDA (as defined in the definition of Direct Agreement);

(o) the Eastman Estoppel (as defined in the definition of Direct Agreement);

(p) the BPG Estoppel (as defined in the definition of Direct Agreement); and

(q) the SpokeCo Assignment of Rights (as defined in the definition of Direct Agreement).

“First Advance Request Approval Notice” means the Advance Request Approval Notice with respect to the Advance Request for the First Advance.

“First Principal Payment Date” means June 15, 2027.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Security Document, that (a) such Lien has been validly created and perfected under all Applicable Law, (b) such Lien is the only Lien to which such Collateral is subject, other than any Permitted Liens, and (c) such Lien is the most senior Lien on such Collateral other than Permitted Liens.

Annex 1-29

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

“Fiscal Quarter” means (a) with respect to the Sponsor, the Borrower Entities and their respective Subsidiaries, each of the periods beginning on January 1 and ending on March 31, beginning on April 1 and ending on June 30, beginning on July 1 and ending on September 30 and beginning on October 1 and ending on December 31 and (b) with respect to any other Person, each of such Person’s fiscal quarters.

“Fiscal Year” means (a) with respect to the Borrower, the period beginning on January 1 and ending on December 31, and (b) with respect to any other Person, such Person’s financial year.

“Foreign Plan” shall mean any employee benefit plan, program, policy, arrangement or agreement not subject to ERISA or Section 4975 of the Code, including any defined benefit pension plan maintained, contributed to or sponsored by the Borrower or any of its Subsidiaries for the benefit of employees employed outside the United States, other than any such plan, program, policy, arrangement or agreement that is funded through a trust or funding vehicle maintained exclusively by a Governmental Authority.

“Foreign Plan Event” shall mean, with respect to any Foreign Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any Applicable Law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required contributions or payments, under any Applicable Law, on or before the due date for such contributions or payments, (c) the receipt of a notice from a Governmental Authority relating to the intention to terminate any such Foreign Plan, or alleging the insolvency of any such Foreign Plan, (d) the incurrence of liability by the Borrower or any of its Subsidiaries under Applicable Law on account of the complete or partial termination of such Foreign Plan or the complete or partial withdrawal of any participating employer therein, or (e) the occurrence of any transaction that is prohibited under any Applicable Law and that would reasonably be expected to result in the incurrence of any liability to the Borrower or any of its Subsidiaries, or the imposition on the Borrower or any of its Subsidiaries of any fine, excise tax or penalty resulting from any noncompliance with any Applicable Law.

“Form of FFB Advance Request” has the meaning given to such term in the definition of “FFB Advance Request.”

“Form of Master Advance Notice” has the meaning given to such term in Section 2.03 (Mechanics for Requesting Advances).

“Form of O&M Budget” has the meaning given to such term in Section 5.01(bb) (O&M Budget; Operating Plan).

“Full Capacity Production” means an average production of not less than 82.5% of the Hub Nominal Throughput Capacity, Material Recovery Rates, and planned production for each of the Core Products and the Byproducts as projected in the Effective Date Base Case Financial Model.

“Fund Party” means, with respect to an investment fund, such fund’s general partner, managing member, investment manager and/or fund administrator, as applicable.

“Funding Agreements” means, collectively:

(a) the Program Financing Agreement;

(b) the Note Purchase Agreement; and

(c) each Note.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Glencore” means Glencore Ltd., a corporation existing under the laws of Switzerland.

Annex 1-30

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

“Glencore Agent” means Glencore Canada Corporation, in its capacity as collateral agent under the Glencore Note Documents.

“Glencore Amendment” shall mean an amendment or supplementary agreement to the Glencore By-Product Offtake Agreement, in form and substance satisfactory to DOE, which specifies, unless otherwise approved by DOE, (x) the quotational period for the “Materials” (as defined in Appendix D of the Glencore By-Product Offtake Agreement), (y) the location and time of the sampling of the “Material” (as defined in Appendix D of the Glencore By-Product Offtake Agreement) and (z) the required product specifications of the “Material” (as defined in Appendix D of the Glencore By-Product Offtake Agreement) which shall be the same as or exceeding the MHP product specifications set forth in Schedule 1.01B (Product Specification) hereto, by amending the following sections of the Glencore By-Product Offtake Agreement:

(a) “Quotational Period” in Appendix D (Material Commercial Terms for the Sale of MHP during the Initial Term – From the Rochester Hub);

(b) “Payment” in Appendix D (Material Commercial Terms for the Sale of MHP during the Initial Term – From the Rochester Hub);

(c) “Settlement, Weights and Assays” in Appendix D (Material Commercial Terms for the Sale of MHP during the Initial Term – From the Rochester Hub); and

(d) any other sections of the Glencore By-Product Offtake Agreement that, as of the Effective Date, are indeterminate with respect to specific dates, number of days, amounts or values, as applicable.

“Glencore By-Products Offtake Agreement” means that certain Amended and Restated By-Products Offtake Agreement, dated as of October 30, 2024, among the Sponsor, Borrower, Li-Cycle Europe AG, Li-Cycle Asia Pacific Pte. Ltd. and Glencore, as amended, amended and restated or otherwise modified from time to time.

“Glencore Guaranty” means that certain Guaranty by Glencore plc., to be dated on or prior to the First Advance Date, in favor of Borrower.

“Glencore Note Documents” means:

(a) prior to the execution and delivery of the Glencore Subordination Agreement:

(i) “Finance Document” as such term is defined in the Sponsor Note Purchase Agreement as in effect on the date hereof;

(ii) each other agreement, document, or instrument providing for, evidencing, guaranteeing or securing any SNPA Obligations under the Sponsor Note Purchase Agreement; and

(iii) any other document or instrument executed or delivered at any time in connection with SNPA Obligations under the Sponsor Note Purchase Agreement or including any guarantee of or grant of collateral to secure such SNPA Obligations, and any intercreditor or joinder agreement to which Glencore Canada Corporation, as purchaser and as collateral agent, and each other holder from time to time of the SNPA Obligations, and their respective successors and assigns, under the “Collateral Documents” (as such term is defined in the Sponsor Note Purchase Agreement as in effect on the date hereof), are parties, to the extent effective at the relevant time; and

Annex 1-31

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

(b) from and after the execution and delivery of the Glencore Subordination Agreement, the term “Sponsor Facility Financing Documents” in the Glencore Subordination Agreement.

“Glencore Subordination Agreement” means the intercreditor and subordination agreement, to be entered on or prior to the First Advance Date, among the Borrower Entities, the Sponsor, the Parent, the Collateral Agent and Glencore Canada Corporation (for itself and as subordinated collateral agent) and each other Person party thereto form time to time.

“Governmental Approval” means any approval, consent, authorization, license, permit, order, certificate, qualification, registration, waiver, exemption, or variance, or any other action of a similar nature, of or by a Governmental Authority, including any of the foregoing that are or may be deemed given or withheld by failure to act within a specified time period.

“Governmental Authority” means any federal, state, county, municipal, or regional authority, or any other entity of a similar nature, exercising any executive, legislative, judicial, regulatory, or administrative function of government.

“Governmental Judgment” means, with respect to any Person, any judgment, order, decision or decree, or any action of a similar nature, of or by a Governmental Authority having jurisdiction over such Person or any of its properties; provided, that “Governmental Approvals” shall not be deemed to be “Governmental Judgments”.

“Guarantee” means, as to any Person, obligations, contingent or otherwise, guaranteeing or having the economic effect of guaranteeing any Indebtedness of another Person in any manner, whether directly or indirectly, and including any obligation:

(a) to purchase or pay any Indebtedness or to purchase or provide security for the payment of any Indebtedness;

(b) to purchase or lease property, securities or services for the purpose of assuring the payment of any Indebtedness;

(c) to maintain working capital, equity capital or any other financial statement condition or liquidity of any other Person; or

(d) in respect of any letter of credit, letter of guaranty or bond issued to support any obligation or Indebtedness,

except that the term Guarantee shall not include endorsements for collection or deposit in the Ordinary Course of Business.

“Guarantor Payment” has the meaning given to such term in Section 11.06(a) (Contribution).

“Hazardous Substance” means (a) any hazardous or toxic substances, chemicals, materials, pollutants or wastes defined, listed, classified or regulated as such in or under any applicable Environmental Laws; (b) any per-and polyfluoroalkyl substances, petroleum or petroleum products (including, without limitation, gasoline, crude oil or any fraction thereof), flammable explosives, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and polychlorinated biphenyls; (c) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic wastes”, “toxic pollutants,” “contaminants” or “pollutants,” or words of similar import, under any applicable Environmental Law; and (d) any other chemical, waste, material or substance that is prohibited, limited or otherwise regulated under or which could result in any liability under any Environmental Law, including relating to the import, labeling, warning, registration, testing, storage, transport, use or disposal of, or exposure to or Release of any chemical, waste, material or substance.

Annex 1-32

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

“Hedging Agreement” means any Swap Contract or any other agreement or instrument in respect of any interest rate, foreign currency or commodity swap, exchange, cap, collar, floor, forward, future or option agreement, or any other similar interest rate, currency or commodity hedging arrangement.

“Hedging Obligations” means, with respect to any Person, all obligations and liabilities of such Person under a Hedging Agreement.

“Historical Debt Service Coverage Ratio” means, (a) solely for purposes of Section 2.06(c) (Revenue Accounts) of the Accounts Agreement, as of each of the fourth, third and second ECF Test Date prior to the ECF Toggle Transfer Date, the ratio of (i) actual Cash Flow Available for Debt Service for the Ramp-up Period ended on such ECF Test Date, to (ii) the aggregate Debt Service paid or payable during such Ramp-up Period, including overdue Debt Service, and (b) for any other purpose, as of any date of calculation, the ratio of (i) actual Cash Flow Available for Debt Service for the immediately preceding twelve-month period, to (ii) aggregate Debt Service paid or payable during such period, including overdue Debt Service.

“Historical Financial Statements” means, collectively or individually as the context may require, as of the Effective Date, with respect to:

(a) the Borrower, (i) the unaudited Financial Statements for the fiscal year that ended on December 31, 2023, (ii) the unaudited Financial Statements for the transition period from November 1, 2022 to December 31, 2022, and (iii) the unaudited quarterly Financial Statements for the Fiscal Quarter that ended on June 30, 2024; and

(b) the Sponsor, (i) the audited consolidated Financial Statements for the fiscal year that ended on December 31, 2023, (ii) the unaudited Financial Statements for the transition period from November 1, 2022 to December 31, 2022 and (iii) the unaudited quarterly Financial Statements for the Fiscal Quarter that ended on June 30, 2024.

“Hub and Warehouse Access Easement Agreements” means (a) the Access Easement, dated December 22, 2022 and recorded on December 22, 2022 in the Monroe County Clerk’s Office in Liber 12762 of deeds at page 532, (b) the Access Easement, dated December 22, 2022 and recorded on December 22, 2022 in the Monroe County Clerk’s Office in Liber 12762 of deeds at page 516, (c) the Access Easement, dated March 18, 2022 and recorded on March 21, 2022 in the Monroe County Clerk’s Office in Liber 12638 of deeds at page 634, and (d) the Access Easement, dated June 9, 2022 and recorded on June 13, 2022 in the Monroe County Clerk’s Office in Liber 12675 of deeds at page 375.

“Hub Feedstock Supply Plan” means the plan, as set forth in Exhibit HH (Form of Hub Feedstock Supply Plan), documenting:

(a) the supply of Black Mass to the Facility from Covered Spokes fulfilling quality and quantity requirements to meet the Facility’s annual production plan and the Base Case Financial Model, and includes a summary of production statistics and performance indicators for all of the Covered Spokes including lithium-ion battery throughput, Black Mass product composition and impurities level among other metrics; and

(b) the deployment and ramping up of production of the Covered Spokes and other Spokes (if needed) that are expected to provide the Black Mass feedstock in quality and quantity as required to fulfill the Hub Nominal Throughput Capacity from commissioning and Start of Production until Maturity Date.

Annex 1-33

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

“Hub Lease” means the Ground Lease Agreement, dated as of August 3, 2021, among Ridgeway Properties I, LLC, as landlord, and HubCo, as tenant, as amended, amended and restated, renewed, replaced or otherwise modified from time to time.

“Hub Nominal Throughput Capacity” means a Hub Throughput Capacity of 35,000 metric tons of Black Mass per year.

“Hub Throughput Capacity” means the designed quantity of Black Mass that can be processed by the Leaching Circuit of the Facility during a specific period of time. Hub Throughput Capacities at different conditions are listed in Table 5 of Schedule 1.01A (Performance Testing and Reliability Testing).

“HubCo” means Li-Cycle North America Hub, Inc., a Delaware corporation.

“HubCo Operating Account” has the meaning given to such term in Section 1.01(c) (Definitions) of the Accounts Agreement.

“HubCo Revenue Account” has the meaning given to such term in Section 1.01(c) (Definitions) of the Accounts Agreement.

“ICFR Advisor” has the meaning given to such term in Section 7.12(a)(vi) (Books, Records and Inspections).

“ICFR Plan” has the meaning given to such term in Section 5.01(x)(iii) (Independent Auditor; Authorization to Borrower’s Accountant).

“IFRS” means the International Financial Reporting Standards, adopted by the International Accounting Standards Board, as in effect from time to time.

“Incentive Award Recharge Agreement” means the Incentive Award Recharge Agreement, dated as of January 1, 2023, among Sponsor and each of its direct or indirect Subsidiaries.

“Indebtedness” means, with respect to any Person, without duplication:

(a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind;

(b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments;

(c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person;

(d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the Ordinary Course of Business and obligations in respect of the funding of plans under ERISA);

(e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed;

(f) all Guarantees by such Person of Indebtedness of any other Person;

(g) all Capital Lease Obligations of such Person;

Annex 1-34

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

(h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty or as a purchaser counterparty to a put agreement or such other similar agreement relating to the purchase of preferred stock of any of its Subsidiaries;

(i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances; and

(j) all obligations of such Person to redeem or purchase its preferred stock that are classified as indebtedness under the Designated Standard;

provided, that the Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indebtedness for Borrowed Money” means as to any Person, without duplication, (a) all indebtedness (including principal, interest, fees and charges) of such Person for borrowed money or for the deferred purchase price of property or services (other than any deferral (i) in connection with the provision of credit in the Ordinary Course of Business by any trade creditor or utility, or (ii) of any amounts payable under the Project Documents); or (b) the aggregate amount required to be capitalized under any Capital Lease under which such Person is the lessee.

“Indemnified Liability” has the meaning given to such term in Section 12.07(a) (Indemnification).

“Indemnified Party” has the meaning given to such term in Section 12.07(a) (Indemnification).

“Indemnity Claims” has the meaning given to such term in Section 12.07(a) (Indemnification).

“Independent Engineer” means Lummus Consultants International, LLC, or such other Person appointed from time to time by DOE to act as independent engineer in connection with the Project.

“Independent Engineer Report” means the Independent Engineer Report dated as of July 30, 2024 issued by the Independent Engineer.

“Initial Construction Budget” has the meaning given to such term in Section 5.01(aa) (Construction Budget).

“Initial O&M Budget” means the O&M Budget delivered pursuant to Section 5.01(bb) (O&M Budget; Operating Plan).

“Initial Offtake Contracts” means the contracts, agreements and other instruments listed in clauses (a) through (i) of the definition of Major Offtake Contracts.

“Initial Performance Testing Date” means the date on which the Independent Engineer has confirmed in writing to DOE that first Performance Testing has been completed for the Core Products.

“Insolvency Proceeding” means any one or more of the following under any Applicable Law, in any jurisdiction and whether voluntary or involuntary: (a) any bankruptcy, insolvency, liquidation, company reorganization, restructuring, controlled management, suspension of payments or scheme of arrangement with respect to the Borrower or the Parent; (b) any appointment of a provisional or interim liquidator, receiver, trustee, administrative receiver or other custodian for all or any substantial part of the property of the Borrower or the Parent; (c) any notification, resolution or petition for winding up or similar proceeding with respect to the Borrower or the Parent; or (d) any issuance of a warrant or attachment, execution or similar process against all or any substantial part of the property of the Borrower or the Parent.

Annex 1-35

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

“Insurance Advisor” means Citibank, N.A., acting through its Agency and Trust Division, by and through its agents appointed from time to time (together with its successors and assigns (appointed by DOE to act as “Insurance Advisor”)), acting on behalf of DOE (and for avoidance of doubt, not acting nor engaged on behalf of the Borrower Entities).

“Insurance Consultant” means (a) prior to and as of the Effective Date, Willis Towers Watson Northeast, Inc., (b) after the Effective Date, the Insurance Advisor or (c) such other Person appointed from time to time by DOE to act as insurance consultant in connection with the Project.

“Insurance Consultant Report” means the Insurance Consultant Report dated as of August 29, 2024 issued by the Insurance Consultant.

“Intellectual Property” means any and all rights, priorities and privileges with respect to intellectual property as they exist anywhere in the world or as applicable to the Territory, whether arising under United States, multinational or foreign laws or otherwise, including any of the following, as they exist anywhere in the world, whether registered or unregistered and including all registrations, issuances and applications therefor (whether or not any such applications are modified, withdrawn, abandoned or resubmitted) and all extensions and renewals thereof: (a) Patents; (b) Trademarks; (c) Copyrights; (d) Software; (e) trade secrets, know-how, inventions, processes, procedures, databases, concepts, ideas, research or development information, techniques, technical information and data, specifications, methods, discoveries, modifications, extensions, customer lists, personally identifiable information, confidential information and other proprietary information and rights, in each case, whether or not reduced to a writing or other tangible form; (f) domain names, Internet addresses and other computer identifiers; (g) all other intellectual property or industrial property rights, together with all rights to sue or otherwise recover for infringements or other violations of the foregoing, and all rights corresponding thereto throughout the world; and (h) all right, title, and interest in and to (x) any and all licensing agreements or similar arrangements in and to (1) Patents, (2) Copyrights, (3) Trademarks, (4) trade secrets or (5) Software (whether licensed in or licensed out), (y) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past and future breaches thereof, and (z) all rights to sue for past, present, and future breaches thereof.

“Intended Prepayment Date” has the meaning given to such term in the applicable Note.

“Intercompany Subordination Agreement” means the subordination agreement, to be dated on or prior to the First Advance Date, between the Borrower, the Subsidiary Guarantors, each Controlled Affiliate party thereto from time to time, and the Collateral Agent, substantially in the form of Exhibit LL (Form of Intercompany Subordination Agreement).

“International Compliance Directives” means (a) Executive Order No. 13224, 66 Fed. Reg. 49,079 (2001), commonly referred to as the “Anti-Terrorism Order,” issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism); (b) (i) the Foreign Corrupt Practices Act of 1977 (Pub. L. No. 95-213, §§101-104), as amended, and (ii) any equivalent U.S. or foreign Applicable Law; and (c) all Sanctions.

“Investment” means, for any Person: (a) the acquisition (whether for cash, property, services or securities or otherwise) or holding of Equity Interests, bonds, notes, debentures, partnership or other ownership interests or other securities of or in any other Person; (b) the making of any deposit with, or advance, loan or any other extension of credit to, any other Person or any guarantee of, or other Contingent Obligation with respect to, any Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to any other Person; and (c) the acquisition of any similar property, right or interest of or in any other Person.

“Investment Company Act” means the United States Investment Company Act of 1940.

Annex 1-36

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

“IP Escrow Agent” means NCC Group Software Resilience (NA) LLC, in its capacity as escrow agent pursuant to the IP Escrow Agreement.

“IP Escrow Agreement” means the Intellectual Property Escrow Agreement, dated as of the date hereof, by and among the Borrower Entities, the IP Provider, the Collateral Agent, DOE and the IP Escrow Agent.

“IP Escrow Materials” has the meaning given to such term in Section 5.01(oo)(iii) (Trade Secret Escrow).

“IP Provider” means Li-Cycle Corp., an Ontario, Canada corporation, in its capacity as supplier of intellectual property to the Borrower.

“IP Security Agreement” means any Intellectual Property Security Agreement entered into, or to be entered into, by any Borrower Entity and the Collateral Agent substantially in the form of Exhibit FF (Form of IP Security Agreement), including the Notice of Security Interest in Intellectual Property dated as of the date hereof, by the Borrower in favor of the Collateral Agent.

“IT Systems” has the meaning given to such term in Section 6.41 (Information Technology and Cyber-Security).

“Judgment Currency” has the meaning given to such term in Section 12.06 (Judgment Currency).

“Key Construction Management Personnel” means each of the following positions of the Sponsor or the Borrower Entities, whether such positions are fulfilled by an employee of the applicable Borrower Entity, by an employee of the Sponsor or any of its Subsidiaries or by an employee of any Person contracted with the Sponsor, the Borrower Entities, or any of their Subsidiaries, who leads, oversees, and coordinate the construction activities of the Project to achieve Mechanical Completion:

(a) Site Manager;

(b) Project Controls Manager;

(c) Contracts Manager;

(d) Construction Manager;

(e) Field Engineering Manager;

(f) Commissioning Manager;

(g) Materials Manager; and

(h) HSE Manager.

“Key Management Appointments” means each of the following positions of the Sponsor or the Borrower Entities, whether such positions are fulfilled by an employee of the applicable Borrower Entity or by an employee of the Sponsor or any of its Subsidiaries, who dedicates all or a substantial portion of its time to the management of operations of the any Borrower Entity:

(a) Chief Executive Officer of the Sponsor;

(b) Chief Technology Officer of the Sponsor;

(c) Chief Operating Officer of the Sponsor;

Annex 1-37

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

(d) VP of Operations and General Manager of the Sponsor;

(e) Director of Hub Development;

(f) Hub #1 Project Manager;

(g) Vice President of North America Hub; and

(h) Rochester Hub Plant Manager.

“Key Performance Indicators” means performance indicators to be demonstrated during a single Performance Test at the Facility performed in accordance with Schedule 1.01A (Performance Testing and Reliability Testing), including compliance with all of the following conditions simultaneously: (a) the Facility is operating, on average, at [xxx] of the nameplate Hub Nominal Throughput Capacity; (b) the minimum values of Material Recovery Rates for each of the Core Products is achieved, on average, during the duration of such Performance Test with the minimum values of: Lithium: [xxx], Nickel: [xxx], and Cobalt: [xxx]; (c) the Performance Test has a duration of [xxx] consecutive hours of continuous operation without any process trips; and (d) the Core Products produced during the Performance Test shall meet the product specification set forth in Schedule 1.01B (Product Specifications).

“Knowledge” means (a) with respect to any Obligor, the actual knowledge of any Principal Persons of such Obligor or its Subsidiaries or any knowledge that should have been obtained by any Principal Person of such Obligor or its Subsidiaries upon reasonable investigation and inquiry, and (b) with respect to any other Person, the actual knowledge of any such Person or any knowledge that should have been obtained by such Person upon reasonable investigation and inquiry. For the purposes of this definition, “Know” (including any other derivatives of the word “know”) as applied to any Obligor or any other Person has the correlative meaning.

“KYC Implementation Plan” has the meaning given to such term in Section 5.01(d) (KYC Requirements).

“Landlord Bond Trustee” has the meaning given to such term in Section 1.01(c) (Definitions) of the Accounts Agreement.

“Late Charge” has the meaning given to such term in the applicable Note.

“Late Charge Rate” has the meaning given to such term in the applicable Note.

“Leaching Circuit” means the first processing step in the Facility, where the total Black Mass input to be processed in the Facility is received and the key elements targeted from the Black Mass are separated or extracted into a solution, by adding sulfuric acid and hydrogen peroxide into a series of reaction tanks.

“Lease” means any agreement that would be characterized under GAAP as an operating lease.

“Legal Completion” means that each of the following conditions has been satisfied, as determined by DOE (in consultation with the Independent Engineer) and confirmed by DOE in writing:

(a) Final Completion shall have occurred;

(b) each of the representations and warranties in any Transaction Document by any Borrower Entity, Parent, the Sponsor or any of their respective Controlled Affiliates party to such Transaction Document, shall be true and correct in all material respects (except to the extent any such representation and warranty itself is qualified by “materiality,” Material Adverse Effect or a similar qualifier, in which case it shall be true and correct in all respects) as of such date, except to the extent such representation or warranty is made only as of a specific date or time (in which event such representation or warranty shall be true and correct as of such date or time);

Annex 1-38

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

(c) (i) all Financing Documents (other than Security Documents) remain in full force and effect, each Borrower Entity is in compliance with all required obligations set forth therein and no fines or penalties are outstanding against the Borrower thereunder, and (ii) each of the Major Project Documents remains in full force and effect (except to the extent it has expired on its scheduled termination date in accordance with its terms or it has been replaced with an Acceptable Replacement Project Document), each Borrower Entity party thereto is in compliance, in all material respects, with all required obligations set forth therein and no fines or penalties are outstanding against the Borrower thereunder;

(d) all Security Documents remain in full force and effect, properly perfected, filed and registered or recorded in any jurisdiction and with any governmental authority where perfection, filing and registration or recordation is required, as applicable, and all Liens or pledges in favor of the Secured Parties continue to be properly registered or recorded in favor of such Secured Parties;

(e) DOE shall have received a title date run-down and Date-Down Endorsements with respect to each ALTA Mortgage Loan Policy reflecting the applicable Borrower Entity’s continued ownership, easement or leasehold interest in all applicable Real Property and insuring that the Mortgage remains a legal, valid and enforceable First Priority Lien on the applicable Borrower Entity’s ownership, easement or leasehold interest in the Project Site, the portion of the New York Spoke Site located at 100 Latona Road, Building 350, Rochester, New York and the portion of the Alabama Spoke Site located at 1601 Boone Boulevard, Northport, Alabama, subject only to Permitted Liens;

(f) DOE has received (i) an updated version of the Subsequent Required Approvals Schedule, certified as true, correct and complete by the Borrower (or a certification by the Borrower that no updates are required), reflecting all Required Approvals then necessary for the Project and their status and (ii) to the extent requested by DOE, copies of all Required Approvals then necessary for the Project or which otherwise have been obtained prior to the Project Completion Date and not previously delivered, each of which must be final and Non-Appealable;

(g) no Default, Event of Default, Event of Loss with respect to all or a material portion of the Project (which has not been repaired or restored to DOE’s satisfaction) or Borrower Force Majeure Event, in each case as defined in the Financing Documents, nor any violation of any Applicable Law, Transaction Document, Required Approval, or any other agreement or consent to which the Borrower is a party, or any judgment or approval to which the Borrower is subject, in each case as defined in the Financing Documents, has occurred and is continuing or would result from Project Completion; and

(h) the Borrower has delivered to DOE a Legal Completion Certificate.

“Legal Completion Certificate” means an officer’s certificate executed by a Responsible Officer of the Borrower, substantially in the form attached as Exhibit U (Form of Legal Completion Certificate) hereto, certifying that the conditions of Legal Completion have been satisfied as of the applicable date and otherwise in form and substance satisfactory to DOE.

“Legal Completion Date” means the date on which DOE has confirmed in writing to the Borrower that Legal Completion has occurred; provided that the Legal Completion Date may not occur prior to the end of the Availability Period.

Annex 1-39

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

“Lender Force Majeure Event” means any circumstance beyond the control of any Secured Party or such party’s respective agents, including any act or provision of any present or future law or regulation of any Governmental Authority (other than FFB or DOE, unless DOE or FFB, as the case may be, is issuing such regulation in compliance with Applicable Law), any act of God, fire, flood, severe weather, epidemic, quarantine restriction, explosion, sabotage, strike or other material labor disruption, act of war, act of terrorism, riot, civil commotion, lapse of the statutory authority of the United States Department of the Treasury to raise cash through the issuance of Treasury debt instruments, the unavailability of the Federal Reserve Bank wire, disruption or failure of the Treasury Financial Communications System or other wire or communication facility, closure of the federal government, unforeseen or unscheduled closure or evacuation of such Secured Party’s office or any other similar event.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset (including any stop payment notice, where the asset in question is funds due to any Construction Contractor with respect to the Project), (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan” means, individually or collectively, as the context may require, (a) the loan made pursuant to, and evidenced by, the Building Note and (b) the loan made pursuant to, and evidenced by, the DSRA Note.

“Loan Amount” means the aggregate principal amount of all Advances and all interest thereon that has been capitalized in accordance with the Notes, then outstanding at any time.

“Loan Commitment Amount” means, individually or collectively, as the context may require, the Building Loan Commitment Amount and the DSRA Loan Commitment Amount.

“Local Account” means a checking account in the name of a Borrower Entity opened with a United States domiciled, or a United States branch of, a financial institution satisfactory to DOE.

“Loss Proceeds” means all proceeds (other than any proceeds of business interruption insurance or, delay-in-start-up insurance and proceeds covering liability of the Borrower to third parties) resulting from an Event of Loss.

“Loss Proceeds Account” has the meaning given to such term in Section 1.01(c) (Definitions) of the Accounts Agreement.

“Maintenance Capital Expenditures” means all cash items of expenditure incurred or to be incurred by any Borrower Entity in connection with items of Major Maintenance.

“Major Maintenance” means (a) all reasonably necessary periodic major overhauls and repairs (i.e., excluding any maintenance or repair of a routine or ordinary course nature) of the Project required to be performed in accordance with Prudent Industry Practice or (b) Capital Expenditures incurred for the purpose of scheduled replacement of capital parts or equipment being used in the operation and maintenance of the Project;

“Major Maintenance Plan” means a description and schedule of planned expenditures and activities such as internal inspections and cleanings, component replacements, or repairs performed on major equipment or systems of the Project, as recommended by the original equipment manufacturers and Prudent Industry Practices for the purpose of extending the life and reliable operation of the asset for a period greater than one year. The Major Maintenance Plan for the next ten years will be submitted as a section or attachment to the Omnibus Report.

Annex 1-40

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

“Major Offtake Contracts” means, collectively, the following agreements, as amended, restated, amended and restated, modified and/or supplemented (unless such agreement has been replaced by an Acceptable Replacement Project Document):

(a) the Black Mass Offtake Agreement, dated May 31, 2022, among Glencore, Sponsor, Borrower (as assignee of Parent), Li-Cycle Europe AG, and Li-Cycle APAC Pte. Ltd.;

(b) the End Products Offtake Agreement, dated May 31, 2022, among Glencore, Sponsor, Borrower (as assignee of Parent), Li-Cycle Europe AG and Li-Cycle APAC Pte. Ltd.;

(c) the Glencore By-Products Offtake Agreement;

(d) the Glencore Guaranty;

(e) the Traxys Refined Products Agreement;

(f) the Traxys Black Mass Agreement;

(g) the Nickel Sulphate Off-Take Agreement, dated April 20, 2022, among Traxys, LG Chem. Ltd., Borrower (as assignee of Parent) and HubCo;

(h) the Nickel Sulphate Off-Take Agreement, dated April 20, 2022, among Traxys, LG Energy Solution, Ltd., Borrower (as assignee of Parent) and HubCo;

(i) the Amended and Restated Master Commercial Agreement, dated October 30, 2024, among Glencore, Sponsor, Borrower, Li-Cycle Europe AG, and Li-Cycle APAC Pte. Ltd.;

(j) North America Black Mass and Refined Products Allocation Agreement, dated March 25, 2024, among the Sponsor, Borrower, SpokeCo, HubCo, Traxys and Glencore;

(k) the Sodium Sulphate Supply Agreement, dated June 14, 2021, between Borrower and Saltex, LLC (amended by Assignment Agreement dated July 1, 2023);

(l) each additional offtake or other customer contracts entered into with Glencore or Traxys where the Borrower or its Subsidiaries acts as a seller;

(m) each Additional Core Product Offtake Contract that has been designated by DOE in writing to be an Accepted Core Product Offtake Contract pursuant to Section 7.16 (Offtake Contracts);

(n) each other Additional Offtake Contract that has been designated by DOE in writing to be a Major Offtake Contract as a condition to DOE granting its consent to the applicable Borrower Entity’s entering into such contract;

(o) each other offtake or customer contracts entered into by any Borrower Entity for the sale of Core Products or Byproducts with a term longer than one year and a value of at least [xxx] (measured as of the date of entry into such contract); and

(p) each Acceptable Replacement Project Document entered into in replacement of any of the foregoing.

“Major Project Documents” means, collectively (in each case, unless such agreement has been replaced by an Acceptable Replacement Project Document):

(a) Major Supply Contracts;

Annex 1-41

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

(b) Major Offtake Contracts;

(c) Construction Contracts;

(d) the Real Property Documents;

(e) the Affiliate Transaction Agreements;

(f) each Utility Contract;

(g) the Operations and Maintenance Agreement, dated May 5, 2023, between HubCo and SGS North America Inc.;

(h) the CPA Compliance Agreement;

(i) each Additional Project Document, if any, under which (i) the Borrower is reasonably expected to have aggregate obligations or liabilities or the right to receive payments in excess of (A) [xxx] (as such amount shall be adjusted by inflation) in any calendar year and which has a duration of more than [xxx] or (B) [xxx] in the aggregate or (ii) the breach, nonperformance, cancellation or early termination of which could reasonably be expected to have a Material Adverse Effect with respect to any Borrower Entity or the Project;

(j) each other Additional Project Document designated by the Borrower and DOE as a “Major Project Document”;

(k) each other contract entered into by any Borrower Entity relating to the Project or the Covered Spokes which if terminated, cancelled or repudiated could cause an increase in Operating Costs in excess of [xxx] in any Fiscal Year of the Borrower;

(l) each Acceptable Replacement Project Document entered into in replacement of any of the foregoing; and

(m) any security, collateral, guarantee or other support instrument provided in connection with any of the preceding.

“Major Project Participant” means any Person or entity (other than the Borrower) party to a Major Project Document, in effect from time to time.

“Major Supply Contracts” means, collectively, the following agreements, as amended, restated, amended and restated, modified and/or supplemented (unless such agreement has been replaced by an Acceptable Replacement Project Document):

(a) the Black Mass Sourcing Agreement, dated May 31, 2022, among Glencore, Sponsor, Borrower, Li-Cycle Europe AG, and Li-Cycle APAC Pte. Ltd.;

(b) the Amended and Restated Global Feed Sourcing Agreement, dated May 31, 2022, between Glencore, Sponsor, Borrower, Li-Cycle Europe AG, and Li-Cycle APAC Pte. Ltd. (as amended by Joinder Agreement dated July 1, 2023);

(c) the Sulfuric Acid Supply Agreement, dated May 31, 2022, among Glencore, Norfalco LLC, Norfalco Sales, a division of Glencore Canada Corporation, Sponsor and HubCo;

(d) the North America Scrap Offer Agreement, dated April 20, 2022, between LG Energy Solution, Ltd. and Borrower (as assignee of Parent) (as amended by the LGES Assignment and Assumption Agreement of North America Scrap Offer Agreement, dated July 1, 2023);

Annex 1-42

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

(e) the Amended and Restated Master Commercial Agreement, dated October 30, 2024, among Glencore, Sponsor, Borrower, Li-Cycle Europe AG, and Li-Cycle APAC Pte. Ltd.;

(f) any Acceptable Replacement Project Document that replaces a Major Supply Contract; and

(g) any other supply agreements providing for the purchase of feedstock for a Covered Spoke or the Facility with a term longer than one year and a value reasonably expected to be over [xxx] (measured as of the date of entry into such contract).

“Management Services Agreements” means, collectively, (i) the Master Inter-Company Services Agreement, and (ii) the Regional Support Services Agreement.

“Mandatory Prepayment” means the prepayment of any outstanding Loans, in whole or in part, pursuant to Section 3.06(c) (Mandatory Prepayments).

“Mandatory Prepayment Event” has the meaning given to such term in Section 3.06(c) (Mandatory Prepayments).

“MARAD” means the United States Department of Transportation’s Maritime Administration.

“MasTec” means MasTec Industrial Corp. a corporation organized under the laws of the State of Florida.

“MasTec Construction Agreement” means that certain Construction Agreement, dated June 3, 2022, between HubCo and MasTec.

[xxx]

“Master Advance Notice” has the meaning given to such term in Section 2.03 (Mechanics for Requesting Advances).

“Master Agreement” has the meaning given to such term in the definition “Swap Contract”.

“Master Inter-Company Services Agreement” means the Master Inter-Company Services Agreement, dated July 1, 2023, by and among Sponsor, IP Provider, Borrower, Li-Cycle Europe AG and Li-Cycle APAC Pte. Ltd.

“Material Adverse Effect” means a material adverse effect on:

(a) the business, operations, properties, assets or financial condition of any Obligor or any Major Project Participant that is a Controlled Affiliate of any Obligor;

(b) the Project or the Project Site;

(c) the ability of any Obligor or any Major Project Participant to perform and comply with its payment obligations or any of their material obligations under the Financing Documents or the Major Project Documents, as applicable, to which it is a party;

(d) the validity, enforceability of any material provision under any Financing Document or Major Project Document;

Annex 1-43

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

(e) any material right, remedy or benefit available to or conferred upon DOE or the other Secured Parties under the Financing Documents; or

(f) the validity, priority, perfection or enforceability of the Secured Parties’ security interests in and liens on the Collateral or the ability of any Secured Party to exercise its rights and obligations in respect of the Collateral.

“Material Recovery Rates” means the amount of metal element (lithium/nickel/cobalt) in the recovered Core Product by weight as a percentage of the amount of the metal element (lithium/nickel/cobalt) in Black Mass by weight.

“Maturity Date” means the earlier of (i) March 15, 2040 and (ii) the acceleration of the Loan.

“Maximum Capitalized Interest Amount” means, solely with respect to the Building Note, $29,939,542.02.

“Maximum Loan Amount” has the meaning given to such term in Section 2.07 (Determination of Advance Amounts).

“Maximum Principal Amount” means, individually or collectively, as the context may require, the Building Note Maximum Principal Amount or the DSRA Note Maximum Principal Amount.

“Mechanical Completion” means that each of the following conditions has been satisfied, as determined by DOE (in consultation with the Independent Engineer) and confirmed by DOE in writing:

(a) DOE has received an officer’s certificate of the Independent Engineer in substantially the form of Exhibit F-4 (Form of Independent Engineer Certificate (Mechanical Completion)) certifying that the Project has achieved Engineering and Design Completion and the satisfaction of each of the below conditions in clauses (b) through (e) and such additional matters as DOE shall reasonably request;

(b) the Project has achieved Engineering and Design Completion;

(c) all construction and equipment installation activities related thereto have been completed;

(d) all pre-commissioning checks and functional tests have been completed;

(e) the Borrower has provided documentation satisfactory to the Independent Engineer (or approved by DOE) evidencing that a suitable EHS Plan has been implemented, complied with, and updated and all necessary Required Approvals required under Applicable Laws to be obtained as of the date on which Mechanical Completion is achieved, including Environmental Laws, for the Project (including the Facility and the Warehouse), the Project Site, each of the Covered Spokes, and each of the Borrower Entities have been obtained and are in full force and effect and the holder of such Required Approvals is in compliance therewith; and

(f) DOE has received a certificate of a Responsible Officer of the Borrower in the form attached hereto as Exhibit O (Form of Mechanical Completion Certificate) certifying that the Project has achieved Mechanical Completion and addressing such additional matters as DOE shall reasonably request in respect of the satisfaction of the conditions.

“Mechanical Completion Date” means the date on which Mechanical Completion occurs.

“MHP” means mixed hydroxide precipitate consisting of a mixture of nickel, cobalt, manganese, copper, iron and aluminum hydroxide in precipitate form.

Annex 1-44

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

“Minimum Annual Average Material Recovery Rates” means the recovery rates of (i) lithium to lithium carbonate at [xxx] per year, (ii) nickel to MHP at [xxx] per year and (iii) cobalt to MHP at [xxx] per year based upon a Black Mass feed rate equal to the Hub Nominal Throughput Capacity.

“Minimum Cash Balance” has the meaning given to such term in Section 10.01(c) (Sponsor Breach of Minimum Cash Balance).

“Monthly Production Summary” means a summary of the production of Core Products and Byproducts produced by the Project and the Black Mass produced by the Covered Spokes during each calendar month, certified by a Responsible Officer of the Borrower, and confirmed by the Independent Engineer, as correct and not misleading in any material respect, which shall include a detailed assessment of the Project’s production performance on a monthly and cumulative basis in comparison to the most recently delivered Quarterly Certificate covering at least the following production statistics: throughput, Core Products production, Core Products Material Recovery Rates, other products and sub-products production, utilities consumption (e.g. electricity and water), utilities availability, chemicals and reagents consumption, and production and outage hours per each processing circuit.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means each mortgage or deed of trust, as applicable, security agreement, assignment of rents and leases and fixture filing by a Borrower Entity in favor of the Collateral Agent on behalf of the Secured Parties, dated the earlier of (x) January 31, 2025 or such later date that DOE may agree in its sole discretion, and (y) the First Advance Date, with respect to the Project Site, the portion of the New York Spoke Site located at 100 Latona Road, Building 350, Rochester, New York and the portion of the Alabama Spoke Site located at 1601 Boone Boulevard, Northport, Alabama and such additional mortgages or deeds of trust, as applicable, with respect to any Real Property to be mortgaged under Section 7.05(d) (Further Assurances).

“MPP Payment Reserve Account” has the meaning given to such term in Section 1.01(c) (Definitions) of the Accounts Agreement.

“Multiemployer Plan” means a “multiemployer plan” (within the meaning of Section 3(37) of ERISA) that is subject to Title IV of ERISA which any Obligor or ERISA Affiliate contributes to or participates in, or with respect to which any Obligor or ERISA Affiliate has or in the past has had any liability or other obligation (whether accrued, absolute, contingent or otherwise).

“NEPA” means the National Environmental Policy Act, 42 U.S.C. 4321 et seq. and all regulations promulgated and publicly available determinations thereunder, in each case as amended or modified from time to time.

“Net Amount” means the total amount of cash proceeds received by a Borrower Entity minus (a) any Taxes paid or payable in connection with such proceeds (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto) and (b) any external legal fees and filing fees incurred to obtain such proceeds (other than any amount paid or payable to any Controlled Affiliate of any Borrower Entity).

“New York Spoke” means the Spoke located at 100 Latona Road, Building 350, Rochester, New York and each Black Mass Warehouse used in connection with the operation of such Spoke.

“Non-Appealable” means, with respect to any Required Approval, unless otherwise agreed by DOE, (a) such Required Approval is not subject to any pending appeal, intervention or similar proceeding or any unsatisfied condition which may result in modification or revocation, and (b) all applicable appeal periods have expired (except for any Required Approval which does not have any limit on an appeal period under Applicable Law).

Annex 1-45

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

“Note” means, individually or collectively, as the context may require, the Building Note and the DSRA Note, and “Notes” mean both the Building Note and the DSRA Note.

“Note Installment” has the meaning given to such term in Section 3.03(b) (Quarterly Payments).

“Note Obligations” means, collectively, the unpaid principal of and interest (including capitalized interest) on Advances made under the Notes, the Reimbursement Obligations and all other obligations and liabilities of the Borrower Entities (including interest accruing at the then applicable rate provided in the Funding Agreements after maturity of the relevant Advances and Reimbursement Obligations and Post-Petition Interest) to DOE, FFB, any Agent or any subsequent holder or holders of a Note (or any portion thereof), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, the Notes, the Note Purchase Agreement, the Program Financing Agreement, the Security Documents, or any other document made, delivered or given in connection with any of the foregoing, in each case whether on account of principal, interest, charges, expenses, fees, attorneys’ or other DOE Consultants’ fees and disbursements, reimbursement obligations, fees, prepayment premiums, penalties, indemnities, costs, or otherwise (including all fees and Advances made with respect to the Notes payable or reimbursable by the Borrower Entities pursuant to the terms of any of the foregoing agreements documents or instruments).

“Note Purchase Agreement” means the Note Purchase Agreement entered into among the Borrower, the Secretary of Energy and FFB prior to the Effective Date.

“O&M Budget” means, for any Fiscal Year or portion thereof, the annual budget, with detail on a monthly basis, of Operating Costs (including the Covered Spoke O&M Budgets) for such period delivered by the Borrower and approved by DOE pursuant to Section 7.28(a)(i) (Submission and Approval of O&M Budget) and substantially in the form of the Form of O&M Budget and in each case, which shall include the Operating Forecast and the Operating Plan for the relevant period.

“Obligors” means, collectively, the Borrower Entities, the Sponsor (for so long as it has any obligations under the Financing Documents), the Parent and each other Controlled Affiliates that becomes a party to any Financing Document.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“OMB” means the Office of Management and Budget of the Executive Office of the President of the United States.

“Omnibus Report” has the meaning given to such term in Section 8.02(e) (Omnibus Report; Updated Project Plans).

“Operating Accounts” has the meaning given to such term in Section 1.01(c) (Definitions) of the Accounts Agreement.

“Operating Costs” means for any period with respect to which such Operating Costs are being calculated, all amounts paid (or projected to be paid) by any Borrower Entity for the administration, management and operation and maintenance of the Project or the Covered Spokes, including (a) amounts payable by the Borrower Entities under the Project Documents, (b) income or franchise taxes levied on and payable by the Borrower Entities, and (c) Payroll Costs.

“Operating Forecast” means a periodic forecast prepared by the Borrower (on an annual and month-by-month basis) in connection with the operation of the Project and which shall: (a) be the Borrower’s good faith projections at such time taking into account all facts and circumstances then existing and assumptions believed by the Borrower to be reasonable on the date made, complete, fair and accurate

Annex 1-46

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

estimates of all Operating Revenues reasonably expected to be received and all Operating Costs (by category) reasonably expected to be incurred; (b) reflect Debt Service due during each period, and the projected Cash Flow Available for Debt Service for each period; (c) include such other information as may be reasonably requested by DOE or the Independent Engineer; and (d) be prepared on a basis consistent from period to period and consistent with the Operating Plan, in sufficient detail to permit meaningful comparisons, and shall include a statement of the assumptions on which it is based.

“Operating Period” means the period from the Substantial Completion Date to the date on which the Note Obligations are repaid in full.

“Operating Plan” means the periodic operating plan for the Project prepared by the Borrower in connection with the operation of the Project, substantially in the form attached as Exhibit Y (Form of Operating Plan) hereto and in form and substance satisfactory to DOE, and included in the O&M Budget and that shall: (a) describe the Project’s operating plan for the relevant period; (b) summarize any changes in the Project’s maintenance plan for the relevant period, including the Project’s program for spare parts, inventory management and supply management; (c) summarize any changes in the Project’s capital plan for the relevant period; (d) include such other information as may be reasonably requested by DOE or the Independent Engineer; (e) be prepared on a basis consistent from period to period, and consistent with the Operating Forecast, in sufficient detail to permit meaningful comparisons; (f) include a statement of the assumptions on which it is based; and (g) include a business continuity plan covering, among other things, (i) key man loss, and (ii) raw materials, parts and other feedstock availability that are material to the Facility’s or the Covered Spoke’s operation.

“Operating Revenues” means all cash receipts (or projected cash receipts) of the Borrower Entities deposited in the Project Accounts (but excluding transfers between Permitted Accounts and payment or distributions between Borrower Entities), including revenues from: (a) the sale of, or otherwise related to the production or sale of, any products; (b) proceeds from business interruption and delay in start-up insurance policies; (c) delay liquidated damages payable under any Construction Contract or any other Project Document; and (d) interest and other income earned and received on the Project Accounts; provided, that Operating Revenues shall not include proceeds (x) from casualty and Event of Loss insurance; or (y) that are subject to a Mandatory Prepayment pursuant to Section 3.06(c) (Mandatory Prepayments).

“Operation and Maintenance Reserve Account” has the meaning given to such term in Section 1.01(c) (Definitions) of the Accounts Agreement.

“Opinion of Borrower’s Counsel re: Borrower Instruments” has the meaning given to such term in the Note Purchase Agreement.

“Ordinary Course of Business” means, as of any date of determination, in respect of any transaction involving any Person, the ordinary course of such Person’s business, as conducted by any such Person as of such date in accordance with past practice and undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in any Financing Document.

“Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, (b) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (c) with respect to any general partnership, its partnership agreement, (d) with respect to any limited liability company, its certificate of formation or articles of organization, and its operating agreement and (e) with respect to any other form of organization, including Persons organized under laws other than those of the United States, any similar or equivalent organization or constitutional documents however designated. In the event any term or condition of this Agreement or any other Financing Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

Annex 1-47

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

“Original Base Case Financial Model” means the Base Case Financial Model approved by DOE as of the date of the Term Sheet and which demonstrates compliance with the Projected Debt Service Coverage Ratio required pursuant to the Debt Sizing Parameters starting with the first consecutive month period ending on the last day of the first fiscal quarter after the first Payment Date and all other financial covenants from the first day of the first full Fiscal Quarter immediately preceding the First Principal Payment Date, in each case, until the Maturity Date.

“Overdue Amount” means any amount owing under a Note that is not paid when and as due.

“Parent” means Li-Cycle Americas Corp., a corporation organized and existing under the laws of Ontario, Canada.

“Parent’s Accountant” means Marcum LLP or such other firm of independent certified public accountants of nationally recognized standing as may be appointed by Parent from time to time with the prior written approval of DOE.

“Patents” means (a) all patents, certificates of invention, and other patent or similar industrial property rights, all registrations and recordings thereof, and all applications for patents of the United States or any other country, including registrations, recordings and pending applications in the United States Patent and Trademark Office or any foreign equivalent office; and (b) all reissues, reexaminations, continuations, divisionals, continuations-in-part, renewals, improvements, interferences or extensions thereof, including the right to make, use and/or sell the inventions or designs disclosed or claimed therein.

“Payment Date” means each March 15, June 15, September 15, December 15 and the Maturity Date, or, in each case, if such day is not a Business Day, the next Business Day.

“Payroll Costs” means amounts paid (or projected to be paid) by any Borrower Entity to its employees as (a) salary, wage, commission, or similar compensation, (b) payments for vacation, parental, family, medical, or sick leave, (c) allowance for dismissal or separation, (d) payments required for the provisions of group health care or group life, disability, vision, or dental insurance benefits, including insurance premiums, (e) payments of any retirement benefit, (f) other employee benefits payable in cash in the Ordinary Course of Business of such Borrower Entity or (g) payment of taxes assessed on the compensation of employees, and other employment related taxes.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Pension Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan (a) that is or was at any time maintained or sponsored by any Obligor or ERISA Affiliate or to which any Obligor or ERISA Affiliate has ever made, or was obligated to make, contributions or has or could have any liability, and (b) that is or was subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA.

“Performance Guarantee” means the performance guarantee provided by Sponsor pursuant to Section 2.02(a)(ii) (Performance Guarantee) in the Sponsor Support Agreement.

“Performance Testing” means with respect to the Project, the execution of a Performance Test (as defined in Schedule 1.01A (Performance Testing and Reliability Testing)) performed in accordance with (a) protocols and procedures prepared in compliance with Prudent Industry Practices, such guidelines as set forth in Schedule 1.01A (Performance Testing and Reliability Testing), and (b) the requirements set forth in this Agreement, to verify the Project meets or exceeds the performance indicators set forth in Schedule 1.01A (Performance Testing and Reliability Testing). The term “Performance Test” (including any other derivatives of the phrase “performance test”) has the correlative meaning.

Annex 1-48

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

“Periodic Expenses” means all of the following amounts from time to time due under or in connection with the Financing Documents: (a) recordation and other costs, fees and charges in connection with the execution, delivery, filing, registration, or performance of the Transaction Documents or the perfection of the security interests in the Collateral; (b) fees, charges, and expenses of any DOE Consultants; (c) other fees, charges, expenses and other amounts from time to time due under or in connection with the Financing Documents; and (d) DOE Extraordinary Expenses.

“Permitted Accounts” means, collectively, the Project Accounts, the Local Accounts, the Operating Accounts and the Distribution Account; provided, that (a) a Local Account will be a Permitted Account only if (i) the Borrower has obtained and delivered to the Collateral Agent and DOE an Account Control Agreement with respect to such Local Account and (ii) the amount on deposit in such Local Account does not exceed [xxx] at any time and (b) no more than one Local Account in each state where the Project or a Covered Spoke is located will be a Permitted Account.

“Permitted Affiliate Payments” means payments pursuant to (a) the Incentive Award Recharge Agreement, the Management Services Agreements, the Tier One IP License, the Processing Agreements or other agreements entered into after the date hereof with the written consent of DOE, in an aggregate amount not to exceed, during any Fiscal Year of the Borrower, the amounts set forth in Schedule 9.04 (Permitted Affiliate Payments) for such Fiscal Year (x) in the case of the Incentive Award Recharge Agreement, the Management Services Agreements and the Tier One IP License and (y) in the case of the Processing Agreements, such other amounts as approved by DOE in writing from time to time, or (b) any Major Offtake Contract or any Major Supply Contract, in each case, to which a Borrower Entity and Glencore are parties and resulting solely from any Borrower Entity’s (but not any of their other Affiliates’) own actions or omissions.

“Permitted Byproduct Disposition” means a Disposition by the Borrower of the Byproduct pursuant to and in accordance with an Additional Byproduct Offtake Contract entered into in accordance with Section 7.16 (Offtake Contracts) or any other Disposition by the Borrower of the Byproduct to which DOE has provided its prior written consent.

“Permitted Commodity Hedging Agreement” means any Commodity Hedge Agreement that is entered into by any Borrower Entity with the prior written consent of DOE.

“Permitted Construction Claims” means the obligation of any Borrower Entity to pay the amounts set forth in Schedule 5.02(q) (Permitted Construction Claims and Permitted Mechanic’s Liens).

“Permitted Contest Conditions” means a contest, pursued in good faith, challenging the enforceability, validity, interpretation, amount or application of any Applicable Law, Contest Claim, or other matter (legal, contractual or other) by appropriate proceedings timely instituted if (a) the applicable Obligor diligently pursues such contest, (b) the applicable Obligor establishes adequate cash reserves with respect to the contested claim to the extent required by the Designated Standard and (c) such contest (i) could not reasonably be expected to have a Material Adverse Effect, (ii) does not involve any material risk or danger of any criminal or unindemnified civil liability being incurred by any Secured Party and (iii) does not involve the risk of foreclosure, sale, forfeiture or loss of, or imposition of a Lien (other than a Permitted Lien) on the Project, the Project Site or any other Collateral or the impairment of the use, operation or maintenance of the Project, the Project Site or the Covered Spokes in any material respect.

Annex 1-49

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

“Permitted Holder” means (a) Glencore Plc or any of its wholly owned Subsidiaries, or (b) a Person (i) who has assets or a net worth, on a consolidated or unconsolidated basis, in excess of $500,000,000 (or who holds capital commitments (whether funded or unfunded) or assets under management in excess of $500,000,000), (ii) (A) who is (or is a Subsidiary of or otherwise controlled by a Person who is) a past or present direct or indirect owner of one or more large industrial facilities of similar or greater technological complexity as the facilities in North America (“Equivalent Facilities”) owned by HubCo for at least three years in the prior ten year period, (B) who has (or is a Subsidiary of or otherwise controlled by a Person who has) experience as an operator of one or more Equivalent Facilities for at least three years in the prior ten year period, (C) who is part of the, or uses substantially the same, key management and operating personnel of the Borrower or their businesses prior to such Person’s, direct or indirect, acquisition of the equity interests of the Sponsor, so long as such key management and operating personnel remain in substantially the same roles for at least one year after such acquisition or are replaced by competent personnel with similar experience or other personnel acceptable to DOE, (D) whose business includes designing, building, owning, operating, or manufacturing, technology or other critical equipment for Equivalent Facilities or (E) who is otherwise acceptable to DOE and (iii) for whom DOE has received at least 20 Business Days prior to the consummation of the transaction that would trigger a Change of Control, all documentation (including taxpayer identification documents) and other information in respect of such Person, and the direct and indirect holders of such Person, required by DOE to enable it to be satisfied with the results of all “know your customer” and other requirements (including, inter alia, Anti-Money Laundering Laws); provided, that, notwithstanding the above, a Permitted Holder shall not include (a) a Prohibited Person, (b) a Person that is a “foreign entity of concern” as defined in Section 40207(a)(5) of the Infrastructure Investment and Jobs Act (42 USC 18741(a)(5)) or (c) any other Person (other than Glencore Plc or its wholly owned Subsidiaries) who DOE reasonably objects to within 30 Business Days or such longer period reasonably requested by DOE, after the Borrower notifies DOE of the circumstances that would trigger a Change of Control pursuant to clause (d) or (e) in the definition of “Change of Control”.

“Permitted Indebtedness” has the meaning given to such term in Section 9.17(a) (Indebtedness).

“Permitted Investments” means any of the following, to the extent owned by a Borrower Entity free and clear of all Liens (other than Liens created under the Security Documents):

(a) direct obligations of the United States (including obligations issued or held in book-entry form on the books of the United States Department of the Treasury) or obligations, the timely payment of principal and interest of which is fully guaranteed by the United States maturing not more than 180 days from the date of the creation thereof;

(b) obligations, debentures, notes or other evidence of Indebtedness issued or guaranteed by any agency or instrumentality of the United States maturing not more than 180 days from the date of the creation thereof;

(c) interest-bearing demand or time deposits (including certificates of deposit) that are held in banks with a general obligation rating of not less than “A-” by S&P or the equivalent rating by Moody’s, or if not so rated, secured at all times, in the manner and to the extent provided by law, by collateral described in clauses (a) or (b) of this definition, of a market value of no less than the amount of moneys so invested maturing not more than 180 days from the date of the creation thereof;

(d) commercial paper rated (on the date of acquisition thereof) at least “A-1” or “P-1” or equivalent by S&P or Moody’s, respectively (or an equivalent rating by another nationally recognized credit rating agency of similar standing if neither of such corporations is then in the business of rating commercial paper), maturing not more than 90 days from the date of creation thereof;

(e) money market funds, so long as such funds are rated “Aaa” by Moody’s and “AAA” by S&P; and

Annex 1-50

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

(f) any advances, loans or extensions of credit or any stock, bonds, notes, debentures or other securities as DOE may from time to time approve.

“Permitted Leases” means (a) the Site Leases, (b) Leases of office space, office equipment or motor vehicles with respect to which the aggregate lease payments do not exceed [xxx] per Fiscal Year and (c) licenses for Intellectual Property, in each case as required in connection with the construction or operation of the Project.

“Permitted Liens” means:

(a) any Liens securing the Note Obligations;

(b) Liens for any tax, assessment or other governmental charge that is (i) not yet due or (ii) being contested pursuant to Permitted Contest Conditions and a bond, adequate reserves or other security acceptable to DOE has been posted or provided in such manner and amount as to assure DOE that any taxes, assessments or other charges determined to be due will promptly be paid in full when such contest is determined;

(c) Liens in favor of materialmen, workers or repairmen, or other like Liens (other than Permitted Mechanic’s Liens) arising in the Ordinary Course of Business or in connection with (i) the construction of the Project; provided, that such Liens shall not exceed [xxx] in the aggregate at any time and are either for amounts not yet due or for amounts being contested pursuant to Permitted Contest Conditions, and so long as a bond or other security acceptable to DOE has been posted or provided in such manner and amount as to assure DOE that any amounts determined to be due will promptly be paid in full when such contest is determined or (ii) the construction of Covered Spokes, solely on the applicable Covered Spoke, and; provided, that such Liens shall not exceed [xxx] in the aggregate at any time and are either for amounts not yet due or for amounts being contested pursuant to Permitted Contest Conditions, and so long as a bond or other security acceptable to DOE has been posted or provided in such manner and amount as to assure DOE that any amounts determined to be due will promptly be paid in full when such contest is determined;

(d) Liens (other than Permitted Mechanic’s Liens) identified in the ALTA Surveys of the Project Site or the Covered Spoke Sites that do not and will not materially impair the development, construction, operation, or use by the Borrower of the Project Site for the Project or the Covered Spoke Sites, or set forth in Schedule 6.15 (Project Site; Covered Spoke Sites; Permitted Liens);

(e) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over the Project Site or the applicable Covered Spoke Site that do not and will not materially impair the development, construction, operation, or use by the Borrower Entities of the Project Site for the Project or the Covered Spoke Sites for the applicable Covered Spokes;

(f) covenants, conditions, restrictions, easements and other similar matters of record as of the Effective Date affecting title to the Project Site or the Covered Spoke Sites, or that are specifically identified in any lease or land purchase agreement to be recorded against the Project Site, which in either case do not and will not materially impair the development, construction, operation, or use by the Borrower Entities of the Project Site for the Project or the Covered Spoke Site for the applicable Covered Spoke;

Annex 1-51

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

(g) any other Lien (not securing Indebtedness, and other than Permitted Mechanic’s Liens) affecting the Project Site or a Covered Spoke Site (but not including Program Assets) the existence of which does not and will not impair in any material respect the development, construction, operation, or use by the Borrower Entities of the Project Site for the Project or the Covered Spoke Sites for the applicable Covered Spoke;

(h) Liens (not securing Indebtedness) of depository institutions and securities intermediaries (including rights of set-off or similar rights) with respect to deposit accounts or securities accounts;

(i) Liens (other than Permitted Mechanic’s Liens) on property other than Program Assets securing (i) judgments for the payment of money that do not constitute an Event of Default or (ii) appeals and the other surety bonds related thereto;

(j) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds, return-of-money bonds and other obligations of a like nature incurred in the Ordinary Course of Business;

(k) Liens securing purchase money obligations for discrete items of equipment or property not comprising an integral part of the Project and that are not otherwise Program Assets, which Liens extend only to the equipment being financed and Black Mass or feedstock being supplied to any Person other than the Borrower Entities and the Controlled Affiliates;

(l) Liens on cash collateral accounts, on terms satisfactory to DOE, securing Hedging Obligations of the Borrower Entities arising under Permitted Commodity Hedging Agreements and subject to intercreditor terms satisfactory to DOE, in an aggregate amount not to exceed at any time the amount approved by DOE for such purpose;

(m) prior to the First Advance Date, Permitted Mechanic’s Liens in each case in an amount not to exceed the amount payable with respect to the corresponding Permitted Construction Claim as listed in Schedule 5.02(q) (Permitted Construction Claims and Permitted Mechanic’s Liens); and

(n) (i) prior to the First Advance Date, Liens created pursuant to the Glencore Note Documents (as in effect on the date hereof) to secure only the Indebtedness incurred thereunder; and (ii) on and after the First Advance Date, Liens created pursuant to the Glencore Note Documents (as in effect on the date hereof) to secure only the Indebtedness incurred thereunder, but only to the extent (x) such Indebtedness and such Liens are effectively subordinated to the Note Obligations and the Liens of the Secured Parties, pursuant to the Glencore Subordination Agreement, (y) the principal amount secured thereby does not exceed the original principal amount thereunder plus any interest paid in kind in accordance with the Glencore Note Documents (as in effect on the date hereof) and (z) the holders of Indebtedness under the Glencore Note Documents have not breached any of their obligations or agreements or repudiated or disavowed or taken any action to challenge the validity or enforceability of such obligations or agreements;

provided, that, notwithstanding the foregoing, Permitted Liens shall not include any Lien on any Equity Interests of any Borrower Entity (other than any Lien in favor of the Secured Parties and any other Lien expressly permitted in the Equity Pledge Agreement).

“Permitted Mechanic’s Liens” means mechanic’s or similar liens under local law levied on the Collateral by a Construction Contractor and listed in Schedule 5.02(q) (Permitted Construction Claims and Permitted Mechanic’s Liens).

Annex 1-52

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

“Permitted Subordinated Loans” means any subordinated loans made by any Affiliate of the Borrower to the Borrower in lieu of purchasing Equity Interests, on the terms and conditions set forth in the Sponsor Support Agreement, and which subordinated loans have been pledged in favor of the Collateral Agent for the benefit of the Secured Parties and subject to the terms of the Intercompany Subordination Agreement or other subordination terms in form and substance satisfactory to DOE.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, trust company, unincorporated organization or Governmental Authority.

“Post-Petition Interest” means all interest (or entitlement to fees or expenses or other charges) accruing or that would have accrued after the commencement of any Insolvency Proceeding, irrespective of whether a claim for post-filing or petition interest (or entitlement to fees or expenses or other charges) is allowed in any such Insolvency Proceeding.

“Pre-Completion Operating Costs Reserve Account” has the meaning given to such term in Section 1.01(c) (Definitions) of the Accounts Agreement.

“Prepayment Election Notice” has the meaning given to such term in the applicable Note.

“Prepayment Price” has the meaning given to such term in the applicable Note.

“Principal Instruments” means each of the documents or instruments required to be delivered by the Secretary of Energy pursuant to Section 4.2 of the Note Purchase Agreement.

“Principal Persons” means any executive officer, director, or other Person with primary management or supervisory responsibilities with respect to any Borrower Entity or other Major Project Participant, in each case, who has critical influence on or substantive control over the Project.

“Processing Agreements” means, collectively, (i) Battery Feedstock Processing Services Agreement, dated as of July 1, 2023, between Borrower and SpokeCo, (ii) Battery Feedstock Processing Services Agreement, dated as of July 1, 2023, between Borrower and Parent, and (iii) Black Mass Processing Services Agreement, dated as of July 1, 2023 between Borrower and HubCo.

“Products” means Core Products and Byproducts.

“Program Assets” means, as of any date, all assets which have been financed or acquired with (or the cost of which has been reimbursed to the Borrower) the proceeds of Advances made on or prior to such date and all assets the cost of which supports the requirements of Section 5.03(i) (Use of Proceeds; Lien Waivers) with respect to such Advances.

“Program Financing Agreement” means the Program Financing Agreement, dated as of September 16, 2009, between FFB and the Secretary of Energy.

“Program Requirements” means Section 136 and the Applicable Regulations.

“Prohibited Jurisdiction” means any country, territory or jurisdiction that:

(a) is itself subject to or the target of Sanctions, including any general export, import, financial or investment embargo under Sanctions;

(b) has been designated by the Secretary of the Treasury under Section 311 or 312 of the USA PATRIOT Act, as warranting special measures due to money laundering concerns; or

(c) has been designated as non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization of which the U.S. is a member, such as the Financial Action Task Force on Money Laundering, and with which designation the U.S. representative to the group or organization continues to concur.

Annex 1-53

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

“Prohibited Person” means any Person:

(a) named, identified, or described on the list of “Specially Designated Nationals and Blocked Persons” (Appendix A to 31 CFR chapter V) as published by OFAC at its official website, http://ofac.treasury.gov, or at any replacement website or other replacement official publication of such list;

(b) named, identified or described on any other blocked persons list, designated nationals list, denied persons list, entity list, debarred party list, unverified list, sanctions list or other list of individuals or entities with whom U.S. persons may not conduct business maintained by an agency or instrumentality of the United States, including lists published or maintained by OFAC, lists published or maintained by the U.S. Department of Commerce, and lists published or maintained by the U.S. Department of State;

(c) debarred or suspended from contracting with the U.S. government or any agency or instrumentality thereof;

(d) the subject of Sanctions by reason of being owned or controlled by, or acting on behalf of, any governments that are the subject or target of Sanctions or that are or are part of a Prohibited Jurisdiction;

(e) debarred, suspended, proposed for debarment with a final determination still pending, declared ineligible or voluntarily excluded (as such terms are defined in any of the Debarment Regulations) from contracting with any U.S. government department or any agency or instrumentality thereof or otherwise participating in procurement or nonprocurement transactions with any U.S. government department or agency pursuant to any of the Debarment Regulations;

(f) indicted, convicted or had a Governmental Judgment rendered against it for any of the offenses listed in any of the Debarment Regulations;

(g) subject to or the target of Sanctions or located within or operating from a Prohibited Jurisdiction;

(h) owned or controlled by, or acting on behalf of, any governments, corporations, entities, individuals or other Persons that are subject to or the target of Sanctions or located within or operating from a Prohibited Jurisdiction;

(i) subject to a “statutory disqualification”, as defined in Section 3(a)(39) of the Securities Exchange Act of 1934; or

(j) whose direct or indirect owners of ten percent or more of its Equity Interests, by value or vote, include any Prohibited Person listed above.

“Project” collectively means the engineering, design, procurement, installation of equipment, construction, commissioning, operation and maintenance, start-up, testing, and production ramp-up of the Facility and the Warehouse.

“Project Accounts” has the meaning given to such term in Section 1.01(c) (Definitions) of the Accounts Agreement.

Annex 1-54

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

“Project Completion” means that each of the following conditions has been satisfied, as determined by DOE (in consultation with the Independent Engineer) and confirmed by DOE in writing:

(a) the Commissioning Completion Date has occurred; provided, that the Commissioning Completion Date shall not occur after the Commissioning Completion Longstop Date;

(b) the Legal Completion Date has occurred;

(c) the Financial Completion Date has occurred;

(d) to the extent any damages (including liquidated damages) or warranty payments are payable to the Borrower under any Major Project Document at such time, all such damages or warranty payments have been paid and, to the extent applicable, applied to Mandatory Prepayment of Advances and, if applicable, capitalized interest, in accordance with Section 3.06(c)(iii) (Performance Damages);

(e) any unpaid balances or unsettled claims with any contractors, subcontractors, or any other Person performing labor or furnishing materials to the Project shall have been fully paid and DOE shall have received final unconditional Lien waivers, or otherwise in form and substance satisfactory to DOE and the Title Company, from each such contractor, subcontractor or other Person; provided, that, (i) if such lien waivers cannot be obtained after the Borrower has made commercially reasonable efforts to obtain them, the Borrower may satisfy such requirement by delivering payment bonds (or similar instruments) or creating reserves that serve to release mechanic’s or similar liens under local law or, to the extent permitted under title insurance rules, providing escrow deposits to the Title Company sufficient for the Title Company to insure over any exceptions for such mechanic’s or similar liens without exception thereto with respect to subcontractors, so long as any security deposit, reserve or escrow deposit made for such purposes is funded exclusively from Excess Cash Flow that the Borrower would be entitled to retain in accordance with this Agreement or with proceeds from the Contingent Equity Commitment, and (ii) such Lien waivers shall only be required if to the extent required pursuant to Section 5.03(i) (Use of Proceeds; Lien Waivers);

(f) the Borrower has delivered to DOE the Project Completion Revised Model;

(g) the Borrower has delivered to DOE (i) a customary as-built ALTA Survey showing the completed Project and (ii) date-down and/or notice of title continuation or endorsement to the leasehold title and other insurance policies required pursuant to Section 7.01(c) (Maintenance of Existence, Property, etc.), each in form and substance satisfactory to DOE;

(h) DOE has received an officer’s certificate of the Independent Engineer in the form attached hereto as Exhibit F-9 (Form of Independent Engineer Certificate (Project Completion Date)) certifying that the Project has achieved Final Completion and addressing such additional matters as DOE shall reasonably request in respect of the satisfaction of the conditions set forth above;

(i) no Default or Event of Default shall have occurred and be continuing or would result from the occurrence of Project Completion;

(j) DOE has received an updated version of the Subsequent Required Approvals Schedule, certified as true, correct and complete by a Responsible Officer of the Borrower (or a certification by a Responsible Officer of the Borrower that no updates are required), reflecting all Required Approvals then necessary for the Project and their status. To the extent reasonably requested by DOE, the Borrower has delivered to DOE copies of any Required Approvals then necessary for the Project or which otherwise have been obtained prior to the Project Completion Date, each of which shall be final and Non-Appealable;

Annex 1-55

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

(k) DOE has received the Project Completion Date Certificate from the Borrower;

(l) the Borrower has achieved Full Capacity Production;

(m) the Sponsor shall own, have completed the construction of and be operating Spokes (including the Covered Spokes) in North America, with sufficient aggregate production capacity to ensure that the Facility can continuously operate at Hub Nominal Throughput Capacity without any restrictions caused by quantity or quality in its supply of Black Mass;

(n) the Borrower has provided evidence that it has delivered Core Product in an amount at least equal to the mass of product consistent with Full Capacity Production of the Facility and received payment in full for such delivered product for a six-month period immediately preceding the Project Completion Date;

(o) no warranty claim, shipment rejection or product recall has occurred with respect to any product manufactured using the Project and directly as a result of the process used in the Project or due to failure of any product manufactured using the Project to meet specified quality standards, customary for products of similar nature (other than warranty claims, shipment rejections or product recalls representing two percent or less than the gross quarterly revenues of the applicable Borrower Entity during the applicable Fiscal Quarter);

(p) the Borrower does not reasonably expect any such warranty claim, shipment rejection or product recall with respect to any product manufactured using the Project (other than warranty claims, shipment rejections or product recalls representing two percent or less than the gross quarterly revenues of the applicable Borrower Entity during any fiscal quarter) to occur; and

(q) DOE has received an appraisal from an appraiser acceptable to DOE of the orderly liquidation value of the Collateral.

“Project Completion Date” means the date on which DOE has confirmed in writing to the Borrower that Project Completion has occurred.

“Project Completion Date Certificate” means a certificate executed by a Responsible Officer of the Borrower, substantially in the form attached as Exhibit V (Form of Project Completion Date Certificate) hereto and otherwise in form and substance satisfactory to DOE.

“Project Completion Longstop Date” has the meaning given to such term as set forth in Exhibit W (Project Milestones).

“Project Completion Revised Model” means the updated version of the Base Case Financial Model, dated on or about the Project Completion Date, in form and substance satisfactory to DOE, which (a) shall be updated, in the manner set forth in Schedule 1.01A (Performance Testing and Reliability Testing), to reflect the results of the Performance Testing, but without adjusting the interest rate of any Advance or commodity price forecasts; and (b) shall demonstrate an average Projected Debt Service Coverage Ratio of not less than [xxx] for each applicable calculation period up to (and including) the Calculation Date immediately prior to the Maturity Date (after taking into account any Mandatory Prepayment of the Loan).

“Project Costs” means all costs that have been expended or are anticipated to be expended by the Borrower or HubCo in connection with the procurement, installation of equipment, construction, start-up, commissioning, operation and maintenance of the Project from the Eligibility Cut-Off Date through the date on which Substantial Completion is achieved, including:

(a) any interest during construction;

Annex 1-56

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

(b) amounts payable under the Construction Contracts;

(c) contingency;

(d) Cost Overruns;

(e) working capital;

(f) funding of reserve accounts;

(g) technical product development;

(h) marketing;

(i) product qualification with potential customers; and

(j) customer development and engagement with respect to the Project.

“Project Document Excess Amount” has the meaning given to such term in Section 3.06(c)(v) (Project Document Amounts).

“Project Documents” means, collectively, the following:

(a) the Major Project Documents;

(b) the Additional Offtake Contracts;

(c) each other Additional Project Document (if any); and

(d) any material support instrument provided in connection with any of the preceding.

“Project Execution Plan” has the meaning given to such term in Section 5.01(p) (Project Execution Plan).

“Project IP” means, other than off-the-shelf Software and other technology generally available and licensed on standard terms and available on commercially reasonable terms, all Technical Data and Intellectual Property, whether existing now or after the Effective Date, that is (a) used in, material or necessary for the development, design, engineering, procurement, construction, start-up, commissioning, ownership, operation or maintenance of the Project or the Covered Spokes, and achievement of Project Completion or (b) necessary to exercise the rights or perform the obligations of any Borrower Entity under the Major Project Documents.

“Project Milestone Schedule” has the meaning given to such term in Section 5.01(p)(i) (Project Execution Plan).

“Project Milestones” means, collectively, (a) Engineering and Design Completion, (b) Mechanical Completion, (c) Commissioning Completion, (d) Performance Testing, (e) Substantial Completion, (f) Start of Production, (g) the Reliability Test, (h) Financial Completion, (i) Final Completion, (j) Legal Completion and (k) Project Completion.

“Project Participant” means any party to any Project Document or any party to a Financing Document other than the Secured Parties.

“Project Plans” means, collectively, the Operating Plan, the Construction Budget, the Project Execution Plan, the O&M Budget, the Major Maintenance Plan, each Base Case Financial Model, the Project Milestone Schedule, the Hub Feedstock Supply Plan, the EHS Plan, the Quality Control Plan and the Emergency Response Plan.

Annex 1-57

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

“Project Site” means the Real Property on which the Project is or is intended to be situated, as further described in Schedule 6.15 (Project Site; Covered Spoke Sites; Permitted Liens).

“Projected Debt Service Coverage Ratio” means, as of any date of determination, the ratio of (a) Cash Flow Available for Debt Service for the next succeeding twelve-month period to (b) aggregate Debt Service scheduled for such period, in each case based on amounts projected in the Base Case Financial Model, as adjusted for actual interest rates and any factors or other changes in circumstances since the date of delivery of such Base Case Financial Model known as of the date of determination, as determined to be reasonable by DOE.

“Prudent Industry Practice” means standards, practices, methods and procedures, applicable to chemical processing facilities, that (i) would ordinarily be expected from an international skilled and experienced owner, contractor, equipment manufacturer or, as the case may be, operator engaged in designing, engineering, constructing, developing, commissioning, repairing, refurbishing, operating, insuring and/or maintaining the same type of undertaking as the Project in compliance with Applicable Law, and with due regard to safety, health, environmental conditions, reliability and efficiency considerations and (ii) in the exercise of reasonable judgment of such a Person can be expected to achieve the desired result consistent with Applicable Law and the preservation of safety, health, environmental conditions, reliability and efficiency.

“PSA Release Condition” means satisfaction of (a) a Historical Debt Service Coverage Ratio of at least [xxx] for each period of twelve consecutive months ended on four consecutive Calculation Dates, and (b) a Projected Debt Service Coverage Ratio of at least [xxx] for each period of twelve consecutive months commencing on such four consecutive Calculation Dates.

“Publicly Traded Securities” means unrestricted Equity Interests that are listed for trading on a major stock exchange that is approved by or registered with the competent securities regulator of the relevant jurisdiction and internationally recognized as having adequate disclosure and listing requirements, including the New York Stock Exchange.

“Punch List Items” means items listed on the construction punch list that are certified in writing by the Borrower and agreed by DOE (in consultation with the Independent Engineer).

“Qualified Investment Fund” means an investment fund that has:

(a) provided to the Secured Parties for itself and each Fund Party all requested documentation and other information related to, and has otherwise satisfied, the “know your customer” due diligence requirements of each Secured Party pursuant to its policies; and

(b) which the relevant Fund Party has delivered to DOE a letter to DOE, in form and substance satisfactory to DOE, certifying that:

(i) due diligence on the fund’s limited partners, members, or shareholders has been performed in accordance with the fund’s well-developed anti-money laundering and “know your customer” policies that are consistent with law and international best practices;

(ii) the Fund Parties have developed and will maintain due diligence policies and procedures for prospective members or shareholders in accordance with the fund’s anti-money laundering and “know your customer” policies that are consistent with applicable legislation, regulations, or industry guidelines;

Annex 1-58

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

(iii) the fund and each Fund Party being reviewed is not a Prohibited Person; and

(iv) no ultimate beneficial owner in such fund, together with its Affiliates, owns in the aggregate, through the fund, ten percent or more of the direct or indirect Equity Interest in any Borrower Entity.

“Qualified Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) that is intended to be tax-qualified under Section 401(a) of the Code and which is or at any time was maintained or sponsored by any Obligor or ERISA Affiliate or to which any Obligor or ERISA Affiliate has ever made, or been obligated to make, contributions or with respect to which any Obligor or ERISA Affiliate has incurred or is likely to incur any liability or obligation.

“Qualified Public Company Shareholder” means any Person holding directly or indirectly Publicly Traded Securities of the Sponsor.

“Quality Control Plan” means the document to be provided by the Borrower in form and substance reasonably satisfactory to DOE (in consultation with the Independent Engineer) and designated as the “Quality Control Plan” which (a) links manufacturing process steps to key inspection and control activities, (b) controls process variables to ensure that the Core Product meets both the Borrower’s internal quality specifications and any quality specifications required by Major Offtake Contracts, any other offtake contracts or other customer contracts, and (c) includes standards, methods, processes, testing location (if not performed at the Facility) and identified control activities to ensure that the Core Product meets its required quality specifications.

“Quarterly Certificate” means, individually or collectively, as the context may require, a Quarterly Financial Certificate and a Quarterly Operating Certificate for a given fiscal quarter.

“Quarterly Financial Certificate” has the meaning given to such term in Section 8.02(a)(ii) (Quarterly Financial Certificate).

“Quarterly Operating Certificate” has the meaning given to such term in Section 8.02(a)(i) (Quarterly Operating Certificate).

“Quarterly Reporting Date” has the meaning given to such term in Section 8.02(a) (Quarterly Certificates).

“Ramp-up Costs Account” has the meaning given to such term in Section 1.01(c) (Definitions) of the Accounts Agreement.

“Real Property” means, with respect to any Person, all right, title and interest of such Person in and to any and all parcels of real property owned, leased or encumbered by such Person, together with all improvements and appurtenant fixtures, equipment, easements and other property and rights incidental to the ownership, lease or operation thereof.

“Real Property Documents” means (a) the Site Leases, (b) the Land Access Agreement, dated June 22, 2022, among HubCo, BLDG 502 LLC and Red-Rochester, LLC and (c) the Hub and Warehouse Access Easement Agreements.

“Reconciliation Plan” has the meaning given to such term in Section 5.02(o) (Designated Standard Reconciliation Plan).

“Regional Support Services Agreement” means the Regional Support Services Agreement – Americas, dated July 1, 2023, by and among Borrower, SpokeCo, HubCo and Parent.

Annex 1-59

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

“Reimbursement Amounts” has the meaning given to such term in Section 4.01(a)(i) (Reimbursement and Other Payment Obligations).

“Reimbursement Obligation” means the obligation of the Borrower to reimburse DOE pursuant to Article IV (Reimbursement Obligations).

“Release” means disposing, discharging, injecting, spilling, leaking, leaching, dumping, pumping, pouring, emitting, escaping, emptying, seeping, placing, migrating or the like, into, through or upon the environment or any structure.

“Release Date” means, the latest of (i) the date on which the obligations of DOE under this Agreement have terminated, as provided therein, (ii) the date on which the obligations of FFB under each Note and the Note Purchase Agreement have terminated, and (iii) the date on which all of the Note Obligations (other than inchoate indemnity obligations) have been irrevocably and indefeasibly paid in full in cash and the Loan Commitment Amount has been reduced to zero.

“Reliability Test” has the meaning given to such term as set forth in Schedule 1.01A (Performance Testing and Reliability Testing).

“Reliability Test Procedure” has the meaning given to such term as set forth in Schedule 1.01A (Performance Testing and Reliability Testing).

“Requested Advance Date” means, for any Master Advance Notice, the date requested by the Borrower for FFB to make an Advance under a Note.

“Requested First Advance Date” means, for the First Advance, the date requested by the Borrower for FFB to make the First Advance under a Note.

“Required Approvals” means all Governmental Approvals and other consents and approvals of third parties necessary or required under Applicable Law or any contractual obligation for: (a) the due execution, delivery, recordation, registration, filing or performance by any Borrower Entity or Major Project Participant of any Transaction Document to which such Person is a party and in the case of the Borrower, any Funding Agreement, in each case, to which it is, or is intended to be, party; (b) the issuance of the Notes and the borrowings under the Funding Agreements, the use of the proceeds thereof and the Reimbursement Obligations; (c) the grant of any and all Liens granted pursuant to the Security Documents; (d) the perfection or maintenance of all Liens created under the Security Documents (including the First Priority nature thereof); (e) the exercise by any Secured Party of its rights under any of the Financing Documents or the remedies in respect of the Collateral pursuant to the Security Documents; (f) the development, construction, completion, ownership, operation, maintenance, closure, restoration, reclamation or decommissioning of the Project; (g) the Borrower Entities’, direct or indirect, ownership of the Project; or (h) the Borrower’s ownership of the Subsidiary Guarantors.

“Required Approvals Schedules” means, collectively, the Effective Date Required Approvals Schedule and the Subsequent Required Approvals Schedule.

“Required Customer Agreements” means each of the contracts and agreements listed in clauses (a) through (j) of the definition of Major Offtake Contracts.

“Required Insurance” means each of the contracts of insurance taken out or maintained (or required to be taken out or maintained) in accordance with this Agreement.

“Reserve Accounts” has the meaning given to such term in Section 1.01(c) (Definitions) of the Accounts Agreement.

Annex 1-60

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

“Responsible Officer” means (a) with respect to any Person (i) that is a corporation, the chairman, chief executive officer, president, vice president, assistant vice president, treasurer, assistant treasurer, any Person holding equivalent positions in such corporations, or any other Financial Officer of such Person, (ii) with respect to any Person that is a partnership, each general partner of such Person or the chairman, chief executive officer, president, a vice president, an assistant vice president, treasurer, an assistant treasurer, any Person holding equivalent positions in such corporations, or any other Financial Officer of a general partner of such Person, or (iii) with respect to any Person that is a limited liability company, the manager, managing partner or duly appointed officer of such Person, the individuals authorized to represent such Person pursuant to the Organizational Documents of such Person, or the chairman, chief executive officer, president, vice president, assistant vice president, treasurer, assistant treasurer, any Person holding equivalent positions in such corporations, or any other Financial Officer of the manager or managing member of such Person, (b) with respect to any Borrower Entity, only those individuals holding any of the foregoing positions whose name appears on the relevant certificate of incumbency delivered pursuant to Section 5.01(f) (Officer Certificates), or, in the case of any Obligor, pursuant to Section 5.01(f) (Officer Certificates), in each case, as such certificate of incumbency may be amended from time to time to identify the individuals then holding such offices and the capacity in which they are acting and (c) with respect to the Collateral Agent, the Depositary Bank or any other Agent, shall mean any officer within its corporate trust and agency division, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of such Agent who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust and agency matter is referred because of such Person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of the Accounts Agreement or the other Security Documents.

“Restricted Payment” has the meaning given to such term in Section 9.04 (Restricted Payments).

“Restricted Payment Conditions” has the meaning given to such term in Section 9.04 (Restricted Payments).

“Restricted Payment Date” has the meaning given to such term in Section 9.04 (Restricted Payments).

“Revenue Account” has the meaning given to such term in Section 1.01(c) (Definitions) of the Accounts Agreement.

“Safety Report” means a written report, in form satisfactory to DOE, with respect to an annual safety audit conducted by the Borrower Entities, in a manner acceptable to DOE, that (a) provides for the prompt correction of any deficiencies identified in such safety audit and for the operation and maintenance of the Project and the Covered Spokes in accordance with any recommendations set forth therein, and (b) focuses on compliance with the regulations implementing the Occupational Safety and Health Act, and addresses the following general occupational safety and health compliance items: management commitment and employee involvement; worksite analysis; hazard prevention and control; training for employees, supervisors and managers; incident reporting and information posting.

“Sales and Marketing Plan” means a plan substantially in the form of Exhibit BB (Form of Sales and Marketing Plan), and otherwise in form and substance satisfactory of DOE.

“S&P” means S&P Global Ratings, a division of S&P Global Inc.

“SAM” means the System for Award Management electronic database administered by the United States General Services Administration, found at www.sam.gov.

Annex 1-61

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

“Sanctions” means (i) any economic or financial sanctions, or trade embargoes or restrictive measures, implemented, administered or enforced by OFAC or any other agency or instrumentality of the U.S. Government, including through rules, regulations or directives, (ii) any U.S. Executive Orders imposing economic or financial sanctions on any individuals, entities or foreign countries or regimes and (iii) any other multilateral economic or trade sanctions in which the United States participates.

“Scheduled Project Completion Date” has the meaning given to such term as set forth in Exhibit W (Project Milestones).

“Scheduled Start of Production Date” has the meaning given to such term as set forth in Exhibit W (Project Milestones).

“Secretary of Energy” means as of any date, the then current secretary of the U.S. Department of Energy or, in their absence, the person discharging their duties or exercising their prerogatives in accordance with applicable law.

“Secretary of Labor” means as of any date, the then current secretary of the U.S. Department of Labor or, in their absence, the person discharging their duties or exercising their prerogatives in accordance with applicable law.

“Secretary of Treasury” means as of any date, the then current secretary of the U.S. Department of the Treasury or, in their absence, the person discharging their duties or exercising their prerogatives in accordance with applicable law.

“Secretary’s Affirmation” has the meaning given to such term in the Note Purchase Agreement.

“Section 136” means Section 136 of the Energy Independence and Security Act of 2007 (Pub. L. 110-140), as amended from time to time.

“Section 22 Affidavit” has the meaning given to such term in Section 7.31(b) (Real Estate).

“Section 45X Refund” means any tax refund received by a Borrower Entity pursuant to Section 45X of the Code, including any amount received under Section 6417 or Section 6418 of the Code.

“Section 48C Refund” means any tax refund received by a Borrower Entity pursuant to Section 48C of the Code, including any amount received under Section 6418 of the Code.

“Secured Parties” means, collectively, DOE, FFB, the Collateral Agent, the Depositary Bank, each other Agent, and each other holder of any Note Obligations outstanding at any time and their respective successors and assigns under the Financing Documents.

“Security Agreement” means the Security Agreement entered into, or to be entered into, among the Borrower Entities in favor of the Collateral Agent for the benefit of the Secured Parties.

“Security Documents” means, collectively:

(a) the Accounts Agreement;

(b) the Security Agreement;

(c) the Equity Pledge Agreement;

(d) each Direct Agreement;

(e) the IP Security Agreement;

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Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

(f) Contingent IP License Agreement;

(g) IP Escrow Agreement;

(h) the Mortgages;

(i) each Account Control Agreement; and

(j) each other security document, agreement or instrument hereafter delivered to any Secured Party from time to time granting, or purporting to grant, a Lien on any property, rights and assets of any Person to secure any of the Note Obligations or the obligations of the Sponsor under the Sponsor Support Agreement.

“Sensitive Information” means any information that is subject to Data Protection Laws, any information in which the Borrower Entities have intellectual property rights (including any Project IP owned by the Borrower Entities), and any information with respect to which the Borrower Entities have contractual non-disclosure obligations, collectively.

“Shredders” means primary, secondary, and tertiary equipment designed to shred feedstock at the Covered Spokes.

“Similar Law Plan” has the meaning given to such term in Section 6.28(h) (ERISA).

“Site Leases” means the Hub Lease, the Warehouse Lease, and the Covered Spoke Site Leases.

“SNPA Obligations” has the meaning given to the term “Obligations” under the Sponsor Note Purchase Agreement as in effect on the date hereof.

“Software” means all computer programs, data, databases and compilations (whether machine readable or otherwise), object code, source code, and supporting documentation, training materials and configurations related thereto, including, without limitation, “software” as such term is defined in the UCC and computer programs that may be construed as included in the definition of “goods” in the UCC, including any licensed rights to Software, and all media that may contain Software or recorded data of any kind.

“Spoke” means each of the Parent’s or its Subsidiaries’ Black Mass production facilities.

“SpokeCo” means Li-Cycle Inc., a Delaware corporation.

“SpokeCo Operating Account” has the meaning given to such term in Section 1.01(c) (Definitions) of the Accounts Agreement.

“SpokeCo Revenue Account” has the meaning given to such term in Section 1.01(c) (Definitions) of the Accounts Agreement.

“Sponsor” means Li-Cycle Holdings Corp., a corporation organized and existing under the laws of Ontario, Canada.

“Sponsor’s Accountant” means Marcum LLP or such other firm of independent certified public accountants of nationally recognized standing as may be appointed by the Sponsor from time to time with the prior written approval of DOE.

“Sponsor Note Purchase Agreement” means the Amended and Restated Note Purchase Agreement, dated as of March 25, 2024, by and among the Sponsor, Glencore, Glencore Canada Corporation, as purchaser and as collateral agent.

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Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

“Sponsor Support Agreement” means that certain Sponsor Support Agreement, dated on or about the date hereof, among the Borrower, the Sponsor and DOE.

“Sponsor Termination Date” means the date on which all payment or contribution obligations of the Sponsor under the Sponsor Support Agreement have been fully satisfied or terminated in accordance with their terms.

“Staffing & Training Plan” means a plan that assesses and identifies the personnel needs of the organization and determines a schedule for the recruitment, onboarding, initial training and qualification of personnel, as required from time to time to fill the positions needed for the Project, including a list of the individuals appointed or, to the extent identified but not yet hired or engaged, proposed to be appointed to the Key Construction Management Personnel positions and the Borrower’s plan to staff such positions to the extent no individual has been hired, engaged or identified to fill it.

“Start of Production” means the date on which each of the following conditions has been met, as determined by DOE and as confirmed by DOE in writing:

(a) the Substantial Completion Date has occurred as certified by the Borrower and Independent Engineer;

(b) the Borrower shall have delivered evidence satisfactory to DOE and the Independent Engineer, that the Core Products have been qualified by each customer that is a Major Project Participant;

(c) the remaining balance in the Construction Reserve Account, together with the remaining available commitment under this Agreement, is sufficient to pay the costs of all Punch List Items pursuant to and in accordance with the Construction Contracts;

(d) the Borrower has submitted an updated O&M Budget, to be in effect from the Project Completion Date through the Maturity Date, acceptable to DOE and the Independent Engineer;

(e) each of the Borrower and the Independent Engineer has delivered customary certifications with respect to the achievement of the Start of Production and/or elements thereof and absence of any default, Event of Default or force majeure event;

(f) there shall be no Account Shortfall in any Project Account having an Account Funding Requirement;

(g) the Borrower has delivered to DOE and the Insurance Consultant, in form and substance satisfactory to DOE and the Insurance Consultant, that (a) all insurance required to be obtained by the Borrower for the Operating Period of the Project pursuant to Section 7.03 (Insurance) has been obtained (including (i) with respect to deductibles, exceptions and premiums; (ii) designating the Collateral Agent as loss payee as its interest may appear and DOE and Collateral Agent as additional insureds; and (iii) any lender endorsements or other insurance provisions required under this Agreement); and (b) such required insurance being in full force and effect;

(h) the Borrower has delivered evidence satisfactory to DOE that all leases, subleases, easements, rights-of-way and any other similar rights required to be obtained by the Borrower, in each case, necessary for the Operating Period of the Project have been obtained and are free and clear of all Liens (other than Permitted Liens);

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Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

(i) the Borrower has delivered evidence satisfactory to DOE that all liens of the Collateral Agent continue to be valid and perfected and all Governmental Approvals that are necessary or desirable in order to establish, protect, preserve and perfect such liens have been duly made or taken and remain in full force and effect;

(j) DOE has received an officer’s certificate of the Independent Engineer in substantially the form of Exhibit F-7 (Form of Independent Engineer Certificate (Start of Production)) certifying that the Project has achieved Substantial Completion and addressing the satisfaction of each of the requirements set forth in clauses (a) through (e) above as of the date of such certificate and such additional matters as DOE shall reasonably request; and

(k) DOE has received the Start of Production Certificate of the Borrower certifying that each of the requirements set forth in clauses (a) through (i) above has been satisfied as of the date of such officer’s certificate.

“Start of Production Certificate” means a certificate executed by a Responsible Officer of the Borrower delivered pursuant to paragraph (k) of the definition of Start of Production, substantially in the form attached as Exhibit R (Form of Start of Production Certificate) hereto.

“Start of Production Date” means the date on which DOE has confirmed in writing to the Borrower that Start of Production has occurred.

“Ramp-up Period” means each of (i) the Fiscal Quarter ended on the fourth ECF Test Date prior to the ECF Toggle Transfer Date, (ii) the two consecutive Fiscal Quarters ended on the third ECF Test Date prior to the ECF Toggle Transfer Date, (iii) the three consecutive Fiscal Quarters ended on the second ECF Test Date prior to the ECF Toggle Transfer Date and (iv) the four consecutive Fiscal Quarters ended on the first ECF Test Date prior to the ECF Toggle Transfer Date.

“Subsequent Required Approvals Schedule” means the schedule attached hereto as Schedule 5.03(n) (Required Approvals (subsequent to Effective Date)), as updated or otherwise supplemented pursuant to Section 5.01(q)(i) (Required Approvals) and paragraph (j) of the definition of Project Completion Date.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with the Designated Standard as of such date, as well as any other corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“Subsidiary Guarantor” means, collectively and individually, as the context may require, HubCo and SpokeCo.

“Substantial Completion” means the date on which each of the following conditions has been satisfied, as determined by DOE (in consultation with the Independent Engineer) and confirmed by DOE in writing:

(a) Commissioning Completion has occurred;

(b) The Borrower has performed the Performance Testing as certified by the Independent Engineer;

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Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

(c) the Borrower has satisfactorily completed Performance Testing;

(d) substantial completion (or an equivalent event as defined in each Construction Contract) shall have occurred under each Construction Contract;

(e) the Borrower has submitted Punch List Items, each of which shall be assigned a reasonable value based upon the reasonable cost of completion or correction of the same or such other value as may be required by DOE, and reviewed by the Independent Engineer;

(f) DOE has received an officer’s certificate of the Borrower in the form attached hereto as Exhibit Q (Form of Substantial Completion Date Certificate) certifying that the Project has achieved Substantial Completion and addressing such additional matters as DOE shall reasonably request in respect of the satisfaction of the conditions;

(g) the Project’s equipment is, in the opinion of the Independent Engineer, fit for purpose;

(h) an operator training program, reasonably satisfactory to DOE has been implemented;

(i) the operational procedures and the equipment maintenance schedules have been updated and delivered to the Independent Engineer at least 60 days prior to the Substantial Completion Date;

(j) the following requirements have been satisfied: (1) the Warehouse Requirements, and (2) all other requirements for the operation of the Project under Applicable Laws, including Environmental Laws and other regulatory requirements; and

(k) DOE has received an officer’s certificate of the Independent Engineer in the form attached hereto as Exhibit F-6 (Form of Independent Engineer Certificate (Substantial Completion Date)) certifying that the Project has achieved Commissioning Completion and addressing such additional matters as DOE shall reasonably request in respect of above.

“Substantial Completion Date” means the date on which DOE has confirmed in writing to the Borrower that Substantial Completion has occurred.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, (b) any agreement with respect to any swap, call, cap, collar, floor, forward, future, put, spot, option, or derivative transaction or arrangement or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, and (c) any and all transactions of any kind, and the related confirmations, that are subject to the terms and conditions of, or governed by, any form of master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

Annex 1-66

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

“Taxes” means all taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, penalties or additions thereto imposed in respect thereof.

“Technical Data” has the meaning provided under the Federal Acquisition Regulation 52.227-14.

“Technical Document Schedule” means a list shared with DOE to review in consultation with the Independent Engineer setting forth (i) the key technical documents that are to be produced during construction of the Project, (ii) such technical documents expected delivery date and (iii) the actual dates of delivery of such technical documents as set forth in Schedule 1.01C (Technical Document Schedule).

“Term Sheet” means the Summary Terms and Conditions for Loan Under U.S. Department of Energy Advanced Technology Vehicles Manufacturing Loan Program, dated December 8, 2022, in agreed form between DOE and the Borrower.

“Territory” means the United States of America.

“Threshold Event of Loss” has the meaning given to such term in Section 7.04(a) (Event of Loss).

“Tier One IP License” means the Tier One Intellectual Property License Agreement, dated as of July 1, 2023, by and between the IP Provider and the Borrower, as amended on September 30, 2024.

“Tier Two IP Licenses” means, collectively, (a) the Tier Two Project IP License Agreement, dated as of July 1, 2023, by and between the Borrower and HubCo, (b) the Tier Two Spoke IP License Agreement, dated as of July 1, 2023, by and between the Borrower and SpokeCo and (c) the Tier Two Spoke IP License Agreement, dated as of July 1, 2023, by and between the Borrower and Parent.

“Title Company” means a title company satisfactory to DOE.

“Total Project Costs” means, as of any date of determination, the total amount of Project Costs reasonably likely to be required to be paid by the Borrower to achieve the Project Completion Date.

“Trademarks” means trademarks, trade names, business names, trade styles, service marks, trade dress, designs, fictitious business names, logos, domain names and other source or business identifiers, including all registrations and applications in the United States Patent and Trademark Office or any similar offices in any state of the United States or any political subdivision thereof or any other country (including any unregistered trademarks and service marks used), and recordations thereof and all rights to obtain such renewals and extensions, and in each case, all goodwill associated therewith.

“Transaction Documents” means, collectively, the Financing Documents and the Project Documents.

“Transfer/Withdrawal Request” has the meaning given to such term in Section 1.01(c) (Definitions) of the Accounts Agreement.

“Transmission Code” means the code delivered by DOE to each of the Authorized Transmitters of the Borrower.

“Traxys” means Traxys North America LLC, a limited liability company organized under the laws of the State of Delaware.

“Traxys Black Mass Agreement” means that certain Black Mass – Second Amended and Restated Marketing, Logistics and Working Capital Agreement, dated October 30, 2024, between Traxys, Borrower and SpokeCo, as amended, amended and restated, and modified from time to time.

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Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”

“Traxys Refined Products Agreement” means that certain Refined Products – Second Amended and Restated Marketing, Logistics and Working Capital Agreement, dated October 30, 2024, between Traxys, Borrower and HubCo, as amended, amended and restated, and modified from time to time.

“UCC” means the Uniform Commercial Code as adopted and in effect in the State of New York.

“UDN Construction Agreement” means that certain Construction Agreement, dated June 3, 2022, between HubCo and UDN, Inc.

“Unfunded Pension Liabilities” means the excess of an Employee Benefit Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that plan’s assets, determined in accordance with the assumptions used for funding the Employee Benefit Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” means the United States of America.

“Updated Base Case Financial Model” has the meaning given to such term in Section 5.03(e)(ii) (Base Case Financial Model).

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Pub. L. 107-56).

“Utility Contract” means (a) the Utility Services Agreement Warehouse Facility, dated May 6, 2022, between HubCo and Red-Rochester, LLC, (b) the Utility Services Agreement Hub Facility, dated May 6, 2022 between HubCo and Red-Rochester, LLC, (c) the Contribution Agreement for Li-Cycle Warehouse Project, dated June 27, 2022, among HubCo, Red-Rochester, LLC and Pike Conductor Dev 1, LLC, (d) the Contribution Agreement for Li-Cycle Hub Project, dated February 3, 2022, between HubCo and Red-Rochester, LLC, and (e) each other agreement, contract, instrument or other document evidencing each Borrower Entity’s dedicated access to the required infrastructure, including power, water and communications infrastructure, for the Project or the Covered Spokes, as applicable.

“Warehouse” means the raw material and end products warehouse, administrative offices, quality control/quality assurance laboratory, visitor center building, and a car parking lot, in each case for or related to the Facility.

“Warehouse Lease” means the Amended and Restated Sublease Agreement (Warehouse), dated May 31, 2024, between Pike Conductor Dev 1, LLC and HubCo, as amended, amended and restated, renewed, replaced or otherwise modified from time to time.

“Warehouse Requirements” means the Warehouse construction is complete and the Warehouse space is adequately sized to store the required volumes of Black Mass in volume sufficient to supply the feedstock needs of the Project during not less than two months of continuous operation at Hub Nominal Throughput Capacity.

“WCF Interest” means, collectively, (i) the “WCF Interest” as defined in the Traxys Refined Products Agreement, (ii) the “WCF Interest” as defined in the Traxys Black Mass Agreement and (iii) each “Financing Charge” as defined in Appendices A through D of Glencore By-Products Offtake Agreement.

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